    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 2001

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                           WEIRTON STEEL CORPORATION
             (Exact name of registrant as specified in its charter)

             06-1075442                            DELAWARE                               3312
          (I.R.S. employer             (State or other jurisdiction of        (Primary Standard Industrial
       identification number)           incorporation or organization)        Classification Code Number)

                            400 THREE SPRINGS DRIVE
                          WEIRTON, WEST VIRGINIA 26062
                           TELEPHONE: (304) 797-2000
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                             ---------------------
                           WILLIAM R. KIEFER, ESQUIRE
                            400 THREE SPRINGS DRIVE
                          WEIRTON, WEST VIRGINIA 26062
                           TELEPHONE: (304) 797-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

           MICHAEL C. MCLEAN, ESQUIRE                             ROD MILLER, ESQUIRE
           KIRKPATRICK & LOCKHART LLP                         WEIL, GOTSHAL & MANGES LLP
            HENRY W. OLIVER BUILDING                               767 FIFTH AVENUE
              535 SMITHFIELD STREET                               NEW YORK, NY 10153
       PITTSBURGH, PENNSYLVANIA 15222-2312                     TELEPHONE: (212) 310-8000
            TELEPHONE: (412) 355-6500

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
---------------
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                  AMOUNT TO BE     OFFERING PRICE PER       AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                REGISTERED         NOTE/SHARE(1)     OFFERING PRICE(1)   REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
10% Senior Secured Discount Notes due 2008.......     $85,400,000            100%             $85,400,000           $21,350
---------------------------------------------------------------------------------------------------------------------------------
10 3/4% Senior Notes due 2005....................     $ 6,062,800             N/A             $ 6,062,800           $ 1,516
---------------------------------------------------------------------------------------------------------------------------------
11 3/8% Senior Notes due 2004....................     $ 6,136,200             N/A             $ 6,136,200           $ 1,534
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act").
                             ---------------------
     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2001

PRELIMINARY PROSPECTUS

                    EXCHANGE OFFER AND CONSENT SOLICITATION
                         IN RESPECT OF ALL OUTSTANDING
                         11 3/8% SENIOR NOTES DUE 2004
                                      AND
                         10 3/4% SENIOR NOTES DUE 2005

                                      LOGO
                             ---------------------

              TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

     - We are offering to exchange up to 100% of our 11 3/8% Senior Notes due 2004 and 10 3/4% Senior Notes due 2005. Concurrently with this exchange offer, we are soliciting consents from the holders of our outstanding notes to amend the indentures that govern those notes.

     - If you decide to participate in the exchange offer, for each $1,000 principal amount of outstanding notes that you validly tender before the exchange offer expires, you will receive $300 principal amount at maturity of new 10% Senior Secured Discount Notes due 2008. In addition, for each $1,000 principal amount of outstanding notes that you tender before the consent solicitation expires, you will receive an additional $50 principal amount at maturity of Senior Secured Discount Notes. The issue price of the Senior Secured Discount Notes will be $822.70 per $1,000 principal amount at maturity, which represents a yield to maturity of 10%.

     - The Senior Secured Discount Notes will be secured by a mortgage and first priority security interest in our hot strip mill, which is an integral facility in our downstream steel processing operations.

     - This exchange offer expires at 5:00 p.m., New York time, on
                      , 2001, unless extended. We do not currently intend to extend the exchange offer.

     - The consent solicitation expires at 5:00 p.m., New York time, on
                 , 2001, unless extended. We do not currently intend to extend the consent solicitation.

     - You may validly withdraw outstanding notes that you tender after the consent solicitation expires at any time up until the exchange offer expires. You will not be permitted to withdraw outstanding notes that you tender before the consent solicitation expires unless we reduce the exchange offer consideration or the consent payment or laws otherwise require that you be permitted to withdraw outstanding notes that you have tendered.

     - If you tender your outstanding notes before the consent solicitation expires, you are obligated to consent to the proposed amendments. You may not consent to the proposed amendments without tendering your outstanding notes.

     - In addition to this exchange offer and consent solicitation, we have requested the City of Weirton to offer to exchange all of its outstanding 8 5/8% Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989 due 2014 for new 9% Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 2001 due 2014. It is intended that the Secured Series 2001 Bonds will also be secured by a mortgage and first priority security interest in our hot strip mill.

     - We are conditioning the completion of this exchange offer on, among other things, the tender of at least 95% of each series of our outstanding notes in this exchange offer and on the completion of the Series 1989 Bonds exchange offer.

     - If you do not exchange your outstanding notes and the proposed amendments are adopted, you will continue to hold those notes, but most of the restrictive covenants, the events of default relating to cross defaults and judgment defaults and many other provisions of the indenture governing those outstanding notes will be removed or substantially modified.

     - The Senior Notes due 2004 are listed on the New York Stock Exchange under the symbol "WS04" and the Senior Notes due 2005 are listed under the symbol "WS05."
                             ---------------------
     WE ENCOURAGE YOU TO CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 19 OF THIS PROSPECTUS.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                 THE DEALER MANAGER FOR THE EXCHANGE OFFER IS:

                                LEHMAN BROTHERS

                THE DATE OF THIS PROSPECTUS IS           , 2001

                               TABLE OF CONTENTS

Questions and Answers About the Exchange Offer and Consent
  Solicitation..............................................    1
Summary.....................................................    8
Risk Factors................................................   19
Forward-Looking Information.................................   30
Capitalization..............................................   31
Selected Consolidated Financial Data........................   33
Unaudited Pro Forma Consolidated Financial Statements.......   36
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   42
Steel Industry Overview.....................................   52
Business....................................................   55
Management..................................................   73
Security Ownership of Certain Beneficial Owners and
  Management................................................   81
Description of Other Indebtedness and Financing
  Arrangements..............................................   83
The Exchange Offer and Consent Solicitation.................   91
Description of the Senior Secured Discount Notes............  103
Summary Comparison of Key Differences Between the Senior
  Secured Discount Notes and the Outstanding Notes..........  127
Certain Material United States Federal Income Tax
  Consequences..............................................  132
Plan of Distribution........................................  140
Legal Matters...............................................  141
Experts.....................................................  141
Where You Can Find More Information.........................  141
Incorporation by Reference..................................  141

                            INDUSTRY AND MARKET DATA

     In this prospectus, we rely on and refer to historical and projected market and market share data for the United States steel industry, which is derived from the third-party sources including American Iron and Steel Institute, World Steel Dynamics, New Steel, DRI and Economic Associates. We have not independently verified market and market share data from these third party sources. We believe this data is generally indicative of the market and our relative market share.

                             QUESTIONS AND ANSWERS
               ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION

Q: WHAT IS THE PROPOSED TRANSACTION?

A: We are offering to exchange our new 10% Senior Secured Discount Notes due 2008 for all of our outstanding 11 3/8% Senior Notes due 2004 and our outstanding 10 3/4% Senior Notes due 2005. We are also soliciting consents to amend provisions of the indentures governing our outstanding notes, including the elimination of events of default relating to cross defaults and judgment defaults, the modification of the definition of change of control and the elimination of the following restrictive covenants:

     - limitations on indebtedness;

     - limitations on restricted payments;

     - limitations on mergers, consolidations and sales of assets;

     - limitations on transactions with affiliates;

     - restrictions on dispositions of our assets;

     - limitations on liens;

     - limitations on sale and leaseback transactions; and

     - limitations on dividends and other payments restrictions affecting subsidiaries.

     Concurrently, we have requested the City of Weirton to offer to exchange all of its outstanding 8 5/8% Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989 due 2014 for its 9% Secured Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 2001 due 2014 and to solicit consents to eliminate the limitations on liens and limitations on sale and leaseback transactions covenants and corresponding events of default contained in the related loan agreement between the City of Weirton and us.

     The consummation of this exchange offer and the Series 1989 Bonds exchange offer are each conditional upon consummation of the other exchange offer.

Q: WHAT WILL I RECEIVE IN THIS EXCHANGE OFFER IF I TENDER MY OUTSTANDING NOTES?

A: For each $1,000 principal amount of outstanding notes that you validly tender before the exchange offer expires, you will receive $300 principal amount at maturity of Senior Secured Discount Notes. In addition, you will receive an additional $50 principal amount at maturity of Senior Secured Discount Notes for each $1,000 principal amount of outstanding notes that you tender before the consent solicitation expires. The issue price of the Senior Secured Discount Notes will be $822.70 per $1,000 principal amount at maturity, which represents a yield to maturity of 10%. This yield to maturity is not necessarily the yield to maturity that will apply for United States federal income tax purposes. See "Certain Material United States Federal Income Tax Consequences."

     For example, if you tender $10,000 principal amount of outstanding notes before the exchange offer expires but after the consent solicitation expires, you will receive $3,000 principal amount at maturity of Senior Secured Discount Notes. If you tender $10,000 principal amount of outstanding notes before the consent solicitation expires, you will receive the total consideration of $3,500 principal amount at maturity of Senior Secured Discount Notes, which includes the aggregate consent payment of $500 principal amount at maturity of Senior Secured Discount Notes in addition to the exchange offer consideration.

Q: WILL I RECEIVE ANY INTEREST ON THE OUTSTANDING NOTES THAT HAS BEEN ACCRUING
   SINCE THE LAST PAYMENT ON INTEREST?

A: We will not pay any of the interest on the outstanding notes tendered in this exchange offer, which has been accruing since the last payment of interest on the outstanding notes. Instead, any accrued and unpaid interest will be eliminated as part of the exchange. The last payment of interest on the Senior Notes due 2004 was July 1, 2001 and the last payment of interest on the Senior Notes due 2005 was June 1, 2001.

Q: WHAT ARE THE BENEFITS TO ME OF THIS EXCHANGE OFFER?

A: If the exchange offers are completed and we exchange 95% of our outstanding notes and bond obligations, there will be significantly less uncertainty about our ability to make interest payments, to finance our operations, to implement our strategic plan and to repay our debt in the future.

     Holders of our outstanding notes currently hold an aggregate of $244 million in unsecured claims, excluding any accrued interest. If the exchange offer is completed and all of our outstanding notes are exchanged for Senior Secured Discount Notes prior to the expiration of the consent solicitation, the holders of those new Senior Secured Discount Notes will hold an aggregate of approximately $85.4 million in secured claims. The Senior Secured Discount Notes will be secured by a first priority security interest in our recently rebuilt hot strip mill. The Secured Series 2001 Bonds will also be secured by our hot strip mill on a pari passu basis with the Senior Secured Discount Notes.

     Our hot strip mill is an integral part of our downstream steel processing operations. According to a recent industry report, our hot strip mill is superior in terms of energy, operating cost and product quality and is rated among the top 30% of United States facilities, as is our No. 9 tin tandem mill. Our hot strip mill is one of the few hot strip mills in the industry that is capable of rolling both carbon and stainless steel substrate. We have taken advantage of this capability by entering into a long-term tolling agreement with a major stainless steel producer to convert stainless slabs into stainless coils, which accounts for almost 20% of our hot strip mill's overall capacity. This tolling agreement provides higher, more stable profit margins than potential carbon slab conversion opportunities. The facility load from our existing tin and stainless conversion business now accounts for approximately 50% of the hot strip mill's overall capacity. Under our strategic plan, we anticipate that our hot strip mill will be further utilized through additional stainless conversion and increasing the proportion of our carbon steel rollings used in our downstream finishing operations in the production of tin mill and other higher margin value-added products.

     Moreover, we believe that in a reorganization under bankruptcy protection, or even in a liquidation, our hot strip mill would be operated by us, or another operator, using purchased steel slabs and stainless steel slabs provided under tolling arrangements. In addition, our hot strip mill and our No. 9 tin tandem mill would continue to supply substrate for our tin mill products business. We believe that our tin finishing assets would continue to operate because of the very competitive nature of our equipment as well as the relative supply and demand balance existing in the United States tin plate market.

     Based on a recent independent appraisal, our hot strip mill has an "in place, in use" value ranging from $191 million to $236 million and, based on assumptions regarding future hot band steel prices, an estimated discounted cash flow value ranging from $255 million to $300 million. In the event of a stand-alone or piecemeal liquidation of the hot strip mill, the hot strip mill equipment is estimated to have a relatively minimal liquidation value for appraisal purposes.

     In contrast, if the exchange offers are not completed and we seek bankruptcy protection or commence liquidation proceedings, obligations represented by the outstanding notes and the Series 1989 Bonds would be treated as unsecured claims, together with other unsecured claims, such as trade payables, contract rejection and litigation claims, and unsecured employee benefit claims. Of the unsecured claims, in the event a bankruptcy case is commenced, certain administrative expenses may be entitled to priority status for payment purposes over other unsecured claims. Claims that may be entitled to priority status, include but are not limited to, claims for professional fees, claims for operational shutdown and liquidation costs, and to a limited extent, claims for employee wages and benefits and contributions to pension plans. As of September 30, 2001, total unsecured claims in a liquidation of Weirton are estimated to exceed $2 billion. Of those claims, a substantial amount could be assigned priority status under applicable bankruptcy laws. Consequently, in a bankruptcy, owners of the outstanding notes and Series 1989 Bonds may receive repayments of little or none of the principal amount of their outstanding notes or Series 1989 Bonds.

Q: WHY IS WEIRTON MAKING THIS EXCHANGE OFFER AND CONSENT SOLICITATION?

A: We are making this exchange offer and we have requested that the City of Weirton make the Series 1989 Bonds exchange offer as a critical part of our strategic plan to reduce operating costs, improve our liquidity and working capital position, restructure our long-term debt and fundamentally reposition our business to focus on the production and sale of tin mill products and other higher margin value-added sheet products.

     Our strategic plan has five integral steps, and we will begin to recognize the benefits of the first three steps later in the fourth quarter of 2001;

     - reducing our operating costs on an annual basis through the full implementation of a cost savings program which includes a workforce reduction, reductions to our employee benefits costs and other operating cost savings, which became effective in late October 2001 (estimated to generate approximately $51 million in annual cost savings when fully implemented in 2002);

     - improving our liquidity and long-term supplier relationships through vendor financing programs we entered into with over 60 suppliers in late October 2001, and through ongoing negotiations with other suppliers of services and raw materials, such as coke (estimated to generate at least $30 million in additional near term liquidity);

     - increasing our borrowing availability and liquidity through the refinancing of our bank credit and asset securitization facilities, which became effective in late October 2001 (estimated to result in $35 million to $40 million in additional availability based on existing current asset levels;

     - restructuring our long-term debt and lowering our debt service costs through this exchange offer and the Series 1989 Bonds exchange offer by year end in order to increase our liquidity and financial flexibility by approximately $32 million per year in 2002 and 2003, as well as to provide greater overall financial stability and to permit the fundamental repositioning of our business through strategic acquisitions and targeted investments; and

     - fundamental repositioning of our business to focus on tin mill and other higher margin value-added sheet products and significantly reduce our presence in the commodity flat-rolled product market through strategic acquisitions and targeted investments and further improvements to our operating cost structure by increasing the use of our hot strip mill capacity dedicated to tolling or converting stainless steel slabs and increasing the proportion of our coils used in our downstream finishing operations in the production of tin mill and other higher margin value-added products.

     We seek to strengthen our position as a leading domestic full range producer of higher margin tin mill products by further shifting our product mix toward higher margin value-added products and away from lower margin, commodity flat-rolled sheet products. Our strategy to meet this objective is to capitalize on our extensive market presence and strong competitive position as the second largest domestic producer of tin mill products and to leverage our existing strengths. These strengths include our superior product quality and range of product offerings, our strategic partnerships with large existing customers, and the design and configuration of our principal steel making facilities which are best suited to the production of narrow width tin mill and coated products. We are also pursuing niche market opportunities for higher margin value-added sheet products.

     The consummation of the concurrent exchange offers to restructure our long-term debt is critical to the success of our strategic plan. If we are unable to reduce our current debt obligations and extend debt maturities on the outstanding notes through the concurrent exchange offers and thus improve our liquidity and financial stability, we may be unable to attract the necessary outside debt or equity financing needed to implement the final step of our plan, the fundamental repositioning of our business through strategic acquisitions and targeted investments. If we are not successful in repositioning our business, the corporate restructuring and refinancing steps that we have taken to date may be inadequate to ensure our long term viability and competitiveness.

Q: WHAT ARE WEIRTON'S ALTERNATIVES IF THE CONCURRENT EXCHANGE OFFERS ARE NOT
   CONSUMMATED?

A: The consummation of the concurrent exchange offers is critical to the success of our strategic plan. If we are unable to consummate the concurrent exchange offers and the outstanding notes or Series 1989 Bonds are accelerated, we may have to seek bankruptcy protection or commence liquidation proceedings. In that case, owners of the outstanding notes and Series 1989 Bonds may only receive repayments of little or none of the principal amount of their notes or bonds. In a bankruptcy proceeding, our ability to reposition our business would also be significantly impaired, delayed or may never occur. A number of United States steel producers which have filed for bankruptcy protection over the past two years have subsequently commenced liquidation proceedings.

Q: HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY OUTSTANDING NOTES?

A: Unless Weirton extends this exchange offer, it will expire at 5:00 p.m., New
York time, on           , 2001. In order to receive the consent payment, you
must tender your outstanding notes and consent to the proposed amendment before
the consent solicitation expires at 5:00 p.m., New York time, on           ,
2001, unless we extend the consent solicitation. We do not currently intend to extend the expiration date of either the consent solicitation or the exchange offer.

Q: UNDER WHAT CIRCUMSTANCES CAN THIS CONSENT SOLICITATION OR EXCHANGE OFFER BE
   EXTENDED?

A: We expressly reserve the right, at any time or from time to time, to extend the period of time during which this consent solicitation or exchange offer is open. During any extension of the exchange offer after the consent solicitation expires, outstanding notes that were tendered after the expiration of the consent solicitation and not withdrawn will remain subject to the exchange offer, and we may accept them for exchange unless they are thereafter withdrawn prior to the expiration date.

Q: HOW WILL I BE NOTIFIED IF THIS CONSENT SOLICITATION OR EXCHANGE OFFER IS
   EXTENDED?

A: If we decide to extend the consent solicitation or exchange offer, we will notify the exchange agent of any extension. We also will issue a press release or make any other public announcement of the extension no later than 9:00 a.m. New York time, on the first business day after the previously scheduled expiration date.

Q: WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THIS EXCHANGE OFFER?

A: This exchange offer is conditioned on our receiving tenders of at least 95% of the principal amount outstanding of each series of the outstanding notes, as well as the completion of the Series 1989 Bonds exchange offer. For more information regarding the conditions to this exchange offer, please see the section of this prospectus entitled "The Exchange Offer -- Conditions to this Exchange Offer and Consent Solicitation." Although we reserve the right to waive these and other conditions, completion of the exchange offer on the terms and conditions set forth in this prospectus is critical to improving our near term liquidity and to repositioning our business.

Q: MAY I TENDER A PORTION OF THE OUTSTANDING NOTES THAT I HOLD?

A: Yes. You do not have to tender all of the outstanding notes that you hold to participate in this exchange offer. However, the consummation of this exchange offer is conditioned upon our receiving tenders of at least 95% of the principal amount of the outstanding notes, unless we waive that condition.

Q: MAY I TENDER THE OUTSTANDING NOTES THAT I HOLD WITHOUT CONSENTING TO THE
   PROPOSED AMENDMENTS?

A: If you tender the outstanding notes that you hold in this exchange offer before the consent solicitation expires, you will automatically consent to the proposed amendments to the applicable indenture governing the notes that you tender. Each note's indenture may be amended with the consent of holders of at least a majority of the principal amount of notes outstanding under that indenture.

Q: WILL MY RIGHTS AS A HOLDER OF OUTSTANDING NOTES CHANGE IF I TENDER MY
   OUTSTANDING NOTES IN THIS EXCHANGE OFFER?

A: Yes. Currently, your rights as a holder of outstanding notes are governed by the indenture under which those notes were issued. If you exchange your outstanding notes for Senior Secured Discount Notes, your rights as a holder of Senior Secured Discount Notes will be governed by a new indenture under which the Senior Secured Discount Notes will be issued, the terms of which are described in this prospectus under "Description of the Senior Secured Discount Notes" and "Summary Comparison of Key Differences Between the Senior Secured Discount Notes and the Outstanding Notes."

Q: HOW WILL THIS EXCHANGE OFFER AFFECT MY RIGHTS AS A HOLDER OF OUTSTANDING
   NOTES IF I DO NOT TENDER MY OUTSTANDING NOTES IN THIS EXCHANGE OFFER?

A: If the exchange offer is completed and the proposed amendments become operative, holders of outstanding notes that are not tendered in the exchange offer will no longer be entitled to the benefits of the events of default and restrictive covenants that will be eliminated or modified by the proposed amendments to the indentures governing the outstanding notes. The modification or elimination of the restrictive covenants and other provisions could permit Weirton or its affiliates to take actions that could increase the credit risks of Weirton or that could otherwise be adverse to the holders.

     The indebtedness under the Senior Secured Discount Notes, the Secured Series 2001 Bonds and our senior credit facility will rank equal in right of payment to the remaining Senior Notes due 2004 and Senior Notes due 2005, but this secured indebtedness will effectively rank senior in right of payment to other secured and unsecured indebtedness, including any remaining Senior Notes due 2004 and Senior Notes due 2005, to the extent of the value of the collateral securing that indebtedness.

     Moreover, if we receive tenders of 95% of the principal amount of the outstanding notes, less than $6.5 million in aggregate principal amount of each series of our outstanding notes will remain outstanding after the completion of this exchange offer. We believe that opportunities to sell any of our outstanding notes or Series 1989 Bonds that remain outstanding after these concurrent exchange offers will, therefore, be extremely limited.

Q: WHAT ARE THE TAX CONSEQUENCES TO ME IF I DO NOT TENDER MY OUTSTANDING NOTES
   IN THIS EXCHANGE OFFER?

A: If you do not tender your outstanding notes in exchange for Senior Secured Discount Notes, we intend to take the position that you nevertheless will be deemed to have exchanged your outstanding notes for modified notes in a taxable transaction for United States federal income tax purposes. Under this treatment, you generally will recognize a gain or loss on the exchange equal to the difference between the fair market value of the modified note received and your tax basis in your outstanding notes. The modified notes also will be treated as being issued with original issue discount, which you generally will be required to include in your gross income over the remaining term of the modified notes. We anticipate that the amount of this original issue discount will be substantial. See "Certain Material United States Federal Income Tax Consequences."

Q: WHAT ARE THE TAX CONSEQUENCES OF MY PARTICIPATION IN THIS EXCHANGE OFFER?

A: We intend to report the exchange of outstanding notes for Senior Secured Discount Notes generally as a recapitalization for United States federal income tax purposes. Provided that the exchange so qualifies, you generally will not recognize taxable gain or loss as a result of the exchange. Your adjusted tax basis in the Senior Secured Discount Notes (other than any Senior Secured Discount Notes received as a consent payment) will equal your adjusted tax basis in your outstanding notes surrendered in the exchange, and your holding period for those Senior Secured Discount Notes will include your holding period for the outstanding notes. We intend to treat your receipt of a consent payment as an amount that you must include in your gross income as ordinary income. See "Certain Material United States Federal Income Tax Consequences."

Q: AT WHAT PRICES HAVE THE OUTSTANDING NOTES RECENTLY TRADED?

A: The outstanding notes are listed on the New York Stock Exchange. The trading markets for outstanding notes are limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in those notes and the balance between buy and sell orders for those notes. The most recent actual trading prices were 12.125% of par on $12,000 principal amount of the Senior Notes due 2005 and 11.875% of par on $57,000 principal amount of the Senior Notes due 2004, as reported on the New York Stock Exchange on October 23, 2001. We encourage you to obtain current price quotations.

Q: HAS THE BOARD OF DIRECTORS OF WEIRTON OR ANY OTHER PARTY RECOMMENDED THAT I
   TENDER THE OUTSTANDING NOTES THAT I HOLD UNDER THIS EXCHANGE OFFER?

A: None of our board of directors, the dealer manager, the information agent or the exchange agent expresses any opinion, and each is remaining neutral, regarding any recommendation to you whether or not to tender the outstanding notes that you hold under this exchange offer because the risks and benefits of the concurrent exchange offers to you will depend on your particular situation or status. None of our board of directors has made any determination that the exchange ratios represent a fair valuation of either the outstanding notes or the Senior Secured Discount Notes, and we have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratios to us or to you. In addition, we have not authorized anyone to make a recommendation regarding this exchange offer. You must make your own decision whether to tender the outstanding notes that you hold in this exchange offer based upon your own assessment of the market value of those notes and the likely value of the Senior Secured Discount Notes, your liquidity needs and your investment objectives.

Q: IF I TENDER THE OUTSTANDING NOTES THAT I HOLD AND CONSENT TO THE PROPOSED
   AMENDMENTS, WILL I BE ABLE TO REVOKE THIS DECISION IF I LATER CHANGE MY MIND?

A: You may validly withdraw outstanding notes that you tender after the consent solicitation expires at any time up until the exchange offer expires. After the consent solicitation expires, you will not be permitted to withdraw outstanding notes that you tender before the consent solicitation expires unless we reduce the exchange offer consideration or the consent payment or laws otherwise require that you be permitted to withdraw outstanding notes that you have tendered.

     For a withdrawal to be effective:

     - if you hold your outstanding notes through DTC, you must comply with the appropriate procedures of DTC's automated program; or

     - if you do not hold your outstanding notes through DTC, you must send written notice of withdrawal to the exchange agent at its address on the back cover of this prospectus.

For additional information regarding a withdrawal of notes that you have already tendered in this exchange offer, please see the section of this prospectus entitled "The Exchange Offer and Consent Solicitation -- Withdrawals of Tenders and Revocation of Consents."

Q: HOW DO I EXCHANGE THE OUTSTANDING NOTES THAT I HOLD?

A: If you wish to exchange your outstanding notes in this exchange offer and deliver your consent pursuant to the consent solicitation, you must comply with one of the following procedures:

     - if you hold your position through DTC, a timely confirmation of a book-entry transfer of your notes into the account of the exchange agent;

     - if you hold your position through a broker dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and contact the holder of record to tender your notes on your behalf of DTC, plus either (1) a properly completed and executed letter of transmittal, or (2) an agent's message in the case of a book-entry transfer; or

     - if you do not hold your position through DTC, certificates for your notes must be received by the exchange agent along with a properly completed and duly executed letter of transmittal (or a manually signed facsimile of the letter of transmittal), including any required signature guarantees.

     For additional information regarding the tender of your notes, please see the section of this prospectus entitled "The Exchange Offer and Consent Solicitation -- Procedures for Exchanging Notes."

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the exchange offer or consent solicitation, you should contact:

                              Lehman Brothers Inc.
                           Liability Management Group
                        101 Hudson Street, 31(st) Floor
                         Jersey City, New Jersey 07302
                            Attention: Hyonwoo Shin
                    Telephone: (212) 681-2265 (call collect)
                                 (212) 455-3326

     If you need additional copies of this prospectus, you should contact:

                             D.F. King & Co., Inc.
                         77 Water Street, 20(th) Floor
                            New York, New York 10005
                            Banks and Brokers call:
                                 (212) 269-5550
                                 (call collect)
                                All others call:
                           (800) 431-9643 (toll-free)

                                    SUMMARY

     This summary highlights some of the information in this prospectus. Because this is only a summary, it may not contain all of the information that may be important to you in deciding whether to participate in this exchange offer. Therefore, you should read the entire prospectus, especially the section of this prospectus entitled "Risk Factors" and the financial and other information contained elsewhere or incorporated by reference in this prospectus, before making an investment decision. Unless the context otherwise requires, in this prospectus, the terms "Weirton," "the Company," "we," "us" and "our" refer to Weirton Steel Corporation, the issuer of the Senior Notes due 2004 and Senior Notes due 2005 and, through the City of Weirton, the Series 1989 Bonds, and its subsidiaries.

                                    WEIRTON

     We are a major integrated producer of flat rolled carbon steel with principal product lines consisting of tin mill products and sheet products. Tin mill products include tin plate, chrome coated and black plate steels and are consumed principally by the container and packaging industry for food cans, general line cans and closure applications, such as caps and lids. Tin mill products accounted for 48% of our revenues and 35% of tons shipped in the first nine months of 2001. Sheet products include hot and cold rolled and both hot-dipped and electrolytic galvanized steels and are used in numerous end-use applications, including among others the construction, appliance and automotive industries. Sheet products accounted for 52% of our revenues and 65% of tons shipped in the first nine months of 2001. In addition, we currently are providing tolling services at our hot strip mill for a major stainless steel producer, which accounts for almost 20% of the overall capacity of our hot strip mill. We and our predecessor companies have been in the business of making and finishing steel products for over 90 years in Weirton, West Virginia.

     We have been an innovator in the tin mill products market and are the second largest domestic manufacturer of tin mill products, with a 25% market share of domestic shipments during the first half of 2001, based on the most recently available data as reported by the American Iron and Steel Institute. Over the past 15 years, we have invested approximately $1 billion in modernizing our manufacturing equipment and facilities, including approximately $500 million on our continuous caster, hot strip mill and No. 9 tin tandem mill, with the principal objective of making Weirton a low cost and high quality producer of tin mill products.

     As an integrated steel producer, we produce carbon steel slabs in our primary steel making operations, consisting of our two blast furnaces, basic oxygen process shop and multi-strand continuous caster, having an annual raw steel making capacity of 3.2 million tons. In our downstream operations, we reheat, reduce and finish steel slabs into coils by extensive rolling and shaping on our hot strip mill, which has a practical capacity of 3.4 million tons per year. Our hot strip mill produces coils using steel slabs produced by our own primary steel making operations, steel slabs purchased from time to time from domestic and foreign suppliers, and steel slabs provided pursuant to a tolling arrangement with a major stainless steel producer. Over two-thirds of the coils produced by our hot strip mill are then further processed at our downstream finishing facilities.

                               THE STEEL INDUSTRY

     The United States steel industry is in a state of crisis characterized by record operating losses, more than two dozen bankruptcies, and a permanent closure of a significant amount of productive capacity, particularly in the past 15 months. The domestic steel industry is cyclical and highly competitive and is affected by excess world capacity that has limited price increases during periods of economic growth and led to greater price competition during periods of slowing demand and/or increasing supply. Weirton, like most United States integrated steel producers, has sustained significant operating losses and a decrease of liquidity as a result of adverse market conditions due to the current slowing economic conditions, which have been exacerbated by the September 11, 2001 terrorist attacks on the United States, and depressed selling prices caused in substantial part by dramatic increases in imported steel since 1998. See "Steel Industry Overview."

     The following graph illustrates some of the results of these events and trends, including their effects on domestic steel industry capacity utilization and resulting recent steel producer bankruptcies:

          YEAR                    WEIRTON HR BAND               CAPACITY UTILIZATION
          ----                    ---------------               --------------------
          1998                                       $311               90
          1999                                        277               77.2
          2000                                        289               88.6
          2001                                        232               75.5

     Many industry observers believe that the severity of the current crisis in the United States will lead to a necessary restructuring of the industry. In June 2001 the Bush Administration initiated a trade investigation by the International Trade Commission, or ITC, under section 201 of the Trade Practices Act of 1974 regarding the illegal dumping of steel by foreign competitors.

     On October 22, 2001, the International Trade Commission found that twelve steel product lines, representing 74% of the imports under investigation, have sustained serious injury because of foreign imports. These product lines include hot rolled, cold rolled, galvanized sheet and coils, and tin mill products. The section 201 investigation now enters a remedy phase that will include the extent to which trade restrictions should be imposed on the twelve product categories singled out by the ITC as having caused or threatened serious injury. The Commission must release its recommendations by December 19, 2001. The remedies could include tariffs, quotas, or orderly marketing agreements. President Bush then has 60 days to adopt the recommendations, craft his own, or take no action.

     The current crisis in the United States steel industry and the results of this proceeding may provide the opportunity for a restructuring of the United States steel industry to take place, greatly increasing the chances for a meaningful transformation of the United States steel industry. However, we cannot assure you that the United States steel industry will receive meaningful relief as a result of the ITC investigation and recommendations or that a restructuring of the United States steel industry will occur.

                               OUR STRATEGIC PLAN

     In response to severe weaknesses in the domestic steel industry and our worsening financial condition, we have developed a strategic plan to reduce operating costs, improve our liquidity and working capital position, restructure our long-term debt and fundamentally reposition our business to focus on the production and sale of tin mill products and other higher margin value-added sheet products. See "Business -- Strategic Plan."

     We seek to strengthen our position as a leading domestic full range producer of higher margin tin mill products by further shifting our product mix toward higher margin value-added products and away from lower margin, commodity flat-rolled sheet products. Our strategy to meet this objective is to capitalize on our extensive market presence and strong competitive position as the second largest domestic producer of tin mill products and to leverage our existing strengths. These strengths include our superior product quality and range of product offerings, our strategic partnerships with large existing customers, and the design and configuration of our principal steel making facilities which are best suited to the production of narrow width tin mill and coated products. We are also pursuing niche market opportunities for higher margin sheet products.

     THE CONSUMMATION OF THE CONCURRENT EXCHANGE OFFERS IS CRITICAL TO THE SUCCESS OF OUR STRATEGIC PLAN. IF WE ARE UNABLE TO CONSUMMATE THIS EXCHANGE OFFER AND THE SERIES 1989 BONDS EXCHANGE, WE MAY HAVE TO SEEK BANKRUPTCY PROTECTION OR COMMENCE LIQUIDATION OR ADMINISTRATIVE PROCEEDINGS. IN THAT CASE, OWNERS OF THE OUTSTANDING NOTES AND THE SERIES 1989 BONDS MAY ONLY RECEIVE REPAYMENTS OF LITTLE OR NONE OF THE PRINCIPAL AMOUNT OF THEIR NOTES OR BONDS. IN A BANKRUPTCY PROCEEDING, OUR ABILITY TO REPOSITION OUR BUSINESS WOULD ALSO BE SIGNIFICANTLY IMPAIRED, DELAYED OR MAY NEVER OCCUR. A NUMBER OF UNITED STATES STEEL PRODUCERS WHICH HAVE FILED FOR BANKRUPTCY PROTECTION OVER THE PAST TWO YEARS HAVE SUBSEQUENTLY COMMENCED LIQUIDATION PROCEEDINGS.

                           OUR COMPETITIVE ADVANTAGES

     In pursuing our strategic objectives, we believe that we have a number of competitive advantages, including:

     - MARKET LEADER. We are the second largest United States producer of tin mill products, with a 25% market share of domestic shipments, and we enjoy strategic partnerships with many of our largest tin mill products customers. Over one-third of our shipments go to customers that have located facilities either directly on or contiguous to our property in order to maximize the benefits of these strategic relationships.

     - MARKET INNOVATOR. We have a long history of technological innovation in the manufacture of tin mill products, which has benefited our customers in the can manufacturing industry. We also use our expertise in handling critical specifications to market our light gauge, narrow width products to potential coated sheet steel customers.

     - STABILITY OF THE TIN MILL PRODUCTS MARKET. Demand for tin mill products is generally stable over the typical business cycle as compared to the markets for steel products used in the construction, appliance and automotive industries due to a more stable end market for canned food, aerosol and other consumer products. All of our tin mill product shipments are sold under contracts that extend a minimum of one year and are, therefore, less subject to price volatility than spot market sales. The number of domestic producers of tin mill products is relatively limited, and there are significant barriers to entry by new competitors.

     - HIGH QUALITY AND COMPETITIVE FACILITIES. We have a fully integrated steel manufacturing facility, including a number of rebuilt or modernized high quality finishing facilities, most of which have a maximum 48" strip width capacity. We believe that our state-of-the-art facilities are best configured for the production of narrow width value-added products, uniquely positioning us as a competitive producer of high quality tin mill products and other higher margin value-added sheet products, particularly as compared to other United States integrated steel producers with facilities more closely tailored to the production of broader width sheet steel. Over the past 15 years, we have invested approximately $1 billion in modernizing and upgrading our equipment, as a result of which we expect that only modest capital expenditures will be required through 2003.

     - DIVERSIFIED ASSET, PRODUCT AND CUSTOMER BASE. We have a diversified asset base, including primary steel making facilities and downstream finishing operations. Our product diversification is best among our competitors serving the markets for tin mill and other coated products. Our customer base includes food and general line can manufacturers, oil filter manufacturers, residential entry and garage door manufacturers, residential framing manufacturers, appliance manufacturers, automotive stampers and other various customers.

     - LONG-STANDING COOPERATIVE RELATIONSHIP WITH THE ISU. We have had a cooperative relationship with the Independent Steelworkers' Union, which represents only employees of Weirton and no other steel producers. The ISU represents the substantial majority of our unionized workforce. Weirton and its predecessors have not experienced a work stoppage due to striking union members in over 45 years.

     - POSITIONED TO BENEFIT FROM AN IMPROVEMENT IN AND RESTRUCTURING OF THE UNITED STATES STEEL INDUSTRY. The United States steel industry has been characterized by record losses, more than two dozen bankruptcies and the permanent closure of a significant amount of productive capacity, particularly in the past 15 months. We believe that, in this distressed climate, the United States industry is poised for further restructuring. The implementation of the first steps of our strategic plan, including the completion of the concurrent exchange offers, will enable us to fundamentally reposition our business, principally through strategic acquisitions and targeted investments in the tin mill and coated products markets. As a result, we believe that we will be better positioned to benefit from a general improvement in steel pricing. For example, we estimate that every $10 per ton increase in domestic flat rolled steel prices will generate an additional $18 million in EBITDA, based on our sales and product mix in 2001.

                     THE EXCHANGE OFFER AND CONSENT SOLICITATION

     The material terms of this exchange offer and consent solicitation are summarized below and under "Question and Answers About the Exchange Offer and Consent Solicitation." However, in addition, we encourage you to read the detailed descriptions in the sections entitled "The Exchange Offer and Consent Solicitation," "Description of the Senior Secured Discount Notes," "Description of Other Indebtedness and Financing Arrangements -- Senior Notes due 2004 and Senior Notes due 2005" and "Summary Comparison of Key Differences Between the Senior Secured Discount Notes and the Outstanding Notes."

Securities for which we are
making this Exchange Offer....   We are making this exchange offer and consent
                                 solicitation for all of our outstanding 11 3/8%
                                 Senior Notes due 2004 and 10 3/4% Senior Notes due 2005.

The Exchange Offer............   For every $1,000 in principal amount of
                                 outstanding notes that you tender prior to the expiration of the exchange offer, you will receive $300 principal amount at maturity of 10% Senior Secured Discount Notes due 2008. In addition, for each $1,000 principal amount of outstanding notes that you tender before the consent solicitation expires, you will receive an additional $50 principal amount at maturity of Senior Secured Discount Notes.

                                 Any outstanding notes not exchanged will remain outstanding. In order to be exchanged, your outstanding notes must be properly tendered before the expiration date. Subject to satisfaction of the conditions to the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be accepted for exchange.

                                 Concurrently with the exchange offer, we have requested the City of Weirton, West Virginia to offer to exchange all of its outstanding 8 5/8% Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989 due 2014 for its 9% Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 2001 due 2014.

Market Trading................   The outstanding notes are listed on the New
                                 York Stock Exchange. The trading markets for outstanding notes are limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in those notes and the balance between buy and sell orders for those notes. The most recent actual trading prices were 12.125% of par on $12,000 principal amount of the Senior Notes due 2005 ("WS05") and 11.875% of par on $57,000 principal amount of the Senior Notes due 2004 ("WS04"), as reported on the New York Stock Exchange on October 23,
                                 2001. We encourage you to obtain current price quotations.

Expiration Date...............   The expiration date of the exchange offer will
                                 be 5:00 p.m., New York time on    , 2001,
                                 unless extended.

Closing Date..................   The closing of this exchange offer will be as
                                 promptly as practicable after the expiration date.

Conditions to the Exchange
Offer.........................   The exchange offer is conditioned on, among
                                 other things, on the receipt of tenders of at least 95% in aggregate principal amount of each series of outstanding notes currently outstanding and the consummation of the Series
                                 1989 Bonds exchange offer.

                                 We will not be required to, but we reserve the right to, accept for exchange any outstanding notes tendered and may terminate this exchange offer if any condition of this exchange offer as described under "The Exchange
                                 Offer -- Conditions to the Exchange Offer" remains unsatisfied. Although we reserve the right to waive any of the conditions to this exchange offer, completion of the exchange offer on the terms and conditions set forth in this prospectus is critical to improving our near term liquidity and to repositioning our business.

Consent Solicitation
Expiration....................   The consent solicitation will expire at 5:00
                                 p.m. New York time on        , 2001, unless
                                 extended.

Consent Solicitation..........   If you tender your outstanding notes in the
                                 exchange offer and they are accepted before the consent solicitation expires, you will be consenting to amend the indentures that govern the outstanding notes. These amendments will modify the definition of change of control and eliminate events of default relating to cross defaults and judgment defaults and the following restrictive covenants:

                                 - limitation on indebtedness;

                                 - limitation on restricted payments;

                                 - limitation on consolidation, mergers and sale
                                   of assets;

                                 - limitation on dividend and other payment
                                   restrictions affecting restricted
                                   subsidiaries;

                                 - limitation on transactions with affiliates

                                 - restrictions on disposition of our assets

                                 - limitation on liens; and

                                 - limitations on sale and leaseback
                                   transactions.

Minimum Consent Thresholds....   Duly executed (and not revoked) consents to the
                                 proposed amendments from holders representing at least a majority of the outstanding amount of each series of the outstanding notes are required to amend the indentures governing those notes.

Withdrawal Rights.............   Outstanding notes tendered after the consent
                                 solicitation expires may be withdrawn any time at or prior to 5:00 p.m., New York time on the expiration date by following the procedures described in this prospectus. Tenders of outstanding notes may not be withdrawn and consents cannot be revoked prior to the expiration of the consent solicitation or following the expiration date.

Required Approvals............   No federal or state regulatory requirements
                                 must be complied with and no approvals need be obtained in the United States in connection with this exchange offer, other than those with which we have completed or will comply, or those approvals which we have obtained or will obtain.

Appraisal Rights..............   You do not have dissenters' rights or appraisal
                                 rights with respect to this exchange offer.

Certain United States Federal
Income Tax Consequences for
Note Holders..................   We intend to report the exchange of outstanding
                                 notes for Senior Secured Discount Notes
                                 generally as a recapitalization for United
                                 States federal income tax purposes. Provided that the exchange so qualifies, you generally will not recognize taxable gain or loss as a result of the exchange. Your adjusted tax basis in the Senior Secured Discount Notes (other than those received as a consent payment) will equal your adjusted tax basis in your outstanding notes surrendered in the exchange, and your holding period for those Senior
                                 Secured Discount Notes will include your holding period for the outstanding notes. The
                                 Senior Secured Discount Notes will be issued with original issue discount. We intend to treat your receipt of a consent payment as an amount that you must include in your gross income as ordinary income.

                                 If you do not tender your outstanding notes in exchange for Senior Secured Discount Notes, we intend to take the position that you nevertheless will be deemed to have exchanged your outstanding notes for modified notes in a taxable transaction. Under this treatment, you:
                                 (i) generally will recognize a gain or loss on the exchange equal to the difference between the fair market value of the modified note received and your tax basis in your outstanding notes; and (ii) generally will be required to include original issue discount with respect to your modified notes in your gross income, which could be substantial. See "Certain Material United States Federal Income Tax Consequences."

Brokerage Commissions.........   You are not required to pay any brokerage
                                 commissions to the dealer managers.

Dealer Managers...............   Lehman Brothers Inc.

Information Agent.............   D.F. King & Co., Inc.

Exchange Agent................

Further Information...........   Additional copies of this prospectus and other
                                 materials related to this exchange offer and consent solicitation may be obtained by contacting the information agent. For questions regarding the procedures to be followed for tendering your notes, please contact the exchange agent. For all other questions, please contact the dealer manager. The contact information for each of these parties is set forth on the back cover of this prospectus.

THE 10% SENIOR SECURED DISCOUNT NOTES DUE 2008

Notes offered.................   Up to $85.4 million in aggregate principal
                                 amount at maturity of 10% Senior Secured
                                 Discount Notes due 2008. The Senior Secured
                                 Discount Notes will be issued at a discount to their aggregate principal amount at maturity.
                                 The yield to maturity of the Senior Secured
                                 Discount Notes is 10% (computed on a
                                 semi-annual bond equivalent basis). This yield to maturity is not necessarily the yield to maturity that will apply for United States federal income tax purposes. See "Certain
                                 Material United States Federal Income Tax
                                 Consequences."

Maturity......................   The Senior Secured Discount Notes will mature
                                 on January 1, 2008.

Collateral....................   Mortgage and first priority security interest
                                 in our hot strip mill in Weirton, West
                                 Virginia.

Ranking.......................   The Senior Secured Discount Notes will be
                                 senior secured obligations of Weirton. The
                                 Senior Secured Discount Notes will rank equal in right of payment with any of our existing and future senior indebtedness. The Senior
                                 Secured Discount Notes will effectively rank senior in right of payment to our unsecured indebtedness to the extent of the value of the collateral. As of September 30, 2001, Weirton had outstanding senior indebtedness of $376.5 million, including $28.0 million outstanding under an accounts receivable securitization program which is accounted for as a reduction in accounts receivable rather than long-term debt. Including the $28.0 million outstanding under the accounts receivable securitization program, our secured indebtedness as of

                                 September 30, 2001 totalled $77.0 million. See "Description of the Senior Secured Discount Notes."

Interest payment dates........   No cash interest will accrue on the Senior
                                 Secured Discount Notes prior to January 1,
                                 2004. The Senior Secured Discount Notes will bear stated interest at a rate of 10% from and including January 1, 2004, payable semiannually on January 1 or July 1 of each year, commencing
                                 July 1, 2004.

Original issue discount.......   For United States federal income tax purposes,
                                 the Senior Secured Discount Notes will be treated as having been issued with "original issue discount" equal to the difference between the sum of all cash payments (whether denominated as principal or interest) to be made on the Senior Secured Discount Notes and the "issue price" of those notes (which will equal the fair market value of the outstanding notes on the date of the exchange and, thus, may not equal the declared issue price of $822.70 per $1,000 principal amount at maturity). Original issue discount generally will be required to be included in the gross income of a holder of Senior Secured Discount
                                 Notes on a constant yield basis over the term of the notes even though cash payments attributed to that income may be made in a later accrual period. See "Certain Material
                                 United States Federal Income Tax Consequences."

Optional Redemption...........   Except as described below, the Senior Secured
                                 Discount Notes will not be redeemable at the option of Weirton prior to January 1, 2004.
                                 Thereafter, the Senior Secured Discount Notes will be redeemable at the option of Weirton, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption.
                                 See "Description of the Senior Secured Discount
                                 Notes -- Redemption."

Change of Control.............   Upon the occurrence of a change of control,
                                 each holder of the Senior Secured Discount
                                 Notes will have the right to require Weirton to repurchase such holder's Senior Secured
                                 Discount Notes at a price equal to 101% of either (a) the accreted value of the Senior
                                 Secured Discount Notes if the change of control occurs prior to January 1, 2004, or (b) the principal amount of the Senior Secured Discount
                                 Notes plus accrued interest to the date of purchase if the change of control occurs on or after January 1, 2004.

Certain Covenants.............   The Senior Secured Discount Notes indenture
                                 will contain covenants that will, subject to certain exceptions, limit, among other things, our ability to:

                                 - pay dividends or make certain other
                                   restricted payments or investments;

                                 - incur additional indebtedness and issue
                                   disqualified stock;

                                 - create liens on assets;

                                 - merge, consolidate, or sell all or
                                   substantially all of their assets;

                                 - enter into certain transactions with
                                   affiliates; and

                                 - create restrictions on dividends or other
                                   payments by subsidiaries to Weirton and/or its subsidiaries.

Absence of a Public Market....   There is currently no established market for
                                 the Senior Secured Discount Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the Senior
                                 Secured Discount Notes. We do not intend to apply for listing of the Senior Secured
                                 Discount Notes on any national securities exchange or for their quotation on an automated dealer quotation system.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated historical financial information for the five years ended December 31, 2000 has been derived from the audited historical consolidated financial statements contained elsewhere in this prospectus. We have derived the summary consolidated financial data for the nine months ended September 30, 2000 and 2001 from the unaudited historical consolidated financial statements contained elsewhere in this prospectus, which in the opinion of our management, include all adjustments, consisting only of normal, recurring adjustments, necessary for fair presentation of that data. The results of operations for the interim period presented should not be regarded as indicative of the results that may be expected for a full year. You should read the summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited historical consolidated financial statements and the notes thereto contained elsewhere in this prospectus.

                                                                                              NINE MONTHS
                                                                                                 ENDED
                                                        YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                               ------------------------------------------   ---------------
                                                1996     1997     1998     1999     2000     2000     2001
                                               ------   ------   ------   ------   ------   ------   ------
                                                                                              (UNAUDITED)
                                                                  (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Net sales(1).................................  $1,434   $1,444   $1,297   $1,130   $1,118   $  907   $  734
  Costs of sales(1)..........................   1,334    1,305    1,159    1,076    1,053      818      800
  Selling, general and administrative
     expenses................................      39       36       39       45       42       31       26
  Depreciation...............................      58       61       61       61       64       49       49
  Restructuring charge.......................      17       17        3       --       --       --       12
Income (loss) from operations................     (14)      25       35      (89)     (41)       9     (153)
  Gain on sale of investment, net(2).........      --       --       --      170       --       --       --
  Loss from unconsolidated subsidiaries......      --       --       --       (1)     (26)     (18)     (19)
  Interest expense(3)........................     (44)     (48)     (44)     (44)     (35)     (26)     (28)
Income (loss) before income taxes,
  extraordinary item and minority interest...     (56)     (22)      (7)      36      (97)     (31)    (199)
  Income tax provision (benefit)(4)..........     (11)      (4)      (1)       8      (12)      (6)     154
Net income (loss)............................  $  (50)  $  (18)  $   (6)  $   31   $  (85)  $  (25)  $ (353)
                                               ======   ======   ======   ======   ======   ======   ======
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and equivalents.......................  $  112   $  125   $   68   $  209   $   32   $   68   $   39
  Working capital............................     299      302      203      299      193      259       70
  Total assets...............................   1,300    1,282    1,194    1,187      990    1,094      697
  Long-term employee benefits................     404      436      419      419      399      405      407
  Long-term debt (including current
     portion)(5).............................     431      389      305      305      299      299      348
  Stockholders' equity (deficit).............     149      133      122      154       63      122     (290)
OTHER FINANCIAL DATA
  EBITDA(6)..................................      61      103       99       (6)      23       58      (92)
  Capital expenditures.......................      68       60       50       22       38       20        9
  Net cash provided by (used for) operating
     activities(7)...........................      35       72       50       81      (85)     (76)     (33)
  Net cash provided by (used for) investing
     activities(8)...........................     (68)     (60)     (58)     145      (78)     (51)      (9)
  Net cash provided by (used for) financing
     activities..............................      14        1      (49)     (85)     (15)     (15)      49
  Working capital ratio(9)...................   2.1:1    2.2:1    1.7:1    2.2:1    2.2:1    2.3:1    1.4:1

                                                                                              NINE MONTHS
                                                                                                 ENDED
                                                        YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                               ------------------------------------------   ---------------
                                                1996     1997     1998     1999     2000     2000     2001
                                               ------   ------   ------   ------   ------   ------   ------
                                                                                              (UNAUDITED)
                                                                  (DOLLARS IN MILLIONS)
OTHER DATA (FOR PERIOD EXCEPT WHERE NOTED)
  Average hot band price per ton shipped.....     314      335      306      265      283      294      220
  Average sales per ton shipped..............     502      521      504      449      457      459      427
  Average cost per ton shipped(10)...........     467      471      450      428      430      414      466
  Tons steel shipped (in thousands)..........   2,857    2,772    2,575    2,514    2,448    1,977    1,718
  Active employees (at end of period)(10)....   5,373    4,873    4,329    4,302    4,246    4,323    3,965

---------------

 (1) In accordance with Emerging Issues Task Force Issue 00-01, "Accounting for Shipping and Handling Fees and Costs," shipping and handling costs were reclassed from net sales to cost of sales.

 (2) The gain on sale of investment relates to the sale of a portion of our investment in MetalSite, L.P.

 (3) Interest expense has been reduced by capitalized interest of $0.1 million, $0.1 million, $0.4 million, $0.5 million, and $1.1 million for nine months ended September 30, 2000, the year 2000 and for the years 1998 through 1996, respectively. There was no capitalized interest expense applicable to facilities under construction for the nine months ended September 30, 2001 or for the year 1999.

 (4) In the second quarter of 2001, a non-cash charge was recorded to fully reserve our deferred tax assets which include deferred tax assets related to approximately $400 million of net operating loss carryforwards. It was determined that our cumulative financial losses had reached the point that fully reserving the deferred tax assets was required. However, to the extent that we generate taxable income prior to the expiration of the net operating loss carryforwards, we would be able to utilize them to help offset our tax liabilities. These net operating losses will be reduced by reason of the elimination of principal and interest pursuant to the exchange (based on the issue price for federal income tax purposes of the Senior Secured Discount Notes).

 (5) Long-term debt (including current portion) does not include amounts utilized under our accounts receivable securitization program. Under our accounts receivable securitization program, we obtained proceeds by selling participation interests in our accounts receivable as opposed to borrowing money using accounts receivable as collateral. As a result of this structure, proceeds received were accounted for as a reduction of our accounts receivable balance. We had sold participation interests in our accounts receivable of $28 million, $25 million and $35 million at September 30, 2001, December 31, 2000 and December 31, 1999, respectively.

 (6) EBITDA is calculated as income (loss) from operations plus depreciation and non-recurring items including restructuring and asset impairment charges. EBITDA is presented because our management believes that such information is considered by certain investors to be an additional basis for evaluating our ability to pay interest and repay debt. EBITDA should not be considered as an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, as a measure of our operating results and cash flows or as a measure of our liquidity. Since EBITDA is not calculated identically by all companies, the presentation in this prospectus may not be comparable to other similarly titled measures of other companies.

 (7) Net cash provided by (used for) operating activities includes amounts utilized under our accounts receivable securitization program. Utilization of the program is treated as a sale of accounts receivable rather than long term debt. As a result, the cash flows related to the program are operating cash flows. Cash flows from the program accounted for $35 million in cash flows provided by operations in 1999, $10 million used by operations in 2000 and $3 million provided by operations during the nine months ended September 31, 2001.

 (8) Cash flows from investing activities include $170 million in proceeds from the sale of MetalSite L.P. in 1999.

 (9) Our working capital ratio is calculated by dividing our total current assets by our total current liabilities.

(10) Does not reflect the recent planned workforce reduction of 550 employees to be implemented beginning in the fourth quarter 2001 pursuant to our operating cost savings plan or the effect of the operating cost savings plan on average cost per ton shipped, which is currently estimated to range from $15 to $20 per ton.

                                  RISK FACTORS

     Holding any of our indebtedness presents a high degree of risk. In addition to other information contained in this prospectus, we urge you to consider these risks in making your decision regarding whether to tender the outstanding notes you hold under this exchange offer and consent to the proposed amendments under the consent solicitation. After the discussion of risks associated with the failure to tender your outstanding notes in this exchange offer, we discuss risks that are more specifically applicable to this exchange offer, risks associated with holding the Senior Secured Discount Notes and risks relating to our business and financial condition.

             RISKS ASSOCIATED WITH RETAINING THE OUTSTANDING NOTES

If you do not elect to exchange the outstanding notes that you hold in this exchange offer, and the consent solicitation described in this prospectus is successful, your rights as a holder of those notes will change.

     If this exchange offer and consent solicitation is completed, the indentures governing the outstanding notes will be amended to eliminate various restrictive covenants, and the remaining holders of the outstanding notes who do not tender their notes for exchange will no longer benefit from the protection to their credit interest afforded by those restrictive covenants.

     As described in greater detail under "The Exchange Offer and Consent Solicitation -- Proposed Amendments to Indentures" in this prospectus, the amendments proposed in connection with this exchange offer include the elimination of some events of default and most of the restrictive covenants.

Any of our outstanding notes that are not tendered and therefore remain outstanding after this exchange offer will be effectively subordinated to all of our secured indebtedness, including our senior credit facility, the Senior Secured Discount Notes and the Secured Series 2001 Bonds.

     The secured indebtedness under the Senior Secured Discount Notes, the Secured Series 2001 Bonds and our senior credit facility will rank equal with one another in right of payment, but will effectively rank senior in right of payment to other secured and unsecured indebtedness to the extent of the value of the collateral securing that secured indebtedness.

     Any outstanding notes that remain outstanding after this exchange offer will rank equally with our other unsecured indebtedness and obligations, such as trade payables, contract rejection and litigation claims, and unsecured employee benefit claims, as well as any indebtedness under the Senior Secured Discount Notes, the Secured Series 2001 Bonds and the senior credit facility, to the extent the collateral securing those secured obligations is insufficient. Of the unsecured claims, in the event a bankruptcy case is commenced, certain administrative expenses may be entitled to priority status for payment purposes over other unsecured claims. Claims that may be entitled to priority status, include but are not limited to, claims for professional fees, claims for operational shutdown and liquidation costs, and to a limited extent, claims for employee wages and benefits and contributions to pension plans.

     As of September 30, 2001, total unsecured claims in a liquidation of Weirton are estimated to exceed $2 billion. Of those claims, a substantial amount could be assigned priority status under applicable bankruptcy laws. Consequently, in a bankruptcy proceeding, owners of the outstanding notes and Series 1989 Bonds may receive repayments of little or none of the principal amount of their outstanding notes or Series 1989 Bonds.

Non-tendering holders likely will be treated as having exchanged the outstanding notes held by them for new modified notes, and the new modified notes will be treated as issued with original issue discount.

     We intend to take the position that the adoption of the amendments proposed by the consent solicitation results in a deemed exchange of the outstanding notes for new modified notes in a taxable transaction for United States federal income tax purposes. Under this treatment, you generally will recognize gain or loss on the exchange equal to the difference between the fair market value of the modified note received and your tax basis in your outstanding notes. The modified notes also will be treated as being issued with original issue discount, which you generally will be required to include in your gross income over the remaining term of the modified notes in advance of cash payments attributed to such income. We anticipate that the amount of this original issue discount will be substantial. See "Certain Material United States Federal Income Tax Consequences."

If you do not exchange the outstanding notes that you hold in this exchange offer, you may not be able to sell them in the secondary market.

     Any outstanding notes tendered and exchanged in this exchange offer will significantly reduce the aggregate principal amount of the outstanding notes. Because it is a condition of this exchange offer that at least 95% of each series of outstanding notes are tendered, we anticipate that the liquidity of the market for any outstanding notes that remain outstanding after this exchange offer will be extremely limited.

                   RISKS ASSOCIATED WITH THE EXCHANGE OFFERS

If we waive the 95% minimum threshold condition for tendering outstanding notes and Series 1989 Bonds and consummate the concurrent exchange offers, we may not be able to make scheduled cash interest payments on the remaining outstanding notes and bonds, which default could result in the acceleration of the outstanding notes and bonds.

     Following the consummation of the exchange offers, and depending on the amount of outstanding notes and Series 1989 Bonds tendered, we may determine not to pay interest on any outstanding notes and in respect of the Series 1989 Bonds not validly tendered pursuant to the exchange offers for a period of at least one year and may defer such payments for a longer period of time. Our ability to pay cash interest under the terms of our senior credit facility is limited to $4 million per year, reflecting our voluntary financial restructuring plan presented to our senior lenders. Failure to pay interest would result in an event of default and may cause an acceleration of the outstanding notes and Series 1989 Bonds, unless the payment defaults were cured. In addition, an acceleration of the principal of our outstanding notes and Series 1989 Bonds would constitute a default under our senior credit facility. In such circumstances, we may have to seek bankruptcy protection or commence liquidation proceedings.

We cannot assure you that the value of the Senior Secured Discount Notes that you will receive will be equal to or greater than the outstanding notes that you tender for exchange.

     We have not undertaken a valuation with respect to the exchange ratios for the exchange offer of the outstanding notes or the Senior Secured Discount Notes. Our board of directors has made no determination that the exchange ratios represent a fair valuation of either series of the outstanding notes. We have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratios to you or to us. We cannot assure you that if you tender your outstanding notes you will receive the same or greater value than if you choose to keep them.

We may have inadequate collateral to satisfy payments on the Senior Secured Discount Notes.

     The Senior Secured Discount Notes and our obligations with respect to the Series 2001 Bonds will be secured by a first priority lien on our hot strip mill. The value of and ability to foreclose on this collateral in the event of a liquidation of our company will depend on market and economic conditions, the availability of buyers, laws relating to the liquidation of collateral and other factors beyond our control. As a result, the proceeds of any sale of the collateral following a default may not be sufficient to satisfy payments due on the notes. In that case, if the proceeds are not sufficient to repay all amounts due on the Senior Secured Discount Notes, then you would have only an unsecured claim against our remaining assets with respect to the unpaid amount. Other creditors, including the lenders under the senior credit facility, may have secured claims against other remaining assets. Further, by its nature, some or all of the collateral will be illiquid and have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time or at all.

The trustee under the indenture may be unable to foreclose on the collateral securing the Senior Secured Discount Notes and pay you the amount due on the Senior Secured Discount Notes.

     Under the indenture governing the Senior Secured Discount Notes, if an event of default occurs, including defaults in payment of interest, principal or premium, if any, on the Senior Secured Discount Notes when due at maturity or otherwise, the trustee may accelerate the Senior Secured Discount Notes and, among other things, initiate proceedings to foreclose on the collateral securing those notes. It is likely that the right of the trustee to repossess and dispose of the collateral after the occurrence of an event of default would be significantly impaired by applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by us or against us prior to the trustee having repossessed and disposed of the collateral. For example, under applicable United States bankruptcy laws, a secured creditor is prohibited from repossessing and selling its security from a debtor in a bankruptcy case without bankruptcy court approval. Morever, with respect to collateral in jurisdictions outside the United States, the trustee's ability to foreclose may further be impaired by both local laws and defects with respect to perfection of security interests in those jurisdictions. Under any of these circumstances, you may not be fully compensated for your investment in the Senior Secured Discount Notes in the event of a default.

The Senior Secured Discount Notes and the security interest that will secure their payment may not be enforceable under federal and state fraudulent transfer laws.

     A court may void the issuance of the Senior Secured Discount Notes or the grant of a security interest in the hot strip mill as security for the Senior Secured Discount Notes if the court finds that the transaction is avoidable under federal or state fraudulent transfer laws. If a court makes such a finding, the holders of the Senior Secured Discount Notes may not receive payment on those obligations, or may receive only a reduced payment.

     Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Senior Secured Discount Notes were issued we:

     - issued the Senior Secured Discount Notes with the intent of hindering, delaying or defrauding current or future creditors, or

     - received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Senior Secured Discount Notes or for the transfer of the security interest; and

        - we were insolvent at the time of the issuance of the Senior Secured Discount Notes and Secured Series 2001 Bonds or the transfer of the security interest;

        - we were rendered insolvent by reason of the issuance of the Senior Secured Discount Notes and Secured Series 2001 Bonds or the transfer of the security interest;

        - we were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

        - we intended to incur, or believed, or should have believed, we would incur, debts beyond our ability to pay as such debts mature,

then a court could:

     - void all or a portion of our obligations to the holders of the Senior Secured Discount Notes;

     - subordinate our obligations to the holders of the Senior Secured Discount Notes to other existing and future indebtedness of us, as the case may be, the effect of which would be to entitle the other creditors to be paid in full before any payment could be made on those notes; or

     - take other action harmful to the holders of the Senior Secured Discount Notes, including nullification of the security interest and the return of any distribution made to them.

     The measures of insolvency for purposes of determining whether a fraudulent transfer has occurred varies depending on the law applied. Generally, however, a company would be considered insolvent if:

     - at fair valuations, the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

     - it could not pay its debts as they come due.

     For a transfer to be voidable, the transfer must occur within a certain time period prior to a specified event, such as the filing of a bankruptcy case. The period of time will vary depending on the applicable federal or state fraudulent transfer law.

In the event a petition for relief under the United States Bankruptcy Code is filed by or against Weirton, the grant of a security interest in the hot strip mill may be avoided as a preferential transfer.

     The grant to the holders of the Senior Secured Discount Notes of a security interest in our hot strip mill may be avoided as a preferential transfer in the event a petition for relief under the United States Bankruptcy Code is filed by or against us. The transfer of the security interest may be avoided as a preferential transfer if a court finds that:

     - we made the transfer to or for the benefit of a creditor;

     - we made the transfer for or on account of a debt owed prior to the time of transfer;

     - we were insolvent at the time of the transfer;

     - we made the transfer within 90 days before the commencement of our Chapter 11 case, or within one year before the commencement of our Chapter 11 case if the holders of the Senior Secured Discount Notes are deemed to have been insiders at the time of the transfer; and

     - the transfer resulted in an improvement in the creditor's position so that the creditor received more than it would have received had the preferential transfer not been made and the creditor had participated in the distribution of our assets in a liquidation proceeding under Chapter 7 of the Bankruptcy Code.

     After such a finding, similar to the possible actions as described in connection with the finding that the exchange offer was a fraudulent transfer, the court could nullify the security interest in our hot strip mill granted to the holders of the Senior Secured Discount Notes, rendering the Senior Secured Discount notes unsecured obligations of Weirton and making the value of the hot strip mill available for application to our unsecured creditors, and the court may require the holders to return any distribution made to them.

     The bankruptcy laws further provide an exception, in that a transfer which would otherwise be considered a preference may not be avoidable if:

     - the transfer was intended by the parties to be and was in fact a substantially contemporaneous exchange for which Weirton received new value; or

     - the debt was incurred in the ordinary course of business or financial affairs of both parties and any payment made was made in the ordinary course of business or financial affairs of both parties.

     This exchange offer may be considered by a court to involve a preferential transfer because the issuance of the Senior Secured Discount Notes and Secured Series 2001 Bonds alters the status of the holders from unsecured to secured creditors. Depending on the value of Weirton, in the event of a liquidation, a holder of the Senior Secured Discount Notes or Secured Series 2001 Bonds, as a secured creditor may receive a greater recovery than such a holder would have received absent the exchange offer, and as a result the exchange offer may be found to be a preferential transfer. However, the grant of the security interest in the hot strip mill may not be avoided if a court further finds that the transaction constituted a substantially contemporaneous exchange for which we received new value.

     If a court were to determine that the exchange offer is a preferential transfer and that the transfer does not qualify for either defense described above, we cannot assure you that you will ever receive payment on the outstanding notes or the Senior Secured Discount Notes and Secured Series 2001 Bonds.

     In any of these events, we could not assure that the holders of the Senior Secured Discount Notes would receive the intended benefit from the liens securing those notes or that holders of the Senior Secured Discount Notes would ever receive payment on those notes.

Because the Senior Secured Discount Notes are being issued at a discount, the amounts you may recover in a bankruptcy may be affected.

     If a bankruptcy case were commenced by or against us under the United States Bankruptcy Code after we issue the Senior Secured Discount Notes, your claim as a holder of the Senior Secured Discount Notes may be limited to an amount equal to the sum of the initial offering price and that portion of the discount (as determined for bankruptcy purposes) that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any discount that has not amortized as of the date of any such bankruptcy filing could constitute "unmatured interest" for purposes of the United States Bankruptcy Code. To the extent that the United States Bankruptcy Code differs from the Internal Revenue Code with respect to the determination of the amount of discount and the method of amortizing such discount, you may recognize taxable gain or loss upon payment of your claim in bankruptcy.

We may be unable to purchase the Senior Secured Discount Notes upon a change of control.

     Under the terms of the indentures for the Senior Secured Discount Notes, we may be required to repurchase all or a portion of the Senior Secured Discount Notes then outstanding on a change of control at a purchase price equal to 101% of either the accreted value of the Senior Secured Discount Notes if the change of control occurs prior to January 1, 2004 or the principal amount of the Senior Secured Discount Notes plus accrued interest to the date of purchase if the change of control occurs on or after January 1, 2004. We may not be able to repurchase the Senior Secured Discount Notes upon a change of control in accordance with the terms of the indenture because:

     - we may have insufficient funds to do so; or

     - we may be prohibited from doing so by the terms of our senior credit facility.

     The terms of our senior credit facility prevent us from repurchasing the Senior Secured Discount Notes or the Secured Series 2001 Bonds without the consent of our senior lenders, unless we also repay our senior indebtedness in full. In those circumstances, we would be required to obtain the consent of our senior lenders, or otherwise repay our senior indebtedness in full, before we could repurchase the Senior Secured Discount Notes or the Secured Series 2001 Bonds following a change of control. If we were unable to obtain the required consents or otherwise repay our senior indebtedness, the put right on a change of control will be ineffective.

The trading market for the Senior Secured Discount Notes may be limited.

     We do not intend to apply to have the Senior Secured Discount Notes listed on any securities exchange or for quotation on the National Association of Securities Dealers Automated Quotation System. As such, we cannot assure you that a public market for such securities will develop. In addition, the liquidity of the trading market in the Senior Secured Discount Notes and the market price quoted therefor, if any, may be adversely affected by a variety of factors, including, among other things:

     - the number of holders of the Senior Secured Discount Notes;

     - the market for similar securities;

     - the interest of securities dealers in making a market in the new Senior Secured Discount Notes;

     - changes in the overall market for high-yield securities;

     - changes in our financial performance or prospects; and

     - changes in the prospects for companies in the United States steel industry generally.

The Senior Secured Discount Notes are being issued with original issue discount.

     The Senior Secured Discount Notes are being issued with original issue discount. The amount of original issue discount is dependent, in part, on the fair market value on the exchange date of the outstanding notes tendered for the Senior Secured Discount Notes. Original issue discount may be required to be included in your income for United States federal income tax purposes over the term of the Senior Secured Discount Notes in advance of cash payments attributable to such income. See "Certain Material United States Federal Income Tax Consequences."

           RISKS ASSOCIATED WITH OUR BUSINESS AND FINANCIAL CONDITION

We may be unable to generate sufficient cash flow to service our debt.

     We cannot assure you that our business will be able to generate sufficient cash flow from operations in the future to service our debt, make necessary capital expenditures or meet other cash needs. If we are unable to do so, subject to the restrictive provisions of our debt instruments and consent of our lenders, we may seek to refinance all or a portion of our existing debt, including the Senior Secured Discount Notes and our obligations under the Secured Series 2001 Bonds, to sell assets or to obtain additional financing. We cannot assure you that any such refinancing or that any such sale of assets or additional financing would be possible on terms reasonably favorable to us. In such circumstances, we may have to seek bankruptcy protection or commence liquidation or administrative proceedings because we will not have sufficient cash to repay our indebtedness as it becomes due.

We have experienced losses in the past and could experience additional future losses, which could prevent us from sustaining or developing our business.

     We incurred losses from operations of approximately $89.3 million in 1999, $40.7 million in 2000 and $199.5 million during the first nine months of 2001. Absent a recovery in the domestic steel market, particularly with respect to pricing, we expect to continue to incur losses in the future, which may limit our ability to execute our business strategy and satisfy our debt obligations.

Downturns in the United States steel industry have had in the past, and may in the future have, an adverse effect on our sales and profitability.

     Historically, the steel industry has been cyclical in nature as a result of markets that it serves. Excess worldwide steel production capacity has further contributed to the destabilization of steel markets, especially during periods of reduced demand. The United States steel industry is affected by changes in economic conditions that are outside of our control, including currency exchange rates, and international, national, regional and local slowdowns in customer markets. Our operating results may also be adversely affected by increases in interest rates that may lead to a decline in the economic activity of our customers, while simultaneously resulting in higher interest payments under our senior credit facility. For example, a decline for demand for our products or in the general financial condition of the packaging industry or its principal members to which we supply our tin mill products would have a material adverse affect on our business, financial condition, results of operations or prospects. In addition, during the periods of economic slowdown such as the one we are currently experiencing, our credit losses increase. We cannot assure you that economic slowdowns, adverse economic conditions or cyclical trends in our customer markets will not have a material adverse effect on our operating results and financial condition. See "Business -- Principal Products and Markets."

Our indebtedness could adversely affect our financial position and prevent us from obtaining additional financing in the future.

     We have, and will continue to have after giving effect to the completion of the concurrent exchange offers, a substantial amount of indebtedness when compared to our shareholders' equity. The terms of the indentures governing the Senior Secured Discount Notes and the terms of the senior credit facility generally limit the incurrence of additional indebtedness. As of September 30, 2001, on a pro forma basis after giving effect to the exchange offers which are being accounted for as a troubled debt restructuring, and implementation of other components of our strategic plan, including the implementation of our vendor financing programs, the refinancing our credit facilities, and the implementation of our operating cost savings plan, our outstanding indebtedness would have been $206.9 million. This assumes that all outstanding notes are exchanged for $85.4 million in principal amount of Senior Secured Discount Notes prior to the expiration of the consent solicitation, such that each tendering holder receives the total consideration and all outstanding Series 1989 Bonds are exchanged for $19.7 million in principal amount of Secured Series 2001 Bonds. The $206.9 million pro forma indebtedness balance, which includes current maturities, compares to a pro forma principal amount of indebtedness of $155.0 and pro forma shareholders' deficit of $225.6 million.

     Our debt service obligations will have important consequences to the holders of Senior Secured Discount Notes, including:

     - all of the indebtedness incurred in connection with the senior credit facility will become due no later than March 31, 2004, prior to the time the principal payment on the outstanding notes and the Senior Secured Discount Notes and other long-term obligations will become due;

     - certain of our indebtedness, including the amounts borrowed under our senior credit facility, will be at variable rates of interest, which will make us vulnerable to increases in interest rates;

     - our ability to obtain additional financing in the future may be limited;

     - a portion of cash flow from our operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for operations, future business opportunities and acquisitions and other purposes and increasing our vulnerability to adverse general economic and industry conditions;

     - we may be hindered in our ability to adjust rapidly to changing market conditions;

     - we may experience an event of default under one or more of our debt instruments that, if not cured or waived, could result in the acceleration of that and other of our indebtedness which would adversely affect us; and

     - our ability to withstand a downturn of our business or the economy generally or otherwise react to changes in general economic conditions, the United States steel industry, global competitive pressures or adverse changes in government regulation may be adversely affected. These factors may include, among others:

      -- the economic and competitive conditions in the steel industry, particularly as they affect product pricing and shipment volumes;

      -- any operating difficulties, increased operating costs or pricing pressures we may experience;

      -- cyclicality of the principal markets we serve;

      -- the economic conditions affecting the tin mill products market in particular and the financial performance of our principal customers;

      -- high levels of steel imports and the effect of any governmental actions to restrain illegal dumping of steel imports;

      -- the relative strength of the United States dollar as it affects international trade;

      -- the passage of legislation or other regulatory developments that may adversely affect us; and

      -- volatility in financial markets, which may affect invested pension plan assets and the calculation of benefit plan liabilities.

Restrictive debt covenants contained in our senior credit facility and indentures could limit our ability to take certain actions.

     Our senior credit facility and the indenture governing the Senior Secured Discount Notes contain covenants that will limit the discretion of our management with respect to certain business, financial and operational matters. The covenants, taken as a whole, place significant restrictions on our ability to, among other things:

     - incur additional indebtedness;

     - pay dividends and other distributions;

     - redeem, repurchase or prepay subordinated obligations, equity securities and other obligations;

     - enter into sale and leaseback transactions;

     - create liens and other encumbrances;

     - make acquisitions and certain investments;

     - engage in certain transactions with affiliates;

     - sell or otherwise dispose of assets; and

     - merge or consolidate with other entities.

     Our ability to comply with these and other provisions of the senior credit facility and the indenture governing our Senior Secured Discount Notes and other indebtedness may be affected by changes in economic or business conditions or other events beyond our control. A failure to comply with the obligations contained in the senior credit facility or the indenture and related agreements could result in an event of default under either the senior credit facility or the indentures, which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. If the indebtedness under the senior credit facility were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the Senior Secured Discount Notes. See "Description of the Senior Secured Discount Notes" and "Description of Other Indebtedness and Financing Arrangements."

We may not successfully complete and manage future acquisitions.

     The consummation of the exchange offers is critical to our ability to permit the fundamental repositioning of our business, which depends in part on our ability to make strategic acquisitions of assets related to the tin mill and coated products markets and to integrate successfully those assets into our operations. However, any strategic acquisitions require the consent of our lenders under the senior credit facility, and our existing capital resources are limited and otherwise are subject to restrictions in our senior credit facility and in the indenture governing the Senior Secured Discount Notes. Consequently, we may not have sufficient funds to finance such acquisitions unless we are successful in raising necessary debt or equity financing from third parties. We may not be able to obtain financing for this purpose on terms that are acceptable to us or our lenders or are permitted under the terms of the senior credit facility or the indenture. Moreover, although we have engaged in discussions with other United States producers from time to time regarding possible acquisitions of their tin mill and other assets, such acquisition opportunities may not become available or may not be available on acceptable terms.

     Any acquisitions consistent with our strategic plan that may occur will also place increasing demands on management and operations resources. Our future performance will depend, in part, on our ability to manage our changing operations and to adapt our operational systems to that end. We may not be successful at effectively and profitably managing the integration of any future acquisitions. Our failure to complete and manage any strategic acquisitions could adversely affect our business financial condition and results of operations.

The steel industry is highly competitive.

     The steel industry is highly competitive, particularly with respect to price in the market for sheet products. We face intense competition from domestic and foreign steel producers. In addition, we face competition from producers of products other than steel, including aluminum, plastics, composites and ceramics. Competition is based primarily on price, with factors such as reliability of supply, service and quality also being important in certain segments of the industry. In addition, a number of our domestic competitors have filed for bankruptcy protection and are seeking to maintain their market share, particularly in commodity sheet steel products, by reducing prices.

     Integrated steel makers also face strong competition from mini-mills, which are efficient, low-cost producers that generally produce steel by melting scrap in electric arc furnaces, utilize new technologies, have lower employment costs and target regional markets. Mini-mills historically have produced lower margin commodity grade long products, such as bars, rods and wire and other commodity-type steel products not manufactured by us. However, thin slab cast technology has allowed mini-mills to enter sheet markets traditionally supplied by integrated producers, including the hot rolled, cold rolled and galvanized markets. Mini-mills generally continue to have a cost advantage over integrated steel producers, particularly for labor and especially during periods of weak demand when scrap prices are low. Although most new capacity in the domestic industry has resulted from growth in mini-mill operations, there has also been a significant increase in both cold rolling and galvanizing capacity at independent processors.

     Foreign producers also compete with us, although to a lesser extent than domestic mills. Many foreign producers have lower labor costs and some are subsidized by their governments. Political and social considerations may influence their decisions with regard to production and sales more than prevailing market forces. Many foreign steel producers continue to ship to the United States market despite decreasing profit margins or losses. Other factors that influence the level of foreign competition include the relative strength of the dollar, the level of imports, and the effectiveness of United States trade laws. Although on October 22, 2001 the ITC found that the domestic steel industry had sustained serious injury because of foreign imports, we cannot assure you that the investigation will result in meaningful tariff, quota protection or other relief for the United States steel industry or for Weirton.

     We cannot assure you that demand will increase from current depressed levels. Further, we cannot assure you that increased production capacity or operating efficiencies of our competitors, or increased foreign and domestic competition, may not directly and adversely affect pricing and profit margins and our operating cash flow.

Substantial employee postretirement benefit obligations may adversely affect future cash flow.

     We have substantial financial obligations related to our employee postretirement plans for medical and life insurance benefits and pensions. Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" requires that we accrue retiree medical and life insurance benefits during an employee's service rather than defer the recognition of costs until claims are actually paid. In accordance with this accounting standard, we have established a liability for the present value of the estimated future medical and life insurance benefit obligations. As of December 31, 2000, we had balance sheet liabilities for accumulated postretirement health care and life insurance benefit obligations at $344.3 million. The cash payments for actual postretirement health and life insurance claims were $23.2 million in 1999, $26.5 million in 2000 and $22.6 million for the first nine months of 2001, and our health care costs are projected to increase by 5.25% in 2002.

     In accordance with the Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," we had an accrued pension liability of $80.0 million at December 31, 2000 for our defined benefit pension plans. As of December 31, 2000, projected benefit obligations of $754.0 million exceeded plan assets by $26.8 million.

     However, adverse developments in health care costs could materially increase the amount of our postretirement benefit obligations and adverse conditions in the financial markets have, and could in the future, materially decrease the plan assets available to fund pension obligations. Plant shutdowns would substantially increase the amount of our postretirement benefit obligations. In addition, layoffs or other similar events, including our recently negotiated workforce reduction, could also increase the amount of our postretirement benefit obligations. We do not expect to have any near term funding requirements with respect to our pension plans. Under minimum funding rules, no contribution is expected in 2002; however, a substantial contribution is likely to be required in 2003.

The price and availability of our raw materials may fluctuate.

     We purchase a number of raw materials in the open market in the ordinary course of our business, including scrap, tin, zinc, natural gas and other raw materials, which are subject to significant price fluctuation. In addition, we have a long-term coke supply contract for up to 80% of our actual annual coke requirements that expires on December 31, 2001, under which the price of coke fluctuates with the market, subject to a ceiling and a floor. We cannot assure you that we will be able to negotiate acceptable renewal terms of this contract. We have entered into long-term supply contracts with respect to other commodities, including iron ore pellets, industrial gases and electricity; however, the loss of any of those contracts or of our coke supply contract may expose us to greater market risks, and the potential for significant cost increases which could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, certain of our raw material suppliers are participating in our vendor financing programs, under which we have entered into a sale and leaseback transaction with respect to our Foster-Wheeler Steam Generating Plant and related electricity generating assets, which supplies process steam, heat and electricity. A failure to satisfy our rental payment and other obligations under this arrangement could result in the termination of the lease. This may adversely affect our relationships with participating vendors and may also adversely affect our ability to secure the steam and electricity necessary to operate our steel making facilities.

Unplanned repairs or equipment outages could interrupt production and reduce sales and profitability.

     Our integrated operations depend upon critical equipment, such as blast furnaces, basic oxygen furnaces, our continuous caster, our hot strip mill and other rolling and finishing facilities to support our business, that may occasionally be out of service due to routine scheduled maintenance or equipment failures. Any unplanned unavailability of critical equipment could interrupt our production capabilities and reduce our sales and profitability. Although we have not recently experienced equipment failures that have resulted in an extended complete shutdown of a major portion of our steel making production, we have experienced unscheduled equipment outages in the past, and we could have material shutdowns in the future.

We may not be able to negotiate favorable labor agreements or prevent work stoppages.

     The Independent Steelworkers Union represents our production and maintenance workers, clerical workers and nurses. In addition, the Independent Guard Union represents our security personnel. While we negotiated new agreements with the ISU and the IGU in October 2001, which expires no earlier than March 2004, future collective bargaining agreements, or the negotiation of such agreements, may have an adverse effect on our financial condition and results of operations. We cannot assure you of the results of our negotiations of future collective bargaining agreements with our unionized employees. Labor disputes and resulting work stoppages or slowdowns occasionally occur in the steel industry. Although we have not experienced a work stoppage in over 45 years, we cannot assure you that work stoppages or slowdowns will not occur in the future in connection with our labor negotiations or otherwise.

We may incur substantial environmental control and remediation costs.

     In common with other United States steel producers, we are subject to various federal, state and local requirements for environmental controls relating to our operations. These environmental laws and regulations include the Clean Air Act with respect to air emissions; the Clean Water Act with respect to water discharges; the Resource Conservation and Recovery Act with respect to solid and hazardous waste treatment, storage and disposal; and the Comprehensive Environmental Response, Compensation and Liability Act with respect to releases and remediation of hazardous substances. In addition, West Virginia has similar environmental laws.

     We have spent substantial amounts of money to control air and water pollution pursuant to applicable environmental requirements. We have also spent, and will continue to spend, substantial amounts for proper handling and disposal and for the environmental investigation and cleanup of properties. Along with capital investments and operating costs relating to environmental matters, from time to time we have been and may be subject to penalties or other requirements as a result of administrative action by regulatory agencies. The ultimate impact of complying with environmental laws and regulations is not always clearly known or determinable because certain implementing regulations have not yet been promulgated or in certain instances are undergoing revision. However, complying with environmental laws and regulations may substantially increase capital, operating and compliance costs. Currently, we are involved in a number of environmental remediation projects relating to the remediation of former and present operating locations and are involved in a number of other remedial actions under federal and state law.

     We may incur environmental exit costs if we decide to sell a current property, for it is our policy not to accrue such environmental exit costs until we decide to dispose of a property. These costs include, among other things, remediation and closure costs and expenses relating to our clean-up of soil contamination, our closing of waste treatment facilities and our monitoring commitments. We believe that the ultimate liability for the environmental remediation matters identified to date, including the clean-up, closure and monitoring of waste sites and formerly-owned facilities and businesses, will not materially affect our consolidated financial condition or liquidity. However, the identification of additional sites, increases in remediation costs with respect to identified sites, the failure of other potentially responsible parties to contribute their share of remediation costs, decisions to dispose of additional properties and other changed circumstances may result in increased costs to us. These increased costs may have a material adverse effect on our financial condition, liquidity and results of operations.

We depend on our key personnel for our success, and the loss of their services could have a negative impact on our business.

     Our success will depend, in large part, on the efforts, abilities and experience of our senior management and other key employees. The loss of the services of one or more such individuals could adversely affect our business, financial condition, results of operations or prospects.

Weirton's ESOPs hold approximately 42% of our voting power and can exercise substantial influence over our affairs.

     Approximately 42% of the combined voting power of our issued and outstanding shares of common stock and voting convertible preferred stock are held by Weirton's 1984 ESOP and 1989 ESOP, respectively. Accordingly, the ESOPs and their participants, consisting of active and retired employees of Weirton, can exercise significant influence over our affairs, including the election of our directors and the approval of actions requiring the approval of our stockholders, including the adoption of amendments to our restated certificate of incorporation, increases in our authorized capital, issuances of voting securities, and approval of mergers or sales of substantially all of our assets. Certain corporate actions require the affirmative vote of holders having at least 80% of the outstanding voting power. We cannot assure you that the interests of the ESOPs and their participants will not conflict with your interests.

                          FORWARD-LOOKING INFORMATION

     The statements contained in this prospectus that are not historical facts are or may be deemed to be "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Some of theses statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "intends," "may," "will," "should," or "anticipates," or the negative or other variation of these or similar words, or by discussion of strategy or risks and uncertainties. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements in this prospectus include, among others, statements regarding:

     - the United States steel industry;

     - our strategic plan;

     - productivity and profitability improvement;

     - principal products and customers;

     - raw materials and energy;

     - pension and other employee postretirement benefit obligations;

     - competition and imports;

     - liquidity and capital resources; and

     - the outcome of the filing of bankruptcy or any other similar proceeding.

     These forward-looking statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include those discussed under the heading "Risk Factors" in this prospectus.

     We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

                                 CAPITALIZATION

     The following table sets forth Weirton's consolidated indebtedness and capitalization as of September 30, 2001 and on a pro forma basis to reflect the refinancing of our accounts receivable securitization program and revolving credit facility, our vendor financing program, the implementation of our operating cost savings plan and the concurrent exchange offers.

     The pro forma adjustments have been prepared on the same assumptions as those used for the unaudited pro forma consolidated balance sheet included in this registration statement, including the assumption that all outstanding notes are tendered for exchange prior to the expiration of the consent solicitation and all Series 1989 Bonds are exchanged, including accrued and unpaid interest on the outstanding notes and Series 1989 Bonds. The exchange offers are being accounted for as a troubled debt restructuring. The total interest and principal to be paid to holders of the Senior Secured Discount Notes and the Secured Senior 2001 Bonds are expected to be less than the carrying value of the debt for which they are being exchanged. Therefore, we will record a gain on the exchanges. See "Unaudited Pro Forma Consolidated Financial Statements."

     The pro forma column does not purport to represent what our financial condition would actually have been if these transactions and events occurred on the date specified. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data. We can give you no assurances that the transactions referred to in the assumptions will take place or, if they do take place, that they will take place on the terms specified in the assumptions.

                                                                    SEPTEMBER 30, 2001
                                                      -----------------------------------------------
                                                                                EXCHANGE
                                                      ACTUAL     ADJUSTMENTS     OFFER      PRO FORMA
                                                      -------    -----------    --------    ---------
                                                                   (DOLLARS IN MILLIONS)
Cash and equivalents................................  $  38.9      $ 30.0(1)    $  (4.0)(7)  $    --(4)
                                                      =======                   =======      =======
                                                                     (3.0)(2)
                                                                     (4.8)(3)
                                                                    (57.1)(4)
                                                                   ======
Debt obligations:
  11 3/8% senior notes due 2004.....................    122.7                    (122.7)(8)       --
  10 3/4% senior notes due 2005.....................    121.3                    (121.3)(8)       --
  8 5/8% pollution control revenue refunding bonds
    due 2014........................................     56.3                     (56.3)(9)       --
  Senior credit facilities..........................     49.0        28.0(5)                    19.9
                                                                    (57.1)(4)
  Unamortized debt discount.........................     (0.8)                      0.8(8)        --
  10% senior secured discount notes due 2008........                              119.6(8)     119.6
  9% secured pollution control revenue
    refunding bonds due 2014........................                               37.4(9)      37.4
  Long term capital lease obligation................                 30.0(1)                    30.0
                                                      -------      ------       -------      -------
         Total debt obligations.....................    348.5         0.9        (142.5)       206.9
Mandatorily redeemable preferred stock:
  Series A preferred stock, $0.10 par value:
       (1,552,187 shares issued; 1,533,405 subject
         to put)....................................     21.4(10)                               21.4(10)
  Less Series A preferred treasury stock, at cost
    42,901 shares...................................     (0.6)                                  (0.6)
                                                      -------                                -------
         Total mandatorily redeemable preferred
           stock....................................     20.8                                   20.8
Stockholders' equity:(11)
  Preferred stock Series A, $0.10 par value; 18,782
    shares..........................................      0.3                                    0.3
  Common stock, $0.01 par value; 50,000,000 shares
    authorized; 43,809,370 shares issued............      0.4                                    0.4
  Additional paid in capital........................    459.7                                  459.7
  Retained earnings (deficit).......................   (736.6)      (80.3)(2)     125.6(8)    (672.3)
                                                                     (0.6)(6)      19.6(9)
  Less: common stock treasury at cost; 2,310,809
    shares..........................................    (14.0)                                 (14.0)
  Other stockholder equity..........................      0.3                                    0.3
                                                      -------      ------       -------      -------
         Total stockholders equity (deficit)........   (289.9)      (80.9)        145.2       (225.6)
                                                      -------      ------       -------      -------
Total capitalization................................  $  79.4      $(80.0)      $   2.7      $   2.1
                                                      =======      ======       =======      =======

---------------

 (1) Pro forma adjustments to reflect $30.0 million in financing through our vendor financing program.

 (2) Pro forma adjustments to reflect the restructuring charge that will be associated with our operating cost savings plan. The adjustments assume a September 30, 2001 restructuring charge consisting of an increase in pension obligation ($46.4 million), other post-retirement benefit obligation ($23.7 million, including an increase in the current obligation of $4.0 million), an increase in other long term liabilities of ($7.2 million) and cash costs ($3.0 million).

 (3) Pro forma adjustments to reflect the cash cost of the senior credit facility which includes $4.0 million in closing costs and $0.8 million of payments for accrued interest and discount expenses on the old accounts receivable securitization program and revolving credit facility.

 (4) Pro forma adjustments to reflect the use of all available cash will be used to pay down amounts outstanding under the senior credit facility.

 (5) Pro forma adjustment to payoff amounts outstanding under our accounts receivable securitization program which we refinanced through our senior credit facility. Under our accounts receivable securitization program, we obtained proceeds by selling participation interests in our accounts receivable as opposed to borrowing money using accounts receivable as collateral. As a result of this structure, proceeds received were accounted for as a reduction of our accounts receivable balance. Proceeds under our senior credit facility consist, in part, of revolving loans collateralized by our accounts receivable.

 (6) Pro forma adjustment to reflect the write-off of deferred issuance costs on our old revolving credit facility.

 (7) Pro forma adjustment to reflect the anticipated cash closing costs related to the concurrent exchange offers. Due to our substantial net operating losses, we do not anticipate incurring any significant federal income tax liability as a result of the exchange.

 (8) Pro forma adjustments to reflect the exchange of the outstanding notes for Secured Senior Discount Notes. Under the prescribed accounting treatment, it is anticipated that a gain of $125.6 million will be recognized.

 (9) Pro forma adjustments to reflect the exchange of Series 1989 Bonds for Secured Series 2001 Bonds. Under the prescribed accounting treatment, it is anticipated that a gain of $19.6 million will be recognized.

(10) Reflects the historical cost of the preferred stock of $14.50 per share at the time of its original issuance. The outstanding shares of mandatorily redeemable preferred stock are subject to redemption at a price equal to the appraised value at the redemption date. At September 30, 2001, the shares had an appraised fair value of $0.45 per share. In any given year, we are only required to redeem those shares put to us by a limited number of former ESOP participants who have retired or otherwise separated from service.

(11) Does not reflect an aggregate of 5.2 million shares of common stock that may be issuable upon conversion of outstanding Series A preferred stock or upon exercise of outstanding stock options or issuable under other stock-based plans. See Notes 11 and 12 to our consolidated financial statements. Under our restated certificate of incorporation, any increase in our authorized capitalization would require the affirmative vote of at least 80% of the outstanding common stock and Series A preferred stock. In addition, any issuance of preferred stock having voting power would require the affirmative vote of at least 90% of our board of directors. Our 1984 ESOP and 1989 ESOP collectively hold approximately 42% of our combined voting power. See "Security Ownership of Certain Beneficial Owners and Management."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following data, insofar as it relates to each of the years 1996 through 2000, has been derived from financial statements audited by Arthur Andersen LLP, independent public accountants. Consolidated balance sheets at December 31 for the five years ended December 31, 2000, and the related consolidated statements of operations and of cash flows for the five years ended December 31, 2000 and the notes thereto appear elsewhere in this prospectus. The data for the nine months ended September 30, 2000 and 2001 has been derived from unaudited financial statements also appearing in this prospectus which, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair statement of the results for the unaudited interim periods. The results of operations for the interim period should not be regarded as indicative of the results that may be expected for a full year. You should read the selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited historical consolidated financial statements and the accompanying notes contained in this prospectus. Our historical results are not necessarily indicative of our future operating results. See "Risk Factors."

                                                                                            NINE MONTHS
                                                                                               ENDED
                                                      YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                             ------------------------------------------   ---------------
                                              1996     1997     1998     1999     2000     2000     2001
                                             ------   ------   ------   ------   ------   ------   ------
                                                                                            (UNAUDITED)
                                                                (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Net sales(1)...............................  $1,434   $1,444   $1,297   $1,130   $1,118   $  907   $  734
  Costs of sales(1)........................   1,334    1,305    1,159    1,076    1,053      818      800
  Selling, general and administrative
     expenses..............................      39       36       39       45       42       31       26
  Depreciation.............................      58       61       61       61       64       49       49
  Provision for profit sharing(2)..........      --       --       --       15       --       --       --
  Asset impairment(3)......................      --       --       --       22       --       --       --
  Restructuring charge.....................      17       17        3       --       --       --       12
                                             ------   ------   ------   ------   ------   ------   ------
Income (loss) from operations..............     (14)      25       35      (89)     (41)       9     (153)
  Gain on sale of investment, net(4).......      --       --       --      170       --       --       --
  Loss from unconsolidated subsidiaries....      --       --       --       (1)     (26)     (18)     (19)
  Interest expense(5)......................     (44)     (48)     (44)     (44)     (35)     (26)     (28)
  Other income, net........................       5        4        5        2        5        4        1
  ESOP contribution(6).....................      (3)      (3)      (3)      (2)      --       --       --
                                             ------   ------   ------   ------   ------   ------   ------
Income (loss) before income taxes,
  extraordinary item and minority
  interest.................................     (56)     (22)      (7)      36      (97)     (31)    (199)
  Income tax provision (benefit)(7)........     (11)      (4)      (1)       8      (12)      (6)     154
                                             ------   ------   ------   ------   ------   ------   ------
Loss before extraordinary item and minority
  interest.................................     (45)     (18)      (6)      28      (85)     (25)    (353)
  Loss on early extinguishments of
     debt(8)...............................       5       --       --       --       --       --       --
                                             ------   ------   ------   ------   ------   ------   ------
Income (loss) before minority interest.....     (50)     (18)      (6)      28      (85)     (25)    (353)
  Minority interest in loss of
     subsidiary............................      --       --       --        3       --       --       --
                                             ------   ------   ------   ------   ------   ------   ------
Net income (loss)..........................  $  (50)  $  (18)  $   (6)  $   31   $  (85)  $  (25)  $ (353)
                                             ======   ======   ======   ======   ======   ======   ======

                                                                                            NINE MONTHS
                                                                                               ENDED
                                                      YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                             ------------------------------------------   ---------------
                                              1996     1997     1998     1999     2000     2000     2001
                                             ------   ------   ------   ------   ------   ------   ------
                                                                                            (UNAUDITED)
                                                                (DOLLARS IN MILLIONS)
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and equivalents.....................  $  112   $  125   $   68   $  209   $   32   $   68   $   39
  Working capital..........................     299      302      203      299      193      259       70
  Total assets.............................   1,300    1,282    1,194    1,187      990    1,094      697
  Long-term employee benefits..............     404      436      419      419      399      405      407
  Long-term debt (including current
     portion)(9)...........................     431      389      305      305      299      299      348
  Redeemable preferred stock, net(10)......      18       21       22       23       21       21       21
  Stockholders' equity (deficit)...........     149      133      122      154       63      122     (290)
OTHER FINANCIAL DATA
  EBITDA(11)...............................      61      103       99       (6)      23       58      (92)
  Capital expenditures.....................      68       60       50       22       38       20        9
  Net cash provided by (used for) operating
     activities(12)........................      35       72       50       81      (85)     (76)     (33)
  Net cash provided by (used for) investing
     activities(13)........................     (68)     (60)     (58)     145      (78)     (51)      (9)
  Net cash provided by (used for) financing
     activities............................      14        1      (49)     (85)     (15)     (15)      49
  Ratio of earnings to fixed charges(14)...     N/A      N/A      N/A     1.82      N/A      N/A      N/A
  Working capital ratio(15)................   2.1:1    2.2:1    1.7:1    2.2:1    2.2:1    2.3:1    1.4:1
OTHER DATA (FOR PERIOD EXCEPT WHERE NOTED)
  Average hot band price per ton shipped...     314      335      306      265      283      294      220
  Average sales per ton shipped............     502      521      504      449      457      459      427
  Average cost per ton shipped(16).........     467      471      450      428      430      414      466
  Tons steel shipped (in thousands)........   2,857    2,772    2,575    2,514    2,448    1,977    1,718
  Active employees (at end of
     period)(16)...........................   5,373    4,873    4,329    4,302    4,246    4,323    3,965

---------------

 (1) In accordance with Emerging Issues Task Force Issue 00-01, "Accounting for Shipping and Handling Fees and Costs," shipping and handling costs were reclassed from net sales to cost of sales.

 (2) The provision for employee profit sharing is calculated in accordance with the profit sharing plan agreement. The provision is based upon 33 1/3% of net income.

 (3) The asset impairment charge is associated with the write down of a slab sizing press to fair value.

 (4) The gain on sale of investment relates to the sale of a portion of our investment in MetalSite, L.P.

 (5) Interest expense has been reduced by capitalized interest of $0.1 million, $0.1 million, $0.4 million, $0.5 million, and $1.1 million for the nine months ended September 30, 2000, the year 2000 and for the years 1998 through 1996, respectively. There was no capitalized interest expense applicable to facilities under construction for the nine months ended September 30, 2001 or the year 1999.

 (6) Does not include a net outflow of cash as these contributions are returned to Weirton in the form of payments on loans from Weirton to the 1984 and 1989 ESOPs.

 (7) In the second quarter of 2001, a non-cash charge was recorded to fully reserve our deferred tax assets which include the deferred tax assets related to approximately $400 million of net operating loss carryforwards. It was determined that our cumulative financial losses had reached the point that fully reserving the deferred tax assets was required. However, to the extent that we generate taxable income prior to the expiration of the net operating loss carryforwards, we would be able to utilize them to help offset our tax liabilities. These net operating losses will be reduced by reason of the elimination of principal and interest pursuant to the exchange (based on the issue price for federal income tax purposes of the Senior Secured Discount Notes).

 (8) Reflects certain costs incurred in connection with the early extinguishments of debt.

 (9) Long term debt (including current portion) does not include amounts utilized under our accounts receivable securitization program. Under our accounts receivable securitization program, we obtained proceeds by selling participation interests in our accounts receivable as opposed to borrowing money using accounts receivable as collateral. As a result of this structure, proceeds received were accounted for as a reduction of our accounts receivable balance. We had sold participation interests in our accounts receivable of $28.0 million, $25.0 million and $35.0 million at September 30, 2001, December 31, 2000 and December 31, 1999, respectively.

(10) Reflects the historical cost of the preferred stock at $14.50 per share at the time of its original issuance. The outstanding shares of mandatorily redeemable preferred stock are subject to redemption at a price equal to the appraised value at the redemption date. At September 30, 2001, the shares had an appraised fair value of $0.45 per share. In any given year, we are only required to redeem those shares put to us by a limited number of former ESOP participants who have retired or otherwise separated from service.

(11) EBITDA is calculated as income (loss) from operations plus depreciation and non-recurring items including restructuring and asset impairment. EBITDA is presented because our management believes that such information is considered by certain investors to be an additional basis for evaluating our ability to pay interest and repay debt. EBITDA should not be considered as an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, as a measure of our operating results and cash flows or as a measure of our liquidity. Since EBITDA is not calculated identically by all companies, the presentation in this prospectus may not be comparable to other similarly titled measure of other companies.

(12) Net cash provided by (used for) operating activities includes amounts utilized under our accounts receivable securitization program. Utilization of the accounts receivable securitization program is treated as a sale of accounts receivable rather than long term debt. As a result, the cash flows related to the program are operating cash flows. Cash flows from the accounts receivable securitization program accounted for $35.0 million in cash flows provided by operations in 1999, $10.0 million used by operations in 2000 and $3.0 million provided by operations during the nine months ended September 30, 2001.

(13) Cash flows from investing activities include $170.1 million in proceeds from the sale of a portion of our investment in MetalSite L.P. in 1999.

(14) The ratio of earnings to fixed charges is computed by dividing income (before income taxes, minority interest and extraordinary items and fixed charges less capitalized interest) by fixed charges. Fixed charges include interest expense, including any capitalized interest expense and the portion or rental expenses which are deemed to represent interest.

     The ratio of earnings to fixed charges for the years ended December 31, 1996, 1997, 1998 and 2000 are not presented because of the loss before income taxes incurred for those periods. Earnings were inadequate to cover fixed charges by $56.4 million, $22.5 million, $8.2 million and $96.9 million for the years ended December 31, 1996, 1997, 1998 and 2000, respectively. The ratio of earnings to fixed charges for the nine months ended September 30, 2000 and 2001 are also not presented because of the loss before income taxes incurred for these periods. Earnings were adequate to cover fixed charges by $30.9 million and $199.5 million for the nine months ended September 30, 2000 and 2001, respectively.

(15) Our working capital ratio is calculated by dividing our total current assets by our total current liabilities.

(16) Does not reflect the recent planned workforce reduction of 550 employees to be implemented beginning in the fourth quarter 2001 pursuant to our operating cost savings plan or the effect of the operating cost savings plan on average cost per ton shipped, which is currently estimated to range from $15 to $20 per ton.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     We have set forth our unaudited pro forma consolidated financial statements on the following pages.

     The unaudited pro forma consolidated balance sheet as of September 30, 2001 has been prepared as if the concurrent exchange offers, the refinancing of our revolving credit facility and asset securitization program, the closing of our vendor financing programs and the implementation of our operating cost savings plan occurred on September 30, 2001. The unaudited pro forma consolidated statements of income for year ended December 31, 2000 and the nine months ended September 30, 2001 have been prepared as if the concurrent exchange offers, refinancing of our revolving credit facility and accounts receivable securitization program, the closing of our vendor financing programs and the implementation of our operating cost savings plan occurred on the first day of the period for which the income statement is presented.

     The unaudited pro forma consolidated financial data does not purport to represent what our results of operations would actually have been had the concurrent exchange offers occurred on the dates specified or to project our results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable and necessary to present fairly the information presented in the unaudited pro forma consolidated financial statements. We can give you no assurances that the concurrent exchange offers will take place or that they will take place in the terms specified in the assumptions.

     The unaudited pro forma financial statements have been prepared on the following assumptions:

EXCHANGE OFFERS.

     - All outstanding notes and Senior 1989 Bonds outstanding are tendered for exchange prior to the expiration of the consent solicitation;

     - $122.7 million in principal amount of Senior Notes due 2004 and $121.3 million in principal amount of Senior Notes due 2005, including all accrued and unpaid interest related thereto, are exchanged for $85.4 million in principal amount of 10% Senior Secured Discount Notes due 2008;

     - $56.3 million in principal amount of Series 1989 Bonds, including all accrued and unpaid interest thereon, are exchanged for $19.7 million in principal amount of 9% Secured Series 2001 Bonds due 2014;

     - The concurrent exchange offers are being accounted for as a troubled debt restructuring. The total interest and principal to be paid to holders of the Senior Secured Discount Notes and the Secured Series 2001 Bonds is expected to be less than the carrying value of the debt for which they are being exchanged, including $9.9 million of accrued unpaid interest thereon. Accordingly, a pro forma net gain of $145.2 million is recorded. For federal income tax purposes, we have approximately $450 million of net operating losses available to offset taxable income. As a result, under several provisions of the Internal Revenue Code, we do not anticipate that the gain to be recognized upon consummation of the exchange offers will result in any significant federal income tax liability for Weirton. In addition, we do not expect to incur any significant state tax liability in connection with the anticipated gain resulting from the exchange offers. Interest over the life of the Senior Secured Discount Notes and the Secured Series 2001 Bonds is included in the carrying amount of the outstanding notes and Series 1989 Bonds and interest expense on the Senior Secured Discount Notes and Secured Series 2001 Bonds will not be recognized in the future for financial accounting purposes. We anticipate that annual cash interest payments beginning in 2004 on the Senior Secured Discount Notes will be approximately $8.6 million and annual interest payments on the Secured Series 2001 Bonds will be approximately $1.8 million; and

     - Fees and expenses associated with the exchanges of the outstanding notes and Series 1989 Bonds are $4.0 million.

     - The exchange offers are expected to be consummated on or before December 31, 2001.

REFINANCING OF REVOLVING CREDIT FACILITY AND ASSET SECURITIZATION PROGRAM.

     - For purposes of the unaudited pro forma balance sheet, we assume that as part of the senior credit facility, we entered into agreements to use all available cash to pay down amounts outstanding under the facility. Any cash needs would be funded on a revolving basis by withdrawals under the facility; and

     - For purposes of the unaudited pro forma income statements, we assume that, over the periods presented, amounts outstanding under the old revolving credit facility and accounts receivable securitization program are replaced by an equal amount of borrowing under the new senior credit facility. We assume that, on average, borrowings under the senior credit facility carry an interest rate that is 2.0% higher than the average rate of discount and interest associated with the old revolving credit facility and accounts receivable securitization program. The agreement to use all available cash to pay down amounts outstanding under the senior credit facility would have resulted in some positive benefit in the form of reduced interest expense, but we believe that such benefits would not have been material in the periods presented and, therefore, they are excluded from our pro forma adjustments.

VENDOR FINANCING PROGRAMS

     - Vendor financing programs generating $30 million in proceeds have been structured principally as a sale and leaseback transaction of our Foster-Wheeler Steam Generating Plant, including the related real property and certain related energy generating equipment, direct advances or concessions by certain vendors, and the expected sale and leaseback of our general office building and research and development building; and

     - Quarterly lease payments of $1.5 million begin one year after the sale and leaseback transaction.

     - Additional lease payments may be required based on:

      - the net profits resulting from the related power sales agreement; and

      - an industry published average annual hot band price in excess of $305 per ton in the preceding year.

OPERATING COST SAVINGS PROGRAM

     - The operating cost savings plan will result in an $80.3 million restructuring charge, consisting of an increase in pension obligation of $46.4 million, other post-retirement benefit obligation of $23.7 million, including an increase in the current obligation of $4.0 million, and increase in other long term liabilities of $7.2 million and cash costs of $3.0 million. A pro forma adjustment is reflected in the unaudited pro forma consolidated balance sheet, but because the charge is of a one-time nature, no adjustment is recorded in the unaudited pro forma consolidated statements of income;

     - The operating cost savings plan, once fully implemented, will result in annual savings of approximately $51 million. The unaudited pro forma income statements assume that we have achieved the full implementation of the operating cost savings plan prior to January 1, 2001; and

     The footnotes accompanying the pro forma financial statements are an integral part of the statements.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                             SEPTEMBER 30, 2001
                                             ---------------------------------------------------
                                             ACTUAL                       EXCHANGE         PRO
                                             RESULTS     ADJUSTMENTS        OFFER         FORMA
                                             -------     -----------      ---------      -------
                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Current Assets:
  Cash and equivalents.....................  $  38.9       $ 30.0(1)      $    (4.0)(7)  $  (0.0)
                                                             (3.0)(2)
                                                             (4.8)(3)
                                                            (57.1)(5)
  Accounts receivable......................     71.8         28.0(5)                        99.8
  Inventory................................    124.9                                       124.9
  Other current assets.....................      3.8                                         3.8
                                             -------       ------         ---------      -------
     Total Current Assets..................    239.4         (6.9)             (4.0)       228.5
  Property, plant and equipment, net.......    447.2                                       447.2
  Other assets and deferred charges........     10.3          4.0(3)           (3.2)(7)     10.5
                                                             (0.6)(4)
                                             -------       ------         ---------      -------
TOTAL ASSETS...............................    696.9         (3.5)             (7.2)       686.2
                                             =======       ======         =========      =======
Current Liabilities:
  Payables.................................     75.2                                        75.2
  Notes payable............................                  19.9(6)                        19.9
  Employment costs.........................     71.1                                        71.1
  Other current liabilities................     23.3          4.0(2)           (9.9)(7)     16.6
                                                             (0.8)(3)
                                             -------       ------         ---------      -------
     Total Current Liabilities.............    169.6         23.1              (9.9)       182.8
  Long term debt obligations -- notes and
     bonds.................................    299.5                         (142.5)(7)    157.0
  Long term debt obligations -- bank.......     49.0        (29.1)(5)
                                                            (19.9)(6)
  Long term capital lease obligation.......                  30.0(1)                        30.0
  Long term pension obligation.............     94.2         46.4(2)                       140.6
  Postretirement benefits other than
     pensions..............................    313.3         19.7(2)                       333.0
  Other long term liabilities..............     40.4          7.2(2)                        47.6
                                             -------       ------         ---------      -------
TOTAL LIABILITIES..........................    966.0         77.4            (152.4)       891.0
                                             =======       ======         =========      =======
REDEEMABLE STOCK (8).......................     20.8                                        20.8
STOCKHOLDERS EQUITY (DEFICIT)..............   (289.9)       (80.3)(2)         145.2(7)    (225.6)
                                                             (0.6)(4)
                                             -------       ------         ---------      -------
TOTAL LIABILITIES, REDEEMABLE STOCK AND
  STOCKHOLDERS' EQUITY.....................    696.9         (3.5)             (7.2)       686.2
                                             =======       ======         =========      =======

---------------

(1) Pro forma adjustments to reflect approximately $30 million in proceeds through our vendor financing programs.

(2) Pro forma adjustments to reflect the estimated restructuring charge that will be associated with our operating cost savings plan. The adjustments assume a January 1, 2001 restructuring charge consisting of an increase in pension obligation of $46.4 million, other postretirement benefit obligation of

    $23.7 million, including an increase in the current obligation of $4.0 million, an increase in other long term liabilities of $7.2 million and cash costs of $3.0 million.

(3) Pro forma adjustments to reflect the replacement of our old revolving credit facility and accounts receivable securitization program with our new senior credit facility. We assume that the transaction will result in $4.0 million in closing costs and a pay off of $0.8 million of accrued interest under the old revolving credit facility and accounts receivable securitization program.

(4) Pro forma adjustment to reflect the write-off of deferred debt issue costs of $0.6 million associated with the old revolving credit facility and accounts receivable securitization program.

(5) Pro forma adjustment to payoff amounts outstanding under our accounts receivable securitization program which we refinanced through our senior credit facility. Under our accounts receivable securitization program, we obtained proceeds by selling participation interests in our accounts receivable as opposed to borrowing money using accounts receivable as collateral. As a result of this structure, proceeds received were accounted for as a reduction of our accounts receivable balance. Proceeds under our senior credit facility consist, in part, of revolving loans collateralized by our accounts receivable. All available cash will be used to pay down amounts outstanding under the senior credit facility. Cash on hand and the proceeds from the vendor financing programs are, therefore, used to paydown $57.1 million of outstanding borrowings under the senior credit facility.

(6) Under the terms of our senior credit facility, borrowings under the agreement will be classified as a current liability.

(7) Pro forma adjustments to reflect the exchanges of outstanding notes and Series 1989 Bonds for Senior Secured Discount Notes and Secured Series 2001 Bonds.

(8) Reflects the historical cost of the preferred stock of $14.50 per share at the time of its original issuance. The outstanding shares of mandatorily redeemable preferred stock are subject to redemption at a price equal to the appraised value at the redemption date. At September 30, 2001, the shares had an appraised fair value of $0.45 per share. In any given year, we are only required to redeem those shares put to us by a limited number of ESOP participants who have retired or otherwise separated from service.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                                                                  NINE MONTHS ENDED
                                                                  SEPTEMBER 30, 2001
                                                     --------------------------------------------
                                                     ACTUAL                   EXCHANGE      PRO
                                                     RESULTS   ADJUSTMENTS     OFFER       FORMA
                                                     -------   -----------    --------    -------
                                                     (DOLLARS IN MILLIONS, EXCEPT FOR SHARE DATA)
INCOME STATEMENT DATA:
  Net sales........................................  $ 733.8                              $ 733.8
  Operating costs:
     Cost of sales.................................    800.1      (32.6)(2)                 767.5
     Selling, general and administrative expense...     25.7       (6.2)(2)                  19.5
     Depreciation..................................     49.0                                 49.0
     Restructuring cost............................     12.3                                 12.3
                                                     -------     ------         ----      -------
  Income (loss) from operations....................   (153.3)      38.8                    (114.5)
     Loss from unconsolidated subsidiaries.........    (18.5)                               (18.5)(5)
     Interest expense..............................    (28.4)      (3.0)(1)     24.8(3)      (6.6)
     Other income, net.............................      0.7                                  0.7
                                                     -------     ------         ----      -------
     Income (loss) before income taxes.............   (199.5)      35.8         24.8       (138.9)
     Income tax provision..........................    153.8                                153.8
                                                     -------     ------         ----      -------
  Net income (loss)................................   (353.3)      35.8         24.8       (292.7)
                                                     =======     ======         ====      =======
PER SHARE DATA:
  Weighted average number of common shares (in
     thousands):
     Basic.........................................   41,578                               41,578
     Diluted.......................................   41,578                               41,578
  Net income (loss) per share:
     Basic.........................................  $ (8.50)                             $ (7.04)
     Diluted.......................................  $ (8.50)                             $ (7.04)

---------------

(1) Pro forma adjustments assume approximately $30 million in proceeds through our vendor financing programs was issued January 1, 2001. The financing carries interest at 12.0% resulting in pro forma interest expense of $3.0 million in the first nine months of 2001.

(2) Pro forma adjustments to reflect nine months of estimated savings from the operating cost savings plan. We estimate that the program will save approximately $51 million annually. A nine month portion of $38.8 million is included here.

(3) Pro forma adjustment to eliminate $24.8 million in interest expense recorded under the outstanding notes and Series 1989 Bonds. Cash payments of interest were $22.9 million with the remainder being amortization of deferred debt discount and deferred issuance costs and interest accrued.

(4) We recorded an income tax provision of $153.8 million during the second quarter of 2001 to fully reserve our deferred tax assets due to a further assessment of our ability to generate sufficient taxable income to utilize the assets. Because all deferred tax assets are fully reserved, no income tax provision or benefit is recognized on the pro-forma adjustments.

(5) The Company recorded a loss from unconsolidated subsidiaries of $18.1 million in the first quarter of 2001 from the write offs of investments in GalvPro and MetalSite. The Company does not anticipate any further significant losses from unconsolidated subsidiaries or investments in these entities.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                                                                     YEAR ENDED
                                                                 DECEMBER 31, 2000
                                                  ------------------------------------------------
                                                   ACTUAL                    EXCHANGE       PRO
                                                  RESULTS    ADJUSTMENTS      OFFER        FORMA
                                                  --------   -----------     --------     --------
                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                                  ------------------------------------------------
INCOME STATEMENT DATA:
  Net sales.....................................  $1,117.8                                $1,117.8
  Operating costs:
     Cost of sales..............................   1,052.9      (43.5)(2)                  1,009.4
     Selling, general and administrative
       expenses.................................      41.6       (8.2)(2)                     33.4
     Depreciation...............................      64.0                                    64.0
                                                  --------      -----          ----       --------
  Income (loss) from operations.................     (40.7)      51.7                         11.0
     Loss from unconsolidated subsidiaries......     (26.2)                                  (26.2)(5)
     Interest expense...........................     (34.6)      (3.8)(1)      33.1(4)        (5.3)
     Other income, net..........................       4.8                                     4.8
                                                  --------      -----          ----       --------
     Income (loss) before income taxes..........     (96.7)      47.9          33.1          (15.7)
     Income tax provision (benefit).............     (11.6)       5.7(3)        4.0(4)        (1.9)
                                                  --------      -----          ----       --------
  Net income (loss).............................     (85.1)      42.2          29.1          (13.8)
                                                  ========      =====          ====       ========
PER SHARE DATA:
  Weighted average number of common shares (in
     thousands):
     Basic......................................    41,401                                  41,401
     Diluted....................................    41,401                                  41,401
  Net income (loss) per share:
     Basic......................................  $  (2.06)                               $  (0.33)
     Diluted....................................  $  (2.06)                               $  (0.33)

---------------

(1) Pro forma adjustments assume approximately $30 million in proceeds through our vendor financing programs was issued January 1, 2000. The financing carries annual interest at 12.0% resulting in pro forma interest expense of $3.8 million in 2000.

(2) Pro forma adjustment to reflect the approximately $51 million in annual cost savings associated with our operating cost savings plan.

(3) Pro forma adjustment to record a tax provision at an effective rate of 12% for adjustments related to employee cost reductions and vendor financing programs.

(4) Pro forma adjustment to eliminate $33.1 million in interest expense recorded under the outstanding notes and Series 1989 Bonds. Cash payments of interest were $31.8 million with the remainder being amortization of deferred debt discount and deferred issuance costs and accrued interest.

(5) We recorded a loss from unconsolidated subsidiaries of $18.1 million in the first quarter of 2001 from the write off of investments in GalvPro and MetalSite. We do not anticipate any further significant losses from unconsolidated subsidiaries or investments in these entities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, the audited consolidated financial statements and notes thereto included elsewhere in the prospectus.

OVERVIEW

     General. We are a major integrated producer of flat rolled carbon steel with principal product lines consisting of tin mill products and sheet products. Tin mill products include tin plate, chrome coated and black plate steels and are consumed principally by the container and packaging industry for food cans, general line cans and closure applications, such as caps and lids. Tin mill products accounted for 48% of our revenues and 35% of tons shipped in the first nine months of 2001. Sheet products include hot and cold rolled and both hot-dipped and electrolytic galvanized steels and are used in numerous end-use applications, including among others the construction, appliance and automotive industries. Sheet products accounted for 52% of our revenues and 65% of tons shipped in the first nine months of 2001. In addition, we currently are providing tolling services at our hot strip mill for a major stainless steel producer, which accounts for almost 20% of the overall capacity of our hot strip mill.

     We seek to strengthen our position as a leading domestic full range producer of higher margin tin mill products by further shifting our product mix toward higher margin value-added tin mill products and away from lower margin, commodity flat-rolled sheet products.

     In general, commodity sheet products are produced and sold in high volume in standard dimensions and specifications, while our tin mill and other value-added products require further processing, generally command higher profit margins and typically are less affected by imports and domestic competition. The market for tin mill products generally remains stable over the typical business cycle as compared to more volatile markets for sheet steel products. Domestic supply of tin mill products has been limited by the relatively small number of domestic producers, recent facility rationalizations, and the anti-dumping determination made by the ITC in August 2000. In addition, all of our tin mill products sales are based upon contracts of one year or more and are, therefore, less subject to price volatility than spot market sales.

     Recent Developments. Weirton, like most United States integrated steel producers, has sustained significant operating losses and a decrease of liquidity as a result of adverse market conditions as a result of adverse market conditions due to the current slowing economic conditions, which have been exacerbated by the September 11, 2001 terrorist attacks on the United States, and depressed selling prices caused in substantial part by dramatic increases in imported steel. See "Steel Industry Overview."

     Many industry observers believe that the severity of the current crisis in the United States will lead to a necessary restructuring of the industry. In June 2001 the Bush Administration initiated a trade investigation by the ITC under section 201 of the Trade Practices Act of 1974 regarding the illegal dumping of steel by foreign competitors. On October 22, 2001, the International Trade Commission found that twelve steel product lines, representing 74% of the imports under investigation, have sustained serious injury because of foreign imports. These product lines include hot rolled, cold rolled, galvanized sheet and coils, and tin mill products. The section 201 investigation now enters a remedy phase that will include the extent to which trade restrictions should be imposed on the twelve product categories singled out by the ITC as having caused or threatened serious injury. The Commission must release its recommendations by December 19, 2001. The remedies could include tariffs, quotas, or orderly marketing agreements. President Bush then has 60 days to adopt the recommendations, craft his own, or take no action.

     In response to severe weaknesses in the domestic steel industry and our worsening financial condition, we have developed a strategic plan to reduce operating costs, improve our liquidity and working capital position, restructure our long-term debt and fundamentally reposition our business to focus on the production and sale of tin mill products and other higher margin value-added sheet products. See "Business -- Our Strategic Plan."

     Our strategic plan has five integral steps, and we will begin to recognize the benefits of the first three steps later in the fourth quarter of 2001:

          - reducing our operating costs on an annual basis through the full implementation of a cost savings program which includes a workforce reduction, reductions to our employee benefits costs and other operating cost savings, which became effective in late October 2001 (estimated to generate approximately $51 million in annual cost savings when fully implemented in 2002);

          - improving our liquidity and long-term supplier relationships through vendor financing programs we entered into with over 60 suppliers in late October 2001 and through ongoing negotiations with other suppliers of services and raw materials (estimated to generate at least $30 million in additional near term liquidity);

          - increasing our borrowing availability and liquidity through the refinancing of our bank credit and asset securitization facilities, which became effective in late October 2001 (estimated to result in $35 to 40 million in additional availability based on existing current asset levels);

          - restructuring our long-term debt and lowering our debt service costs through this exchange offer and the Series 1989 Bonds exchange offer (which, as proposed, would generate estimated net annual cash savings of approximately $32 million per year in 2002 and 2003); and

          - fundamental repositioning of our business to focus on tin mill and other higher margin value-added sheet products and significantly reduce our presence in the commodity flat-rolled product market.

     Anticipated Results for 2001. We anticipate fourth quarter 2001 revenues to be comparable to revenues in third quarter 2001. Excluding the impact of a one-time restructuring charge of approximately $80 million, we anticipate fourth quarter 2001 operating results to be comparable to those in the third quarter 2001 and to reflect the early stages of the implementation of our operating cost savings program.

     We estimate that fourth quarter 2001 tin shipments will increase modestly, mainly due to late harvesting of crops caused by the adverse weather conditions and that prices will be consistent with those prevailing in the third quarter. Fourth quarter 2001 sheet product shipments are expected to decline from third quarter levels. Previously anticipated sheet product price increases for the fourth quarter 2001 will not occur due to expected reduction in demand from hot rolled service centers and pipe and tube manufacturers. We also expect reduced demand for cold rolled and coated products from steel service centers.

RESULTS OF OPERATIONS

 NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2000

     Net loss for the first nine months of 2001 was $353.3 million, or $8.50 per diluted share, which included a non-cash charge of $153.8 million to fully reserve the deferred tax assets, a restructuring charge of $12.3 million associated with our involuntary reduction program for non-represented employees and the write-off of our remaining interests in certain joint ventures totaling $18.1 million. Excluding the effects of these items, net loss for the first nine months of 2001 was $169.1 million. Last year's first nine months resulted in net loss of $25.0 million, or $0.60 per diluted share.

     Net sales in the first nine months of 2001 were $733.8 million, a decrease of $173.8 million or 19% from the first nine months of 2000. Total shipments in the first nine months of 2001 were 1.7 million tons, a decrease of 0.3 million tons or 13%, compared to the first nine months of 2000 shipments of 2.0 million tons. The decrease in revenue reflects the extremely adverse market conditions that have troubled the domestic steel industry since 1998 and have significantly worsened over the past 15 months. In addition to the impact of the decrease in shipment volume, our revenues were negatively impacted by lower selling prices on all products. Tin mill product prices were down approximately $8 per ton, or approximately 1%, during the first nine months of 2001 compared to 2000. Flat rolled sheet steel prices were lower by $65 to $85 per ton, or 20% to 30%, over the same period. Partially offsetting the impact of lower selling prices and volumes was a shift to a higher value-added product mix with a notable increase in tin plate shipments as a percentage of total shipments.

     Tin mill product net sales for the first nine months of 2001 were $351.3 million, an increase of $9.7 million from the first nine months of 2000. Shipments of tin mill products in the first nine months of 2001 were 595,000 tons compared to 572,000 tons for the same period in 2000. The increase in revenue resulted from a 4% increase in shipments which was partially offset by a modest decrease in selling prices.

     Sheet product net sales for the first nine months of 2001 were $382.5 million, a decrease of $183.5 million from the first nine months of 2000. Shipments of sheet product in the first nine months of 2001 were 1.1 million tons compared to 1.4 million tons in the first nine months of 2000. The decrease in revenue resulted from both a decline in shipments of approximately 21% and a substantial decline in selling prices.

     Costs of sales for the first nine months of 2001 were $800.1 million, or $466 per ton, compared to $818.0 million, or $414 per ton, for the first nine months of 2000. The increase in cost of sales per ton was attributable to higher energy costs, greater pension expense, and a shift to a higher value-added product mix. The decrease in shipments also contributed to the higher cost of sales per ton as we lost certain economies of scale.

     We established and implemented a workforce downsizing program, effective March 8, 2001. The downsizing program reduced non-represented staff employees by approximately 10%. After the downsizing program, our company was operating with approximately 630 non-represented employees and approximately 3,500 represented employees. The effects of the downsizing program, along with other cost reduction efforts, helped reduce selling, general and administrative costs by $5.1 million in the first nine months of 2001 when compared to the same period in 2000.

     As a result of the first quarter downsizing, we recorded a $12.3 million restructuring charge during the first quarter of 2001. The restructuring charge consisted of $5.4 million of pension benefits and $3.9 million of other postretirement benefits. The remaining $3.0 million was related to other separation and severance benefits provided to the affected employees. For the nine months ended September 30, 2001, we paid $0.7 million related to the restructuring charge. The resulting estimated annual savings from the program are expected to be $4.6 million.

     During the first quarter of 2001, we recorded a $18.1 million charge to loss from unconsolidated subsidiaries writing-off our investments in MetalSite Inc. and GalvPro, L.P. During the first nine months of 2000, losses from these two unconsolidated subsidiaries accounted for a majority of the total loss from unconsolidated subsidiaries.

     Interest expense increased $2.1 million in the first nine months of 2001 when compared to the same period in 2000. We had $49.0 million outstanding under our revolving credit facility as of September 30, 2001. No amounts were outstanding under the remaining credit facility during the first nine months of 2000. The interest expense resulting from that borrowing is responsible for the increase in interest expense during the first nine months of 2001.

     Other income declined $3.7 million from the first nine months of 2000 as compared to the first nine months of 2001. The decline resulted from lower interest income on cash investments due to a lower average cash balance and the expense associated with amounts utilized under our accounts receivable securitization program.

     During the second quarter of 2001, we recorded a non-cash charge of $153.8 million to fully reserve our deferred tax assets (which included approximately $400 million of net operating losses). It was determined that our cumulative financial losses had reached the point that fully reserving the deferred tax assets was required. However, if we generate taxable income prior to the expiration of our net operating losses, we would be able to utilize them to help offset our tax liabilities. These net operating losses will be reduced by reason of the elimination of principal and interest pursuant to the exchange (based on the issue price for federal income tax purposes of the Senior Secured Discount Notes).

 YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Net loss for 2000 was $85.1 million or $2.06 per diluted share compared to net income of $30.9 million or $0.71 per diluted share in 1999. The results for 1999 include a net pretax gain of $170.1 million related to the sale of a portion of our investment in MetalSite and a non-cash pretax asset impairment charge of $22.5 million associated with the write down of a long-lived asset to fair value. Excluding the effects of these non-recurring items, profit sharing, and the resulting impact on income taxes, the net loss for 1999 would have been $76.4 million or $1.84 per diluted share. Total shipments in 2000 were 2,448 thousand tons compared to 2,514 thousand tons in 1999. Net sales were $1,117.8 million in 2000 compared to $1,130.4 million in 1999.

     Shipments and selling prices improved slightly in the first half of 2000, but near record levels of imports caused steep declines in shipments and selling prices in the second half of the year.

     Tin mill product shipments in 2000 were 736 thousand tons compared to 771 thousand tons in 1999, a decrease of 5%. Tin mill product shipments resulted in net sales of $438.2 million in 2000, a decrease of $21.8 million compared to 1999. The decrease in net sales is primarily the result of the decrease in shipment volume.

     Sheet product shipments in 2000 were 1,712 thousand tons compared to 1,743 thousand tons in 1999, a decrease of 2%. Sheet mill product shipments resulted in net sales of $679.6 million in 2000, an increase of $10.1 million compared to 1999. The increase in net sales is primarily attributable to an improvement in sheet product selling prices during the first half of 2000.

     Cost of sales per ton increased approximately $2 per ton from $428 per ton in 1999 to $430 per ton in 2000. We benefited from a two blast furnace configuration for most of 2000 and favorable raw material prices in the first half of 2000. These benefits were offset by a significant increase in natural gas costs in the fourth quarter of 2000 and lower shipment and production levels in the second half of 2000. In response to these conditions, we idled our No. 4 blast furnace in November 2000.

     Selling, general and administrative expenses in 2000 were $41.7 million compared to $44.8 million in 1999. The decrease resulted primarily from the inclusion of MetalSite's selling, general and administrative costs during 1999, which had been consolidated. MetalSite's results were reported using the equity method of accounting during 2000. The decrease associated with MetalSite was partially offset by an increase in reserve for bad debt expense related to specific customers.

     Depreciation expense increased $3.1 million from 1999 to 2000. The increase is primarily attributable to increased units of production depreciation associated with restarting the No. 4 blast furnace in December 1999. The furnace had been idled for most of 1999.

     Loss from unconsolidated subsidiaries increased $25.1 million from 1999 to 2000. The additional loss resulted primarily from the recognition of a $15.9 million loss associated with funding requirements of GalvPro resulting from start-up expenditures and adverse market conditions and an $11.1 million equity loss recorded for MetalSite.

     Interest expense decreased $9.6 million in 2000 compared to 1999. Weirton repaid $84.0 million in senior notes at maturity in October 1999, resulting in lower average outstanding debt during 2000.

     We recorded an income tax benefit of $11.6 million in 2000 compared to an income tax provision of $8.2 million in 1999. The change resulted from the change in our net income (loss) and a reduction in the effective tax rate due to increased valuation allowance requirements based on our analysis of our ability to realize deferred tax assets.

     The results for 1999 include a net pretax gain of $170.1 million related to the sale of a portion of our investment in MetalSite.

     During 1999, Weirton recognized an asset impairment charge of $22.5 million associated with the write down of a slab sizing press to its estimated fair value.

     In 1999, Weirton recorded a provision for profit sharing of $15.5 million pursuant to our company wide profit sharing plan. In 2000, there was no profit sharing provision due to the net loss incurred.

 YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Net income for 1999 was $30.9 million or $0.71 per diluted share compared to a net loss of $6.1 million or $0.15 per diluted share in 1998. The results for 1999 included a net pretax gain of $170.1 million related to the sale of a portion of our investment in MetalSite and a non-cash pretax asset impairment charge of $22.5 million associated with the write down of a long-lived asset to fair value. The results for 1998 included a pretax restructuring charge of $2.9 million associated with an employee reduction program. Excluding the effects of these non-recurring items, profit sharing, and the resulting impact on income taxes, the net loss for 1999 would have been $76.4 million or $1.84 per diluted share compared to a net loss for 1998 of $3.8 million or $0.09 per diluted share.

     Total shipments in 1999 were 2,514 thousand tons compared to 2,575 thousand tons in 1998. Net sales were $1,130.4 million in 1999 compared to $1,296.7 million in 1998.

     Tin mill product shipments in 1999 were 771 thousand tons compared to 804 thousand tons in 1998, a decrease of 4%. Tin mill product shipments resulted in net sales of $460.0 million in 1999, a decrease of $52.5 million compared to 1998. The decrease in net sales is primarily attributable to the decrease in tin mill product selling prices and shipments.

     Sheet product shipments in 1999 were 1,743 thousand tons compared to 1,771 thousand tons in 1998, a decrease of 2%. Sheet mill product shipments resulted in net sales of $669.5 million in 1999, a decrease of $114.7 million compared to 1998. The decrease in net sales is primarily attributable to a decrease in average selling prices.

     Overall, lower shipments and selling prices were the result of unfairly priced imports which drastically weakened domestic steel pricing beginning in the second half of 1998 and continuing throughout 1999.

     Cost of sales per ton decreased approximately $22 per ton from $450 per ton in 1998 to $428 per ton in 1999 due to the benefit of purchasing slabs in the open market to meet incremental requirements and a reduction in employee benefit costs.

     Selling, general and administrative expenses in 1999 were $44.8 million compared to $39.2 million in 1998. The increase is primarily attributable to costs incurred by MetalSite during its first full year of operation. MetalSite's results of operations were consolidated through December 29, 1999. During 1998, we initiated a special voluntary retirement window for certain supervisory and managerial employees. As a result of the retirement window, Weirton recorded a restructuring charge of $2.9 million, consisting of early retirement benefits.

     During 1999, Weirton recognized an asset impairment charge of $22.5 million associated with the write down of a slab sizing press to fair value.

     In 1999, Weirton recorded a provision for profit sharing of $15.5 million pursuant to the company wide profit sharing plan.

LIQUIDITY AND CAPITAL RESOURCES

     Total liquidity from cash and available financing facilities amounted to $41.8 million at September 30, 2001, as compared to $55.4 million at June 30, 2001, $105.4 million at March 31, 2001 and $131.7 million at December 31, 2000. Our liquidity has continued to decline primarily as a result of operating losses from prolonged adverse market conditions. During the first nine months of 2001, we utilized an additional $52.0 million under our available working capital financing facilities. As of September 30, 2001, the total amount utilized under existing working capital financing facilities was $77.0 million. The total additional amount available under the facilities was $2.8 million.

     As of September 30, 2001, we had cash and equivalents of $38.9 million compared to $32.0 million as of December 31, 2000. Our consolidated statements of cash flows at September 30 are summarized below:

                                                                  SEPTEMBER 30,
                                                               --------------------
                                                                 2001       2000
                                                               --------   ---------
                                                                  (IN THOUSANDS)
Net cash provided (used) by operating activities............   $(32,736)  $ (75,967)
Net cash provided (used) by investing activities............     (9,342)    (50,516)
Net cash provided (used) by financing activities............     48,981     (14,531)
                                                               --------   ---------
Increase (decrease) in cash.................................   $  6,903   $(141,014)
                                                               ========   =========

     In the first nine months of 2001, we undertook measures to improve cash flow and liquidity by substantially reducing cash outflows for investing activities and by reducing overall operating costs and net working capital investment. Despite a net loss of $353.3 million in the first nine months of 2001, which included a non-cash restructuring charge of $12.3 million, a $153.8 million non-cash provision to fully reserve deferred tax assets, and the $18.1 million non-cash write-off of our investments in GalvPro and MetalSite, net cash outflow from operations was $32.7 million. We limited our net operating cash outflow by substantially reducing working capital investment, primarily through a $77.5 million reduction in inventory.

     The first nine months of 2000 included payments for alternative minimum taxes, profit sharing and the repurchase of $35.0 million of funded participation interest in our accounts receivable which had been sold in October 1999.

     Net cash used by investing activities includes $8.5 million and $20.2 million of capital expenditures for the nine months ended September 30, 2001 and 2000, respectively. Our new senior credit facility places certain limits on our ability to make future capital expenditures to $13.8 million in 2002 and $34.5 million in 2003, subject to increase to $40.0 million in 2003 if we meet certain financial tests.

     At September 30, 2001, our available working capital financing facilities included a revolving credit facility of up to $100.0 million secured by a first priority lien on our inventory and an accounts receivable securitization program providing for up to $95 million, including a letter of credit subfacility of up to $25.0 million. As of September 30, 2001, we had $77.0 million utilized under the revolving credit facility and accounts receivable securitization program, combined.

     At September 30, 2001, we had outstanding $244.0 million of publicly held senior notes under two substantially identical indentures, including $121.3 million in principal amount of our Senior Notes due 2005 and $122.7 million in principal amount of our Senior Notes due 2004. The notes are unsecured and contain no financial maintenance covenants. They do contain restrictive covenants that limit, among other things, our ability to incur additional indebtedness, including liens and sale/leaseback transactions, and to make certain investments such as in joint ventures. As of December 31, 2000 and September 30, 2001, our ability to incur additional indebtedness, excluding debt from the accounts receivable facility, was limited to $100.0 million. In connection with the concurrent exchange offers, we are offering to exchange our Senior Secured Discount Notes for all of the outstanding notes and our Secured Series 2001 Bonds for all of the outstanding Series 1989 Bonds.

     Net deferred tax assets were $153.8 million as of December 31, 2000, which consisted primarily of the carrying value of net operating loss carryforwards and other tax credits and net deductible temporary differences available to reduce our cash requirements for the payment of future federal income tax. Weirton was required in 1999 and 2000, and may be required in future periods, to make cash payments for income taxes under federal alternative minimum tax regulations. FASB Statement No. 109, "Accounting for Income Taxes" requires that we record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Our results to date and the current outlook for the remainder of 2001 are more unfavorable than we anticipated at the beginning of the year. In the absence of specific favorable factors, application of FASB

Statement No. 109, issued in 1992, and its subsequent interpretations require a 100% valuation allowance for any deferred tax asset when a company has cumulative financial accounting losses, excluding unusual items, over several years. Accordingly, we have provided a 100% valuation allowance for its deferred tax assets during the quarter ended June 30, 2001, increasing the non-cash provision for income taxes and net loss for the year by $153.8 million, or $3.70 per diluted share. We will continue to provide a 100% valuation allowance for the deferred income tax assets until it returns to an appropriate level of cumulative financial accounting income.

     The ultimate realization of the net deferred tax assets depends on our ability to generate sufficient taxable income in the future. We have tax planning opportunities that could generate taxable income, including sales of assets and timing of contributions to the pension fund. The exchange of outstanding notes for Senior Secured Discount Notes and the exchange of Series 1989 Bonds for Secured Series 2001 Bonds will reduce our net operating losses by reason of the elimination of principal and interest pursuant to the exchanges. If our current plans and strategies to improve profitability for 2002 and beyond are successful, we believe that our deferred tax assets may be realized by future operating results and tax planning strategies. If we are able to generate sufficient taxable income in the future, we will reduce the valuation allowance through a reduction of income tax expense, increasing stockholders' equity.

     On October 26, 2001 we entered into a new $200.0 million senior secured credit facility with Fleet Capital Corporation, as agent for itself and the other lenders, Foothill Capital Corporation, as syndication agent, and The CIT Group/Business Credit, Inc. and GMAC Business Credit LLC, which serve as co-documentation agents for the facility, to refinance our existing revolving credit facility and accounts receivable securitization program. Through this new asset-based facility, we believe that we will be able to more effectively borrow against our accounts receivable and inventory and generate additional availability of approximately $35 to $40 million (at existing current asset levels).

     The senior credit facility, which matures on March 31, 2004, consists of up to $200.0 million of available loans secured by our accounts receivable (including related general intangibles) and inventory, including a $25.0 million letter of credit subfacility and a $25.0 million tandem mill subfacility, which in addition to the collateral described above, is also secured by the real property constituting our No. 9 tin tandem mill and all equipment and fixtures located on that property. Although a portion of the senior credit facility will be secured by our No. 9 tin tandem mill, we will be permitted, with the reasonable consent of the lenders under the facility, to enter into a sale and leaseback or other financing involving the No. 9 tin tandem mill, subject to reductions in availability under the senior credit facility.

     Amounts actually available to us from time to time under the senior credit facility are based upon the level of qualifying accounts receivable and inventory subject to a minimum availability reserve. Borrowings under our senior credit facility bear interest at variable rates on the basis of either LIBOR or the prime rate announced from time to time by Fleet National Bank, at our option, plus an applicable margin. In addition to such interest, we will also pay a commitment fee equal to 0.50% per annum on unused portions of the facility.

     In late October 2001, we also obtained assistance from certain key vendors through our vendor financing programs to improve our near term liquidity. Under the vendor financing programs, we have negotiated arrangements with over 60 vendors in the form of purchase credits, improved pricing or other concessions to achieve one-time cash benefits of at least $30 million in the aggregate. The vendor financing programs have been structured principally through a sale and leaseback transaction of our Foster-Wheeler Steam Generating Plant, including the related real property and certain related energy generating equipment, direct advances or concessions by certain vendors, and the expected sale and leaseback of our general office building and research and development building. The sale and leaseback transaction of our Foster-Wheeler Steam Generating Plant has been accounted for as a financing or borrowing transaction.

     Further, in response to deteriorating market conditions and financial performance, management and the ISU have been able to negotiate new labor agreements, effective in late October 2001 and expiring no earlier than March 2004, that will significantly reduce the number of hourly employees, facilitated primarily through work rule changes. The agreement for our production and maintenance employees provides for the permanent elimination of a minimum of 372 jobs. The office, clerical and technical agreement provides for the right to eliminate a minimum of 78 jobs.

     We will also streamline our management structure by eliminating non-core and redundant activities resulting in a reduction of 100 management positions. We have also made significant changes to the employee benefit package resulting in more cost savings. We expect to record a fourth quarter restructuring charge of approximately $80.0 million related to the workforce reductions.

     In addition, as of December 31, 2000 and 1999, Weirton had pension funding credits of approximately $76.8 million and $80.8 million, respectively. Additionally, Weirton is not required to contribute to its pension plan in 2001, nor was it required to contribute to its pension plan in 2000 or 1999.

     Under the senior credit facility, following the consummation of the exchange offers on the terms and conditions described in this prospectus, we will be able to make scheduled semi-annual cash interest payments on the Senior Secured Discount Notes and in respect of the Secured Series 2001 Bonds, provided that these cash payments are reserved for against availability under the facility. The reserve will reduce amounts available to us under the senior credit facility up to a maximum of approximately $6 million in any six month period, assuming valid tenders of all of the aggregate principal amount of the outstanding notes and Series 1989 Bonds. In the event that less than all of the aggregate principal amount of the outstanding notes and Series 1989 Bonds are tendered in the exchange offers, we are permitted to make cash interest payments on any remaining outstanding notes and Series 1989 Bonds of up to $4 million in any year subject to similar reservation against availability under the facility.

     If we do not successfully complete the exchange offers, under our voluntary financing restructuring plan presented to our senior bank lenders and as reflected in our senior credit facility, we will not make scheduled cash interest payments for a period of at least one year on any outstanding notes and Series 1989 Bonds. Thereafter, any interest payments will be made, provided that these payments are included in the reserve under the senior credit facility described above. Failure to pay interest would result in an event of default and may cause an acceleration of the outstanding notes and Series 1989 Bonds, unless the payment defaults were cured. In addition, an acceleration of the principal of our outstanding notes and Series 1989 Bonds would constitute a default under our senior credit facility. In such circumstances, we may have to seek bankruptcy protection or commence liquidation proceedings.

     Subject to the consummation of the exchange offers on satisfactory terms, based on the amount of cash on hand, the amount of cash expected to be generated from operating activities, cash savings resulting from our operating cost savings program and our vendor financing programs, additional borrowing availability under our new senior credit facility and liquidity improvement as a result of the consummation of the concurrent exchange offers, our management believes that we will have sufficient cash to meet our operating cash needs over the next twelve to eighteen months.

     There can be no assurance, however, that the exchange offers will be consummated on satisfactory terms, or that we will have sufficient cash to meet our operating needs. In addition, financing of strategic acquisitions is expected to require the issuance of additional debt and equity securities or other consideration, subject to the restrictions in the senior credit facility and the indenture governing the Senior Secured Discount Notes. We can make no assurance that additional financing or other sources of funds sufficient to fund acquisitions will be available to us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values and were relatively insensitive to changes in interest rates at September 30, 2001 due to the short term maturity of these instruments.

     Our market risk strategy has generally been to obtain competitive prices for our products and services and allow operating results to reflect market price movements dictated by supply and demand for our products.

     We have a contract with USX Corporation to purchase blast furnace coke for a term that extends through December 31, 2001. We are currently negotiating an extension on revised terms. Under the contract, we must give notice each year of our required coke volumes for the following year, and we have the option to purchase up to 100% of our coke requirements for each year, subject to a minimum of either 80% of requirements or a fixed tonnage. If Weirton does not commit to take the tonnage above minimum requirements for any year, USX has the option of determining whether it will supply future tonnage above the minimum, until such time as it actually does so, after which Weirton again has the option to take its full requirements. Coke prices under the contract are based on the prevailing market, subject to a ceiling and floor over the life of the contract, with a limit on annual change. Scrap, tin, zinc and other raw materials are generally purchased in the open market and are subject to price fluctuation. As of September 30, 2001, we had no significant derivative financial instruments or derivative commodity instruments outstanding.

     We had the following financial liabilities (where fair value differed from carrying value) as of September 30, 2001 and October 26, 2001:

                                                                       FAIR VALUE
                                               CARRYING   -------------------------------------
                                                VALUE     SEPTEMBER 30, 2001   OCTOBER 26, 2001
                                               --------   ------------------   ----------------
                                                            (DOLLARS IN MILLIONS)
Long term debt obligations -- outstanding
  notes and Series 1989 Bonds................   299.5            62.7                33.5
Long term debt obligations -- bank...........    49.0            49.0                49.0
Series A redeemable preferred stock..........    20.8             0.7                 0.7

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125" was issued. SFAS No. 140 revises criteria for accounting for asset securitization, other financial-assets transfers, and collateral and introduces new disclosures, but otherwise carries forward most of SFAS No. 125's provisions without amendment. SFAS No. 140 has an immediate impact through new disclosure requirements and amendments of the collateral provisions of SFAS No.
125. These changes must be applied for transactions occurring after March 31, 2001, except for certain required disclosures which must be applied for fiscal years ending after December 15, 2000. The required disclosures are included in
Note 6 of the December 31, 2000 consolidated financial statements.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. We do not believe that the prospective adoption of this standard will have a material impact on our consolidated results for the year ended December 31, 2001.

     SFAS No. 142 changes the accounting for goodwill and certain other intangible assets from an amortization method to an impairment only approach. The Company will adopt SFAS No. 142 effective January 1, 2002. At June 30, 2001, the Company had no goodwill or non-goodwill intangible assets recorded on its books.

     SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. We are required to adopt this standard on January 1, 2003 and are preparing a plan for implementation.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We are required to adopt this standard in fiscal years ending after December 15, 2001 and are preparing a plan for implementation.

                            STEEL INDUSTRY OVERVIEW

CURRENT STATE OF THE UNITED STATES STEEL INDUSTRY

     Overview. The United States steel industry is in a state of crisis characterized by record operating losses, more than two dozen bankruptcies, and the permanent closure of a significant amount of productive capacity, particularly in the last 15 months. The domestic steel industry is cyclical and highly competitive and is affected by excess world capacity that has limited price increases during periods of economic growth and led to greater price competition during periods of slowing demand and/or increasing supply. Factors contributing to this competitive environment and challenging industry conditions include:

     - current slowing economic conditions further exacerbated by the September 11, 2001 terrorist attacks on the United States;

     - a dramatic amount of imported steel resulting in depressed prices and record operating losses at most United States steel manufacturers. Steel imports into the United States totaled 41.5 million net tons in 1998,
       35.7 million net tons in 1999 and 37.9 million net tons in 2000. By comparison, 1994 and 1995 imports totaled 30.1 and 24.4 million net tons, respectively;

     - price pressures and inefficiencies arising out of the fragmented structure of the United States steel industry, particularly the large number of producers competing in the market for flat-rolled sheet steel;

     - widespread operating efficiency improvements in mills throughout the world, which have added 1% to 2% annual increases in capacity; and

     - an increase in global supply through a combination of large increases in output at formerly state-owned companies now under the control of more aggressive managers and owners, the collapse of domestic markets in the former Soviet Union without a corresponding reduction in output levels, and greenfield projects in Asia which incorrectly anticipated continued rapid regional market growth rates.

     Recently, domestic steel prices have declined significantly to 20 year lows. Since the first half of 1998, flat-rolled sheet steel prices have declined almost 30%. At these low price levels, imports have declined in recent months to
14.4 million tons for the first half of 2001. However, the slowing economy in the United States has reduced domestic demand, especially in the automotive sector, exacerbating the supply and demand imbalance in the domestic marketplace. As a result of depressed prices driven by a decrease in demand for flat-rolled sheet steel, most integrated steel producers are posting significant losses.

     A decrease in global output would contribute to the improvement of our industry. Recently, several European and Japanese mills, including Corus, Usinor, and Nippon Steel have announced production cutbacks, which have, in part, caused prices and volumes to stabilize at current levels. In addition, a number of North American steel manufacturers have shut down all or a portion of their production capacity, including Acme Steel, Gulf States, Trico and the announced shutdown of LTV's Cleveland West facility, accounting for over 5.0 million net tons of raw steel capacity. Other steel producers that may shut all or part of their facilities include the balance of LTV, Wheeling-Pittsburgh Steel, Bethlehem Steel, and Algoma Steel, all of which would reduce capacity.

     Competition. Domestic producers face increasing competition from foreign steelmakers over a wide range of products. Competition in the industry is influenced increasingly by global trade patterns and currency fluctuations. As a percentage of domestic supply, steel imports excluding semi-finished products (primarily slabs) have surged to historical highs, amounting to approximately 26%, 21%, and 22% in 1998, 1999, and 2000, respectively. Imports of hot rolled and cold rolled products increased 44% from 1997 to 1998, but declined significantly in 1999 as a result of fair trade enforcement actions. Imports of hot rolled and cold rolled products increased 5% from 1999 to 2000. Although as of June 30, 2001, tin mill product imports in tons as compared to 2000 decreased approximately 6% due to government tariffs against Japanese tin mill product imports, imports of tin mill products have otherwise risen substantially in the past three years, amounting to approximately 16%, 20%, and 18% of domestic consumption in 1998, 1999, and 2000, respectively.

     Integrated steel makers also face strong competition from mini-mills, which are efficient, low-cost producers that generally produce steel by melting scrap in electric arc furnaces, utilize new technologies, have lower employment costs and target regional markets. Mini-mills historically have produced lower margin commodity grade long products, such as bars, rods and wire and other commodity-type steel products not produced by us. However, thin slab technology has allowed mini-mills to enter sheet markets traditionally supplied by integrated producers, including hot rolled, cold rolled and galvanized marketplace. Mini-mills generally continue to have a cost advantage over integrated steel producers, particularly for labor and especially during periods of weak demand when scrap prices are low. Although most new capacity in the domestic industry has resulted from growth in mini-mill operations, there has also been a significant increase in both cold rolling and galvanizing capacity at independent processors.

     Our primary competitors in sheet products consist of most domestic and international integrated steel producers and mini-mills. Domestic tin mill products competitors include USX, USS-POSCO Industries Corporation, Bethlehem Steel, National Steel and Ohio Coatings (owned 50% by Wheeling-Pittsburgh Steel). However, imports have increasingly penetrated this market. Within the past twelve months, a number of the Weirton's competitors, including three integrated steel producers, LTV Corporation, Bethlehem Steel and Wheeling-Pittsburgh Steel, have sought protection in bankruptcy, and LTV's tin business was acquired by USX.

     Government Intervention. Competition with foreign steel producers has been marked by unfairly priced, or "dumped," products and subsidization. Dumping, which involves selling a product below cost or for less than in a home market, is a violation of United States trade laws. Given the strategic role of the steel industry in many countries, some foreign steelmakers are aligned with government interests and thereby influenced by political and economic policy considerations, as well as prevailing market conditions. As a result, these producers may maintain production capabilities at the expense of returns generally considered acceptable for the domestic industry to operate profitably and, when their home market demand is low, seek to gain market share in the United States with deeply discounted pricing.

     Since the steel import crisis began in 1998, United States steel companies have lobbied to stop unfair steel trade. One of the more significant accomplishments in 2000 was a decision by the federal government to assess duties for five years against imports of Japanese tin mill products.

     In June 2001, the Bush Administration initiated an investigation by the ITC regarding the illegal dumping of steel from foreign competitors under section 201 of the Trade Practices Act of 1974. On October 22, 2001, the International Trade Commission found that twelve steel product lines representing 74% of the imports under investigation, have sustained serious injury because of foreign imports. These product lines include hot rolled, cold rolled, and galvanized sheet and coils and domestic tin mill products. The section 201 investigation now enters a remedy phase that will include the extent to which trade restrictions should be imposed on the twelve product categories singled out by the ITC as having caused or threatened serious injury. The Commission must release its recommendations by December 19, 2001. The remedies could include tariffs, quotas, or orderly marketing agreements. President Bush then has 60 days to adopt the recommendations, craft his own, or take no action.

RESHAPING THE UNITED STATES STEEL INDUSTRY

     Weirton's management shares the view of many industry analysts and other steel industry executives that the current industry is experiencing the bottom of the cycle and that both overall economic and steel market conditions should begin to recover during 2002. Several events indicate that this crisis may have begun to fundamentally transform the industry, including:

     - The closure of certain assets (e.g.: Acme Steel, Gulf States, CSC, Northwestern and Trico);

     - The anticipated shutdown of LTV's Cleveland West Facility;

     - Recent integrated mill consolidation (e.g.: USS/LTV Tin, AK Steel/Armco and Bethlehem Steel/Lukens);

     - The Bush Administration's decision to pursue a section 201 trade investigation and the ITC's recent finding of serious injury to twelve steel product lines produced by domestic steelmakers; and

     - The near consensus among management, financing sources and labor unions for industry consolidation.

     Prior to the events of September 11, 2001, industry analysts had expected a recovery of steel prices as early as fourth quarter 2001. Now the near term outlook is uncertain. Future price increases are predicated on easing supply because of production cuts in the United States and a decline in imports owing to the results of trade cases filed by steel producers and the impact of the ITC's section 201 remedy recommendations.

     We believe that surviving companies in the United States steel industry will be characterized by:

     - Stronger market focus and a greater ability to influence the market as a result of overall and segment-specific consolidation as a result of:

      - A higher proportion of more stable, long term customer contracts as opposed to spot sales; and

      - Resources deployed to promote market growth and collaborative customer relationships instead of seeking market share at the expense of gross margins.

     - Lower and more flexible cost structures, resulting in better earnings resiliency through the cycle due to:

      - A shift toward more buy versus make for major inputs and semi-finished products;

      - Increased use of business process outsourcing, including use of shared outsourcing models; and

      - Restructured labor contracts.

     - Much leaner balance sheets as a result of:

      - The strategic acquisition of assets at attractive prices which may be available in the current crisis environment;

      - Improved supply chain tools and processes resulting in reductions in inventories and cycle times; and

      - Debt restructuring.

     We have developed our strategic plan based on our evaluation of the United States steel industry's condition and prospects and our own competitive position within the industry. See "Business -- Strategic Plan" and "Business -- Our Competitive Advantages."

                                    BUSINESS

GENERAL

     We are a major integrated producer of flat-rolled carbon steel, with principal product lines consisting of tin mill products and sheet products. Tin mill products include tin plate, chrome coated and black plate steels and are consumed principally by the container and packaging industry for food cans, general line cans and closure applications, such as caps and lids. Tin mill products accounted for 48% of our revenues and 35% of tons shipped in the first nine months of 2001 compared to 39% of revenue and 30% of tons shipped in 2000 and 41% of revenue and 31% of tons shipped in 1999. Sheet products include hot and cold rolled and both hot-dipped and electrolytic galvanized steel and are used in numerous end-use applications, including among others the construction, appliance and automotive industries. Sheet products accounted for 52% of our revenues and 65% of tons shipped in the first nine months of 2001 compared to 61% of revenue and 70% of tons shipped in 2000 and 59% of revenue and 69% of tons shipped in 1999. In addition, we currently are providing tolling services at our hot strip mill for a major stainless steel producer, which accounts for almost 20% of the overall capacity of our hot strip mill.

     We are a Delaware corporation formed in 1982 with our offices and production facilities located in Weirton, West Virginia. We and our predecessor companies have been in the business of making and finishing steel products for over 90 years. From 1929 to 1984, we operated our business as the Weirton Steel Division of National Steel Corporation, and we acquired our principal operating assets from National Steel through a 1984 ESOP leveraged transaction.

     As an integrated steel producer, we produce carbon steel slabs in our primary steel making operations from raw materials to industry and customer specifications. In primary steel making, iron ore pellets, iron ore, coke, limestone and other raw materials are consumed in blast furnaces to produce molten iron or "hot metal." We then convert the hot metal into liquid steel through basic oxygen furnaces where impurities are removed, recyclable scrap is added and metallurgical tests are performed to assure conformity to customer specifications. Our basic oxygen process, or "BOP," shop is one of the largest in North America, employing two vessels, each with a steel making capacity of 360 tons per heat. Liquid steel from the BOP shop is then formed into slabs through our multi-strand continuous caster. The slabs are then reheated, reduced and finished into coils at our recently re-built hot strip mill and, in many cases, further cold reduced, plated or coated at our downstream finishing operations. Our hot strip mill is one of the best in North America for the production of tin mill products substrate and one of the few in the industry that is capable of rolling both carbon and stainless steel substrate. See
"-- Properties."

     The following flow chart illustrates both our primary steel making and downstream operations:

                             [PROCESS FLOW GRAPHIC]

     From primary steel making through finishing operations, our assets are focused on the production of tin plate, which is typically light gauge, narrow width strip. We believe that our rolling and finishing equipment is near "best in class" in the production of light gauge strip used in the manufacture of tin mill products and other value-added products. Although, as a result of its 48" strip width limitation, Weirton is not a full line supplier of sheet products to certain markets such as automotive and appliance, our narrower strip capacity allows us to produce light gauge products more efficiently than larger integrated producers with rolling mills up to 80" in width. Consumers of light gauge, narrow width sheet products recognize our commitment to these products and our reliability of supply, which enhances the stability of our customer base. In addition, our wide range of coatings, including galvanized, galvanneal, electro, and galfan, is designed to meet the needs of our demanding and diverse customer base.

     The characteristics of the tin mill product and sheet product markets, when coupled with the comparative advantages of Weirton's steel making facilities, are the drivers behind our strategic plan, which is to continue to expand our more competitive tin mill business through strategic acquisitions and organic growth, as well as to further penetrate niche markets in narrow width zinc coated applications that take advantage of our recent galvanizing upgrades and multiple coatings capability. See "-- Our Competitive Advantages" and "-- Our Strategic Plan."

OUR COMPETITIVE ADVANTAGES

     In pursuing our strategic objectives, we believe that we have a number of competitive advantages, including:

     - MARKET LEADER. We are the second largest United States producer of tin mill products, with a 25% market share of domestic shipments, and we enjoy strategic partnerships with many of our largest tin mill products customers. Over one-third of our shipments go to customers that have located facilities either directly on or contiguous to our property in order to maximize the benefits of these strategic relationships. We also enjoy a leadership position in the production of other light gauge coated products for use in the residential construction market.

     - MARKET INNOVATOR. We have a long history through our Weirtec unit of technological innovation in the manufacture of tin mill products. For example, we have developed innovations in can manufacturing processes which have benefited our customers in the can manufacturing industry and which we believe have promoted the continued use of our tin mill products by customers in that industry. We also use our expertise in handling critical specifications to market our light gauge, narrow width products to potential coated sheet steel customers.

     - STABILITY OF THE TIN MILL PRODUCT MARKET. Demand for tin mill products is generally stable over the typical business cycle as compared to the markets for steel products used in the construction, appliance and automotive industries due to a more stable end market for canned food, aerosol and other consumer products. All of our tin mill product shipments are sold under contracts that extend a minimum of one year and are, therefore, less subject to price volatility than spot market sales. The number of domestic producers of tin mill products is relatively limited, and there are significant barriers to entry by new competitors.

     - HIGH QUALITY AND COMPETITIVE FACILITIES. We have a fully integrated steel manufacturing facility, including a number of rebuilt or modernized high quality finishing facilities, most of which have a maximum 48" strip width capacity. We believe that our state-of-the-art facilities are best configured for the production of narrow width value-added products, uniquely positioning us as a competitive producer of high quality tin mill products and other higher margin value-added sheet products, particularly as compared to other United States integrated steel producers with facilities more closely tailored to the production of broader width sheet steel.

      Over the past 15 years, we have invested approximately $1 billion in modernizing and upgrading our equipment, as a result of which we expect that only modest capital expenditures will be required through 2003. Of that $1 billion, approximately $500 million was expended on improvements to our continuous caster, hot strip mill and No. 9 tin tandem mill. We believe that this has enabled us to continue to produce superior quality steel substrate and, consequently, to maintain the high quality of our tin mill and other value-added products. Our recently-rebuilt hot strip mill is one of the few in the industry that is capable of rolling both carbon and stainless steel substrate. Our No. 9 tin tandem mill is one of the most modern in the United States and supplies nearly one million tons per year of substrate to our four tin platers which are rated, on average, the most productive in the domestic industry, as compared to other full-range tin mill product suppliers. Also, the recent addition of temper mills and tension leveling equipment to both our No. 3 and No. 5 galvanizing lines has significantly improved strip surface and flatness, allowing production of substrate suitable for pre-paint and other critical applications.

     - DIVERSIFIED ASSET, PRODUCT AND CUSTOMER BASE. We have a diversified asset base, including primary steel making facilities and downstream finishing operations. Our product diversification is best among our competitors serving the markets for tin mill and other coated products. Our customer base includes food and general line can manufacturers, oil filter manufacturers, residential entry and garage door manufacturers, residential framing manufacturers, appliance manufacturers, automotive stampers and various other customers.

     - LONG-STANDING COOPERATIVE RELATIONSHIP WITH THE ISU. We have had a cooperative relationship with the Independent Steelworkers' Union, which represents only employees of Weirton and no other steel producers. The ISU represents the substantial majority of our unionized workforce. Weirton and its predecessors have not experienced a work stoppage due to striking union members in over 45 years. In response to deteriorating market conditions and financial performance, management and the ISU have been able to negotiate new labor agreements, expiring no earlier than March 2004, that will significantly reduce the number of hourly employees, facilitated primarily through work rule changes.

     - POSITIONED TO BENEFIT FROM AN IMPROVEMENT IN AND RESTRUCTURING OF THE UNITED STATES STEEL INDUSTRY. The United States steel industry has been characterized by record losses, more than two dozen bankruptcies and the permanent closure of a significant amount of productive capacity, particularly in the past 15 months. We believe that, in this distressed climate, the United States industry is poised for further restructuring. The implementation of the first steps of our strategic plan, including the completion of the concurrent exchange offers, will enable us to fundamentally reposition our business, principally through strategic acquisitions and targeted investments in the tin mill and coated products markets. As a result, we believe that we will be better positioned to benefit from a general improvement in steel pricing. For example, we estimate that every $10 per ton increase in domestic flat rolled steel prices will generate an additional $18 million in EBITDA, based on our sales and product mix in 2001.

OUR STRATEGIC PLAN

     We seek to strengthen our position as a leading domestic full range producer of higher margin tin mill products by further shifting our product mix toward higher margin value-added products and away from lower margin, commodity flat-rolled sheet products. Our strategy to meet this objective is to capitalize on our extensive market presence and strong competitive position as the second largest domestic producer of tin mill products and to leverage our existing strengths. These strengths include our superior product quality and range of product offerings, our strategic partnerships with large existing customers, and the design and configuration of our principal steel making facilities which are best suited to the production of narrow width tin mill and coated products. We are also pursuing niche market opportunities for higher margin value-added sheet products.

     In general, commodity sheet products are produced and sold in high volume in standard dimensions and specifications, while our tin mill and other value-added products require further processing, generally command higher profit margins and typically are less affected by imports and domestic competition. The market for tin mill products generally remains stable over the typical business cycle as compared to more volatile markets for sheet steel products. Domestic supply of tin mill products has been limited by the relatively small number of domestic producers, recent facility rationalizations, and the anti-dumping determination made by the ITC in August 2000. In addition, all of our tin mill products sales are based upon contracts of one year or more and are, therefore, less subject to price volatility than spot market sales.

     In response to severe weaknesses in the domestic steel industry and our worsening financial condition, we have developed a strategic plan to reduce operating costs, improve our liquidity and working capital position, restructure our long-term debt and fundamentally reposition our business to focus on the production and sale of tin mill products and other higher margin value-added sheet products.

     Our strategic plan has five integral steps, and we will begin to recognize the benefits of the first three steps later in fourth quarter of 2001:

  REDUCING OPERATING COSTS.

     To remain competitive, we must continually improve productivity and reduce our operating costs. In part as a result of our recently negotiated labor contracts, we expect to achieve significantly lower and more flexible cost structures. The recent renegotiation of our collective bargaining agreements allows a reduction in our workforce by 450 persons facilitated through significant changes to work rules and job classifications, which we believe will allow us to both reduce labor costs and function more efficiently. We also agreed to streamline our management structure by eliminating non-core and redundant activities resulting in a reduction of over 100 management positions. We have also reduced our employee benefit costs and have made other operating changes resulting in additional cost savings. The aggregate annual cost savings from these reductions and changes are approximately $51 million when fully implemented in 2002. See "Business -- Employees."

     We believe that the acquisition of strategic assets, particularly those related to the manufacture of tin mill products, should also allow us to generate higher operating margins through greater efficiencies in our operations, lower costs of production and an improved product mix.

  IMPROVING OUR LIQUIDITY AND LONG-TERM SUPPLIER RELATIONSHIPS.

     Under our vendor financing programs, we have negotiated arrangements with over 60 of our key vendors in the form of purchase credits, improved pricing or other concessions to improve our liquidity by at least $30 million in the aggregate. The vendor financing programs have been structured principally through a sale and leaseback transaction of our Foster-Wheeler Steam Generating Plant, including the related real property and certain related energy generating equipment, direct advances or concessions by certain vendors, and the expected sale and leaseback of our general office building and research and development building. We are also seeking to renegotiate our long term supply of other services and raw materials, such as coke. See "Description of Other Indebtedness and Financing Arrangements."

  INCREASING OUR BORROWING AVAILABILITY AND LIQUIDITY.

     On October 26, 2001, we entered into a refinancing of our working capital facilities, which consisted of an accounts receivable securitization program and a revolving credit facility secured by inventory, through a single asset-based senior credit facility. Through this new senior credit facility, we believe that we will be able to more effectively borrow against our current assets and generate additional availability of approximately $35 to $40 million (at existing current asset levels) to provide us with greater liquidity for our working capital requirements and general corporate purposes. See "Description of Other Indebtedness and Financing Arrangements."

  RESTRUCTURING OUR LONG-TERM DEBT.

     Through the concurrent exchange offers, we seek to lower our debt service costs, particularly during 2002 and 2003, and to extend debt maturities on the Senior Notes due 2004 and the Senior Notes due 2005 in order to improve our liquidity, provide financial stability and permit the strategic repositioning of our business. The exchange offers, if consummated on the terms proposed, would generate net annual cash savings in 2002 and 2003 of approximately $32 million per year. If we are unable to reduce our current debt obligations and extend debt maturities, we may be unable to attract the necessary outside debt or equity financing needed to implement our strategic plan. The consummation of the exchange offers is critical to the success of our strategic plan.

  FUNDAMENTAL REPOSITIONING OF OUR BUSINESS.

     In order to fundamentally reposition our business, we will seek to invest in and acquire strategic assets, including tin-related assets, expand our production of higher margin value-added coated and sheet products such as polymer film coated products, and optimize the use of our hot strip mill, which is able to roll both carbon and stainless steel slabs.

     Pursue Strategic Acquisitions. In order to strengthen our position as a leading domestic producer of a full range of higher margin tin mill products, we intend to pursue the acquisition of strategic assets, including tin-related assets, from other United States steel producers that are also seeking to reposition their businesses and leverage their core competitive strengths. Under current distressed industry conditions, we believe that we may have opportunities to purchase tin mill assets on acceptable terms in the near term. Potential acquisitions will be evaluated based on a variety of financial, strategic and operational criteria, including their ability to better serve our existing customers and attract new customers, add new product capabilities and meet well-defined financial criteria, including return on investment and enhancement of our operating cash flow.

     However, our ability to make acquisitions will be subject to obtaining the consent of our lenders under the senior credit facility and to our compliance with the provisions of the senior credit facility and the restrictive covenants in the indenture governing the new Senior Secured Discount Notes. We expect that acquisitions consistent with our strategic plan will be financed out of a combination of available internally generated funds, permitted working capital borrowings under our senior credit facility, outside debt or equity financing, and consideration acceptable to the seller.

     Invest in Niche Markets. We intend to expand our existing pilot production of polymer film coated products into full commercial production in 2002. The polymer film process eliminates the need to lacquer tin product prior to use in food and beverage canning operations, is less expensive than the traditional lacquering process and offers significant environmental benefits. Commercialization of this line will further enhance our leadership position in the food and general line can market. Future benefits of this line could also include expanded zinc coated applications for construction and appliance end uses.

     We also will seek to optimize our existing multiple zinc coating capabilities, such as galvanized, electrogalvanized, galvanneal and galfan, through targeted investments.

     Optimize Utilization of Our Hot Strip Mill. Our hot strip mill is one of the few mills in the United States steel industry which is capable of rolling both carbon and stainless substrate. We have recently taken advantage of this capability by entering into a long-term tolling agreement with a major stainless steel producer to convert stainless slabs into stainless coils, which accounts for almost 20% of our hot strip mill's overall capacity. This tolling agreement provides higher, more stable profit margins than potential carbon slab conversion opportunities. The facility load from our existing tin and stainless conversion business now accounts for approximately 50% of the hot strip mill's overall capacity. Under our strategic plan, we anticipate that our hot strip mill will be further utilized through additional stainless conversion and increasing the proportion of our carbon steel rollings used in our downstream finishing operations in the production of tin mill and other higher margin value-added products.

PRINCIPAL PRODUCTS AND MARKETS

     We have two principal products lines consisting of tin mill products and sheet steel products. Recently, we have also entered into a long-term tolling agreement with a major stainless steel producer to convert stainless slabs into stainless coils at our hot strip mill. The percentages of our total revenues (excluding conversion revenues, which are not material to total revenue and have historically been reported as a reduction of cost of sales) derived from the sale of sheet products and tin mill products for each year in the five-year period ended December 31, 2000 are shown on the following table. Total revenues include the sale of "secondary" products, which principally include those products not meeting prime specifications.

                                                                                  NINE
                                                                                 MONTHS
                                                                                  ENDED
                                                                              SEPTEMBER 30,
                                      1996    1997    1998    1999    2000        2001
                                      ----    ----    ----    ----    ----    -------------
Sheet products......................   59%     62%     60%     59%     61%          52%
Tin mill products...................   41      38      40      41      39           48
                                      ---     ---     ---     ---     ---          ---
          TOTAL.....................  100%    100%    100%    100%    100%         100%
                                      ===     ===     ===     ===     ===          ===

     As illustrated by the following table, our shipments have historically been concentrated within seven major markets: steel service centers, containers, pipe and tube manufacturers, construction, converters, electrical equipment, and automotive. Our overall participation in the container market substantially exceeds the industry average, and our reliance on automotive shipments is substantially less than the industry average.

                         PERCENT OF TOTAL TONS SHIPPED

                                                                                  NINE
                                                                                 MONTHS
                                                                                  ENDED
                                                                              SEPTEMBER 30,
MARKETS                               1996    1997    1998    1999    2000        2001
-------                               ----    ----    ----    ----    ----    -------------
Service centers.....................   37%     29%     30%     34%     36%          34%
Containers/packaging................   28      28      28      27      25           28
Pipe and tube.......................   16      15      13      11      11           12
Construction........................    8       9       9       7       8           10
Converters..........................    3      10      13      12      12            9
Electrical equipment................    2       2       1       1       1            2
Automotive..........................    1       2       1       1       1            1
All other...........................    5       5       5       7       6            4
                                      ---     ---     ---     ---     ---          ---
                                      100%    100%    100%    100%    100%         100%
                                      ===     ===     ===     ===     ===          ===

     Service Centers. Our shipments to steel service centers are heavily concentrated in the areas of hot rolled and hot dipped galvanized coils. Due to the increased in-house costs to steel companies during the 1980's for processing services such as slitting, shearing and blanking, steel service centers have become a major factor in the distribution of steel products to ultimate end users. In addition, steel service centers have become an efficient provider of first stage manufacturing. Many manufacturers focusing on core competencies have outsourced basic forming and stamping operations.

     Containers/Packaging. The vast majority of our shipments to the container market are concentrated in tin mill products, which are utilized extensively in the manufacture of food, aerosol and general line cans. Shipments in the container industry are directly to the can manufacturers who provide engineered cans for soup, vegetables, pet food, seafood, paint and other packaging requirements.

     Pipe and Tube. Shipments to the pipe and tube sector consist primarily of hot rolled coils for manufacture into welded pipe and tube. These products are used for automotive applications, structural components for commercial and residential construction and consumer products such as appliances and furniture.

     Construction. Our shipments to the construction industry are significantly influenced by residential and commercial construction in the United States We serve several segments of the construction industry including HVAC, residential and commercial garage and entry doors, roofing panels and structural components. Shipments in this sector consist primarily of electro- and hot dipped galvanized coils.

     Converters. This sector consumes full hard cold rolled substrate for conversion to hot dipped galvanized. Over the last decade, numerous independent galvanized lines were started to service growth in coated steel demand.

     The following chart shows the significant changes in our product mix towards tin mill products based on tons shipped in 2000 and in the first nine months of 2001.

                                              TONS SHIPPED    % OF 2001
                                                 AS OF       SALES AS OF
                   TONS SHIPPED   % OF 2000    SEPTEMBER      SEPTEMBER
    PRODUCTS         IN 2000        SALES       30, 2001      30, 2001      CHARACTERISTIC          END-USE CUSTOMERS
    --------       ------------   ---------   ------------   -----------    --------------          -----------------
TIN MILL              736,000        39%         595,000         48%         Light gauge     Food can manufacturing, general
PRODUCTS                                                                      Tin/chrome     container packaging and other
(FULL RANGE)(1)                                                                 coated       specialty metal fabricators
----------------------------------------------------------------------------------------------------------------------------
SHEET PRODUCTS
  Hot rolled(1)       704,000        19%         470,000         15%       Unfinished/semi-  Construction, steel service
                                                                           finished surface  centers, pipe and tube
                                                                                             manufacturers and converters
----------------------------------------------------------------------------------------------------------------------------
  Cold rolled         393,000        15%         162,000          8%       Finished surface  Construction, steel service
                                                                                             centers, commercial equipment
                                                                                             and container market
----------------------------------------------------------------------------------------------------------------------------
  Galvanized          615,000        27%         491,000         29%        Anti-corrosive   Electrical, construction,
                                                                               coatings      automotive, container,
                                                                                             appliance and steel service
                                                                                             center
----------------------------------------------------------------------------------------------------------------------------
    Total Sheet     1,712,000        61%       1,123,000         52%
      Products

--------------------------------------------------------------------------------

(1) Includes secondary products.

     Our products are sold primarily to customers within the eastern half of the United States. A substantial portion of our revenues are derived from long-time customers, although we actively seek new customers and new markets for our products. Over the past five years, our largest 10 customers (including steel service centers and strip converters) accounted for 50% of our sales in each year. Most of our service center and converter business eventually serves the construction market (doors and roof panels), furniture and appliance markets and some automotive markets.

     Our backlog of unfilled orders at September 30, 2001, was 394,000 net tons, most of which we expect to be filled within the year, as compared to 420,000 net tons at September 30, 2000.

     In addition to utilizing manufacturing service centers for sales, we sell our products through our direct mill sales force of approximately 90 persons. Our products are primarily sold through salaried employees who operate from corporate headquarters and nine regional locations. The sales organization is closely linked with our technical service personnel who assist in product engineering and development. We believe that our sales organization plays an important role in identifying and achieving a more favorable strategic market mix for Weirton. To supplement our traditional sales force, since October 1996, we have sold products over the Internet.

TIN MILL PRODUCTS

     Tin mill products represent a growing share of our total sales. In 1999, tin mill products represented 41% of total sales as compared to 39% in 2000 and 48% in the first nine months of 2001. Increases in sales of value-added tin mill products as a result of continued investment and strategic acquisitions represents an opportunity for growth in our business. During the first half of 2001 (the most recent available data), our market share increased to approximately 25% from 21%, largely as a result of the imposition of anti-dumping duties on Japanese producers in August 2000 and former customers of LTV contracting with us in order to maintain a reliable source of supply. We believe that our increase in market share is sustainable and that our excess production capacity can meet additional customer demand. We enjoy a reputation as a high quality producer of tin metal products.

     Our tin mill products comprise a full range of light gauge coated steels, including black plate, tin coated steel and electrolytic chromium coated steel. The tin mill products market is primarily directed at food and general line cans, and the demand for tin mill products in the United States is approximately

3.8 million tons per year. Annual domestic production capacity is approximately
4.0 million tons, and has declined recently as both LTV and United States Steel have shut down a portion of their tin plating capacity in 2001. We are not aware of any planned or anticipated new capacity. The number of domestic producers of tin mill products is relatively limited. Significant capital requirements and product qualifications established by customers represent barriers to entry by new producers. Worldwide, almost all tin plate is produced using the basic oxygen furnace process due to critical metallurgical constraints.

     The following table provides information concerning our shipment of tin mill products relative to the domestic industry for the periods shown, including the six months ended June 30, 2001, reflecting the latest available market share data.

TIN MILL PRODUCT SHIPMENTS                1996   1997   1998   1999   2000   JUNE 30, 2001
--------------------------                ----   ----   ----   ----   ----   -------------
                                                       (IN MILLIONS OF TONS)
Tin mill product industry
  shipments(1)..........................  4.1    4.1    3.7    3.8    3.7         1.6
Weirton shipments(1)....................  0.9    0.9    0.8    0.8    0.7         0.4
Weirton market share....................   22%    21%    22%    20%    21%         25%

---------------

(1) Includes secondary products.

     The majority of our tin mill product sales have been to can manufacturing and packaging companies, most of which establish in advance by contract a substantial amount of their annual requirements. The balance of our tin mill product sales are to manufacturers of caps and closures and specialty products ranging from film cartridges, oil filters and battery jackets to cookie sheets and ceiling grids. Our facilities are located near many of our major customers, with over one-third of our output delivered to customers whose facilities are on or contiguous to our property in Weirton, West Virginia. Representative customers of our tin mill products include: Crown Cork & Seal; Ball Corp.; United States Can; B-Way Corp.; Impress USA Inc.; Seneca Foods; Steel Technologies; Sonoco Products; and Friskies Petcare Co.

     Demand for tin mill products generally remains stable over the typical business cycle due to the nature of the can manufacturing industry as compared to the more volatile markets for steel products used in the automotive, appliance and construction industries. All of our tin mill product shipments are sold under contracts that extend a minimum of one year and are, therefore, less subject to price volatility than spot market sales.

     Relatively modest declines in tin mill products prices that have occurred since 1998 are attributable to ongoing consolidation among can manufacturing and packaging companies, which we believe is now largely complete, and foreign imports of tin mill products. In August 2000, the federal government assessed duties for five years against imports of Japanese tin mill products, and on October 22, 2001, the ITC also found that domestic tin mill products, among twelve steel product lines, have sustained serious injury because of foreign imports. See "-- Competition and Imports."

SHEET PRODUCTS

     Our commodity sheet steel products consist of hot rolled, cold rolled and galvanized hot-dipped and electrolytic sheet products. In general, commodity sheet products are produced and sold in high volume, in standard dimensions and specifications, and have lower margins than tin mill products. Recently, domestic flat-rolled sheet steel prices have declined significantly to 20 year lows. Commodity flat-rolled sheet prices, which have experienced significant volatility, have declined almost 30% since the first half of 1998.

     Hot rolled coils are sold directly from the hot strip mill as "hot bands," our least processed product, or are further finished using hydrochloric acid or temper passed to improve surface and are sold as "hot rolled pickled" or "hot rolled tempered passed." Hot roll is used for unexposed parts in machinery, construction products and other durable goods. Most of our sales of hot rolled products have been to steel service centers, pipe and tube manufacturers and converters. In 2000, we shipped 704,000 tons of hot rolled sheet, which accounted for 19% of our total revenues. In the first nine months of 2001, we shipped

470,000 tons, or 15% of our total revenues. Representative customers of our hot roll sheet include Steel Technologies, Wheatland Tube, Sharon Tube, Vanex and Heidtman Steel Products.

     Cold rolled sheet requires further processing, including additional rolling, annealing and tempering, to enhance ductility and surface characteristics. Cold rolled is used in the construction, commercial equipment and container markets, primarily for exposed parts where appearance and surface quality are important considerations. In addition, converters purchase significant quantities of cold rolled substrate for processing into corrosion-resistant coated products such as hot dipped and electrogalvanized sheet. In 2000, we shipped 393,000 tons of cold rolled sheet, which accounted for 15% of our total revenues. In the first nine months of 2001, we shipped 162,000 tons, or 8% of our total revenues. Representative customers of our cold rolled sheet include Wheeling-Nisshin, Winner Steel, Steel Technologies, Edgcomb Metals and Gibraltar.

     Galvanized hot-dipped and electrolytic sheet are coated primarily with zinc compounds to provide extended anti-corrosive properties. Galvanized sheet is sold to the electrical, construction, automotive, container, appliance and steel service center markets. In 2000, we shipped 615,000 tons of galvanized products, which accounted for 27% of our total revenues. In the first nine months of 2001, we shipped 491,000 tons, or 29% of our total revenues. Representative customers of our galvanized hot-dipped and electrolytic sheet include Therma-Tru, Midwest Manufacturing, Arrow Truline, Unimast, Thomas and Betts, New Process Steel and USG Industries.

     Our strategy for development of our sheet business focuses on increasing the mix of cold roll and galvanized products while identifying and serving customers and markets which require narrow, thin gauge products that we can competitively supply. We have also concentrated on enhancing the range of coatings, chemistries, and other product attributes that we can offer. The relative strength of markets for individual product offerings has a strong influence on the mix of products we ship in any given period.

     The following table sets forth our shipments of sheet products relative to the domestic industry. As our overall market share has decreased for sheet products since 1996 to 2.8% at June 30, 2001, our management has focused on increasing the percentage of coated products it ships compared to lower margin flat-rolled sheet steel. Cold rolled shipment volumes during the first half of 2001 have been adversely affected by increased cold rolled imports, as well as by the start up of new domestic capacity.

                                                                                  YTD
                                                                                JUNE 30,
SHEET PRODUCT SHIPMENTS                      1996   1997   1998   1999   2000     2001
-----------------------                      ----   ----   ----   ----   ----   --------
                                                        (IN MILLIONS OF TONS)
Industry shipments(1)......................  50.6   52.3   51.0   55.9   57.4     27.2
                                             ----   ----   ----   ----   ----     ----
  Hot Rolled...............................   1.1    0.8    0.8    0.7    0.7      0.3
                                               55%    44%    44%    41%    38%      41%
  Cold Rolled..............................   0.3    0.4    0.3    0.4    0.4      0.1
                                               13%    20%    18%    21%    22%      13%
  Galvanized...............................   0.6    0.6    0.6    0.6    0.6      0.3
                                               29%    31%    32%    32%    33%      40%
Excess Prime and Secondary Products........   0.1    0.1    0.1    0.1    0.1      0.0
                                             ----   ----   ----   ----   ----     ----
Weirton shipments(1).......................   2.0    1.9    1.8    1.7    1.7      0.8
Weirton market share.......................   3.9%   3.7%   3.5%   3.1%   3.0%     2.8%

---------------
(1) Includes secondary products.

    TOLLING ARRANGEMENTS

     In February 2001, we entered into a long-term tolling agreement with a major stainless steel producer, pursuant to which we agreed to convert stainless slabs into stainless coils on our hot strip mill. Under this agreement, which expires on January 31, 2006, we are required to process up to 20,000 tons of slab per month for a fee based on the grade and size of stainless coil produced. Future escalation is based upon natural gas pricing and the producer price index. In addition, the agreement contains both a bonus clause and a penalty clause based on our quality performance. We may terminate the tolling agreement, and may be entitled to liquidated damages under the agreement, if during given periods specified in the agreement we are not offered for processing at our hot strip mill a sufficient volume of slabs as specified in the agreement. The stainless steel producer for whom we are providing tolling services under the tolling agreement may also be entitled to terminate the agreement under certain circumstances, including if it purchases or invests in another hot strip mill or ceases production of stainless steel slabs, in which case we may also be entitled to liquidated damages under the agreement.

     Because stainless is rolled at slower rates than carbon steels, this agreement accounts for almost 20% of the overall capacity of our hot strip mill and provides higher, more stable profit margins than potential carbon slab conversion opportunities.

RAW MATERIALS AND ENERGY

     We have a contract with a subsidiary of Cleveland-Cliffs Inc. to purchase our standard and flux grade iron ore pellet requirements. This contract provides for the supply of a minimum annual tonnage of pellets based on mine production capacity, with pricing primarily dependent on mine production costs. Cleveland-Cliffs is one of the participating suppliers in our vendor financing programs.

     We also have a contract with USX Corporation to purchase blast furnace coke for a term that extends through December 31, 2001. We are currently negotiating an extension on revised terms. Under the contract, we must give notice each year of our required coke volumes for the following year, and we have the option to purchase up to 100% of our coke requirements for each year, subject to a minimum of either 80% of requirements or a fixed tonnage. If Weirton does not commit to take the tonnage above minimum requirements for any year, USX has the option of determining whether it will supply future tonnage above the minimum, until such time as it actually does so, after which Weirton again has the option to take its full requirements. Coke prices under the contract are based on the prevailing market, subject to a ceiling and floor over the life of the contract, with a limit on annual change. In order to reduce Weirton's vulnerability to single source procurement, we continue to develop and utilize alternative sources of coke, including from overseas suppliers. In addition, we are also evaluating several potential coke plant acquisitions. We obtain our limestone, tin, zinc, scrap metal and other raw materials requirements from multiple sources.

     The primary sources of energy other than coke that we use in our steel manufacturing processes are natural gas and electricity. We have been able to reduce our natural gas consumption through the use of alternative operating configurations and fuels. For the nine months ended September 30, 2001, gas prices averaged $5.69 per mcf. Prices under current forward contracts for delivery of natural gas in the fourth quarter of 2001 range from $3.30 to $5.90 per mcf. We have no long-term commitments to purchase natural gas beyond February 2002. We also have a contract, expiring in 2011, for the supply of our industrial gas requirements. This agreement significantly reduced our oxygen and nitrogen supply costs compared to prior arrangements. Our principal supplier is also a participant in our vendor financing programs.

     Weirton has the internal capacity to generate a significant amount of electricity and steam for its processing operations from a mixture of blast furnace gas and natural gas. We have in effect through 2003 a power generation deferral agreement with our outside electric utility, which permits us to purchase outside power at reduced rates in exchange for limiting our internal power generation. Also, under our sale and leaseback arrangements involving the Foster-Wheeler Steam Generating Plant and related electricity generating equipment, we expect to sell electric power in excess of our energy needs through a subsidiary of our outside electric utility and to use any net energy payments we receive as a result to prepay our obligations under those arrangements through 2012. See "Description of Other Indebtedness and Financing Arrangements -- Vendor Financing Programs."

EMPLOYEES

     As of September 30, 2001, we had 3,965 active employees, of whom 3,058 were engaged in the manufacture of steel products, 474 in support services, 90 in sales and marketing activities and 343 in management and administration. The Independent Steelworkers Union represents our production and maintenance workers, clerical workers and nurses. In addition, the Independent Guard Union represents our security personnel.

     We have had a cooperative relationship with the ISU, which represents only employees of Weirton and no other steel producers. Weirton has not experienced a work stoppage due to striking union members in over 45 years. In response to deteriorating market conditions and financial performance, management and the ISU have been able to negotiate new labor agreements, expiring no earlier than March 2004, that will significantly reduce the number of hourly employees, primarily through work rule changes. The agreement for our production and maintenance employees provides for the permanent elimination of a minimum of 372 jobs. The office, clerical and technical agreement provides for the right to eliminate a minimum of 78 jobs.

     We will also streamline our management structure by eliminating non-core and redundant activities resulting in a reduction of 100 management positions. We have also made significant changes to the employee benefit package resulting in additional cost savings. After full implementation of the recently negotiated workforce reductions, we will have approximately 3,600 active employees. The cumulative impact of the labor cost savings, together with the other elements of our operating cost savings program, will total approximately $51 million in annual cost reductions, or approximately $37 million in annual cash savings.

PROPERTIES

     Weirton owns approximately 2,700 acres in the Weirton, West Virginia area that are devoted to the production and finishing of steel products, as well as research and development, storage, support services, and administration facilities. We own trackage and railroad rolling stock for materials movement, watercraft for barge docking and a variety of heavy industrial equipment. We have no material leases for real property except that under our vendor financing programs we are leasing our Foster-Wheeler Steam Generating Plant and related electricity generating assets, and plan to enter into a similar transaction with respect to our executive offices and research and development facility. Our mill and related facilities are accessible by water, rail and road transportation. We believe that our facilities are suitable to our needs and are adequately maintained.

     Over the last 15 years, we have invested approximately $1 billion in modernizing and upgrading our equipment, including approximately $500 million on our continuous caster, hot strip mill, and No. 9 tin tandem mill. We believe this has enabled us to continue to produce a superior quality steel substrate, and, consequently, to maintain the high quality of our tin mill and other value-added products.

     Our primary steel making facilities include two blast furnaces, a two vessel basic oxygen process shop, a CAS-OB facility, two RH degassers, and a four strand continuous caster with an annual slab production capacity of up to
3.2 million tons. Our downstream operations include a hot strip mill with a practical capacity of 3.4 million tons per year, two continuous picklers, three tandem cold reduction mills, three hot dip galvanize lines, one electro-galvanize line, two tin platers, one chrome plater, one bi-metallic chrome/tin plating line and various annealing, temper rolling, shearing, cleaning and edge slitting lines, together with packaging, storage and shipping and receiving facilities.

     The name and area of each of our primary steel making facilities and principal downstream manufacturing facilities, all of which are located in Weirton, West Virginia, together with the principal products that they are equipped to produce as of September 30 2001, are as follows:

                             NOMINAL             PRODUCTION (000'S)
                             CAPACITY   -------------------------------------
                             (000'S)    1997    1998    1999    2000    2001        PRINCIPAL PRODUCTS
                             --------   -----   -----   -----   -----   -----       ------------------
PRIMARY STEEL MAKING
  FACILITIES
  Two blast furnaces......    3,100     2,539   2,392   1,577   2,131   2,083   Hot metal
  Two basic oxygen            3,400     2,874   2,778   1,831   2,517   2,459   Liquid steel
    furnaces..............
  Slab caster.............    3,200     2,837   2,741   1,802   2,484   2,425   Cast slabs
ROLLING AND FINISHING
  FACILITIES
  Hot strip mill..........    3,400     3,156   2,914   2,852   2,864   2,716   Hot rolled bands
  Two continuous              2,300     2,251   2,049   2,003   1,980   1,894   Hot rolled pickle & oil
    picklers..............
  Three tandem mills......    2,400     2,069   1,902   1,825   1,806   1,708   Cold rolled
  Four tin/TFS lines......    1,100       840     809     748     735     758   Tin/tin free steel
  Four galvanizing              750       724     664     614     588     630   Galvanized,
    lines.................                                                      electrogalvanized,
                                                                                galvannealed, galfan

     Blast Furnaces Nos. 1 and 4. Iron ore pellets, iron ore, coke, limestone and other raw materials are consumed in our blast furnaces to produce molten iron or "hot metal."

     Basic Oxygen Furnaces. In the basic oxygen furnaces, impurities are removed, scrap is added to the hot metal, and metallurgical tests are performed on the resulting liquid steel to ensure conformity to customer specifications. Although the resulting product is all molten steel, metallurgical determinations with respect to use are determined on a batch by batch basis. Our basic oxygen shop is one of the largest in North America. It employs two vessels, each with a capacity of 360 tons per heat.

     Multi-Strand Continuous Caster. Molten steel is poured into the multi-strand continuous caster where it is formed into steel slabs measuring up to 48" wide, 400" long and 9" thick. These slabs are then transferred to the hot strip mill for rolling.

     Hot Strip Mill. Our hot strip mill is an integral part of our downstream steel processing operations and one of the few of its kind in the industry. It is an energy efficient, low-cost mill capable of rolling both carbon and stainless steel substrate into thin gauge, narrow width sheet. In addition to rolling our own slabs, we are capable of rolling purchased slabs and slabs supplied by other steel manufacturers and have entered into a long-term tolling agreement with a major stainless steel producer to convert stainless slabs into stainless coils, which account for almost 20% of our hot strip mill overall capacity. Hot roll is used for unexposed parts in machinery, construction products and other durable goods. Our hot strip mill was totally rebuilt beginning in 1988, with the major portion completed by 1994, at a cost of $360 million. Hot strip mill assets include: walking beam reheat furnaces, hydraulic seals breaker, reversing roughing mill, R-5 roughing stand, heat retention covers, rotary crop shear, finishing mill, laminar flow cooling system, downcoilers and mill automation system. For information concerning a recent independent appraisal, see discussion below.

     Continuous Pickling Plant. In our continuous pickling plant, hot bands are processed through a hydrochloric acid bath to remove surface scale and are sold as "hot rolled pickled" or further and processed into higher value-added products at our downstream facilities.

     Tandem Mills. Our tandem mills include one four and two five stand cold reduction rolling mills which cold reduce heavy gauge hot bands into light gauge cold roll and black plate product. The No. 9 tin tandem mill is a continuous operation and was completely rebuilt in 1994 and is dedicated to our tin mill product lines.

     Annealing. In both of our continuous and batch annealing operations, cold rolled substrate is processed through an annealing furnace to enhance the ductility of the steel for further forming and drawing. Our facilities are capable of most specified tempers.

     DR Mills. We have two similarly designed 2-stand, 4-high cold rolling mills which reduce black plate steel from the tandem mills to required tin mill product gauges.

     Temper Mills. We have two similarly designed 2-stand, 2-high cold rolling mills which reduce black plate steel from the tandem mills to required tin mill product gauges.

     Electrolytic Tin/Chrome Lines. We have four electrolytic tin lines that apply a coating of either tin or chrome to black plate steel substrate through the use of electricity and chemicals. All lines are capable of making most tin mill product gauges and coating weights at very high speeds.

     Electrolytic Galvanizing Line. We have one electrolytic galvanizing line that applies a coating of zinc to black plate steel through the use of electricity and chemicals. The product processed through this line is generally light gauge with narrow widths and is used predominantly in the construction market.

     Hot-dip Galvanizing Lines. We have three hot-dipped galvanizing lines that apply a coating of zinc to cold rolled steel by submerging the substrate through a bath of hot zinc. The lines are capable of a variety of coating weights, gauges, and widths (up to 48") as well as coating requirements (galvanized, galvannealed and galvan).

     Our No. 9 tin tandem mill secures certain borrowings under our senior credit facility, and our hot strip mill will be collateral for the Senior Secured Discount Notes and the Secured Series 2001 Bonds.

     Hot Strip Mill Appraisal. In connection with the development of our strategic plan, we obtained an independent appraisal of our hot strip mill. The appraisal report, dated as of June 30, 2001, using procedures in accordance with the Uniform Standards of Professional Appraisal Practice and generally accepted approaches to value such as cost, sales comparison and income capitalization, concluded that our hot strip mill has an "in place, in use" value ranging from $191 million to $236 million and, based on assumptions regarding future hot band steel prices, an estimated discounted cash flow value ranging from $255 million to $300 million. In the event of a stand-alone or piecemeal liquidation of the hot strip mill, the hot strip mill equipment is estimated to have an orderly liquidation value of $12 million and an auction value of approximately $6 million. We believe that in a reorganization under bankruptcy protection, or even in a liquidation, our hot strip mill would be operated by us, or another operator, using purchased steel slabs and stainless steel slabs provided under tolling arrangements. In addition, our hot strip mill and our No. 9 tin tandem mill would continue to supply substrate for our tin mill products business. We believe that, our tin finishing assets would continue to operate because of the very competitive nature of our equipment as well as the relative supply and demand balance existing in the United States tin plate market.

COMPETITION AND IMPORTS

     Weirton faces significant competition in the sale of its steel products from both domestic and foreign competitors. See "Steel Industry Overview."

     We also face increasing competition from foreign steelmakers over a wide range of products. Competition in the industry is influenced increasingly by global trade patterns and currency fluctuations. As a percentage of domestic supply, steel imports excluding semi-finished products (primarily slabs) have surged to historic highs, amounting to approximately 26%, 21%, and 22% in 1998, 1999 and 2000, respectively. Imports of hot rolled and cold rolled products increased 44% from 1997 to 1998, but declined significantly in 1999 as a result of fair trade enforcement actions. Imports of hot rolled and cold rolled products increased 5% from 1999 to 2000. Although as of June 30, 2001, tin mill product imports in tons as compared to 2000 decreased 6% due to government tariffs against Japanese tin mill imports, imports of tin mill products have otherwise risen substantially in the past three years, amounting to approximately 16%, 20%, and 18% of domestic consumption in 1998, 1999, and 2000, respectively.

     Integrated steel makers also face strong competition from mini-mills, which are efficient, low-cost producers that generally produce steel by melting scrap in electric arc furnaces, utilize new technologies, have lower employment costs and target regional markets. Mini-mills historically have produced lower margin commodity grade long products, such as bars, rods and wire and other commodity-type steel products not produced by us. However, thin slab technology has allowed mini-mills to enter sheet markets traditionally supplied by integrated producers, including the hot rolled, cold rolled and galvanized markets. Mini-mills generally continue to have a cost advantage over integrated steel producers, particularly for labor and especially during periods of weak demand when scrap prices are low. Although most new capacity in the domestic industry has resulted from growth in mini-mill operations, there has also been a significant increase in both cold rolling and galvanizing capacity at independent processors.

     Since the steel import crisis began in 1998, United States steel companies have lobbied to stop unfair steel trade. One of the more significant accomplishments in 2000 was a decision by the federal government to assess duties for five years against imports of Japanese tin mill products.

     In June 2001, the Bush Administration initiated an investigation by the ITC regarding the illegal dumping of steel from foreign competitors under section 201 of the Trade Practices Act of 1974. On October 22, 2001, the ITC found that twelve steel product lines, representing 74% of the imports under investigation, have sustained serious injury because of foreign imports. These product lines include hot rolled, cold rolled, and galvanized sheet and coil and tin mill products. The section 201 investigation now enters a remedy phase that will include the extent to which trade restrictions should be imposed on the twelve product categories singled out by the ITC as having caused or threatened serious injury. The Commission must release its recommendations by December 19, 2001. The remedies could include tariffs, quotas, or orderly marketing agreements. President Bush then has 60 days to adopt the recommendations, craft his own, or take no action.

     We are the second largest domestic manufacturer of tin mill products, with a 25% domestic share of domestic shipments in the first half of 2001. Our primary competitors in sheet products consist of most domestic and international integrated steel producers and mini-mills. Domestic tin mill products competitors include USX, USS-POSCO Industries Corporation, Bethlehem Steel Corporation, National Steel Corporation and Ohio Coatings (owned 50% by Wheeling-Pittsburgh Steel). However, imports have increasingly penetrated this market. Within the past twelve months, a number of the Weirton's competitors, including three integrated steel producers, LTV Corporation, Bethlehem Steel and Wheeling-Pittsburgh Steel, have sought protection in bankruptcy, and LTV's tin business was acquired by USX.

RESEARCH AND DEVELOPMENT

     Weirton engages in research and development for the improvement of existing products and processes and the development of new products and product applications. During 1998, 1999 and 2000, we spent approximately $5.9 million, $2.0 million and $2.7 million, respectively, for research and development activities.

     WEIRTEC, our research and development center, is the industry leader in the advancement of steel can making technology, maintaining prototype steel packaging manufacturing facilities, analytical laboratory facilities and computer simulation systems in Weirton, West Virginia. WEIRTEC assists customers in the development of new products and collaborates with the American Iron and Steel Institute in the development of new product lines and production techniques to increase the use and quality of steel as a material of choice. Due in part to the contribution of WEIRTEC, Weirton earned ISO9002 accreditation, an internationally recognized standard of superior and consistent quality.

     Our longer-term research projects also include clean steel production techniques, polymer to steel lamination, and the application of galvanized steel products to the residential and commercial construction industry. We believe that the WEIRTEC scientists, engineers, technicians and facilities enhance Weirton's technical excellence, product quality and customer service. We also pioneered the development of an e-commerce sales exchange platform for steel products through our subsidiary, MetalSite, Inc. In December 1999, we sold a portion of our interest in MetalSite to a third party for $170 million.

     Our research and development efforts have also led to our entry into additional markets. For example, we formed WeBCo, a joint venture with the Balli Group, plc, which has played a key role in funding and developing tin mill product market opportunities in Germany and the United Kingdom. In addition, we formed W&A Manufacturing LLC, a joint venture with ATAS International, which has permitted us to enter the steel roofing products market.

     We own a number of patents that relate to a wide variety of products and applications and steel manufacturing processes, have pending a number of patent applications, and have access to other technology through agreements with other companies. We also own a number of registered trademarks related to our products. We believe that none of our patents or licenses, which expire from time to time, or any group of patents or licenses relating to a particular product or process, or any of our trademarks is of material importance to our overall business.

ENVIRONMENTAL MATTERS

     We are subject to extensive federal, state and local laws and regulations governing discharges into the air and water, as well as the handling and disposal of solid and hazardous wastes. We are also subject to federal and state requirements governing the remediation of environmental contamination associated with past releases of hazardous substances. In recent years, environmental regulations have been marked by increasingly strict compliance standards. Violators of these regulations may be subject to civil or criminal penalties, injunctions, or both. Third parties also may have the right to enforce compliance. Capital expenditures for environmental control facilities were approximately $11.5 million in 1998, $0.7 million in 1999, $1.7 million in 2000, and are estimated to be approximately $2.2 million in 2001. As of September 30, 2001, we had accrued approximately $9.0 million for environmental cleanup costs.

     In the past, Weirton has resolved environmental compliance issues through negotiated consent orders and decrees with environmental authorities, pursuant to which it has paid civil penalties. Although we believe that Weirton is in substantial compliance with its environmental control consent orders and decrees, provided below is a more detailed description of some of our outstanding environmental issues.

Current Compliance Issues

     In 1996, following a multi-media audit of our operations, we entered into a consent decree with the United States Environmental Protection Agency, or EPA, the United States Department of Justice, or DOJ, and the West Virginia Division of Environmental Protection, or DEP. The consent decree required us to implement certain changes to ensure compliance with water, air and waste-related regulations, the majority of which have been completed. We do not anticipate that any additional capital expenditures will be needed to meet the remaining requirements under the consent decree. The consent decree provides for stipulated penalties for violations of the decree and for violations of various regulatory agreements. Such penalties are paid in response to a joint demand from the federal and state agencies. Stipulated penalties were assessed in 1998 and 1999 and there is a potential that the agencies could issue additional stipulated penalty demands. We do not believe that our liability for such potential penalty demands or increased costs associated with meeting the remaining requirements under the consent decree will be material to our results of operations.

     In 1996, EPA also issued a RCRA corrective action order that required us to conduct investigative activities to determine the extent to which hazardous substances are located on our property and to evaluate, propose and implement corrective measures that are needed to abate any unacceptable risks. As part of the evaluation phase, we divided our property into twelve areas. At this time, we have only conducted investigations on the two highest priority areas. Consequently, we have not evaluated a majority of our property and it is not possible at the present time to estimate the ultimate cost to comply with the order or to conduct any required remedial activity.

     We believe that we will continue to be entitled to indemnification for certain of our environmental costs pursuant to an indemnification agreement that we have with National Steel Corporation. This indemnification agreement was executed in connection with our 1984 purchase of the Weirton Steel

Division assets from National Steel. Under the indemnification agreement, National Steel agreed to indemnify us for certain environmental liabilities, including governmental and third party claims, that arose prior to the acquisition, and subject to the $1.0 million limitation applicable to the Hanover site described below, we are generally entitled to reimbursement for all clean-up costs related to facilities, equipment or areas involved in the management of solid or hazardous wastes, as long as such facilities, equipment or areas were not used by us after the acquisition. However our ability to obtain indemnification under this agreement turns on, among other issues, National Steel's continued financial viability and on the nature of our future claims for indemnification.

     West Virginia Water Quality Standards generally require that a public water supply be protected by prohibiting the discharge of any pollutants in excess of drinking water standards for one-half mile upstream of a public water supply intake. The standard is known as the "half mile rule." We currently discharge wastewater at a point on the Ohio River that is less than one half mile upstream from our own water supply intake. Because of the proximity of our discharge and intake, our wastewater discharge permit requires our discharge at that one location to meet drinking water standards. At the same time it issued the permit, DEP issued a consent order deferring those requirements until we had time to upgrade our facilities (both the discharge and the filtration plant at the point of intake). Under a current extension of the consent order, we have until June 30, 2003 to meet the standard, and we have secured, until the same deadline, a temporary waiver from the application of the half mile rule.

     We are currently reviewing several options for resolving this issue permanently, such as through a rule change or permanent exemption. In the event that such a rule change or exemption is not obtained, we may incur some capital costs, such as for installing a connection to the municipal water supply for our plant drinking water, or moving our water intake. We do not believe that costs, including associated ongoing expenses, would be material to our results of operations.

     We have operated with a variance from certain state water discharge limitations with respect to our discharge to Harmon Creek since 1986. This variance, however, expires in June of 2004. We may be required to upgrade our wastewater treatment system if this variance is not renewed.

Potential Compliance Issues and Proposed Regulations

     In December 2000, the EPA proposed effluent limitation guidelines for iron and steel making operations and finishing operations that would establish technology requirements and wastewater discharge limitations applicable to our operations and to those of other steel making and finishing plants. After guidelines are adopted as final rules, they are incorporated in wastewater discharge permits when the permits are renewed. To comply with the proposed guidelines, we would have to make significant capital expenditures to upgrade the wastewater treatment plants at our hot strip mill, basic oxygen process shop and blast furnaces. The amount of capital expenditures required and their timing cannot be determined until the guidelines are final. The proposed guidelines are under review and have a final action deadline of April 2002.

Environmental Claims

     In May 1992 and again on October 9, 2001, the property owner of a former non-hazardous waste disposal site known as the Hanover Site received notice from the Pennsylvania Department of Environmental Protection that it was considering a closure and post-closure plan for a solid waste landfill facility where we and our predecessors disposed of solid wastes. At this time, definitive closure and post-closure plans have not been adopted. We believe that we are entitled to $1 million in indemnification from National Steel for the clean-up and closure costs and expenses associated with closing the facility. At this time, we do not anticipate that closure costs will exceed $1 million.

LEGAL PROCEEDINGS

     From time to time, a number of lawsuits, claims and proceedings have been or may be asserted against us relating to the conduct of our business, including those pertaining to commercial, labor, employment and employee benefits matters. While the outcome of litigation cannot be predicted with certainty, and some of these lawsuits, claims or proceedings may be determined adversely to us, we do not believe that the disposition of any such pending matters is likely to materially affect us.

                                   MANAGEMENT

DIRECTORS

     Pursuant to our restated certificate of incorporation, air members of the board of directors are divided into three classes. Each class serves a three-year term, and the terms are staggered so that the term of one class expires at each year's annual meeting of stockholders. As of this time, the annual meeting for 2001 has not been held. Consequently, the successors for the Class II directors will be selected at that meeting.

     Information with respect to those persons who serve as directors is set forth below.

NAME, AGE, OCCUPATION AND CLASS
-------------------------------
John H. Walker (44).......................  Mr. Walker was named chief executive officer in January
  President and Chief Executive Officer     2001 and was named president and chief operating officer
  (Class III)                               in March 2000. He was employed by Kaiser Aluminum
                                            Corporation as corporate vice president and president of
                                            Flat Rolled Products from July 1997 to March 2000 and as
                                            vice president of operations from September 1996 to July
                                            1997.

Michael Bozic (60)........................  Mr. Bozic has been a member of our board of directors
  Private Investor (Class I)                since 1994. He was vice chairman of Kmart Corporation
                                            from 1998 to 2000. He served as chairman, chief
                                            executive officer and director of Levitz Furniture
                                            Corporation from 1995 to 1998. He is also a director of
                                            Morgan Stanley Dean Witter Advisors, Inc. and Boys and
                                            Girls Clubs of America -- Midwest Region.

Richard R. Burt (54)......................  Mr. Burt has been a member of our board of directors
  Chairman of the Board (Class I) Chairman  since 1996. He has been chairman of the board of Weirton
  of IEP Advisors LLC                       since April 1996. He is also a director of Archer
                                            Daniels Midland Company, Hollinger International Inc.,
                                            and HCL Technologies, Ltd.

Robert J. D'Anniballe, Jr. (45)...........  Mr. D'Anniballe has been a member of our board of
  Shareholder, Marshall, Dennehey, Warner,  directors since 1990. He has been a shareholder at
  Coleman & Goggin                          Marshall, Dennehey, Warner, Coleman & Goggin since 1999,
  (Class III)                               and managing attorney of the firm's West Virginia and
                                            Ohio offices since July 1999. He was a partner in
                                            Alpert, D'Anniballe & Visnic prior to July 1999. He has
                                            also served as general counsel to the ISU since 1985.

George E. Doty, Jr. (47)..................  Mr. Doty has been a member of our board of directors
  Private Investor (Class III)              since 1999. Prior to July 2000, Mr. Doty was a Managing
                                            Director of Bear, Stearns & Co. Inc.

Mark G. Glyptis (50)......................  Mr. Glyptis has been a member of our board of directors
  President of ISU (Class III)              since 1991. He has been president of the ISU since
                                            August 1991, and has been an employee of Weirton since
                                            1973.

Ralph E. Reins (61).......................  Mr. Reins has been a member of our board of directors
  Chairman and Chief Executive Officer of   since 1998. He has been chairman and chief executive
  Qualitor, Inc. (Class II)                 officer of Qualitor, Inc. since May 1999 and chairman
                                            and chief executive officer of Reins Enterprises since
                                            January 1998. He served as president and chief executive
                                            officer of A P Parts International from 1995 to January
                                            1998. He is also a director of Rofin/Sinar Technologies,
                                            Inc.

NAME, AGE, OCCUPATION AND CLASS
-------------------------------
Robert S. Reitman (67)....................  Mr. Reitman has been a member of our board of directors
  Principal Riverbend Advisors (Class II)   since 1995. He has been a principal at Riverbend
                                            Advisors, a consulting firm, since February 1998. He has
                                            been Chairman Emeritus and a director of The Tranzonic
                                            Companies, a manufacturer of paper and plastic products
                                            since February 1998. Prior to February 1998, he served
                                            as chairman, chief executive officer and director of The
                                            Tranzonic Companies.

Richard F. Schubert (64)..................  Mr. Schubert has been a member of our board of directors
  Senior Vice President EXCN, Inc. (Class   since 1983. He has been senior vice president EXCN, Inc.
  II)                                       since 1998. Prior to that, he was Chairman Emeritus of
                                            the International Youth Foundation. He is also a
                                            director of National Alliance of Business and Management
                                            Training Corporation.

Thomas R. Sturges (57)....................  Mr. Sturges has been a member of our board of directors
  Private Investor (Class I)                since 1986. Until June 2001, he was executive vice
                                            president and chief financial officer of Hawkeye
                                            Communication, LLC. Prior to that, he served as
                                            executive vice president of The Harding Group Inc. from
                                            February 1990 to January 2000.

Ronald C. Whitaker (53)...................  Mr. Whitaker has been a member of our board of directors
  President, Chief Executive Officer and    since 1995. He has been President and CEO of Strategic
  Director of Strategic Distribution        Distribution Incorporated since September 2000. He
  Incorporated (Class II)                   served as president, chief executive officer and
                                            director of Johnson Worldwide Associates from October
                                            1996 to March 1999. He is also a director of Code-Alarm,
                                            Inc., Precision Navigation Instruments, Inc., Firearms
                                            Training Systems, Inc., and is a trustee of The College
                                            of Wooster.

D. Leonard Wise(67).......................  Mr. Wise has been a member of our board of directors
  Former President and Chief Executive      since 1998. He was president and chief executive officer
  Officer Carolina Steel Corporation        of Carolina Steel Corporation from October 1994 to March
  (Class II)                                1997. He is also a director of Universal Stainless &
                                            Alloy Corporation.

THE BOARD OF DIRECTORS: COMMITTEES, MEETINGS AND COMPENSATION

Audit Committee

     The audit committee of our board of directors currently is composed of Messrs. Reins, Burt, D'Anniballe, Sturges and Wise, four of whom are independent directors. Mr. Reins serves as chairman of the committee. The audit committee reviews, at least annually, the services performed and to be performed by our independent public accountants and the fees charged for their services, and, in that connection, considers the effect of those fees on the independence of the accountants. The audit committee also discusses with our independent public accountants and management our accounting policies and reporting practices, including the impact of alternative accounting policies. The audit committee also reviews with our internal audit department the scope and results of internal auditing procedures and the adequacy of accounting and financial systems and internal controls. The audit committee held five meetings during 2000 and has held three meetings in 2001.

Management Development and Compensation Committee

     The management development and compensation committee of our board of directors currently is composed of Messrs. Reitman, Bozic, Schubert, Whitaker and Wise. Mr. Reitman serves as chairman of the committee. The management development and compensation committee held five meetings in 2000 and has held four meetings in 2001.

Nominating Committee

     The Nominating Committee of our board currently is composed of Messrs. Bozic, Glyptis, Walker, Whitaker and Wise. Mr. Bozic serves as chairman of the committee. The nominating committee identifies and recommends to the board of directors candidates to be nominated as independent directors. The nominating committee held three meetings in 2000 and has held three meetings in 2001.

Corporate Responsibility Committee

     The corporate responsibility committee of our board currently is composed of Messrs. Schubert, Burt, D'Anniballe, Doty, Glyptis and Wise. Mr. Schubert serves as chairman of the committee. The corporate responsibility committee advises our management concerning matters of public and internal policy with regard to such matters as governmental and regulatory affairs, safety and health of employees, charitable contributions and environment, and recommends, for action by the full board, policies concerning those types of matters where appropriate. The corporate responsibility committee held one meeting in 2000 and has held no meetings in 2001.

Finance and Strategic Planning Committee

     The finance and strategic planning committee of our board currently is composed of Messrs. Whitaker, Bozic, Burt, Doty, Glyptis, Reins, Reitman, Sturges and Wise. Mr. Whitaker serves as chairman of the committee. The committee reviews and confers with management on the following subject matters in the finance function, including our projected financial condition and financial plans; our financial policies, including dividend recommendations; the management and performance of our employee benefit funds; and our policies and practices on financial risk management.

     In the strategic planning area, the committee assists management in the development of a viable strategic plan including projections of the market and competitive assessment of our core strengths and weaknesses; identification of key opportunities and threats; and articulation of our long-range direction, including action plans addressing both the core business and growth opportunities. The finance and strategic planning committee held three meetings in 2000 and has held one meeting in 2001.

Meetings and Attendance

     Our board of directors held six regular meetings in 2000 and has held four regular and six special meetings in 2001. All directors who served during 2000 attended at least 75% of the aggregate of the meetings of the board of directors and board committees occurring while they served in 2000, with the exception of Mr. Bozic who attended 74%. All directors who served during any portion of 2001 attended at least 75% of the aggregate of the meetings of the board of directors and board committees occurring during the portion of 2001 for which they have served.

Directors' Compensation

     Directors who are not officers or employees of Weirton receive an annual retainer of $25,000, $10,000 of which is in the form of shares of our common stock, and the remaining $15,000 of which is payable monthly in cash. Those directors also receive a meeting fee of $800 for each meeting of the board of directors attended, together with a meeting fee of $700 for each meeting of a committee of the board of directors attended. The chairman of each committee is paid an additional $200 for each meeting chaired. The chairman of the board of directors serves as a non-executive chairman, devoting substantial time to this position and receives an annual retainer of $120,000, payable quarterly, but does not receive additional fees for attendance at meetings of the board or its committees. Directors who are officers or other employees of Weirton do not receive a retainer or meeting fees. All directors who are not officers or other employees of Weirton are eligible to participate in our deferred compensation plan for directors. The Plan permits participants to defer part or all of their directors' fees for a specified year. Amounts representing deferred fees are used to purchase shares of our common stock at 90% of the market price of our common stock on the first or last trading day of the year, whichever is lower. As to the portion of the directors' retainer paid in the form of shares of our common stock and not deferred, pricing at 100% of the then prevailing market price of the our common stock. Shares representing amounts of deferred compensation are held in trust until distributed to the respective participants in accordance with their election.

EXECUTIVE OFFICERS

     Set forth below is certain information relating to the ages and business experience of non-director executive officers of Weirton.

NAMES, AGE AND POSITION
-----------------------
Mark E. Kaplan (39).......................  Mr. Kaplan was appointed vice president and chief
  Vice President and Chief Financial        financial officer in July 2000. Prior to this
  Officer                                   appointment, he served as vice president of information
                                            technology since March 1999 and controller since
                                            September 1995. Prior to joining Weirton, Mr. Kaplan was
                                            a senior audit manager for Arthur Andersen LLP where he
                                            worked for 11 years and worked as an engagement manager
                                            for the Weirton Steel account.

David L. Robertson (58)...................  Mr. Robertson has served as the executive vice president
  Executive Vice President of Human         of human resources and corporate law since March 1996.
  Resources and Corporate Law               Prior to that, he was a senior partner in the law firm
                                            of Volk, Robertson & Hellerstedt for 11 years. Mr.
                                            Robertson began his career in 1968 in the legal
                                            department of National Steel Corp.'s Weirton Division.
                                            Mr. Robertson served as counsel to the ISU in assisting
                                            the study and organization of Weirton Steel's ESOP and
                                            was a charter member of the corporation's board of
                                            directors for more than nine years.

Thomas W. Evans (65)......................  Mr. Evans has been Vice President -- Materials
  Vice President -- Materials Management    Management since 1988. He is also President of WebCo, a
                                            joint venture in which we own an interest.

William R. Kiefer (51)....................  Mr. Kiefer has been vice president of law and secretary
  Vice President of Law and Secretary       since May 1990. Mr. Kiefer joined Weirton in 1985 as
                                            corporate attorney and assistant secretary and was named
                                            director of legal affairs and secretary in 1988. He
                                            began his career in 1974, as an associate attorney with
                                            the Weirton legal firm of Bogard & Robertson and in 1978
                                            became partner. In 1982 through 1983, he worked as a
                                            counsel for the ISU in Weirton's formation of an
                                            employee-owned company.

Michael J. Scott (38).....................  Mr. Scott was named vice president of sales and
  Vice President of Sales and Marketing     marketing in March 2000. Prior to joining Weirton, he
                                            was employed by National Steel Corporation from 1997
                                            through 1999 as general manager of the construction
                                            sales group. He also was employed at National from 1986
                                            to 1994, during which time he held the positions of
                                            manager of marketing, area manager for midwest sales
                                            division and sales representative. From 1995 to 1996, he
                                            was employed by Cresco Steel Service Center as general
                                            manager.

NAMES, AGE AND POSITION
-----------------------
Edward L. Scram (43)......................  Mr. Scram was named vice president of operations in
  Vice President of Operations              April 2000. Prior to that appointment, he served as
                                            general manager of operations since 1996. He was also
                                            manager of management work practices and a manager at
                                            both the ironmaking and steelmaking units of Weirton.
                                            Mr. Scram began his career at Weirton in 1981 as a
                                            ceramic engineer.

Frank G. Tluchowski (51)..................  Mr. Tluchowski was appointed to the position of vice
  Vice President of Engineering and         president of engineering and technology in February
  Technology                                1998. Prior to that appointment, he served as general
                                            manager of engineering from September 1996 until
                                            February 1998. Mr. Tluchowski joined Weirton in 1970 as
                                            a mechanical engineer.

EXECUTIVE COMPENSATION

     The following table sets forth information for each of our last three fiscal years, summarizing the compensation paid to our former chief executive officer, our current chief executive officer and each of our next four most highly compensated executive officers or "named executive officers" who were serving as such at the end of our last completed fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION AWARDS
                                               ANNUAL COMPENSATION           -----------------------------
                                        ----------------------------------     SECURITIES
                                                              OTHER ANNUAL     UNDERLYING
                                         SALARY     BONUS     COMPENSATION   OPTIONS/SARS)    COMPENSATION
  NAME & PRINCIPAL POSITION      YEAR     ($)       ($)(1)       ($)(2)          (#)(3)          ($)(4)
  -------------------------      ----   --------   --------   ------------   --------------   ------------
John H. Walker*                  2000   $234,783   $    -0-    $   24,726         402,500       $    --
President and Chief              1999        n/a         --            --              --            --
Executive Officer                1998        n/a         --            --              --            --
David L. Robertson               2000   $260,400   $    -0-    $1,159,103         290,478       $    --
Executive Vice Pres.             1999    240,000    245,000        56,825              --            --
Human Resources & Law            1998    231,795     19,507        56,183              --           218
Thomas W. Evans                  2000   $170,352   $100,000    $  241,812          28,750       $    --
Vice President-                  1999    163,392         --            --              --            --
Materials Management             1998    157,008     14,064        36,895              --           218
Richard K. Riederer**            2000   $435,000   $    -0-    $1,845,556         517,500       $    --
Former Chief Executive Officer   1999    435,000    875,000       422,600              --            --
                                 1998    425,000     54,167       349,626              --           219
Earl E. Davis***                 2000   $260,400   $    -0-    $1,473,711         100,000       $    --
Former Executive Vice            1999    240,000    245,000        47,917              --            --
President-Affiliated
  Operations                     1998    225,006     19,507        43,759          21,000           219

---------------

  * Mr. Walker served as Chief Operating Officer from March 2000 until January 2001 and became Chief Executive Officer on January 25, 2001. See "Employment Agreements with Certain Executives" for information about employment agreements with Messrs. Walker, Robertson and Evans.

 ** Mr. Riederer resigned as chief executive officer effective January 25, 2001.

*** Mr. Davis resigned as an officer effective February 28, 2001.

(1) Bonuses for 1999 were awarded by the management development and compensation Committee of our board of directors to the named executive officers in the amounts indicated for developing and realizing value for stockholders through the sale of a portion of our interest in MetalSite L.P. which generated net cash proceeds of $170.1 million. Not shown in the table were performance incentive plan awards, which had been reported in previous years.

(2) Under the terms of our supplemental executive retirement plans, or "SERPs," we pay income taxes associated with contributions made to trusts established under the SERPs on behalf of the named executive officers while the SERPs are being funded. The following "tax gross-up" payments are included in the table: $396,343, $199,654, $777,368, $49,853 and $24,726 for Messrs. Riederer, Robertson, Davis, Evans, and Walker, respectively. The amount of SERP contribution, in the case of any individual, is determined by various factors including: age, compensation, years of service with us and anticipated retirement benefits from qualified pension plans. As shown in the tables below, the named executive officers exercised previously granted stock options during 2000. The following amounts of option related compensation have been included in this column:
    $1,449,213, $696,343, $959,449, and $191,359 for Messrs. Riederer, Davis,
    Robertson, and Evans, respectively. Aggregate amounts of perquisites and other personal benefits that are the lesser of $50,000 or 10% of each of the respective named executive officer's combined salary and bonuses, have been omitted from the table in accordance with SEC rules.

(3) For 1999 and 2000, the figures reflect numbers of shares underlying options granted under our 1998 stock option plan. For 1998, the figures reflect numbers of shares underlying options granted under our 1987 stock option plan.

(4) Amounts reported represent contributions made by us on behalf of the named executive officers pursuant to the terms of Weirton's 1989 ESOP.

OPTION/SAR GRANTS

     The following table sets forth information about stock options and/or stock appreciation rights (SARs) granted during 2000 to the named executive officers.

Option/SAR Grants in last fiscal year -- Individual Grants

                                                                                       POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED ANNUAL
                                                                                       RATES OF STOCK PRICE
                                        % OF TOTAL                                       APPRECIATION FOR
                           OPTIONS       OPTIONS                                            OPTION TERM
                           GRANTED      GRANTED TO     EXERCISE OR      EXPIRATION    -----------------------
        NAME             IN 2000#(1)    EMPLOYEES     BASE PRICE(3)      DATE(2)      5%($)(3)     10%($)(3)
        ----             -----------    ----------    --------------    ----------    ---------    ----------
J.H. Walker..........      402,500        20.2%           $5.56           5/24/10        $--        $     --
D.L. Robertson.......      290,478        14.6%           $6.69           5/24/10        $--        $     --
T.W. Evans...........       28,750         1.4%           $6.69           5/24/10        $--        $     --
R.K. Riederer........      517,500        25.9%           $6.69           5/24/10        $--        $     --
E.E. Davis...........      100,000         5.0%           $6.69           5/24/10        $--        $     --

---------------

(1) Options granted pursuant to our 1998 stock option plan were granted in October 2000 at a price of $5.56 for Mr. Walker and $6.69 for the other named executive officers, with an expiration date of May 24, 2010. The options are subject to an accelerated vesting schedule based on the price of our common stock.

(2) The dates shown are those assuming continued employment with Weirton for the full term of the options. Options held by Mr. Riederer expired unexercised April 25, 2001. Options held by Mr. Davis expired unexercised May 28, 2001.

(3) On October 26, 2001, the closing price was $0.36 per share of our common stock. Given that these options are, at present, significantly "out of the money," and in light of our current financial condition and the recent de-listing of our common stock from the New York Stock Exchange, it is our view that these options are of negligible value.

OPTION/SAR EXERCISE/OUTSTANDING OPTIONS AND YEAR-END VALUES

     The following table sets forth information regarding the exercise of stock options and SARs during 2000 and the unexercised options/SARs held as of the end of the 2000 fiscal year by the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                         NUMBER OF            VALUE OF
                                                                   SECURITIES UNDERLYING     UNEXERCISED
                                                                        UNEXERCISED         IN-THE-MONEY
                                                                       OPTIONS/SARS         OPTIONS/SARS
                                                                         AT FISCAL         AT FISCAL YEAR-
                                                                       YEAR END (#)            END ($)
                                           SHARES                  ---------------------   ---------------
                                         ACQUIRED ON     VALUE         EXERCISABLE/         EXERCISABLE/
                                          EXERCISE     REALIZED        UNEXERCISABLE        UNEXERCISABLE
                 NAME                        (#)          ($)               (1)                  (2)
                 ----                    -----------   ---------   ---------------------   ---------------
J.H. Walker............................         --            --          -0-/402,500           $  --
D.L. Robertson.........................    290,478       959,449      145,022/290,478           $  --
T.W. Evans.............................     28,750       191,959       100,250/28,750           $  --
R.K. Riederer..........................    557,500     1,449,213       50,000/517,500           $  --
E.E. Davis.............................    100,000       696,343      337,500/100,000           $  --

---------------

(1) The figures shown represent options granted under our 1987 option plan and our 1998 Option Plan. Of the options granted prior to December 31, 1999 under our 1998 option plan, 60% became exercisable on February 3, 2000, and the remaining 40% on March 27, 2000. The options granted in October 2000 under our 1998 option plan remain unexercisable. Options held by Mr. Riederer expired unexercised on April 25, 2001. Options held by Mr. Davis expired unexercised on May 28, 2001.

(2) The "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End" is zero because the closing price ($1.19 per share) of our common stock on the New York Stock Exchange on its last trading day in 2000 (December 29, 2000) was less than the exercise price ($4.375 for the options granted in 1995, $2.50 for the options granted in 1996, $3.88 for the options granted in 1998, $5.56 and $6.69 for options granted in 2000).

EMPLOYMENT AGREEMENTS WITH CERTAIN EXECUTIVES

     Mr. Walker, our president and chief executive officer, who also serves as a member of our board of directors, has an employment agreement with Weirton providing a base salary of $395,000. The agreement also provides for supplemental disability income and supplemental life insurance. The agreement may be terminated by us or by the employee. The agreement requires us to pay 24 months compensation in a lump sum within 10 days of the termination date if such agreement is terminated by us without cause.

     Mr. Robertson and Mr. Evans have employment agreements with us which requires us to pay 24 months compensation in a lump sum within 10 days of the termination date if such agreements are terminated by us without cause. Each of the agreements may be terminated by us or by the employee.

PENSION PLAN

                               PENSION PLAN TABLE

                                                     YEARS OF SERVICE
                                   -----------------------------------------------------
     FINAL AVERAGE EARNINGS             15           20        25        30        35
     ----------------------        -------------   -------   -------   -------   -------
$125,000.........................      61,875       68,750    68,750    67,750    74,375
150,000..........................      74,250       82,500    82,500    82,500    89,250
200,000..........................      99,000      110,000   110,000   110,000   119,000
250,000..........................     123,750      137,500   137,500   137,500   148,750
300,000..........................     148,500      165,000   165,000   165,000   178,500
400,000..........................     198,000      220,000   220,000   220,000   238,000
500,000..........................     247,500      275,000   275,000   275,000   297,500
600,000..........................     297,500      330,000   330,000   330,000   357,000
700,000..........................     346,500      385,000   385,000   385,000   416,500
800,000..........................     396,000      440,000   440,000   440,000   476,000

     The figures in the pension table reflect the sum of annual benefits from the qualified pension plan plus expected annual benefits from the non-qualified SERPs (both administered by Weirton), payable for life following assumed retirement at age 62. The SERPs are "target benefit" plans under which we contribute to separate trusts actuarially determined amounts which are calculated to produce the defined target annual benefit at age 62. Under both the qualified pension plan and the SERPs, the amount of pension is based upon the employee's average earnings (average of the highest five years of the last fifteen years). For those participating in a SERP, expected benefits are based on earnings defined as annual cash compensation (as reported in the salary and bonus columns of the summary compensation table) and pension service credited under the SERPs. The benefits reflected in the pension table include maximum total benefits, under all plans, of 55% of final average earnings upon attainment of 16 2/3 years of pension service. Under a contract between Weirton and Mr. Walker, his maximum total benefit is 70% of final average earnings at age 62 and attainment of 10 years of service. For the named executive officers, pension service as of December 31, 2000 for the purpose of calculating retirement benefits under the SERPs was as follows: Mr. Walker: 9.33 years; Mr.
Robertson: 12.25 years; Mr. Riederer: 11.92 years; Mr. Evans: 14.75 years; Mr.
Davis: 30.58 years. Under a contract with us, Mr. Robertson, who had prior pension service with us through its predecessor, was entitled to an additional five years of benefit service under the SERPs upon commencement of employment.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth the beneficial ownership of Weirton's common stock and Series A convertible preferred stock as of September 30, 2001 by each person or group known by us to beneficially own more than five percent of the outstanding common stock and Series A convertible preferred stock, by each director and executive officer and by all directors and executive officers as a group. Included are those shares of common stock, if any, allocated under the 1984 ESOP. The table also sets forth the number of shares of Series A convertible preferred stock, if any, allocated under the 1989 ESOP through the latest allocation date (December 31, 1998), and the percentage of outstanding common stock and Series A convertible preferred stock represented thereby. Unless otherwise indicated, and except for shares allocated to the accounts of employees under the terms of the 1984 ESOP and 1989 ESOP, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of the date hereof are deemed outstanding for the purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. Except as indicated in the footnotes, Weirton believes that the person named in the table have the sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                  COMMON STOCK

                                                                SHARES                  PERCENT
NAME AND ADDRESS                                          BENEFICIALLY OWNED     OWNED BENEFICIALLY(1)
----------------                                          ------------------     ---------------------
United National Bank, as Trustee under the 1984 ESOP....       7,838,957(2)              18.5%
  21 Twelfth Street
  Wheeling, WV 26003
Wendell W. Wood.........................................       3,751,500(3)               8.9%
  P.O. Box 5548
  Charlottesville, VA 22905
John W. Adams, et al(4).................................       3,570,500(3)               8.4%
  885 Third Avenue, 34th floor
  New York, NY 10022
Dimensional Fund Advisors, Inc. ........................       3,473,650(3)               8.2%
  1299 Ocean Avenue, 11th floor
  Santa Monica, CA 90401
Michael Bozic...........................................         106,400(5)(7)              *
Richard R. Burt.........................................          43,660(5)                 *
Robert J. D'Anniballe, Jr. .............................          20,521(5)                 *
Earl E. Davis...........................................         359,512(6)                 *
George E. Doty, Jr......................................          48,559(5)(7)              *
Thomas W. Evans.........................................         141,775(6)                 *
Mark G. Glyptis.........................................           3,719                    *
Ralph E. Reins..........................................          40,521(7)                 *
Robert S. Reitman.......................................          73,476                    *
Richard K. Riederer.....................................         117,775(6)                 *
David L. Robertson......................................         445,800(6)                 *
Richard F. Schubert.....................................          21,821(7)                 *
Thomas R. Sturges.......................................          47,733(5)(7)              *
John H. Walker..........................................         603,731(6)                 *
Ronald C. Whitaker......................................         119,852(5)(7)              *
D. Leonard Wise.........................................          10,055(7)                 *
All directors and executive officers as a group (21            3,767,835(8)               8.9%
  persons)..............................................

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                                                  SHARES                PERCENT
NAME AND ADDRESS                                            BENEFICIALLY OWNED   OWNED BENEFICIALLY(1)
----------------                                            ------------------   ---------------------
United National Bank, as Trustee under the 1989 ESOP......      1,467,027(9)             96.7%
  21 Twelfth Street
  Wheeling, WV 26003
Earl E. Davis.............................................            691                   *
Thomas W. Evans...........................................            882                   *
Mark G. Glyptis...........................................            421                   *
Richard K. Riederer.......................................          1,065                   *
David L. Robertson........................................            288                   *
John H. Walker............................................            518                   *
All directors and executives as a group (21 persons)......          6,035                   *

---------------

(1) An asterisk in this column indicates ownership of less than 1%.

(2) All shares have been allocated to the accounts of participants in the 1984 ESOP consisting of approximately 5,263 employees and former employees of the Company. Participants generally have full voting but limited dispositive power over securities allocated to their accounts.

(3) Based on Schedules 13G and 13D filed by the named beneficial owners with the SEC as follows: Schedule 13D filed by Wendell W. Wood dated January 7, 2000;
    Schedule 13G filed by John W. Adams, et al, dated December 31, 2000; and
    Schedule 13G filed by Dimensional Fund Advisors, Inc. dated December 31,
    2000.

(4) Includes 2,164,500 shares beneficially owned by JWA Investments II, L.P., and 1,406,000 shares beneficially owned by JWA Investments III, L.P. JWA Investments Corp., of which Mr. Adams is the sole stockholder, is the general partner of JWA Investments II, L.P., and JWA Investments III, L.P.

(5) Includes 94,043, 43,660, 48,559, 43,349, and 117,852 shares credited to the accounts of Messrs. Bozic, Burt, Doty, Sturges, and Whitaker, respectively, under the Deferred Compensation Plan for Directors, over which shares the named individuals do not exercise voting and/or investment power until distribution.

(6) Includes shares subject to options currently exercisable (or exercisable within 60 days): Messrs. Davis 337,500, Evans 129,000, Walker 66,667, Riederer 50,000, and Robertson 145,022. Mr. Riederer had 517,500 options which expired unexercised April 25, 2001. Mr Davis has 100,000 options which expired unexercised May 28, 2001.

(7) Includes stock credited for 2000 directors' fees.

(8) Includes 792,773 shares subject to options currently exercisable as of September 15, 2001.

(9) All shares have been allocated to the accounts of participants in the 1989 ESOP consisting of approximately 6,192 employees and former employees of the Company. Participants generally have full voting but limited dispositive power over securities allocated to their accounts.

                       DESCRIPTION OF OTHER INDEBTEDNESS
                           AND FINANCING ARRANGEMENTS

SENIOR CREDIT FACILITY

     On October 26, 2001 we entered into a new $200 million syndicated senior secured credit facility with Fleet Capital Corporation, which serves as agent for itself and the other lenders under the facility, Foothill Capital Corporation, which serves as syndication agent for the facility, and The CIT Group/Business Credit Inc., and GMAC Business Credit LLC, which serve as co-documentation agents for the facility, to refinance our existing revolving credit facility and accounts receivable securitization program. Through this new asset-based facility, we believe that we will be able to more effectively borrow against our current assets and generate additional availability of approximately $35 to 40 million (based on existing levels of current assets) to provide us with greater liquidity for our working capital requirements and general corporate purposes.

     The senior credit facility, which matures on March 31, 2004, consists of up to $200.0 million of available loans secured by our accounts receivable (including related general intangibles) and inventory, including a $25.0 million letter of credit subfacility and a $25.0 million tandem mill subfacility, which in addition to the collateral described above, is also secured by the real property constituting our No. 9 tin tandem mill and all equipment and fixtures located on that property. Although a portion of the senior credit facility will be secured by our No. 9 tin tandem mill, we will be permitted, with the reasonable consent of the lenders under the facility, to enter into a sale and leaseback or other financing involving the No. 9 tin tandem mill subject to reductions in availability under the senior credit facility.

     Amounts actually available to us from time to time under the senior credit facility are limited to the lesser of $200.0 million less reserves or our borrowing base less reserves. The borrowing base is defined as the sum of:

     - 85% of our eligible accounts receivable calculated on a daily basis (subject to adjustment by the agent in its reasonable judgment); plus

     - up to 85% of the appraised net orderly liquidation percentage of certain of our inventory calculated on a weekly basis (subject to adjustment by the agent in its reasonable judgment), not to exceed $100 million; minus

     - the unpaid balance of the No. 9 tin tandem mill subfacility; minus

     - an availability reserve initially equal to $20 million, which will increase to $30 million in the event that we enter into a sale and leaseback or other permitted financing transaction related to our No. 9 tin tandem mill.

     Borrowings under our senior credit facility bear interest at variable rates on the basis of either LIBOR or the prime rate announced from time to time by Fleet National Bank, at our option, plus an applicable margin. During the first year of our credit facility the applicable margins will be 3.50% with respect to borrowings accruing interest on a LIBOR basis and 2.00% with respect to borrowings accruing interest on the basis of Fleet's prime rate. Thereafter, the applicable margin with respect to borrowings under the LIBOR option will range from 3.00% to 3.75% per annum, and with respect to borrowings under the prime rate option will range from 1.50% to 2.25% per annum. In either case, the applicable margin will be adjusted quarterly beginning in October 2002 and will be lowered as the unborrowed availability under the senior credit facility increases. In addition to such interest, we will also pay a commitment fee equal to 0.50% per annum on unused portions of the facility.

     Our senior credit facility also contains various restrictive covenants that, among other things, impose limitations on:

     - our ability to merge or consolidate with or otherwise make capital acquisitions and expenditures except for capital acquisitions, including certain capitalized leases, not exceeding specified maximum annual amounts in each fiscal year;

     - prepay the Senior Secured Discount Notes upon a change of control or similar event;

     - our ability to incur additional indebtedness or allow the creation of additional liens on our assets (except under certain circumstances, including most significantly indebtedness which is subordinated to our obligations under the senior credit facility and approved by the lenders, purchase money indebtedness and indebtedness incurred with a permitted financing relating to our No. 9 tin tandem mill);

     - certain transactions among affiliates;

     - certain dispositions of our assets (with certain exceptions, including most significantly, inventory disposed of in the ordinary course, the sale and leaseback of our Foster-Wheeler Steam Generating Plant by certain of our vendors as described elsewhere in this prospectus and the disposition of the No. 9 tin tandem mill as permitted under the senior credit facility);

     - our ability to make certain types of investments and loans or enter into joint ventures;

     - our ability to make amendments to documents evidencing certain of our indebtedness, including, after completion of this exchange offer, the indentures evidencing Series 1989 Bonds, the Secured Series 2001 Bonds, the outstanding notes and the Senior Secured Discount Notes; and

     - our ability to make dividend and other distributions to our shareholders.

     We are also prohibited from entering into any agreements which would limit our ability to create liens upon any of our property, except pursuant to the senior credit facility and the indenture governing the outstanding notes and the Senior Secured Discount Notes.

     Our senior credit facility also requires us to demonstrate to the lenders that within 120 days of the closing of the senior credit facility, we will achieve additional liquidity of at least $30 million through our vendor financing programs, and that within 180 days of the closing of the senior credit facility that we will achieve the projected labor-related savings as a result of our new labor contract and related changes in labor practices and operations.

     The senior credit facility also contains default provisions which, if triggered, permit the lenders to stop advancing funds, to us and allow the lenders to accelerate the maturity of all indebtedness under the senior credit facility. These default provisions include failure to pay principal or interest when due, breach of covenants, breach of obligations under related loan documents, the determination that any of our representations or warranties made to the lenders are false or misleading in any material respect, defaults under our other debt instruments, the acquisition by a person or entity of greater than 50% of our voting stock or the power to elect a majority of our board and the entry of judgment of a specific size against us and the failure to satisfy such judgment.

     Under the senior credit facility, following the consummation of the exchange offers on the terms and conditions described in this prospectus, we will be able to make scheduled semi-annual cash interest payments on the Senior Secured Discount Notes and in respect of the Secured Series 2001 Bonds, provided that these cash payments are reserved for against availability under the facility. The reserve will reduce amounts available to us under the senior credit facility up to a maximum of approximately $6 million in any six month period, assuming valid tenders of all of the aggregate principal amount of the outstanding notes and Series 1989 Bonds. In the event that less than all of the aggregate principal amount of the outstanding notes and Series 1989 Bonds are tendered in the exchange offers, we are permitted to make cash interest payments on any remaining outstanding notes and Series 1989 Bonds of up to $4 million in any year subject to similar reservation against availability under the facility.

     If we do not successfully complete the exchange offers, under our voluntary financing restructuring plan presented to our senior bank lenders and as reflected in our senior credit facility, we will not make scheduled cash interest payments for a period of at least one year on any outstanding notes and Series 1989 Bonds. Thereafter, any interest payments will be made, provided that these payments are included in the reserve under the senior credit facility described above.

VENDOR FINANCING PROGRAMS

     We have obtained assistance from our key vendors through our vendor financing programs to improve our near term liquidity. Under the vendor financing programs, we have negotiated arrangements with over 60 vendors in the form of purchase credits or other concessions to achieve one-time cash benefits of at least $30 million in the aggregate. The vendor financing programs have been structured principally as a sale and leaseback transaction of our Foster-Wheeler Steam Generating Plant, including the related real property and certain related energy generating equipment, and direct advances or concessions by certain vendors. In addition, we expect to enter into a sale and leaseback of our general office building and research and development building. The Foster-Wheeler sale and leaseback transaction has been accounted for as a financing or borrowing transaction.

     Under the lease, the basic rental payment is an amount calculated on a straight line amortization basis derived by taking the lease balance, amortized over the then remaining years between January 1, 2003 and December 31, 2012, at an interest rate equal to 12% until December 31, 2007 and 16% after such date, with level annual payments made on a quarterly basis. Although the lease may be prepaid at any time, such prepayments are to be applied against the unamortized lease balance in the inverse order of maturity. The lease will terminate prior to the end of the lease term if the unamortized lease balance has been paid in full. Upon such termination, the assets may be repurchased for $10.00.

     Until December 31, 2007, we are required to make prepayments on a quarterly basis in an amount equal to the net profits, if any, received by us in the immediately preceding calendar quarter under the terms of a power sales agreement between us and Allegheny Power. We are also required to make annual prepayments beginning on March 31, 2003, based on the average annual hot band prices in excess of $305 per ton in the preceding year.

     If we receive net cash proceeds of at least $100 million resulting from a non-recurring, non-operating gain arising out of an asset disposition or substantially similar transaction or achieve an average net income of at least $12.5 million per quarter over eight consecutive quarters, the lessor under the lease may require us to repurchase the assets at a price equal to the then unamortized lease balance, provided that any such repurchase does not conflict with or violate any of our financing arrangements, debt instruments or other agreements evidencing indebtedness.

SENIOR NOTES DUE 2004 AND SENIOR NOTES DUE 2005

     As of September 30, 2001, $122.7 million in principal amount of Senior Notes due 2004 is outstanding, and $121.3 million in principal amount of Senior Notes due 2005 is outstanding.

     The Senior Notes due 2004 have a maturity date of July 1, 2004, and the Senior Notes due 2005 have a maturity date of June 1, 2005.

     The Senior Notes due 2004 bear interest at a rate of 11 3/8% per annum, and the Senior Notes due 2005 bear interest at a rate of 10 3/4% per annum. We pay the interest semi-annually on July 1 and January 1 of each year to holders of record of the Senior Notes due 2004 at the close of business on June 15 or December 15 immediately preceding each such interest payment date. We pay the interest semi-annually on June 1 and December 1 of each year to holders of record of the Senior Notes due 2005 at the close of business on May 15 or November 15 immediately preceding each such interest payment date.

     The outstanding notes are unsecured obligations and are pari passu with all of our existing and future senior unsecured indebtedness. In a bankruptcy, obligations represented by the outstanding notes would be treated as unsecured claims, together with other unsecured claims, such as the obligations represented by the Series 1989 Bonds indebtedness under the Senior Secured Discount Notes, the Secured Series 2001 Bonds and the senior credit facility, to the extent the collateral securing those claims is insufficient, trade payables, contract rejection and litigation claims, together with unsecured employee benefit claims. Of the unsecured claims, in the event a bankruptcy case is commenced, certain administrative expenses may be entitled to priority status for payment purposes over other unsecured claims. Claims that may be entitled to priority status, include but are not limited to, claims for professional fees, claims for operational shutdown and liquidation costs, and to a limited extent, claims for employee wages and benefits and contributions to pension plans. As of September 30, 2001, total unsecured claims in a liquidation of Weirton are estimated to exceed $2 billion. Of those claims, a substantial amount could be assigned priority status under applicable bankruptcy laws. Consequently, in a bankruptcy, owners of the outstanding notes may receive repayment of little or none of the principal amount of their outstanding notes.

     We can redeem the outstanding notes at our option in whole or in part at any time prior to maturity upon not less than 30 nor more than 60 days' notice.

     Upon redemption, holders of the Senior Notes due 2004 will receive the redemption price set out below, expressed as a percentage of the principal amount of the Senior Notes due 2004, together with accrued interest to the redemption date.

PERIOD COMMENCING                                             REDEMPTION PRICE
-----------------                                             ----------------
July 1, 2001................................................     102.8438%
July 1, 2002 and thereafter.................................     100.0000%

     Upon redemption, holders of the Senior Notes due 2005 will receive the redemption price set out below, expressed as a percentage of the principal amount of the Senior Notes due 2005, together with accrued interest to the redemption date.

PERIOD COMMENCING                                             REDEMPTION PRICE
-----------------                                             ----------------
June 1, 2001................................................     102.6875%
June 1, 2002 and thereafter.................................     100.0000%

     If less than all of a series of outstanding notes are redeemed, the applicable trustee will select which notes will be redeemed (in principal amounts of $1,000 or integral multiples thereof) on a pro rata basis or by a method that complies with applicable legal and stock exchange requirements.

     In the event that a change in control occurs, holders of the outstanding notes have the right, at their option, to require us to repurchase all or any part of their outstanding notes for a price equal to 101% of the principal amount of their outstanding notes plus accrued interest, if any. A change in control includes, among other things, the following events:

     - any person or group becomes the beneficial owner of more than 50% of the voting power of our outstanding voting capital stock (other than 1984 ESOP, 1989 ESOP or any other of our employee benefit plans);

     - we sell, lease or otherwise transfer more than 75% of our assets to any person other than one of our wholly-owned subsidiaries;

     - our continuing directors cease to form a majority of our board of directors; and

     - our shareholders approve any plan or proposal for our liquidation or dissolution.

     The following are events of default with respect to our obligations under the outstanding notes:

     - the failure by us to pay principal when due;

     - the failure by us to pay interest on any note when due, which continues for 30 days;

     - the failure by us to perform any of our other covenants in the indenture continuing for 60 days after notice from the trustee;

     - acceleration of the maturity of our other indebtedness in excess of $25 million, which acceleration is not rescinded or discharged within 10 days after notice; and

     - certain events of bankruptcy, insolvency or reorganization involving us.

     If an event of default with respect to the outstanding notes occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes outstanding may, by notice, declare all unpaid principal and accrued interest on the outstanding notes then outstanding to be due and payable immediately. At any time after such declaration of acceleration has been made, the holders of a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, waive such declaration.

     Except in limited situations, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of holders of the outstanding notes unless the trustee received security and indemnity satisfactory to it. The holders of a majority in aggregate principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee, provided that such direction does not conflict with any rule of law or with the indenture.

     The holders do not have any right to institute any proceeding with respect to the indentures unless:

     - the trustee has failed to act within 60 days after notice of an event of default;

     - the holders of at least 25% in principal amount of the outstanding notes have made a request to the trustee; and

     - the trustee has received an indemnity satisfactory to it.

     These limitations do not apply to a suit instituted by a holder of the outstanding notes for enforcement of any overdue payment.

     Under the terms of the indentures governing the outstanding notes, we cannot consolidate or merge with or into any other person and will not sell, lease, convey or otherwise dispose of all or substantially all of our assets unless:

     - the person formed by such consolidation or merger, or the person which acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of our assets as an entity be a company organized and validly existing under the laws of the United States or any state thereof, including the District of Columbia, and will expressly, through a supplemental indenture, all of our obligations under the outstanding notes and the indenture;

     - immediately after the transaction, no event of default will have occurred and be continuing; and

     - the person formed by such consolidation or merger, or the person which acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of our assets as an entity satisfies certain financial covenants.

     We and the applicable trustee may make modifications and amendments to the indentures governing the outstanding notes with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes due 2004 or Senior Notes due 2005, as applicable. However, we cannot make any of the following modifications or amendments to the Senior Notes due 2004 or Senior Notes due 2005 without the consent of each holder interest who is affected by any of the following:

     - reduction of the interest rate on any Senior Notes due 2004 or Senior Notes due 2005 or changes to the time and place for interest rate payments;

     - reduction of the amount payable on redemption;

     - reduction of the principal of any Senior Notes due 2004 or Senior Notes due 2005 or changes to the fixed maturity and the place of payment for the principal;

     - changes to the currency in which principal or interest is payable;

     - reduction in the principal amount of outstanding Senior Notes due 2004 or Senior Notes due 2005 required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or the waiver of certain defaults;

     - impairment of the right to institute a lawsuit for the enforcement of any payment on the Senior Notes due 2004 or Senior Notes due 2005; or

     - modifications to any of the foregoing requirements.

     The holders of not less than a majority in principal amount of each series of the outstanding notes may waive certain past defaults.

     The outstanding notes and the indentures governing them are governed by the laws of the State of New York.

     For more information regarding the outstanding notes, see "Summary Comparison of Key Differences Between the Senior Secured Discount Notes and the Outstanding Notes."

POLLUTION CONTROL REVENUE BONDS

  SERIES 1989 BONDS

     The City of Weirton, West Virginia issued the Series 1989 Bonds in the aggregate principal amount of $56.3 million pursuant to an indenture of trust between the City of Weirton and Pittsburgh National Bank, the bond trustee. The Series 1989 Bonds bear interest at a rate of 8 5/8% per annum, payable on May 1 and November 1 of each year until maturity. Pursuant to a loan agreement, the City of Weirton loaned the proceeds from the sale of the Series 1989 Bonds to us for the purpose of financing the cost of refunding certain pollution control bonds that had previously been issued by the City of Weirton to finance or refinance the acquisition, construction and installation of certain pollution control equipment which was leased by the City of Weirton to, or owned by, us.

     We have entered into a loan agreement with the City of Weirton which requires us to repay the loan to the City of Weirton at the times and in the amounts necessary to enable the City of Weirton to make full and timely payment of the principal of, premium, if any, and interest on, the Series 1989 Bonds when due. Our obligations under the loan agreement are unsecured obligations and are pari passu with all of our unsecured and unsubordinated indebtedness.

     Pursuant to the indenture of trust, the City of Weirton assigned to the bond trustee, for the benefit of the holders of the Series 1989 Bonds, certain of the City of Weirton's rights under the loan agreement, including, but not limited to, the City of Weirton's right under the loan agreement to receive payments from us of the principal of, premium, if any, and interest due, on our loan from the City of Weirton.

     The Series 1989 Bonds are limited obligations of the City of Weirton payable solely from the revenues derived by the City of Weirton from us under the loan agreement to the extent pledged by the City of Weirton to the bond trustee under the terms of the Indenture and from certain other funds pledged and assigned as part of the trust estate under the Series 1989 Bond indenture. Neither the City of Weirton, the State of West Virginia nor any other political subdivision of the State of West Virginia is obligated to pay the principal of the Series 1989 Bonds or the interest thereon or other costs incident thereto except from the revenues and other amounts pledged for such payments. Neither the general credit nor the taxing power of the City of Weirton or the State of West Virginia or any other political subdivision thereof is pledged to the payment of the principal of, premium, if any, or interest on the Series 1989 Bonds or other costs incident to those bonds. The Series 1989 Bonds and the interest thereon are not a charge upon the tax revenues of the City of Weirton, or a charge upon any other revenues or property of the City of Weirton not specifically pledged.

     The Series 1989 Bonds were sold on the basis that, assuming we continue to comply with covenants contained in the loan agreement and other documents, instruments and agreements executed in connection with the loan agreement, and with certain exceptions, interest on the Series 1989 Bonds indenture would not be includable in the gross income of the holders thereof for federal income tax purposes and that such interest is also exempt from taxation by the State of West Virginia except for inheritance, estate and transfer taxes.

     We have requested the City of Weirton to amend, and the City has begun the process of amending, certain provisions of the Series 1989 Bonds indenture or the loan agreement to, among other things, eliminate the limitations on liens and limitation on sale and leaseback covenants and to modify other provisions, subject to the prior written consent of the holders of the Series 1989 Bond indenture as required pursuant to the terms of the Series 1989 Bonds indenture, and to issue its 9% Secured Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 2001 due 2014 in exchange for all of its outstanding Series 1989 Bonds.

     The aggregate principal amount of the Secured Series 2001 Bonds, provisions regarding interest payments and redemption, and other covenants and provisions will be established by the City of Weirton by requisite municipal action expected to occur in November 2001 so that the Series 1989 Bonds exchange offer can be made concurrently with this exchange offer. It is intended that the terms of the Series 1989 Bonds exchange offer will be substantially equivalent to those contained in this exchange offer and that the economic terms of the Secured Series 2001 Bonds, including interest payment and accrual features and redemption provisions, will be substantially as set forth in the "Unaudited Pro Forma Consolidated Financial Statements."

  SECURED SERIES 2001 BONDS

     We have requested that the City of Weirton issue, and the City has begun the process of issuing, the Secured Series 2001 Bonds for the purpose of financing the refunding of all of the outstanding Series 1989 Bonds, and these will be issued in exchange for all of the Series 1989 Bonds tendered by the holders. Following the consummation of the Series 1989 Bonds exchange offer, any Series 1989 Bonds that are not tendered by the holders in exchange for Secured Series 2001 Bonds shall remain outstanding.

     The Secured Series 2001 Bonds, if and when issued, will be evidenced and secured by a trust indenture between the City of Weirton and a bond trustee acceptable to the City of Weirton, and by a loan agreement between us and the City of Weirton. Pursuant to the terms of the 2001 loan agreement, upon the issuance of the Secured Series 2001 Bonds in exchange for Series 1989 Bonds, the City of Weirton shall be deemed to have made a loan to us in a principal amount equal to the aggregate principal amount of the Secured Series 2001 Bonds.

     The 2001 loan agreement will provide that we are obligated to repay the 2001 bond loan at the times and in the amounts necessary to enable the City of Weirton to make full and timely payment of the principal of, premium, if any, and interest on, the Secured Series 2001 Bonds when due. Our obligations under the 2001 loan agreement will be secured by, among other things, a mortgage and first priority security interest in our hot strip mill on a pari passu basis with the Senior Secured Discount Notes.

     Pursuant to the terms of the 2001 indenture, the City of Weirton will assign to the Secured Series 2001 Bonds trustee, for the benefit of the holders of the Secured Series 2001 Bonds, certain of the City of Weirton's rights under the 2001 loan agreement, including, but not limited to, the City of Weirton's right under the 2001 loan agreement to receive payments from us of the principal of, premium, if any, and interest due on the 2001 bond loan.

     The Secured Series 2001 Bonds will be limited obligations of the City of Weirton payable solely from the revenues derived by the City of Weirton from us pursuant to the terms of the 2001 loan agreement and the other security provided therefore to the extent pledged by the City of Weirton to the 2001 bond trustee under the terms of the 2001 indenture and from certain other funds pledged and assigned as part of the trust estate under the 2001 indenture. Neither the City of Weirton, the State of West Virginia nor any other political subdivision of the State of West Virginia will ever be obligated to pay the principal of the Secured Series 2001 Bonds or the interest thereon or other costs incident thereto except from the revenues and other amounts pledged therefore. Neither the general credit nor the taxing power of the City of

Weirton or the State of West Virginia or any other political subdivision thereof will be pledged to the payment of the principal of, premium, if any, or interest on the Secured Series 2001 Bonds or other costs incident thereto. The Secured Series 2001 Bonds and the interest thereon will not be a charge upon the tax revenues of the City of Weirton, or a charge upon any other revenues or property of the City of Weirton not specifically pledged thereto.

     The Secured Series 2001 Bonds will be issued on the basis that, assuming we continually comply with certain covenants contained in the 2001 loan agreement and certain of the documents, instruments and agreements executed in connection therewith, and with certain exceptions, interest on the Secured Series 2001 Bonds would not be includable in the gross income of the holders thereof for federal income tax purposes and that such interest will also be exempt from taxation by the State of West Virginia except for inheritance, estate and transfer taxes.

                  THE EXCHANGE OFFER AND CONSENT SOLICITATION

     This section of this prospectus describes this exchange offer and consent solicitation. WHILE WE BELIEVE THAT THE FOLLOWING DESCRIPTION COVERS THE MATERIAL TERMS OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION, YOU SHOULD CAREFULLY READ THE ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE REFER.

     We are offering to exchange our 10% Senior Secured Discount Notes due 2008 for up to 100% of our 11 3/8% Senior Notes due 2004 and our 10 3/4% Senior Notes due 2005 on the terms set forth in this prospectus and in the accompanying consent and letter of transmittal. Concurrently with the exchange offer, we are soliciting consents to amend the indentures that govern the outstanding notes.

     If you tender any of your outstanding notes, you will automatically consent to amendments to the indentures governing those notes. The proposed amendments to the indentures include the elimination of certain restrictive covenants and events of default that are more fully described elsewhere in this prospectus.

                               THE EXCHANGE OFFER

PURPOSE OF THIS EXCHANGE OFFER

     We are making this exchange offer and the concurrent Series 1989 Bond exchange offer as a critical part of our overall strategic plan to reduce operating costs, improve our liquidity and working capital position, restructure our long-term debt and fundamentally reposition our business to focus on the production and sale of tin mill products and other higher margin value-added sheet products.

     Our strategic plan has five integral steps, the first three of which are now in place:

     - reducing our operating costs on an annual basis through the full implementation of a cost savings program which includes a workforce reduction, reductions to our employee benefits costs and other operating cost savings, which became effective in late October 2001 (estimated to generate approximately $51 million in annual cost savings when fully implemented in 2002);

     - improving our liquidity and long-term supplier relationships through vendor financing programs we entered into with over 60 suppliers, effective in late October 2001, and through ongoing negotiations with other suppliers of services and raw materials, such as coke (estimated to generate at least $30 million in additional near term liquidity);

     - increasing our borrowing availability and liquidity through the refinancing of our bank credit and asset securitization facilities, which became effective in late October 2001 (estimated to result in $35 million to $40 million in additional availability based on existing current asset levels);

     - restructuring our long-term debt and lowering our debt service costs through this exchange offer and the Series 1989 Bonds exchange offer by year end in order to increase our liquidity and financial flexibility by approximately $32 million per year in 2002 and 2003, as well as to provide greater overall financial stability, and to permit the fundamental repositioning of our business through strategic acquisitions and targeted investments; and

     - fundamental repositioning of our business to focus on tin mill and other higher margin value-added sheet products and significantly reduce our presence in the commodity flat-rolled product market through strategic acquisitions and targeted investments and further improvements to our operating cost structure by increasing the use of our hot strip mill capacity dedicated to tolling and converting stainless steel slabs and increasing the proportion of our coils used in our downstream finishing operations in the production of tin mill and other higher margin products.

     We seek to strengthen our position as a leading domestic full range producer of higher margin tin mill products by further shifting our product mix toward higher margin value-added products and away from lower margin, commodity flat-rolled sheet products. Our strategy to meet this objective is to capitalize on our extensive market presence and strong competitive position as the second largest domestic producer of tin mill products and to leverage our existing strengths. These strengths include our superior product quality and range of product offerings, our strategic partnerships with large existing customers, and the design and configuration of our principal steel making facilities which are best suited to the production of narrow width tin mill and coated products. We are also pursuing niche market opportunities for higher margin value-added sheet products.

     The consummation of the concurrent exchange offers to restructure our long term debt is the critical next step in our plan. If we are unable to reduce our current debt obligations and extend debt maturities on the outstanding notes through the concurrent exchange offers and thus improve our liquidity and financial stability, we may be unable to attract the necessary outside debt or equity financing needed to implement the final step of our plan, the fundamental repositioning of our business through strategic acquisitions and targeted investments. If we are not successful in repositioning our business, the corporate restructuring and refinancing steps that we have taken to date may be inadequate to ensure our long term viability and competitiveness.

     IF WE ARE UNABLE TO CONSUMMATE THIS EXCHANGE OFFER AND THE SERIES 1989 BONDS EXCHANGE, WE MAY HAVE TO SEEK BANKRUPTCY PROTECTION OR COMMERCE LIQUIDATION OR ADMINISTRATIVE PROCEEDINGS. IN THAT CASE, OWNERS OF THE OUTSTANDING NOTES AND THE SERIES 1989 BONDS MAY ONLY RECEIVE REPAYMENTS OF LITTLE OR NONE OF THE PRINCIPAL AMOUNT OF THEIR NOTES OR BONDS. IN A BANKRUPTCY PROCEEDING, OUR ABILITY TO REPOSITION OUR BUSINESS WOULD ALSO BE SIGNIFICANTLY IMPAIRED, DELAYED OR MAY NEVER OCCUR. A NUMBER OF UNITED STATES STEEL PRODUCERS WHICH HAVE FILED FOR BANKRUPTCY PROTECTION OVER THE PAST TWO YEARS HAVE SUBSEQUENTLY COMMENCED LIQUIDATION PROCEEDINGS.

TERMS OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     If you tender outstanding notes before the exchange offer expires, you will receive $300 principal amount at maturity of Senior Secured Discount Notes for each $1,000 principal amount of outstanding notes that you tender. In addition, for each $1,000 principal amount of outstanding notes that you tender before the consent solicitation expires, you will receive an additional $50 principal amount at maturity of Senior Secured Discount Notes. The issue price of Senior Secured Discount Notes will be $822.70 per $1,000 principal amount at maturity, which represents a yield to maturity of 10%. The Senior Secured Discount Notes will be issued in multiples of $50, rounded down to the nearest $50.

     Upon the terms and subject to the conditions of the consent solicitation (including, if the consent solicitation is extended or amended, the terms and conditions of any such extension or amendment), we are also soliciting consents with respect to the proposed amendments to the indentures governing the outstanding notes. This consent solicitation is being made in order to obtain the requisite number of consents of the holders of the Senior Notes due 2004 and Senior Notes due 2005. Each indenture may be amended upon the consent of holders of at least a majority of the principal amount of notes outstanding under that indenture.

     If you desire to tender your outstanding notes pursuant to this exchange offer, you are required to consent to the proposed amendments, and the completion, execution and delivery of the consent and letter of transmittal by you, or the sending of an agent's message in connection with a book-entry transfer of notes, in connection with the tender of outstanding notes held by you will constitute consent by you to the proposed amendments with respect to such notes. If your outstanding notes are not properly tendered pursuant to this exchange offer on or prior to the date that the consent solicitation expires, or if your consent either is not properly delivered or is revoked and not properly redelivered, on or prior to the date that the consent solicitation expires, you will not receive the additional $50 principal amount at maturity of Senior Secured Discount Notes, even though, assuming that we receive the requisite consents, the proposed amendments will be effective as to any outstanding notes that you tender after the consent solicitation expires but prior to the expiration of the exchange offer and to any outstanding notes that you do not tender for exchange.

     IF YOU TENDER OUTSTANDING NOTES THAT YOU HOLD AFTER THE CONSENT SOLICITATION EXPIRES BUT BEFORE THE EXCHANGE OFFER EXPIRES, YOU WILL ONLY RECEIVE THE EXCHANGE OFFER CONSIDERATION AND YOU WILL NOT RECEIVE THE CONSENT PAYMENT.

     If we make a material change in the terms of this exchange offer or the information concerning this exchange offer or waive a material condition of this exchange offer, we will disseminate additional materials regarding this exchange offer and extend this exchange offer to the extent required by law. If the consent solicitation is amended on or prior to the date that the consent solicitation expires in a manner determined by us to constitute a material change to you, we will promptly disclose the amendment and, if necessary, extend the consent solicitation for a period deemed by us to be adequate to permit you to deliver consents. If any such amendment occurs after the consent solicitation expires, we may terminate the supplemental indentures with respect to each series of the outstanding notes and solicit consents for revised supplemental indentures.

     If you tender outstanding notes after the consent solicitation expires, you may validly withdraw those notes at any time up until the exchange offer expires. You will not be permitted to withdraw outstanding notes that you tender before the consent solicitation expires unless we reduce the exchange offer consideration or the consent payment or laws otherwise require that you be permitted to withdraw outstanding notes that you have tendered. You may not validly revoke a consent unless you validly withdraw your tendered notes, and your valid withdrawal will constitute the concurrent valid revocation of your consent.

INTEREST

     We will not pay any of the interest on the outstanding notes tendered in this exchange offer, which has been accruing since the last payment of interest on the outstanding notes. Instead, any accrued and unpaid interest will be eliminated by reason of your participation in the exchange. The last payment of interest on the Senior Notes due 2004 was July 1, 2001 and the last payment of interest on the Senior Notes due 2005 was June 1, 2001.

MARKET TRADING AND INFORMATION REGARDING THE EXISTING NOTES

     The outstanding notes are listed on the New York Stock Exchange. The trading markets for outstanding notes are limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in those notes and the balance between buy and sell orders for those notes. The most recent actual trading prices were 12.125% of par on $12,000 principal amount of the Senior Notes due 2005 and 11.875% of par on $57,000 principal amount of the Senior Notes due 2004, as reported on the New York Stock Exchange on October 23, 2001. We encourage you to obtain current price quotations.

CONDITIONS TO THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange notes tendered pursuant to this exchange offer and may terminate, extend or amend this exchange offer and may (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for exchange of, and payment for, notes so tendered on or prior to the date the exchange offer expires, in the event of any of the following:

     - we have not received valid tenders for at least 95% of the aggregate principal amount of our outstanding Senior Notes due 2004 and at least 95% of the aggregate principal amount of outstanding Senior Notes due 2005;

     - we have not consummated the Series 1989 Bonds exchange offer;

     - there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with this exchange offer, that is, or is reasonably likely to be, in our sole judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our sole judgment, prohibit, prevent, restrict or delay consummation of this exchange offer;

     - there shall have occurred any development which would, in our sole judgment, materially adversely affect our business;

     - an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, would or might prohibit, prevent, restrict or delay consummation of this exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

     - there shall have occurred or be likely to occur any event affecting our business or financial affairs, that, in our sole judgment, would or might prohibit, prevent, restrict or delay consummation of this exchange offer;

     - the trustees of the outstanding notes shall have objected in any respect to or taken any action that could, in our sole judgment, adversely affect the consummation of this exchange offer or our ability to effect any of the proposed amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting the consents (including the form thereof) or in the making of this exchange offer or the acceptance of, or exchange of payment for, the notes or the consents; or

     - there shall have occurred

        - any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets,

        - any significant change in the price of the notes or which is adverse to us,

        - a material impairment in the trading market for debt securities,

        - a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States,

        - any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions,

        - a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or

        - in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

     The conditions to this exchange offer are for our sole benefit and may be asserted by us in our sole discretion regardless of the circumstances giving rise to such conditions or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of this exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

EXPIRATION DATE; EXTENSION; AMENDMENT; TERMINATION.

     If we receive the requisite consents, we intend to execute the supplemental indentures containing the proposed amendments on or promptly following the date that the consent solicitation expires and, upon such execution, the requisite consents will become irrevocable and you will become bound by the terms of the supplemental indentures. However, the proposed amendments will not become operative until we exchange all notes that are validly tendered.

     We expressly reserve the right, in our sole discretion, to terminate this exchange offer and consent solicitation if any of the conditions set forth above under "-- Conditions to this Exchange Offer and Consent Solicitation" shall not have occurred. Any such termination will be followed promptly by a public announcement. In the event that we terminate this exchange offer, we will give immediate notice thereof to the exchange agent. If this exchange offer is terminated, withdrawn or otherwise not completed, the total consideration will not be paid or become payable to you, even if you have validly tendered your notes and delivered consents in connection with this exchange offer, and any notes you have tendered that we have not accepted for exchange will be returned promptly to you.

PROPOSED AMENDMENTS TO INDENTURES

     We are soliciting consents to the proposed amendments and to the execution and delivery of the supplemental indenture for each of the Senior Notes due 2004 and Senior Notes due 2005 to this exchange offer. All statements regarding the substance of any provision of the proposed amendments and the indentures are qualified by reference to the respective form of supplemental indentures, and to the applicable indenture. The restrictive covenants applicable to the Senior Notes due 2004 and the Senior Notes due 2005, have substantially similar terms. If the requisite consents are obtained, the proposed amendments would modify the provisions regarding change of control to be consistent with those in the indenture with respect to the Senior Secured Discount Notes and eliminate the following restrictive covenants and references thereto, as well as the events of default related solely to such restrictive covenants and to judgment defaults and cross defaults, contained in the indentures for outstanding notes and would make certain other changes in the indentures of a technical or conforming nature:

    -    Section 3.9     limitations on indebtedness
    -    Section 3.10    limitations on restricted payments
    -    Section 3.11    limitation on transactions with affiliates
    -    Section 3.12    restrictions on disposition of assets of the issuer
    -    Section 3.13    limitations on liens
    -    Section 3.14    limitations on sale and leaseback transactions
    -    Section 3.15    limitation on dividend and other payment restrictions
                         affecting subsidiaries
    -    Section 4.1(d)  event of default with respect to a default in another debt instrument with an amount outstanding in excess of
                         $25,000,000 and acceleration of such debt
    -    Section 8.1     covenant not to merge, consolidate, sell or convey property
         (clauses(d)     except under certain conditions
         and (e))

     Approval of the proposed amendments requires the receipt of the requisite consents. Each of the supplemental indentures containing the proposed amendments will become effective upon execution by us and the respective trustee and, upon such execution, the requisite consents will become irrevocable and you and the other holders of the applicable outstanding notes will become bound by the terms of the applicable supplemental indenture. The proposed amendments will not become operative until the expiration date, and each of the indentures will remain in effect, without giving effect to the proposed amendments, until the proposed amendments become operative on the expiration date.

     The proposed amendments to each of the indentures constitute a single proposal and you must consent to the proposed amendments to each of the indentures as an entirety and may not consent selectively with respect to certain of the proposed amendments or to certain of the indentures.

     The valid tender by you of outstanding notes pursuant to this exchange offer will be deemed to constitute the giving of consent by you to the proposed amendments to the applicable supplemental indenture or indentures. We are not soliciting, and will not accept, your consent if you are not tendering all or a portion of your outstanding notes pursuant to this exchange offer.

PERIOD FOR TENDERING THE EXISTING NOTES

     As set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all of the outstanding notes that are properly tendered on or prior to the expiration date and are not withdrawn as permitted below. The term "expiration date" means 5:00 p.m., New
York time on           , 2001. However, if we extend the period of time for
which this exchange offer is open, the term expiration date means the latest time and date to which this exchange offer is extended.

     We expressly reserve the right, at any time or from time to time, to extend the period of time during which this exchange offer is open, and thereby delay acceptance for exchange of the outstanding notes, by announcing an extension of this exchange offer as described below. During any extension, all of the outstanding notes previously tendered will remain subject to this exchange offer and may be accepted for exchange by us.

     We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to this exchange offer have been satisfied, subject to applicable law, to:

     - delay the acceptance for exchange of outstanding notes;

     - terminate this exchange offer;

     - extend the expiration date and retain all of the outstanding notes that have been tendered, subject to the right of the owners thereof to withdraw their tendered notes;

     - refuse to accept tendered outstanding notes and return all notes that have been tendered to us;

     - waive any condition or otherwise amend the terms of this exchange offer in any respect prior to its expiration; or

     - accept all properly tendered outstanding notes that have not been withdrawn,

with respect to each of the above by giving written notice of such extension, amendment or termination to the exchange agent. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the first business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service and to the Company Announcements Office of the New York Stock Exchange.

     In our sole discretion, we will decide whether to exercise our right to extend the expiration date for this exchange offer.

PROCEDURES FOR EXCHANGING NOTES

     We contemplate that the Senior Secured Discount Notes will be delivered in book-entry form through DTC. Cash payment will be paid to you by the exchange agent. If you have any questions or need assistance in tendering your outstanding notes, please call D.F. King & Co., Inc., the information agent, whose address and contact details appear in the section entitled "The Information Agent" below.

     Only holders of record are authorized to tender their outstanding notes for exchange. If you wish to tender outstanding notes in this exchange offer and you are not a participant in DTC, you should contact your broker, dealer, commercial bank, trust company or other nominee promptly regarding the procedures to follow to tender your notes. If you wish to exchange outstanding notes in this exchange offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering your outstanding notes, make appropriate arrangements to register the ownership of those outstanding notes in your name. This may take considerable time and may not be able to be completed before the expiration date of this exchange offer.

     The tender of outstanding notes pursuant to this exchange offer and in accordance with the procedures described below will be deemed to constitute a consent with respect to the proposed amendments to the indenture governing the notes tendered and to the execution and delivery of the supplemental indenture for each of the Senior Notes due 2004 and the Senior Notes due 2005.

     Tender of outstanding notes held through a custodian. If your outstanding notes are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your notes on your behalf. Any beneficial owner of outstanding notes held of record by DTC or its nominee, through authority granted by DTC may direct the holder of record to tender on the beneficial owner's behalf.

     Tender of outstanding notes held through DTC. To tender outstanding notes that are held through DTC, you should transmit your acceptance through the Automated Tender Offer Program, and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance. Delivery of tendered outstanding notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

     You should send letters of transmittal and consent only to the exchange agent and not to us.

     The delivery of outstanding notes and letters of transmittal and consent, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through the Automated Tender Offer Program or otherwise, is at the election and risk of the holder tendering those outstanding notes and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal and consent, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent.

     Except as provided below, unless the outstanding notes being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent's Message, we may, at our option, treat the tender of the notes as defective for purposes of the right to exchange pursuant to this exchange offer. Exchange of the outstanding notes will be made only against deposit of the tendered outstanding notes and delivery of all other required documents.

     Book-entry delivery procedures. The exchange agent will establish accounts with respect to the outstanding notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the notes by causing DTC, as appropriate, to transfer such outstanding notes into the exchange agent's account in accordance with DTC's procedures for such transfer.

     Although delivery of outstanding notes may be effected through book-entry into the exchange agent's account at DTC, the letter of transmittal and consent, or facsimile of it, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or before the expiration date, as applicable. Delivery of documents to DTC does not constitute delivery to the exchange agent.

     The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to as a "Book-Entry Confirmation."

     "Agent's Message" means a message transmitted by DTC, received by the exchange agent, and made a part of a Book-Entry Confirmation. The message states that DTC has received an express acknowledgement from the person tendering the notes that the person has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the holder.

     Tender of outstanding notes held in physical form and delivery of consents. If you hold outstanding notes in physical form, to validly tender those outstanding notes, you should properly complete and validly execute the letter of transmittal and consent (or a manually signed facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the letter of transmittal and consent. The letter of transmittal and consent must be received by the exchange agent at its address set forth on the back cover of this exchange offer, and certificates for tendered notes must be received by the exchange agent at such address prior to the expiration date. However, consent payments will be made only if consents are validly delivered and the related notes are accepted for exchange.

     Signature guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, unless the relevant old notes are tendered:

     - by a participant in DTC whose name appears on a security position listing as the owner of the outstanding notes being tendered who has not completed the box entitled "Special Delivery Instructions" or "Special Exchange Instructions" on the letter of transmittal and consent; or

     - for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as "eligible institutions."

     The signatures on the letter of transmittal and consent accompanying tendered outstanding notes must be guaranteed by a Medallion Signature Guarantor if:

     - the outstanding notes are registered in the name of a person other than the signer of the letter of transmittal and consent; or

     - the outstanding notes are not accepted for exchange and are to be returned.

     Determination of validity. We will determine in our sole discretion all questions as to the validity, form, eligibility, including time or receipt, and acceptance and withdrawal of tendered notes. We reserve the absolute right to reject any and all notes not properly tendered or any notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular notes either before or after the expiration date. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal and consent, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal and consent, as soon as practicable following the expiration date.

     Backup United States federal income tax withholding. To prevent backup federal income tax withholding, you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the applicable Form W-8 or Form W-9 included in the letter of transmittal. See "Certain Material United States Federal Income Tax Consequences."

WITHDRAWALS OF TENDERS AND REVOCATION OF CONSENTS

     You may validly withdraw outstanding notes that you tender after the consent solicitation expires at any time up until the exchange offer expires. You will not be permitted to withdraw outstanding notes that you tender before the consent solicitation expires unless we reduce the exchange offer consideration or the consent payment or laws otherwise require that you be permitted to withdraw outstanding notes that you have tendered.

     Except as otherwise provided in this prospectus, tendered notes may be withdrawn at any time prior to 5:00 p.m., New York time on the expiration date of the exchange offer.

     For a withdrawal of tendered notes to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of this exchange offer at the address set forth below under "Exchange Agent." Any notice of withdrawal must:

     - specify the name of the person who tendered the notes to be withdrawn;

     - identify the notes to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the notes into the name of the person withdrawing the tender.

     If you have tendered your outstanding notes through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of this exchange offer.

     All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any notes withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and no new notes or warrants will be issued in exchange unless the notes so withdrawn are validly retendered. Any notes which have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person as soon as practicable after withdrawal. Properly withdrawn notes may be retendered by following one of the procedures described above under "-- Procedures for Exchanging Notes" at any time prior to the expiration date.

EXCHANGE OF NOTES

     We will issue Senior Secured Discount Notes upon the terms of this exchange offer and applicable law with respect to the outstanding notes validly tendered and not withdrawn for exchange under this exchange offer promptly after the expiration date. For purposes of this exchange offer, we will be deemed to have accepted for exchange validly tendered notes for defectively tendered notes with respect to which we have waived such defect, if, as and when we give oral (confirmed in writing) or written notice of such waiver to the exchange agent. We will exchange the outstanding notes for Senior Secured Discount Notes.

     In all cases, credits of Senior Secured Discount Notes will only be made as soon as practicable after the expiration date of this exchange offer and assuming receipt by the exchange agent of:

     - timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream pursuant to the procedures set forth in "-- Procedures for Exchanging Notes -- Book-Entry Delivery Procedures" above;

     - a properly completed and duly signed letter of transmittal, or facsimile copy, or a properly transmitted Agent's Message; and

     - any other documents required by the letter of transmittal.

     If we do not accept any tendered notes for exchange pursuant to this exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of this exchange offer credit such notes to the account maintained at DTC from which the outstanding notes were delivered.

FUTURE TRANSACTIONS INVOLVING SENIOR NOTES DUE 2004 AND SENIOR NOTES DUE 2005

     We reserve the right, in our sole discretion and if we are so permitted by the terms of our indebtedness, to purchase or make offers for any Senior Notes due 2004 or Senior Notes due 2005 that remain outstanding after the expiration date of this exchange offer. To the extent permitted by applicable law and regulation, we may make these purchases, if any, in the open market, in privately negotiated transactions, or in additional exchange offers. The terms of these purchases, if any, could differ from the terms of this exchange offer. It is possible that future purchases, if any, of outstanding notes may be on less or more favorable terms than the terms offered in this exchange offer. We make no promises that we will purchase or make offers for any Senior Notes due 2004 or Senior Notes due 2005 that remain outstanding after the expiration date of this exchange offer. We do not currently contemplate that any circumstances will arise in which we will make any such purchases and, in any event, we may not have the financing to do so.

"BLUE SKY" COMPLIANCE

     We are making this exchange offer to all holders of outstanding notes. We are not aware of any jurisdiction in which the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this exchange offer will not be made to, nor will tenders of outstanding notes be accepted from or on behalf of, the holders of outstanding notes residing in such jurisdiction.

EXCHANGE AGENT

               has been appointed as the exchange agent for this exchange offer.
We have agreed to pay                     reasonable and customary fees for its
services and will reimburse                     for its reasonable out-of-pocket
expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as indicated on the back cover of this prospectus.

     Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

DEALER MANAGER

     We have retained Lehman Brothers Inc. as our exclusive dealer manager in connection with this exchange offer. We will pay a customary fee for its services a portion of which will be based on the successful completion of the exchange offer. We have also agreed to reimburse Lehman Brothers Inc. for its expenses and to indemnify it against certain expenses and liabilities, including liabilities under federal securities laws. Weil, Gotshal & Manges LLP, New York, New York, will pass upon certain legal matters for the dealer manager.

INFORMATION AGENT

     D.F. King & Co., Inc. has been appointed the information agent for this exchange offer. We have agreed to pay D.F. King & Co., Inc. reasonable and customary fees for its services and will reimburse D.F. King & Co., Inc. for its reasonable out-of-pocket expenses. Any questions concerning the procedures of this exchange offer or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at:

                             D.F. King & Co., Inc.
                         77 Water Street, 20(th) Floor
                            New York, New York 10005
                            Banks and Brokers call:
                                 (212)296-5550
                                 (call collect)
                                All others call:
                           (800)431-9643 (toll-free)

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders for this exchange offer. We are making the principal solicitation by mail. However, where permitted by applicable law, we may make additional solicitations by telegraph, telephone or in person by officers and regular employees of ours and those of our affiliates.

     In addition to payments to Lehman Brothers Inc. as our exclusive dealer manager, we may make payments to brokers, dealers or others soliciting acceptance of this exchange offer. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with this exchange offer, which are estimated in the aggregate to be approximately $4 million. Such expenses include fees and expenses of the trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

     Owners who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes. If, however:

     - Senior Secured Discount Notes are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered notes;

     - the notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of Senior Secured Discount Notes for outstanding notes in connection with this exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The accounting treatment will follow the requirements of Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings." The accounting treatment requires that a comparison be made between the future cash outflows, associated with the Senior Secured Discount Notes (including principal, interest and related costs), and the recorded liabilities related to the existing Senior Notes due 2004 and the Senior Notes due 2005 and the existing Series 1989 Bonds as of the date of the exchange. The following discussion reflects an assumption that

100% of the outstanding notes will be exchanged prior to the expiration of the consent solicitation. The future cash outflows are expected to be significantly less than the recorded liabilities. The difference resulting from this comparison, of approximately $145.2 million, will be recognized as a gain as of the date of the consummation of the exchange offer. Interest expense over the life of the Senior Secured Discount Notes and Secured Series 2001 Bonds will be included in the related carrying amounts (liabilities) and, accordingly, interest expense will not be recognized in future financial statements. As a result of the exchange offer annual interest expense for financial reporting purposes will decrease by approximately $33.1 million. Annual cash interest payments will be approximately $10.3 million beginning in January 2004 as compared to approximately $31.8 million presently.

UNITED STATES INCOME TAX CONSIDERATIONS

     For federal income tax purposes, our net operating losses will be reduced by reason of the elimination of principal and interest pursuant to the exchange (based on the issue price for federal income tax purposes of the Senior Secured Discount Notes). Because our net operating losses for 2001 are expected to exceed the amount of principal and interest eliminated, we do not anticipate that the exchange will give rise to a significant federal or state income tax liability. If the exchange offer is consummated in 2002, however, it is possible that the exchange could give rise to liability under federal alternative minimum tax and/or state income tax laws. We have not provided a reserve for any such potential liability.

     See "Certain Material United States Federal Income Tax Consequences" for a discussion of certain material United States federal tax consequences to holders of Senior Notes due 2004 and Senior Notes due 2005 acquiring, owning, and disposing of Senior Secured Discount Notes or retaining their outstanding notes.

APPRAISAL RIGHTS

     You will not have any right to dissent and receive appraisal of your outstanding notes in connection with this exchange offer.

                DESCRIPTION OF THE SENIOR SECURED DISCOUNT NOTES

     The following is a summary of the terms of the Senior Secured Discount Notes that we are offering in exchange for all of the outstanding notes.

     We urge you to read the indenture with respect to the Senior Secured Discount Notes in its entirety. You may obtain a copy of the indenture from us. See "Where You Can Find More Information."

     The Senior Secured Discount Notes will be issued under an indenture between Weirton and the trustee. The terms of the Senior Secured Discount Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act, as in effect on the date of the indenture. The Senior Secured Discount Notes are subject to all such terms, and prospective investors are referred to the indenture and the Trust Indenture Act for a statement of such terms.

     The following statements are summaries of the material terms of the Senior Secured Discount Notes and the indenture and do not purport to be complete and are qualified in their entirety by express reference to the indenture, a copy of which is available upon request from Weirton or the trustee and has been filed as an exhibit to the registration statement of which this prospectus is a part. Defined terms not defined in the text are set forth below under " -- Certain Definitions." Unless indicated otherwise, the terms "we," "our" and "Weirton" in this description refer only to Weirton Steel Corporation and not its subsidiaries.

GENERAL

     No cash interest will accrue on the Senior Secured Discount Notes prior to January 1, 2004, although for United States Federal income tax purposes, you generally will recognize a significant amount of original issue discount as such discount accretes. See "Certain Material United States Federal Income Tax Consequences" for a discussion regarding the calculation and taxation of this original issue discount. The Senior Secured Discount Notes will bear 10% interest from and including January 1, 2004, payable semiannually on January 1 or July 1 of each year, commencing January 1, 2004, to holders of record at the close of business on December 15 or June 15 immediately preceding each such interest payment date. The Senior Secured Discount Notes will be due on January 1, 2008, and will be issued only in registered form, without coupons, in denominations of $50 and integral multiples of $50.

RANKING

     The Senior Secured Discount Notes will be senior obligations of Weirton and will rank equal in right of payment to all existing and future senior indebtedness of Weirton, including our senior credit facility and our obligations under the Secured Series 2001 Bonds. The Senior Secured Discount Notes and the Secured Series 2001 Bonds will be secured pari passu by a mortgage and first priority security interest in our hot strip mill and will, therefore, effectively rank senior to all of our unsecured indebtedness, including the outstanding notes, to the extent of the value of the hot strip mill. Our senior credit facility will be secured by a first priority security interest in our accounts receivable and inventory (including related intangibles) and the No. 9 tin tandem mill and all related equipment and will, therefore, effectively rank senior to the Senior Secured Discount Notes to the extent of the value of the collateral securing the senior credit facility. The Senior Secured Discount Notes will be senior in right of payment to any Indebtedness or obligation of Weirton (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of Weirton, including any future subordinated obligations.

SECURITY

     The Senior Secured Discount Notes will be secured by a first priority (subject to certain Liens to be permitted under the terms of the indenture and the Security Documents) Lien to be perfected on our hot strip mill, which is an integral part of our downstream processing operations. The Secured Series 2001 Bonds will also be secured by a mortgage and first priority security interest in our hot strip mill. We refer to the hot strip mill, together with all other property and assets that are from time to time subject to the Security Documents, collectively as the "Collateral." The Collateral will be pledged to the trustee for the benefit of the holders of the Senior Secured Discount Notes pursuant to the mortgage, security agreements and other documents and agreements (collectively, the "Security Documents"). For additional information about our hot strip mill, and the recent independent appraisal, see "Business -- Properties."

     If the Senior Secured Discount Notes become due and payable prior to their maturity for any reason, other than an optional redemption by Weirton, or are not paid in full at their maturity and after any applicable grace period has expired, the trustee will have the exclusive right to foreclose or decline to foreclose upon, or otherwise exercise or decline to exercise remedies in respect of, the Collateral in accordance with instructions from the holders of a majority in principal amount at maturity of the Senior Secured Discount Notes or, in the absence of such instructions, in such manner as the trustee deems appropriate in its sole and absolute discretion. Proceeds from the sale of Collateral will first be applied to the reasonable expenses of the trustee in retaking, holding, preparing for sale or lease, selling, leasing and the like of the Collateral, attorney's fees and other reasonable legal expenses incurred by the trustee and then applied to repay the Senior Secured Discount Notes and the Secured Series 2001 Bonds, with any remaining proceeds to be payable to Weirton or as may otherwise be required by law.

     There can be no assurance that the proceeds from the sale of the Collateral would be sufficient to satisfy payments due on the Senior Secured Discount Notes. In the case of a default, there may not be sufficient available Collateral to satisfy the obligations under the Senior Secured Discount Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, or at all.

     The collateral release provisions of the Indenture and the Security Documents may permit the release of Collateral without substitution of collateral of equal value under specified circumstances. See " -- Release of Collateral." As described under "-- Certain Covenants -- Change of Control Option," the net proceeds of such Asset Disposition may be required to be utilized to make an offer to purchase Senior Secured Discount Notes.

     If an Event of Default occurs under the indenture and a declaration of acceleration of the Senior Secured Discount Notes occurs as a result, the trustee, on behalf of the holders of the Senior Secured Discount Notes, in addition to any rights or remedies available to it under the indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the trustee from any foreclosure will be applied by the trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the trustee under the indenture, and thereafter to pay the principal, premium or interest, if any, on the Senior Secured Discount Notes.

CERTAIN BANKRUPTCY LIMITATIONS

     The right of the trustee to repossess and dispose of, or otherwise exercise remedies in respect of, the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Weirton prior to the trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the Bankruptcy Code, secured creditors such as the holders of the Senior Secured Discount Notes, are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the indenture and the Senior Secured Discount Notes could be delayed following the commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent holders of the Senior Secured Discount Notes would be compensated for any delay in payment or loss of value of the collateral.

REDEMPTION

     Optional Redemption. The Senior Secured Discount Notes may not be redeemed at the option of Weirton prior to January 1, 2004. The Senior Secured Discount Notes will be subject to redemption at any time on or after January 1, 2004, at the option of Weirton, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount at maturity), plus accrued or unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning January 1 of the years indicated below:

YEAR                                                           REDEMPTION PRICE
----                                                           ----------------
2004........................................................        107.50%
2005........................................................        105.00%
2006........................................................        102.50%
2007 and thereafter.........................................        100.00%

     Selection and Notice of Redemption. In the event that less than all of the Senior Secured Discount Notes are to be redeemed at any time, selection of Senior Secured Discount Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Secured Discount Notes are listed or, if the Senior Secured Discount Notes are not listed on a national securities exchange, on a pro rata basis; provided, however, that the Senior Secured Discount Notes will be redeemed only in the amount of $50 or integral multiples thereof. Notice of redemption to the holders of Senior Secured Discount Notes to be redeemed in whole or in part shall be given by mailing notice of such redemption by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to such holders of Senior Secured Discount Notes at their last addresses as they shall appear upon the registry books. On and after the redemption date, interest (as defined herein), if any, will cease to accrue on Senior Secured Discount Notes or portions thereof called for redemption.

     Sinking Fund. There will be no sinking fund for the Senior Secured Discount Notes.

CERTAIN COVENANTS

     The following is a summary of certain covenants that are contained in the indenture. Such covenants will be applicable (unless waived or amended as permitted by the indenture) so long as any of the Senior Secured Discount Notes are outstanding.

     Limitations on Indebtedness. Weirton will not, and will not permit any Subsidiary to, create, incur, assume, become liable for or guarantee the payment of (collectively, an "incurrence") any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness, or permit any Subsidiary to issue any Preferred Stock other than Preferred Stock that is issued to and held by Weirton or a wholly owned Subsidiary of Weirton (so long as Weirton or a wholly owned Subsidiary owns such Preferred Stock); provided that Weirton may incur, and may permit any Subsidiary to incur, Indebtedness (including Acquired Indebtedness) if (a) at the time of such event and after giving effect thereto, on a pro forma basis, the ratio of Consolidated EBITDA to Consolidated Fixed Charges for the four fiscal quarters immediately preceding such event for which financial information is available consistent with Weirton's prior practice, taken as one period and calculated on the assumption that such Indebtedness had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related acquisition (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation, would have been greater than 1.75 to 1, and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

     Limitations on Restricted Payments. Weirton will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment; and

          (b) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments (the fair market value of any such Restricted Payment, if other than cash, as determined in good faith by Weirton's Board of Directors and evidenced by a resolution of such Board) declared or made after the Issue Date does not exceed the sum of:

             (1) 50% of the Consolidated Net Income of Weirton on a cumulative basis during the period (taken as one accounting period) from and including January 1, 2002 and ending on the last day of Weirton's last fiscal quarter ending prior to the date of such Restricted Payment (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

             (2) 100% of the aggregate net cash proceeds of, and the fair market value of marketable securities (as determined in good faith by Weirton's Board of Directors and evidenced by a resolution of such Board) received by Weirton from, the issue or sale after January 1, 2002 of Capital Stock of Weirton (other than the issue or sale of (x) Disqualified Stock, (y) Capital Stock of Weirton to any Subsidiary of Weirton or (z) Capital Stock convertible (whether at the option of the Company or the holder thereof or upon the happening of any event) into any security other than its Capital Stock) and any Indebtedness or other securities of Weirton convertible into or exercisable for Capital Stock (other than Disqualified Stock) of Weirton which has been so converted or exercised, as the case may be; plus

             (3) the amount by which Indebtedness of Weirton is reduced on Weirton's balance sheet upon the conversion or exchange (other than by a Subsidiary of Weirton) subsequent to the Issue Date of any Indebtedness of Weirton convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Weirton (less the amount of any cash or the fair market value of other property distributed to Weirton upon such conversion or exchange).

        Notwithstanding the foregoing,

             (1) Weirton and its Subsidiaries shall be permitted to make Permitted Payments, and

             (2) Weirton and any Subsidiary shall be permitted to make Investments in Permitted Joint Ventures if at the time of such Investment and after giving effect thereto, on a pro forma basis, (x) Weirton could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to clause (a) of the "Limitations on Indebtedness" covenant (assuming for purposes of such calculation, if such Investment is made other than with borrowed funds or funds obtained by the issuance of Capital Stock specifically for the purpose of such Investment, that Weirton incurred Indebtedness in an amount equal to such Investment bearing interest at the weighted average rate of interest paid by Weirton on its outstanding Indebtedness during the four fiscal quarters most recently ended) or otherwise pursuant to clause (k) of the definition of "Permitted Indebtedness," (y) the aggregate amount of Investments made pursuant to this clause (2), less the aggregate amount of dividends, other distributions of earnings and returns of capital received by Weirton from such Permitted Joint Ventures in cash, does not exceed $50 million and (z) no Default or Event of Default shall have occurred and be continuing.

     Moreover, the foregoing clause (b) shall not prevent:

          (x) the payment of any dividend within 60 days of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of this covenant; or

          (y) the redemption, repurchase, retirement or other acquisition of any Capital Stock of Weirton in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Weirton) of other Capital Stock of Weirton (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (b)(2) above; or

          (z) the defeasance, redemption or repurchase of Indebtedness which is subordinated in right of payment to the Senior Secured Discount Notes with the net cash proceeds from an incurrence of Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of Weirton) of other Capital Stock of Weirton (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (b)(2) above.

     Limitations on Mergers, Consolidations and Sales of Assets. Weirton will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to any Person (other than a merger with or into a Wholly Owned Subsidiary; provided that such Wholly Owned Subsidiary is not organized in a foreign jurisdiction), unless:

          (a) the entity formed by or surviving any such consolidation or merger (if other than Weirton), or to which sale, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

          (b) the Surviving Entity assumes by supplemental indenture all of the obligations of Weirton on the Senior Secured Discount Notes and the indenture;

          (c) immediately after the transaction, no Default or Event of Default shall have occurred and be continuing;

          (d) immediately after giving effect to such transaction, the Consolidated Net Worth of the Surviving Entity would be at least equal to the Consolidated Net Worth of Weirton immediately prior to such transaction; and

          (e) immediately after giving effect to such transaction on a pro forma basis, the Surviving Entity could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to clause (a) of the "Limitations on Indebtedness" covenant.

     Limitations on Transactions with Affiliates. So long as any of the Senior Secured Discount Notes remain outstanding, neither Weirton nor any of its Subsidiaries will directly or indirectly enter into any transaction or series of related transactions involving aggregate consideration in excess of $1 million in any fiscal year with any Affiliate or holder of 5% or more of any class of Capital Stock of Weirton (including any Affiliates of such holders) except for any transaction (including any loans or advances by or to any Affiliate):

          (a) the terms of which are fair and reasonable to Weirton or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by Weirton or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with Persons who are not such a holder, an Affiliate of such holder or Affiliate of Weirton; and

          (b) which has been approved by a majority of Weirton's directors (including a majority of Weirton's independent directors, if any) in the exercise of their fiduciary duties; provided that any transaction shall be conclusively deemed to be on terms which are fair and reasonable to Weirton or any of its Subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's-length basis with Persons who are not such a holder, an Affiliate of such a holder or Affiliate of Weirton, if such transaction is approved by the board of directors (including a majority of Weirton's independent directors, if any).

     This covenant does not apply to:

             (1) any transaction between Weirton and any of its Wholly Owned Subsidiaries or between any of its Wholly Owned Subsidiaries;

             (2) any Restricted Payment not otherwise prohibited by the "Limitations on Restricted Payments" covenant, including Permitted Payments;

             (3) any transaction pursuant to an agreement in existence on the date of the indenture and included as an exhibit to the Exchange Act reports;

             (4) transactions between Weirton and the 1984 ESOP, 1989 ESOP or any other employee benefit plan; or

             (5) any transaction with a Subsidiary or a Permitted Joint Venture which would constitute a transaction with an Affiliate solely because Weirton or a Subsidiary owns an equity interest in or otherwise controls such Subsidiary or Permitted Joint Venture.

     Restrictions on Disposition of Assets of Weirton. Subject to the provisions of the "Limitations on Mergers, Consolidations and Sales of Assets" covenant, Weirton will not, and will not permit any of its Subsidiaries to, make any Asset Disposition unless:

          (a) Weirton (or the Subsidiary, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by Weirton's board of directors and evidenced by a resolution of such board, provided that no resolution of the board shall be required in connection with the disposition of approximately 200 contiguous acres adjacent to Weirton's headquarters at 400 Three Springs Drive, Weirton, West Virginia);

          (b) not less than 75% of the consideration received by Weirton (or the Subsidiary, as the case may be) is in the form of cash or Cash Equivalents; and

          (c) the Net Cash Proceeds of the Asset Disposition are within 270 days, (1) at Weirton's election, invested in the business or businesses of Weirton as of the Issue Date or any related business, or, (2) to the extent Weirton elects (or is required by the terms of any Indebtedness), to prepay or repay the Credit Facility, and (3) to the extent of the balance of such Net Cash Proceeds after application in accordance with clauses (1) and (2), to make an Asset Disposition Offer (as defined in the indenture) to the holders of the Senior Secured Discount Notes (on a pro rata basis if the amount available for such purchase offer is less than 100% of the Accreted Value of the Senior Secured Discount Notes) and any other secured Indebtedness which is pari passu with the Senior Secured Discount Notes, at a purchase price of 100% of the Accreted Value or the principal amount at maturity thereof plus accrued and unpaid interest, if any, as the case may be, to the date of repayment.

Notwithstanding the foregoing, Weirton and its Subsidiaries will not be required to apply any Net Cash Proceeds in accordance with this provision except to the extent that the aggregate gross proceeds from all Asset Dispositions which are not applied in accordance with this provision exceed $25 million.

     Limitations on Liens. Weirton will not, and will not permit any Subsidiary to, issue, assume or guarantee any Indebtedness secured by a Lien (other than a Permitted Lien) of or upon any Property of Weirton or any Subsidiary or any shares of stock or debt of any Subsidiary which owns Property, whether such Property is owned at the date of the indenture or thereafter acquired, without making effective provision whereby the Senior Secured Discount Notes (together with, if Weirton shall so determine, any other debt of Weirton ranking equally with the Senior Secured Discount Notes and then existing or thereafter created) shall be secured by such Lien equally and ratably with such Indebtedness, so long as such Indebtedness shall be so secured; provided, however, that the foregoing prohibition shall not apply to Liens with respect to transactions regarding the No. 9 tin tandem mill.

     Limitations on Sale and Leaseback Transactions. Weirton will not, and will not permit any Subsidiary to, enter into any sale and leaseback transaction with respect to any Property (whether now owned or hereafter acquired) unless:

          (a) the net proceeds of the sale or transfer of the property to be leased are at least equal to the fair market value (as determined by the board of directors of Weirton) of such Property; and

          (b) unless Weirton or such Subsidiary would be entitled under the "Limitations on Indebtedness" and "Limitations on Liens" covenants, to issue, assume or guarantee Indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of such sale and leaseback transaction; provided, however, that the foregoing prohibition does not apply to:

             (1) leases between Weirton and a Subsidiary or between Subsidiaries;

             (2) sale and leaseback transactions with respect to the No. 9 tin tandem mill; or

             (3) sale and leaseback transactions with respect to the Vendor Financing Programs.

     Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries. Weirton will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Weirton to:

          (a)(1) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in or measured by its profits, owned by Weirton or a Subsidiary of Weirton, or (2) pay any Indebtedness owed to Weirton or a Subsidiary of Weirton;

          (b) make loans or advances to Weirton or a Subsidiary of Weirton; or

          (c) transfer any of its properties or assets to Weirton or a Subsidiary of Weirton, except for Permitted Liens and such other encumbrances or restrictions existing under or by reason of:

             (1) any restrictions, with respect to a Subsidiary that is not a Subsidiary on the date of the indenture, under any agreement in existence at the time such Subsidiary becomes a Subsidiary (unless such agreement was entered into in connection with, or in contemplation of, such entity becoming a Subsidiary on or after the date of the indenture);

             (2) any restrictions under any agreement evidencing any Acquired Indebtedness of a Subsidiary of Weirton incurred pursuant to the provisions described under the "Limitations on Indebtedness" covenant; provided that such restrictions shall not restrict or encumber any assets of Weirton or its Subsidiaries other than such Subsidiary;

             (3) terms relating to the nonassignability of any operating lease;

             (4) any encumbrance or restriction existing under any agreement that refinances or replaces the agreements containing restrictions described in clauses (1) through (3), provided that the terms and conditions of any such restrictions are no less favorable to the holders of the Senior Secured Discount Notes than those under the agreement so refinanced or replaced; or

             (5) any encumbrance or restriction due to applicable law.

     Change of Control Option. In the event that there shall occur a Change of Control, each holder of the Senior Secured Discount Notes shall have the right, at the holder's option, to require Weirton to purchase all or any part of such holder's Senior Secured Discount Notes, on the date (the "Repurchase Date") that is 90 days after notice of the Change of Control, at 101% of (a) the Accreted Value thereof, if such Change of Control occurs prior to January 1, 2004, or (b) the principal amount at maturity of the Senior Secured Discount Notes plus accrued interest, if any, to the Repurchase Date, if such Change of Control occurs on or after January 1, 2004.

     On or before the thirtieth day after the Change of Control, Weirton is obligated to mail, or cause to be mailed, to all holders of record of such Senior Secured Discount Notes a notice regarding the Change of Control and the repurchase right ("Change of Control Offer"). Substantially simultaneously with mailing of the notice, Weirton shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, the City of New York. To exercise a repurchase right, the holder of such Senior Secured Discount Notes must deliver, at least two business days prior to the Repurchase Date, written notice to Weirton (or an agent designated by Weirton for such purpose) of the holder's exercise of such right, together with the Senior Secured Discount Notes with respect to which the right is being exercised, duly endorsed for transfer. Such written notice from the holder shall be irrevocable unless the rescission thereof is duly approved by the Continuing Directors (as defined herein).

     Weirton will comply with all applicable tender offer rules and regulations, including Section 14(e) of the Exchange Act and the rules thereunder, if Weirton is required to give a notice of right of repurchase as a result of a Change of Control.

     The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the senior credit facility. Future senior Indebtedness of Weirton may contain prohibitions of certain events which would constitute a Change of Control or require such senior Indebtedness to be repurchased upon a Change of Control. Prior to the mailing of the notice referred to above, but in any event within 30 days following the date on which Weirton becomes aware that a Change of Control has occurred, if the purchase of the Senior Secured Discount Notes would violate or constitute a default under any other Indebtedness of Weirton, then Weirton must, to the extent needed to permit such purchase of Senior Secured Discount Notes, either repay all such Indebtedness and terminate all commitments outstanding thereunder or request the holders of such Indebtedness to give the requisite consents to permit the purchase of the Senior Secured Discount Notes as provided above. Until such time as Weirton is able to repay all such Indebtedness and terminate all commitments outstanding thereunder or such time as such requisite consents are obtained, Weirton will not be required to make the Change of Control Offer or purchase the notes pursuant to the provisions described above. Finally, Weirton's ability to pay cash to the holders of the Senior Secured Discount Notes upon a repurchase may be limited by its then existing financial resources. We can make no assurance that sufficient funds will be available when necessary to make any required repurchase. If Weirton is otherwise permitted by the terms of the senior credit facility and any other Indebtedness to make an offer to repurchase the Senior Secured Discount Notes as a result of a Change of Control, the provisions under the indenture related to such offer and repurchase, may only be waived or modified with the written consent of the holders of a majority in principal amount of the Senior Secured Discount Notes. See "Risk Factors -- We may not be able to purchase the notes upon a change of control."

     Weirton's failure to repurchase a holder's Senior Secured Discount Notes, in the event of a Change of Control, for a period of 60 days after the date on which Weirton received written notice specifying such failure, shall create an Event of Default. Such notice is a "Notice of Default" under the indenture and must demand that Weirton remedy its failure to repurchase. The Notice of Default must be given by registered or certified mail, return receipt requested, to Weirton by the trustee, or to Weirton and the trustee by the holders of at least 25% in aggregate principal amount at maturity of the Senior Secured Discount Notes at the time outstanding.

     "Change of Control" means:

          (a) any sale, lease or other transfer (in one transaction or a series of transactions) of more than 75% of the assets of Weirton to any Person (other than a Wholly Owned Subsidiary of Weirton);

          (b) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (other than the 1984 ESOP, the 1989 ESOP or any other employee benefit plan of

     Weirton)) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Capital Stock of Weirton representing more than 50% of the voting power of such Capital Stock, unless such acquisition of beneficial ownership of shares of voting power of Capital Stock of Weirton occurs, directly or indirectly, in connection with the financing of a Permitted Acquisition;

          (c) Continuing Directors cease to constitute at least a majority of the board of directors of Weirton; or

          (d) the stockholders of Weirton approve any plan or proposal for the liquidation or dissolution of Weirton.

     "Continuing Director" means a director who either was a member of the board of directors of Weirton on the date of the indenture, or who became a director of Weirton subsequent to such date and whose election, or nomination for election by Weirton's stockholders, was duly approved by a majority of the Continuing Directors then on the board of directors of Weirton.

     Because the events described above could be expected to occur in connection with certain forms of takeover attempts, these provisions could deter hostile or friendly acquisitions of Weirton where the person attempting the acquisition views itself as unable to finance the purchase of the principal amount at maturity of Senior Secured Discount Notes which may be tendered to Weirton upon occurrence of a Change of Control.

     Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Weirton's capital structure or credit ratings. Restrictions on the ability of Weirton to incur additional Indebtedness are contained in the covenants described under "Certain Covenants -- Limitations on Indebtedness" and "Limitation on Liens." Such restrictions can only be waived with the consent of the holders of at least a majority in principal amount of the Senior Secured Discount Notes then outstanding.

     Reports to Holders of the Senior Secured Discount Notes. So long as Weirton is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the trustee. The indenture provides that even if Weirton is entitled under the Exchange Act not to furnish such information to the Commission, it will nonetheless continue to furnish information under Section 13 of the Exchange Act to the trustee as if it were subject to such periodic reporting requirements so long as at least 10% of the Senior Secured Discount Notes remain outstanding. In addition, whether or not required by the rules and regulations of the Commission, Weirton will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, at all times prior to the date of effectiveness of a registration statement, upon the request of any holder or any prospective purchaser of the Senior Secured Discount Notes designated by a holder, Weirton shall supply to such holder or such prospective purchaser the information required by Rule 144A under the Securities Act, unless Weirton is then subject to Section 13 or 15(d) of the Exchange Act and reports filed thereunder satisfy the information requirements of Rule 144A(d), as then in effect.

     The foregoing covenants set forth in full the protections offered holders of Senior Secured Discount Notes in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving Weirton that may adversely affect the holders. See " -- Modification and Waiver" for provisions relating to the waiveability of the foregoing covenants.

IMPAIRMENT OF SECURITY INTEREST

     Weirton shall not, and shall not permit any of its Subsidiaries to take, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest in favor of the trustee on behalf of the holders of the Senior Secured Discount Notes with respect to the Collateral and Weirton shall not grant to any person (other than the trustee on behalf of the holders of the Senior Secured Discount Notes and the trustee on behalf of the holders of the Secured Series 2001 Bonds) any interest whatsoever in the Collateral other than as permitted by the Security Documents.

RELEASE OF COLLATERAL

     Upon compliance by Weirton with the conditions set forth below with respect to satisfaction and discharge, and upon delivery by Weirton to the trustee of an opinion of counsel to the effect that such conditions have been met, the trustee will release all of the Collateral from the Lien of the Security Documents and reconvey the released interest to Weirton.

EVENTS OF DEFAULT AND NOTICE THEREOF

     The term "Event of Default" when used in the indenture means any one of the following:

          (a) failure of Weirton to pay interest, if any, for 30 days or principal when due;

          (b) failure of Weirton to perform any other covenant in the indenture or the Security Documents for 60 days after notice from the trustee or the holders of 25% in principal amount at maturity of the Senior Secured Discount Notes outstanding;

          (c) acceleration of the maturity of other indebtedness of Weirton in excess of $25 million which acceleration is not rescinded or annulled, or which indebtedness is not discharged, within 10 days after notice;

          (d) the repudiation by Weirton of any of its obligations under the Security Documents or the unenforceability of the Security Documents against Weirton; and

          (e) certain events of bankruptcy, insolvency or reorganization of Weirton.

     The indenture provides that the trustee shall, within 90 days after the occurrence of any Default (the term "Default" to include the events specified above without grace or notice) known to it, give to the holders of Senior Secured Discount Notes notice of such Default; provided that, except in the case of a Default in the payment of principal of, or interest, if any, on any of the Senior Secured Discount Notes, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of Senior Secured Discount Notes. The indenture requires Weirton to certify to the trustee annually as to whether any default occurred during such year.

     In case an Event of Default shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount at maturity of the Senior Secured Discount Notes then outstanding, by notice in writing to Weirton (and to the trustee if given by the holders of Senior Secured Discount Notes), may declare all unpaid principal and accrued interest on the Senior Secured Discount Notes then outstanding to be due and payable immediately. Such acceleration may be annulled and past Defaults (except, unless theretofore cured, a Default in payment of principal of or interest on the Senior Secured Discount Notes) may be waived by the holders of a majority in principal amount at maturity of the Senior Secured Discount Notes then outstanding, upon the conditions provided in the indenture.

     The indenture provides that no holder of a Senior Secured Discount Note may institute any action or proceeding at law or equity or in bankruptcy or otherwise in pursuit of any remedy under the indenture unless the trustee shall have failed to act within 60 days after notice of an Event of Default and request by holders of at least 25% in principal amount at maturity of the Senior Secured Discount Notes and the offer to the trustee of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on the Senior Secured Discount Notes.

MODIFICATION AND WAIVER

     Except as set forth below, modification and amendment of the indenture and the Security Documents may be made by Weirton and the trustee with the consent of the holders of not less than a majority in principal amount at maturity of the outstanding Senior Secured Discount Notes, provided that no such modification or amendment may, without the consent of the holder of each Senior Secured Discount Note affected thereby, (i) reduce the rate, or change the time or place for payment, of interest, if any, on any Senior Secured Discount Note, or reduce any amount payable on the redemption hereof, (ii) reduce the principal, or change the fixed maturity or place of payment, of any Senior Secured Discount Note, (iii) change the currency of payment of principal of or interest, if any, on any Senior Secured Discount Note, (iv) reduce the principal amount at maturity of outstanding Senior Secured Discount Notes necessary to modify or amend the indenture, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Secured Discount Note or (vi) modify any of the foregoing provisions or reduce the principal amount at maturity of outstanding Senior Secured Discount Notes necessary to waive any covenant or past Default. Holders of not less than a majority in principal amount at maturity of the outstanding Senior Secured Discount Notes may waive certain past Defaults. See "-- Events of Default and Notice Thereof." With the consent of the holders of at least 85% in the aggregate principal amount of the Senior Secured Discount Notes then outstanding, Weirton and the trustee may amend or waive provisions of the indenture and the Security Documents relating to the Collateral.

SATISFACTION AND DISCHARGE OF INDENTURE

     The indenture will be discharged upon payment in full of all the Senior Secured Discount Notes outstanding thereunder, or upon the deposit with the trustee, in trust, of cash and/or direct obligations of the United States of America backed by its full faith and credit which, through the payment of interest, if any, and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay principal of, and each installment of interest, if any, on the Senior Secured Discount Notes, on the stated maturity of such payments in accordance with the terms of the Indenture and the Senior Secured Discount Notes. In the case of any such deposit, certain of Weirton's obligations under the indenture, including the obligation to pay the principal of and any interest, if any, on such Senior Secured Discount Notes, shall continue until the Senior Secured Discount Notes are paid in full. Weirton will be entitled to make such deposit if Weirton has delivered to the trustee:

          (a)(1) a ruling directed to the trustee from the Internal Revenue Service to the effect that the holders of the Senior Secured Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred, or (2) an opinion of counsel (who may be an employee of or counsel for Weirton), reasonably satisfactory to the trustee, to the same effect as clause (a)(1) above accompanied by a ruling to the same effect published by the Internal Revenue Service; and

          (b) an opinion of counsel (who may be an employee of or counsel for Weirton), reasonably satisfactory to the trustee, to the effect that, after the passage of 90 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

CONCERNING THE TRUSTEE

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Weirton, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act), it must eliminate such conflict or resign.

     The holders of a majority in principal amount at maturity of all outstanding Senior Secured Discount Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee, provided that such direction does not conflict with any rule of law or with the indenture.

     In case an Event of Default shall occur (and shall not be cured or waived), the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Senior Secured Discount Notes, unless they shall have offered to the trustee security and indemnity satisfactory to it.

DELIVERY AND FORM; BOOK-ENTRY PROCEDURES

     The certificates representing the Senior Secured Discount Notes will be issued in fully registered form and may, if agreed by Weirton and the holder, be issued in the form of a permanent global certificate in fully registered form (the "Global Note") and will be deposited with the trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of the DTC.

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Secured Discount Notes represented by such Global Note for all purposes under the indenture and the Senior Secured Discount Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic computerized book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the DTC only through DTC's Participants or DTC's Indirect Participants.

     Weirton expects that pursuant to procedures established by DTC (a) upon deposit of the Global Note, DTC will credit the accounts of Participants with portions of the principal amount at maturity of the Global Note and (b) ownership of the Senior Secured Discount Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's Participants), DTC's Participants and DTC's Indirect Participants. DTC's records reflect only the identity of the Participants to whose accounts portions of the principal amount at maturity of the Global Note are credited, which may or may not be the beneficial owners of such interests in the Global Note. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Secured Discount Notes evidenced by the Global Note will be limited to such extent.

     Except as described below, owners of interests in the Global Note will not have Senior Secured Discount Notes registered in their names, will not receive physical delivery of Senior Secured Discount Notes in definitive form and will not be considered the registered owners or holders thereof under the indenture for any purpose. The deposit of the Global Note with DTC and its registration in the name of Cede & Co. effects no change in the beneficial owners of interests in the Global Note.

     Payments of the principal of, premium (if any) and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Weirton, the trustee nor any paying agent will have any responsibility or liability for any aspect of the record relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any record relating to such beneficial ownership interest. Weirton believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interest in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of the Senior Secured Discount Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.

     DTC has advised Weirton that it will take any action permitted to be taken by a holder of Senior Secured Discount Notes (including the presentation of Senior Secured Discount Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interest in the Global Note is credited and only in respect of such portion of the aggregate principal amount at maturity of Senior Secured Discount Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Senior Secured Discount Notes or the indenture, DTC will exchange the Global Note for Senior Secured Discount Notes in definitive form, which it will distribute to its Participants.

     Although DTC customarily agrees to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Weirton nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities

     If DTC is at any time unwilling or unable to continue as a depository for the Global Note and a successor depository is not appointed by Weirton within 90 days, Senior Secured Discount Notes in definitive form will be issued in exchange for the Global Note.

GOVERNING LAW

     The indenture and the Senior Secured Discount Notes are governed by and construed in accordance with the laws of the State of New York.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $50 principal amount of Senior Secured Discount Notes:

          (a) if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL ACCRUAL DATE                                 ACCRETED VALUE
------------------------                                 --------------
January 1, 2002.......................................      $41.135
July 1, 2002..........................................       48.192
January 1, 2003.......................................       45.352
July 1, 2003..........................................       47.617
January 1, 2004.......................................       50.000

          (b) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal to the sum of (1) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (2) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is the Issue Date, the denominator of which is the number of days from and including the Issue Date to and excluding the next Semi-Annual Accrual
     Date); or

          (c) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $50.

     "Acquired Indebtedness" means Indebtedness or Preferred Stock of any Person existing at the time such Person became a Subsidiary of Weirton (or such Person is merged into Weirton or one of Weirton's Subsidiaries), or assumed in connection with the acquisition of assets from any such Person (other than assets acquired in the ordinary course of business), excluding Indebtedness or Preferred Stock incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of Weirton.

     "Affiliate" means, when used with reference to a specified Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Person specified. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Disposition" means

          (a) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided, however, that the sale, conveyance or other disposition of all or substantially all of the assets of Weirton and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "-- Certain Covenants -- Change of Control Option" and/or the provisions described above under the "-- Certain Covenants -- Limitations on Mergers, Consolidations and Sales of Assets" and not by the provisions of the "-- Certain Covenants -- Limitations on Asset Dispositions" covenant; and

          (b) the issuance of Capital Stock by any of Weirton's Subsidiaries or the sale of Capital Stock in any of its Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

             (1) any single transaction or series of related transactions that:
        (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to Weirton and its Subsidiaries of less than $1.0 million;

             (2) a transfer of assets between or among Weirton and its Wholly Owned Subsidiaries and in connection with the Vendor Financing Programs;

             (3) an issuance of Capital Stock by a Wholly Owned Subsidiary to Weirton or to another Wholly Owned Subsidiary;

             (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

             (5) the sale or other disposition of assets if additional assets were acquired within 270 days prior to such disposition for the purpose of replacing the assets disposed of;

             (6) the sale or other disposition of cash or Cash Equivalents;

             (7) the sale or other disposition of assets in exchange for similar assets or for cash where the proceeds are deposited in a trust and employed to acquire similar property in a transaction qualifying as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 or any successor provision;

             (8) the sale or other disposition of the Brown's Island property;

             (9) a Restricted Payment that is permitted by the "Limitations on Restricted Payments" covenant, including Permitted Payments;

             (10) the sale or other disposition of the No. 9 tin tandem mill;
        and

             (11) an Asset Swap.

     "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that Weirton in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of assets used or usable in the business or businesses of Weirton as of the Issue Date or any related business between Weirton or any of its Subsidiaries and another Person or group of affiliated Persons; provided, however, that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

     "Attributable Debt" means, with respect to any sale and leaseback transaction, at the date of determination, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); provided, however, there shall not be deemed to be any Attributable Debt in respect of any sale and leaseback transaction if Weirton or a Subsidiary would be entitled pursuant to the provisions of clauses (a) through
(i) under the "Permitted Liens" definition to issue, assume or guarantee debt secured by a mortgage upon the property involved in such transaction without equally and ratably securing the Senior Secured Discount Notes. "Net rental payments" under any lease for any period means the sum of such rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amount required to be paid by such lessee (whether or not designated as rent or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Person, including, without limitation, membership interests in limited liability companies and any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Cash Equivalents" means:

          (a) United States dollars;

          (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

          (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

          (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

          (e) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition;

          (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; and

          (g) for purposes of "Restrictions on Disposition of Assets of Weirton" covenant, the following are also deemed to be cash or Cash Equivalents:

             (1) any liabilities (as shown on Weirton's or on any of its Subsidiaries' most recent balance sheet or in the notes thereto) of Weirton or any Subsidiary (other than liabilities that are by their terms subordinated to the Senior Secured Discount Notes) that are assumed by the transferee of such assets without recourse to Weirton or any of its Subsidiaries; and

             (2) any notes or other obligations received by Weirton or such Subsidiary from such transferee that are converted by Weirton or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the relevant Asset Disposition.

     "Commodity Agreement" means any option or futures contract or similar agreement or arrangement designed to protect Weirton against fluctuations in commodity prices.

     "Consolidated EBITDA" means, for any period, on a consolidated basis for Weirton and its Subsidiaries, the sum for such period (without duplication) of:

          (a) Consolidated Net Income;

          (b) income taxes (other than income taxes positive or negative attributable to extraordinary and non-recurring gains or losses on asset sales) with respect to such period determined in accordance with GAAP;

          (c) net interest expense for such period determined in accordance with GAAP;

          (d) depreciation and amortization expenses (including, without duplication, amortization of debt discount and debt issue costs), determined in accordance with GAAP; and

          (e) other non-cash items reducing Net Income, minus non-cash items increasing Net Income, determined in accordance with GAAP.

     "Consolidated Fixed Charges" means, for any period, the sum of:

          (a) the net interest expense of Weirton and its Subsidiaries for such period whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations and imputed interest with respect to Attributable Debt);

          (b) interest incurred during the period and capitalized by Weirton;

          (c) any interest expense on Indebtedness of another Person that is guaranteed by Weirton or one of its Subsidiaries or secured by a Lien on assets of Weirton or one of its Subsidiaries (whether or not such guarantee or Lien is called upon); and

          (d) the product of (i) all cash dividend payments on any series of Preferred Stock of any Subsidiary or Disqualified Stock of Weirton or any of its Subsidiaries, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Weirton and its Subsidiaries, expressed as a decimal, in each case, on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of Weirton for any period means the Net Income (or loss) of Weirton and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from Consolidated Net Income:

          (a) the Net Income of any Person other than a consolidated Subsidiary in which Weirton or any of its consolidated Subsidiaries has a joint interest with a third party except to the extent of the amount of dividends or distributions actually paid in cash to Weirton or a consolidated Subsidiary during such period;

          (b) the Net Income of any other Person accrued prior to the date it becomes a Subsidiary with respect to which Consolidated Net Income is calculated, or is merged into or consolidated with such Person or any of its Subsidiaries or that Person's assets are acquired by such Person or any of its Subsidiaries;

          (c) the Net Income (but only if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary to such Person or to any other Subsidiary of such Net Income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; and

          (d) without duplication, any gains or losses attributable to the sale, lease, conveyance or other disposition of assets (including without limitation Capital Stock of any Subsidiary of such Person), whether owned on the date of issuance of the Senior Secured Discount Notes or thereafter acquired, in one or more related transactions outside the ordinary course of business.

     "Consolidated Net Worth" means, with respect to any Person engaged in a merger, consolidation or sale of assets, the consolidated stockholder's equity of such Person and its Subsidiaries, as determined in accordance with GAAP but excluding any restructuring charges taken by such Person in connection with such merger, consolidation or sale of assets.

     "Credit Facility" means any senior credit facility to be entered into by Weirton and the lenders referred to therein, together with the related documents thereto (including the notes thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facility or a successor Credit Facility, whether by the same or any other lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Weirton against fluctuations in currency values.

     "Disqualified Stock" means any Capital Stock:

          (a) that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Senior Secured Discount Notes; or

          (b) upon which Weirton or any of its Subsidiaries has a contractual obligation to compensate the holder thereof for losses incurred upon the sale or other disposition thereof; provided, however, that any portion or series of such Capital Stock which by its terms, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund or otherwise, no earlier than the day following the maturity date of the Senior Secured Discount Notes shall not constitute Disqualified Stock; and provided, further, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require Weirton to repurchase or redeem such Capital Stock upon the occurrence of a change in control occurring on or prior to the maturity date of the Senior Secured Discount Notes shall not constitute Disqualified

     Stock if (i) the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions of the "Change in Control Option" and (ii) such Capital Stock specifically provides that Weirton will not repurchase or redeem any such stock pursuant to such provisions prior to Weirton's repurchase of such Senior Secured Discount Notes as are required to be repurchased pursuant to the provisions of the "Change in Control Option."

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

     "Indebtedness" means, without duplication:

          (a) any liability of any entity (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, (2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures, or (3) in respect of capitalized lease obligations;

          (b) any liability of others described in the preceding clause (a) that the entity has guaranteed or that is otherwise its legal liability;

          (c) to the extent not otherwise included, obligations under Currency Agreements, Commodity Agreements or Interest Protection Agreements;

          (d) all Disqualified Stock valued at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends; and

          (e) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses
     (a) through(d) above, provided that Indebtedness shall not include accounts payable (including, without limitation, accounts payable to Weirton by any Subsidiary or to any such Subsidiary by Weirton or any other Subsidiary, in each case, in accordance with customary industry practice) or liabilities to trade creditors of any entity arising in the ordinary course of business.

     "Interest Protection Agreement" of any Person means any interest rate swap agreement, interest rate collar agreement, option or future contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

     "Investments" of any Person means:

          (a) all investments by such Person in any other Person in the form of loans, advances or capital contributions;

          (b) all guarantees of Indebtedness or other obligations of any other Person by such Person;

          (c) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person; and

          (d) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

     "Issue Date" means the date on which the Senior Secured Discount Notes are originally issued under the Indenture.

     "Lien" means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this definition, Weirton shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

     "Net Cash Proceeds" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise (including any cash received upon sale or disposition of such note or receivable), but only as and when received), excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property disposed of in such Asset Disposition or received in any other non-cash form unless and until such non-cash consideration is converted into cash therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Asset Disposition and, in each case net of a reasonable reserve for the after-tax cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by Weirton or any of its Subsidiaries in connection with such Asset Disposition (but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made during the term of the Senior Secured Discount Notes), and net of all payments made on any Indebtedness which is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payment made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

     "Net Income" of any Person for any period means the consolidated net income or loss, as the case may be, of such Person and its Subsidiaries for such period determined in accordance with GAAP; provided that there shall be excluded all extraordinary gains or losses net of respective tax effects (less, without duplication, all fees and expenses relating thereto).

     "Permitted Acquisition" means any one or more transactions or series of transactions by Weirton or a Subsidiary after the Issue Date, whether effected by merger, consolidation, purchase, lease or other transfer of assets or otherwise, to acquire the properties and related business (whether through the direct purchase of assets or of the Capital Stock of the Person owning such assets) of any other Person (a) where the Person to be acquired has been engaged, or the assets involved have been deployed, in the business of making, processing or distributing steel products, including without limitation tin mill products or other coated steel products, (b) the consummation of any such transaction would not otherwise result in any Event of Default immediately thereafter, and (c) at the time of such transaction and giving effect thereto, on a pro forma basis, the ratio of Consolidated EBITDA to Consolidated Fixed Charges for the four fiscal quarters immediately preceding such event for which financial information is available consistent with Weirton's prior practice, taken as one period and calculated on the assumption that all Indebtedness had been incurred on the first day of such period and that the related Permitted Acquisition and all its adjustments being included in such pro forma calculation had also occurred on such date, would not be reduced.

     "Permitted Indebtedness" means:

          (a) Indebtedness of Weirton and its Subsidiaries outstanding immediately following the issuance of the Senior Secured Discount Notes, including any outstanding Senior Notes due 2004 and Senior Notes due 2005, the Secured Series 2001 Bonds, any outstanding Series 1989 Bonds, Indebtedness of Weirton's 1989 ESOP guaranteed by Weirton even if acquired by Weirton, and any put obligation imposed on Weirton by law relating to Weirton's 1984 ESOP;

          (b) the Senior Secured Discount Notes;

          (c) Indebtedness in respect of obligations of Weirton to the trustee under the indenture;

          (d) Indebtedness incurred by Weirton pursuant to the Credit Facility; provided, however, that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (d) and then outstanding does not exceed (1) the sum of

     (x) 65% of the inventory of Weirton and its Subsidiaries and (y) 85% of the accounts receivable of Weirton and its Subsidiaries (in each case as such amounts are reflected on the consolidated financial statements of Weirton) ("Permitted Working Capital Indebtedness"); plus (2) $50 million;

          (e) intercompany obligations (including intercompany debt or Disqualified Stock of a Subsidiary which is held by Weirton or a Subsidiary of Weirton) of Weirton and each of its Subsidiaries; provided, however, that the obligations of Weirton to any of its Subsidiaries with respect to such Indebtedness shall be subject to a subordination agreement between Weirton and its Subsidiaries providing for the subordination of such obligations in right of payment from and after such time as all Senior Secured Discount Notes issued and outstanding shall become due and payable (whether at stated maturity, by acceleration or otherwise) to the payment and performance of Weirton's obligations under the indenture and the Senior Secured Discount Notes; provided further that any Indebtedness or Disqualified Stock of Weirton or any Subsidiary owed to any other Subsidiary that ceases to be a Subsidiary shall be deemed to be incurred and shall be treated as an incurrence for purposes of the covenant described under "Limitations on Indebtedness" at the time the Subsidiary in question ceased to be a Subsidiary;

          (f) Indebtedness of Weirton under any Currency Agreements, Commodity Agreements or Interest Protection Agreements;

          (g) the guarantee by Weirton or any of its Subsidiaries of Indebtedness of Weirton or a Subsidiary of Weirton that was permitted to be incurred by another provision of this definition or the "Limitation on Indebtedness" covenant;

          (h) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

          (i) Indebtedness (including Acquired Indebtedness) incurred in connection with a Permitted Acquisition;

          (j) Indebtedness arising from a financing transaction involving the No. 9 tin tandem mill including without limitation a sale and leaseback transaction;

          (k) additional Indebtedness of Weirton or its Subsidiaries the aggregate principal amount at maturity of which does not exceed $100 million;

          (l) Indebtedness of Weirton and its Subsidiaries in connection with the Vendor Financing Programs;

          (m) obligations in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by Weirton or any of its Subsidiaries in the ordinary course of business in an amount not to exceed $10 million in the aggregate; and

          (n) any Refinancing Indebtedness, provided that (1) the original issue amount of the Refinancing Indebtedness shall not exceed the maximum principal amount at maturity herein and accrued interest of the Indebtedness to be repaid (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the incurrence of the Refinancing Indebtedness less the amount of any prepayments on or prior to the date of the indenture), plus the reasonable fees and expenses directly incurred in connection with such Refinancing Indebtedness, (2) Refinancing Indebtedness incurred by any Subsidiary shall not be used to repay or refund outstanding Indebtedness of Weirton or any other Subsidiary, and (3) with respect to any Refinancing Indebtedness that refinances Indebtedness ranking junior in right of payment to the Senior Secured Discount Notes, (x) the Refinancing Indebtedness does not require any principal payments prior to the maturity of the Senior Secured Discount Notes and has an average weighted life that is equal to or greater than the average weighted life of the Senior Secured Discount Notes and (y) the Refinancing Indebtedness is subordinated to the Senior Secured Discount

     Notes to the same or greater extent and on substantially the same terms or terms more favorable to the holders of the Senior Secured Discount Notes.

     For purposes of determining compliance with the "Limitations on Indebtedness" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (m) above, or is entitled to be incurred pursuant to the first paragraph of the "Limitations on Indebtedness" covenant, Weirton will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with the "Limitations on Indebtedness" covenant.

     "Permitted Joint Venture" means the interest of Weirton in any corporation, association or other business entity of which 50% or less, but not less than 10%, of the total voting stock or other interest is at the time owned or controlled, directly or indirectly, by Weirton or one of more of its Subsidiaries or a combination thereof, provided that such corporation, association or entity is engaged in the business or businesses of Weirton or any related business.

     "Permitted Liens" means:

          (a) Liens on the assets of Weirton and any Subsidiary securing Indebtedness and other obligations under the Credit Facility and the Vendor Financing Programs;

          (b) Liens in favor of Weirton or its Subsidiaries;

          (c) Liens on property or shares of Capital Stock of a Person existing at the time such Person is acquired by or merged with or into or consolidated with Weirton or any of its Subsidiaries; provided, however, that such Liens were in existence prior to the consummation of such acquisition, merger or consolidation and do not extend to any property other than the property or shares of Capital Stock being acquired by Weirton or its Subsidiaries (other than property affixed or appurtenant thereto);

          (d) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (e) Liens to secure up to $25 million of Indebtedness permitted by clause (a) of the "Limitation on Indebtedness" covenant or by clause (k) of the "Permitted Indebtedness" definition;

          (f) Liens existing on the Issue Date;

          (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (h) Liens securing industrial revenue or pollution control bonds, including the Secured Series 2001 Bonds, for which Weirton has payment obligations; provided, however, that such Liens relate solely to the project being financed;

          (i) (1) Liens on assets subject to a sale and leaseback transaction securing Attributable Debt permitted to be incurred pursuant to the "Limitation on Indebtedness" covenant, (2) Liens in connection with a financing or sale and leaseback transaction involving or relating to the No. 9 tin tandem mill, and (3) Liens in connection with long-term tolling or product supply agreements with respect to the use of the Collateral, provided that the terms of such agreements do not, in the good faith determination of the board of directors of Weirton and taking into account any additional collateral pledged to secure the Senior Secured Discount Notes, impair the value of the Collateral;

          (j) Liens (1) arising from or in connection with clause (i) of the "Permitted Indebtedness" definition or (2) incurred to finance the acquisition of property or assets acquired by Weirton or any of its Subsidiaries after the Issue Date, so long as such Lien is created within 90 days of such acquisition; provided that in either clause (1) or (2), such Liens do not extend to any property or assets other than the property or assets acquired by Weirton or its Subsidiaries;

          (k) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of Weirton or its Subsidiaries or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of Weirton;

          (l) Liens arising from judgments or similar awards in an amount permitted by the Credit Facility; and

          (m) Liens to secure any Refinancing Indebtedness secured by any Lien referred to in the foregoing clause (c), (e), (f) or (h); provided, however, that:

             (1) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

             (2) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (c), (e), (f) or (h) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

     "Permitted Payments" means, with respect to Weirton or any of its
Subsidiaries:

          (a) any dividend on shares of Capital Stock payable solely in shares of Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock);

          (b) any dividend or other distribution with respect to Capital Stock payable to Weirton by any of its Subsidiaries or by a Subsidiary to another Subsidiary; and

          (c) payments made by Weirton in satisfaction of any put obligation imposed on Weirton by the plan or by law (including Section 409 of the Internal Revenue Code of 1986, and any successor provision), relating to shares of Weirton's Capital Stock, authorized and issued on or before the Issue Date and initially issued to Weirton's 1989 ESOP or 1984 ESOP.

     "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or any other entity or organization or government or any agency of political subdivision thereof.

     "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or a preference with respect to the payment of dividends.

     "Prohibited Investment" means, with respect to any Person, any Investment by such Person in another Person that is not a Subsidiary of such first Person, other than:

          (a) an Investment in Cash Equivalents;

          (b) to the extent not included in clause (a),

             (1) negotiable instruments held for collection,

             (2) outstanding travel, moving or other similar advances to officers, employees and consultants of such Person,

             (3) lease or utility deposits or other similar deposits or

             (4) Capital Stock, debt obligations or similar securities received in settlement of debts owed to such Person or its Subsidiaries as a result of the foreclosure, perfection or enforcement of any Liens by such Person or any of its Subsidiaries, but, in each case, only to the extent such Investments are made in the ordinary course of business;

          (c) sales of goods on trade credit terms consistent with the past practices of such Person or otherwise consistent with trade credit terms in common use in the industry; and

          (d) Investments made in connection with Permitted Acquisitions.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Refinancing Indebtedness" means any renewals, extensions, substitutions, refundings, refinancings or replacements of the Indebtedness referred to in clauses (a) through (h) of the definition of Permitted Indebtedness.

     "Restricted Payment" means any of the following:

          (a) the declaration or payment of any dividend or any other distribution on Capital Stock of Weirton or any Subsidiary of Weirton or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Weirton or any Subsidiary of Weirton (other than
     (1) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) and (2) in the case of Subsidiaries of Weirton, dividends or distributions payable to Weirton or to a Subsidiary of Weirton);

          (b) the purchase, redemption or other acquisition or retirement for value of any Capital Stock, or any option, warrant, or other right to acquire shares of Capital Stock, of Weirton or any of its Subsidiaries;

          (c) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Senior Secured Discount Notes;

          (d) the making of any Prohibited Investment or guarantee of any Prohibited Investment in any Person; and

          (e) the making of any payment to a holder of Capital Stock of Weirton to reimburse such holder for losses incurred by such holder upon the disposition of such Capital Stock by such holder.

     "Senior Notes due 2004" means the 11 3/8% Senior Notes due 2004 in the aggregate principal amount of $125,000,000 issued by Weirton pursuant to the Indenture dated as of July 3, 1996 between Weirton, as issuer, and Bankers' Trust Company, as trustee.

     "Senior Notes due 2005" means the 10 3/4% Senior Notes due 2005 in the aggregate principal amount of $125,000,000 issued by Weirton pursuant to the Indenture dated as of June 12, 1995, as amended and/or supplemented between Weirton, as issuer, and Bankers' Trust Company, as trustee.

     "Secured Series 2001 Bonds" means the 9% Secured Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 2001 due 2014 in the aggregate principal amount of up to $19.7 million to be issued by the City of Weirton, West Virginia in exchange for the Series 1989 Bonds, pursuant to an indenture between the City of Weirton and a bond trustee acceptable to it.

     "Series 1989 Bonds" means the 8 5/8% Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989 due 2014 in the aggregate principal amount of $56,300,000 issued by the

City of Weirton, West Virginia pursuant to an Indenture of Trust dated as of November 1, 1989, between the City of Weirton, as issuer, and Pittsburgh National Bank, as bond trustee.

     "Subsidiary" means, with respect of any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Vendor Financing Programs" means the sale and leaseback transaction of Weirton's Foster-Wheeler Steam Generating Plant, including related real property and certain related energy generating equipment, the sale and leaseback transaction of Weirton's general office building and research and development building located in Weirton, West Virginia, and other Indebtedness of Weirton or its Subsidiaries in connection with the foregoing and related transactions with vendors of Weirton as summarized in the prospectus.

     "Wholly Owned Subsidiary" means, at any time, a Subsidiary all of the Capital Stock of which (except directors' qualifying shares) are at the time owned directly or indirectly by Weirton.

               SUMMARY COMPARISON OF KEY DIFFERENCES BETWEEN THE
            SENIOR SECURED DISCOUNT NOTES AND THE OUTSTANDING NOTES

     The following statements are summaries of the key differences between certain restrictive covenants and other provisions of the Senior Secured Discount Notes as compared to our outstanding notes, and the reasons why we believe these changes will help us implement the strategic plan described in the prospectus. These statements do not purport to be complete and are qualified in their entirety by express reference to the indentures governing each of the respective series of notes and the Senior Secured Discount Notes, copies of which are available upon request from Weirton and have been filed with the Securities and Exchange Commission.

                                                                  Senior Secured
        Outstanding Notes Indenture                          Discount Notes Indenture
--------------------------------------------       --------------------------------------------

SECURITY. The Senior Notes due 2004 and the        SECURITY. The Senior Secured Discount Notes
Senior Notes due 2005 are unsecured                have a mortgage and first priority security
obligations. As of September 30, 2001, total       interest in our hot strip mill in Weirton,
unsecured claims in a liquidation of Weirton       West Virginia. Our hot strip mill is an
are estimated to exceed $2 billion. Of those       integral part of our downstream steel
unsecured claims, a substantial amount could       processing operations and one of the few hot
be assigned priority status under applicable       strip mills in the industry that is capable
bankruptcy laws.                                   of rolling both carbon and stainless steel
                                                   substrate. According to a recent independent
                                                   appraisal, our hot strip mill has an "in
                                                   place, in use" value range of $191 million
                                                   to $236 million.
                                                   We believe that in a bankruptcy proceeding
                                                   our hot strip mill would continue to be
                                                   operated using purchased steel slabs and
                                                   stainless steel slabs provided under tolling
                                                   arrangements. We also believe that our hot
                                                   strip mill and No. 9 tin tandem mill would
                                                   continue to supply substrate for our tin
                                                   finishing mills, which would continue to
                                                   operate because of the very competitive
                                                   nature of the equipment as well as the
                                                   relative supply and demand balance existing
                                                   in the domestic tin plate market.

REDEMPTION. We can redeem the Senior Notes         REDEMPTION. To conform these redemption
due 2004 as follows:                               provisions to market expectations for a new
  - from July 1, 2001 to June 30, 2002 at          issuance of a similar security, we cannot
    102.8438% of par; and                          redeem the Senior Secured Discount Notes
  - thereafter until maturity at 100.00% of        prior to January 1, 2004. Thereafter, we can
par.                                               redeem the Senior Secured Discount Notes as
We can redeem the Senior Notes due 2005 as         follows:
follows:                                           - from January 1, 2004 to December 31, 2004
  - from June 1, 2001 to May 31, 2002 at             at 107.50% of par;
  102.6875% of par; and                            - from January 1, 2005 to December 31, 2005
  - thereafter until maturity at 100.00% of          at 105.00% of par;
par                                                - from January 1, 2006 to December 31, 2006
                                                     at 102.50% of par; and
                                                   - thereafter until maturity at 100.00% of
                                                   par.

CHANGE OF CONTROL. Upon a change in control,       CHANGE OF CONTROL. Substantially identical;
each holder of Senior Notes is entitled to         however the definition of "change of
require                                            control" has

                                                                  Senior Secured
        Outstanding Notes Indenture                          Discount Notes Indenture
--------------------------------------------       --------------------------------------------
us to purchase the Notes at 101.00% of par,        been modified to permit any person or group
plus accrued and unpaid interest.                  to acquire beneficial ownership of 50% or
                                                   more of the voting power of Weirton's
                                                   capital stock, in connection with the
                                                   financing of Permitted Acquisitions without
                                                   triggering a right to require us to purchase
                                                   the Senior Secured Discount Notes.

LIMITATIONS ON INDEBTEDNESS. We cannot and         LIMITATIONS ON INDEBTEDNESS. Substantially
we cannot allow any of our Subsidiaries to         identical except the definition of
incur any Indebtedness or issue any                "Permitted Indebtedness" was modified to
preferred stock other than Permitted               allow:
Indebtedness unless following the incurrence       (1) additionally flexibility for our new
of that Indebtedness (a) the ratio of              Credit Facility and our vendor financing
Consolidated EBITDA to Consolidated Fixed              programs;
Charges for the four fiscal quarters               (2) us to incur indebtedness in connection
immediately preceding such event, on a pro         with Permitted Acquisitions necessary to
forma basis, would have been greater than              effect our strategic plan;
1.75 to 1, and (b) no default or event of          (3) us to enter into a financing or sale and
default shall have occurred or be                      leaseback transaction with respect to
continuing.                                            the No. 9 tin tandem mill; and
Notwithstanding the foregoing, we cannot           (4) us to incur obligations for performance
permit any Subsidiary to incur Indebtedness        bonds and letters of credit in the ordinary
unless the sum of (i) the aggregate amount             course of business up to $10 million.
of Indebtedness of our Subsidiaries plus           There is no 110% of Consolidated Net
(ii) the aggregate amount of all outstanding       Tangible Assets limit on secured
Indebtedness secured by Liens, issued,             Indebtedness, Indebtedness of Subsidiaries
assumed or guaranteed by us or our                 or Attributable Debt because the Senior
Subsidiaries plus (iii) the aggregate amount       Secured Discount Notes will be secured.
of Attributable Debt incurred by us or any         Acquisitions are a critical part of our
Subsidiary in respect of sale and leaseback        strategic plan and will be permitted if (a)
transactions does not at such time exceed          the assets acquired are in the business of
10% of Consolidated Net Tangible Assets.           making, processing or distributing steel
The definition of "Permitted Indebtedness"         products, including tin mill products and
includes permitted working capital financing       coated steel products, (b) the consummation
and up to $100 million of additional               of the transaction would not result in an
Indebtedness.                                      Event of Default, and (c) our ratio of
                                                   Consolidated EBITDA to Consolidated Fixed
                                                   Charges would not be reduced as a result of
                                                   such acquisition.

LIMITATIONS ON RESTRICTED PAYMENTS. We             LIMITATIONS ON RESTRICTED PAYMENTS. There is
cannot nor can we allow any of our                 no general Restricted Payments basket of
Subsidiaries to make Restricted Payments           $5,000,000 and the capacity to make
unless:                                            Restricted Payments builds from January 1,
(a) no Default or Event of Default shall           2002. We have added an additional Restricted
have occurred and be continuing at the time        Payments basket relating to the conversion
of or after giving effect to such Restricted       or exchange of certain Indebtedness into our
Payment;                                           capital stock.
(b) immediately after giving effect to such        The definition of "Permitted Payments" was
restricted Payment, the aggregate of all           modified to include put obligations with
Restricted Payments declared or made after         respect to
the issuance of

                                                                  Senior Secured
        Outstanding Notes Indenture                          Discount Notes Indenture
--------------------------------------------       --------------------------------------------
the notes does not exceed the greater of (1)       the 1984 ESOP, which is legally required as
$5,000,000 or (2) the sum of (A) 50% of our        a result of delisting our common stock from
Consolidated Net Income from and including         the New York Stock Exchange.
April 1, 1993 and ending on the last day of        The definition of "Prohibited Investments"
our fiscal quarter ending prior to the date        was modified to exclude Investments made in
of such Restricted Payment, plus (B) 100% of       connection with Permitted Acquisitions,
the aggregate Net Cash Proceeds of, and the        which is a new term added to provide us the
fair market value of marketable securities         flexibility to pursue acquisitions in
received by us from, the issue or sale after       furtherance of our strategic plan. In
March 1, 1993 of our Capital Stock (other          addition, we have greater flexibility to
than the issue or sale of (x) Disqualified         make Investments in Permitted Joint Ventures
Stock, minus (C) $25 million in respect of         provided we are able to incur additional
the redemption of the Issuer's Preferred           Indebtedness, including up to a maximum of
Stock, Series B, in September 1994, plus (D)       $50 million if permitted under our ratio of
$5,000,000.                                        Consolidated EBITDA to Consolidated Fixed
Notwithstanding the foregoing, we can make         Charges or otherwise out of our general $100
(a) Permitted Payments and (b) Investments         million basket of Permitted Indebtedness.
in Permitted Joint Ventures if at the time
of such Investment, we could incur (x) at
least $1.00 of Indebtedness pursuant to the
Limitations on Indebtedness covenant, (y)
the aggregate amount of Investments made
less the aggregate amount of dividends,
other distributions of earnings and returns
of capital received by us from such
Permitted Joint Ventures in cash does not
exceed $50,000,000, and (Z) no Default or
Event of Default shall have occurred and be
continuing.

RESTRICTIONS ON DISPOSITION OF ASSETS OF THE       RESTRICTIONS ON DISPOSITION OF ASSETS OF THE
ISSUER. We cannot make any Asset Disposition       ISSUER. Substantially identical; however,
unless (a) we receive consideration at the         the Net Cash Proceeds of Asset Dispositions
time of such sale or other disposition at          may be applied, at our election, to repay
least equal to the fair market value               the Credit Facility, or any other secured
thereof, (b) not less than 75% of the              Indebtedness, in addition to making an Asset
consideration we receive is in the form of         Disposition Offer (as defined in the
cash or Cash Equivalents and (c) the Net           indenture) to purchase the Senior Secured
Cash Proceeds of the Asset Disposition are         Discount Notes.
within 270 days, at our election, (A)              The definition of "Asset Disposition" is
invested in the our business or related            substantially different to reflect current
business, or (B) to the extent not so              market terms, including the exclusion from
invested are applied (1) to make an Asset          the definition sales of assets or property
Disposition Offer (as defined in the               of $1 million or less, like-kind exchanges
indenture) to purchase the notes (on a pro         and the sale or disposition of our Brown's
rata basis if the amount available for such        Island property, and transfers in connection
repurchase is less than the outstanding            with our Vendor Financing Programs. In
principal amount of the notes) or (2) to any       addition, we are permitted to sell or
other Indebtedness that is pari passu with         dispose of assets in connection with a
the notes, at a purchase price of 100% of          Permitted Acquisition.
the principal amount thereof plus accrued          Also, the types of consideration qualifying
interest to the date of repayment.                 as cash or cash equivalents has been
Notwithstanding the foregoing, we will not         modified to include property which is
be required to apply any net cash proceeds         convertible into cash within 180 days and
in accordance with this provision except to        liabilities which are assumed by the
the extent that the aggregate gross proceeds       transferee.
from all Asset Dispositions that are not

                                                                  Senior Secured
        Outstanding Notes Indenture                          Discount Notes Indenture
--------------------------------------------       --------------------------------------------
applied in accordance with this provision
exceed $25,000,000.

LIMITATIONS ON LIENS. We cannot, and cannot        LIMITATION ON LIENS. Substantially
permit any of our Subsidiaries to, issue,          identical; however, the 10% of Net Tangible
assume or guarantee any Indebtedness secured       Assets limitation on secured Indebtedness,
by a Lien (other than a Permitted Lien) of         Indebtedness of Subsidiaries and
or upon any of our shares of stock or debt,        Attributable Debt with respect to sale and
without making effective provision whereby         leaseback transactions has been eliminated
the notes will be secured by such Lien             because the Senior Secured Discount Notes
equally and ratably with such Indebtedness,        will be secured.
so long as such Indebtedness shall be so           Also, the definition of "Permitted Liens"
secured; provided that the foregoing               was expanded to conform to our senior credit
prohibition does not apply to (i) Liens with       facility, to include our vendor financing
respect to accounts receivable or inventory        programs, to reflect market terms for
securing Permitted Working Capital                 secured senior notes and to incorporate
Indebtedness or (ii) Liens with respect to         modifications to the definition of
sale and leaseback transactions regarding          "Permitted Indebtedness" and in other ways
the facility known as the "No. 9 tin tandem        to provide us the flexibility to pursue our
mill".                                             strategic plan. In addition, we will be
However, we and our subsidiaries may issue,        permitted to grant Liens to secure up to $25
assume or guarantee indebtedness secured by        million in Indebtedness incurred under
liens without equally and ratably securing         either the covenant relating to our ratio of
the notes, provided that, after giving             Consolidated EBITDA to Consolidated Fixed
effect thereto, without duplication, the sum       Charges or our general basket of $100
of (i) the aggregate amount of all                 million for Permitted Indebtedness. We also
outstanding Indebtedness secured by Liens so       will be permitted to grant Liens securing a
issued, assumed or guaranteed (excluding           financing or sale and leaseback transaction
indebtedness secured by permitted liens),          involving the No. 9 tin tandem mill or
plus (ii) the aggregate amount of                  relating to long-term tolling or product
Attributable Debt incurred by us or any of         supply agreements involving our hot strip
our Subsidiaries in respect of sale and            mill, provided that the terms of such
leaseback transactions, plus (iii) the             agreements do not, in the good faith
aggregate amount of Indebtedness (including        determination of our board of directors,
Acquired Indebtedness and Permitted                impair the value of the collateral pledged
Indebtedness) of all of our Subsidiaries of        to secure the Senior Secured Discount Notes.
the Issuer does not at such time exceed 10%
of Consolidated Net Tangible Assets.

LIMITATION ON SALE AND LEASEBACK                   LIMITATION ON SALE AND LEASEBACK
TRANSACTIONS. We cannot, and cannot permit         TRANSACTIONS. Substantially identical,
any of our Subsidiaries to, enter into any         except that any sale and leaseback
sale and leaseback transaction unless (a)          transactions relating to our Vendor
the net proceeds are at least equal to the         Financing Programs are excluded from the
fair market value of the assets sold, and          general prohibition.
(b) Weirton or its Subsidiary would be
entitled to incur Indebtedness at least
equal to the Attributable Debt incurred in
connection with the transaction. Sale and
leaseback transactions involving the No. 9
tin tandem mill and the Foster-Wheeler Steam
Generating Plant are excluded from this
prohibition.

                 CERTAIN MATERIAL UNITED STATES FEDERAL INCOME
                                TAX CONSEQUENCES

     The following discussion describes certain material United States federal income tax consequences to you if you tender your outstanding notes in this exchange offer or if you do not tender your outstanding notes in the exchange offer and retain your outstanding notes subject to the amendments made to the applicable indentures. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, treasury regulations promulgated under the Code, proposed regulations, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.

     We have not sought and will not seek any rulings from the IRS with respect to the United States federal income tax consequences discussed below. The discussion below is not binding on the IRS or the courts. There can be no assurance that the IRS will not take a different position concerning the tax consequences of this exchange offer or that any such position would not be sustained.

     The tax treatment of a tendering holder or non-tendering holder may vary depending on such holder's particular situation or status. This discussion is limited to holders who hold their outstanding notes as capital assets and it does not address aspects of United States federal income taxation that may be relevant to persons who are subject to special treatment under United States federal income tax laws, such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding outstanding notes through a partnership or similar pass-through entity, persons that hold their outstanding notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction, and persons that are subject to loss disallowance rules with respect to their outstanding notes such as, but not limited to, the wash sale rules (which disallow losses on the sale of securities when the taxpayer acquires substantially identical securities within 30 days). In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations or the alternative minimum tax.

     The following discussion also assumes that the status of the outstanding notes (before and after amendment pursuant to the consent solicitation) and the Senior Secured Discount Notes as debt will be respected for United States federal income tax purposes.

     For purposes of this discussion, a United States holder is a holder that is:

     - a citizen or resident of the United States, including, an alien resident who is a lawful permanent resident of the United States or who meets the substantial presence test under Section 7701(b) of the Code;

     - a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof;

     - an estate, if its income is subject to United States federal income taxation regardless of its source; or

     - a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if it has made a valid election to be treated as a United States person.

     A non-United States holder is an individual, corporation, entity, estate or trust other than a United States holder.

     HOLDERS OF OUTSTANDING NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THIS EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO TENDERING HOLDERS

     The Exchange of Outstanding Notes for Senior Secured Discount Notes. An exchange of outstanding notes for Senior Secured Discount Notes will be a taxable exchange for purposes of United States federal income taxation unless it qualifies as a recapitalization under Section 368(a)(1)(E) of the Code. We intend to report the exchange of outstanding notes for Senior Secured Discount Notes (other than Senior Secured Discount Notes received as a consent payment) as a recapitalization.

     The exchange will qualify as a recapitalization if both the outstanding notes and the Senior Secured Discount Notes are considered "securities" for United States federal income tax purposes. None of the Code, the applicable treasury regulations, or judicial decisions define clearly the term securities. The determination of whether a debt instrument is a security for United States federal income tax purposes depends upon an overall evaluation of the facts and circumstances surrounding the debt instrument, including the nature of the debt instrument, the holder's degree of participation and the extent of proprietary interest compared with the similarity of the note to a cash payment. One important factor is the length to maturity of that instrument. Generally, a debt instrument with an original maturity of 10 years or more constitutes a security, while a debt instrument with an original maturity of 5 years or less or arising out of the extension of trade credit does not.

     It is not certain whether the outstanding notes (with an original maturity of approximately 9 years), and the Senior Secured Discount Notes (with an original maturity of approximately 6 years) qualify as securities, and thus whether the exchange of outstanding notes for Senior Secured Discount Notes will qualify as a recapitalization. However, based on the terms of the outstanding notes and Senior Secured Discount Notes, we intend to treat both the outstanding notes and Senior Secured Discount Notes as securities for United States federal income tax purposes and to report the exchange of those notes as a recapitalization.

     Provided that the exchange so qualifies and subject to the discussion below under "Accrued Interest" and "Consent Payment," a tendering holder that exchanges outstanding notes for Senior Secured Discount Notes will not recognize taxable gain or loss as a result of the exchange, will have a tax basis in the Senior Secured Discount Notes equal to its adjusted tax basis in the outstanding notes surrendered in the exchange, and will include its holding period for the outstanding notes in its holding period for the Senior Secured Discount Notes.

     Due to the facts and circumstances nature of the determination regarding whether a debt instrument is a security, the IRS or a court could determine that either or both of the outstanding notes or the Senior Secured Discount Notes do not constitute securities. In that event, a tendering holder would recognize capital gain or loss on the exchange equal to the difference between the fair market value of the Senior Secured Discount Notes received, as measured by their issue price (which should equal the fair market value of the outstanding notes tendered), and the holder's adjusted tax basis in its outstanding notes, subject to the discussion under "Accrued Interest" and "Market Discount" below.

     Unless clearly stated to the contrary, the remainder of this discussion of "Certain Material United States Federal Income Tax Consequences" assumes that the exchange will be a recapitalization.

     Accrued Interest. We will not pay any interest on the outstanding notes tendered in this exchange offer that has accrued since the last payment of interest on the outstanding notes. The United States federal income tax consequences to a tendering holder resulting from the nonpayment of accrued interest are not certain. For purposes of the information reporting and backup withholding rules, we intend to treat the Senior Secured Discount Notes issued in the exchange offer as payment solely on the principal of the outstanding notes for which they are exchanged (other than notes received as a consent payment). If this treatment is respected, a tendering holder who previously recognized interest income on the outstanding notes may be able to recognize a loss to the extent of any such previously recognized interest income that will not be paid.

     We cannot assure you, however, that the IRS will respect this treatment. The IRS could treat the Senior Secured Discount Notes as received by a tendering holder in whole or in part in satisfaction of accrued but unpaid interest on the outstanding notes. In this circumstance, the amount so treated would be taxable as ordinary interest income to cash-basis tendering holders. Accrual-basis tendering holders would not recognize a loss to the extent that any Senior Secured Discount Notes were treated as received by the tendering holder in satisfaction of accrued but unpaid interest. Tendering holders should consult their tax advisor regarding the allocation of the Senior Secured Discount Notes to, and taxation of, accrued but unpaid interest on their outstanding notes.

     Stated Interest and OID. The Senior Secured Discount Notes will be issued with original issue discount, or OID. Although the Senior Secured Discount Notes will have stated interest, the first interest payment on the Senior Secured Discount Notes will not be made until July 1, 2004. Because the stated interest on the Senior Secured Discount Notes will not be unconditionally payable at least annually, the stated interest on the Senior Secured Discount Notes will be treated as OID (as described below). Additionally, because the face amount of the Senior Secured Discount Note exceeds the issue price of the Senior Secured Discount Note (which will equal the fair market value of an outstanding note on the date of the exchange), a Senior Secured Discount Note also will bear OID in an amount equal to such excess.

     Generally, tendering holders will be required to include the OID on the Senior Secured Discount Notes in their gross income for United States federal income tax purposes as it accrues. The OID will accrue daily in accordance with a constant yield method based on a compounding of interest. The OID allocable to any accrual period will equal the product of the adjusted issue price of the Senior Secured Discount Notes as of the beginning of such period and the notes' yield to maturity. The adjusted issue price of a Senior Secured Discount Note as of the beginning of any accrual period will equal its issue price, increased by the amount of OID previously includible in the gross income of the applicable holder, and decreased by the amount of any payment made on the Senior Secured Discount Note.

     Notwithstanding these general rules, a tendering holder may be permitted to exclude all or a portion of this OID from its taxable income depending on the holder's adjusted tax basis in the Senior Secured Discount Notes for United States federal income tax purposes. Accordingly, depending on a particular tendering holder's individual situation, the holder may be subject to the rules governing acquisition premium or amortizable bond premium. These rules are discussed below.

     Acquisition Premium. Generally, a Senior Secured Discount Note acquired pursuant to this exchange offer will have acquisition premium if a tendering holder's adjusted tax basis in the Senior Secured Discount Note immediately after the exchange is greater than the Senior Secured Discount Note's adjusted issue price but is less than or equal to the sum of all amounts payable on the Senior Secured Discount Note after its acquisition by the holder. If a Senior Secured Discount Note has acquisition premium, the amount of OID that the holder must include in income is reduced by the amount of the OID multiplied by a fraction, the numerator of which is the excess of the holder's adjusted tax basis in the Senior Secured Discount Note immediately after its acquisition over its adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the Senior Secured Discount Note after it is acquired by the holder over the adjusted issue price. This fraction is referred to as the acquisition premium fraction.

     As an alternative to applying the acquisition premium fraction, a tendering holder of a Senior Secured Discount Note with acquisition premium may elect to treat the Senior Secured Discount Note as having an issue price equal to the holder's adjusted basis immediately after acquisition of the Senior Secured Discount Note and applying the mechanics of the constant yield method. The tax treatment of such an election is described below under the heading "-- Election to Report All Interest as OID."

     Amortizable Bond Premium. Generally, a Senior Secured Discount Note will have amortizable bond premium if a tendering holder's adjusted basis in the Senior Secured Discount Note immediately after the exchange is greater than the sum of all amounts payable on the Senior Secured Discount Note after the exchange date. In such a case, the holder is not required to include any OID in income. Whether a tendering holder acquires a Senior Secured Discount Note with amortizable bond premium will depend upon the facts and circumstances of the particular holder, and in particular on the tendering holder's tax basis in the Senior Secured Discount Note. Any excess of amortizable bond premium over the amount of

OID on a Senior Secured Discount Note will be additional basis giving rise to capital loss or reduced gain on disposition of the note.

     Market Discount. If, in the hands of a tendering holder, an outstanding note has market discount, that market discount likely will carry over to the Senior Secured Discount Note received by the tendering holder. A tendering holder likely would have market discount on its outstanding note if it acquired the outstanding note subsequent to its original issuance for an amount that was less than its adjusted issue price. The amount of market discount on the outstanding note would equal the excess of the amount paid for the outstanding note over its adjusted issue price (unless the excess is less than a de minimis amount).

     Generally, a holder is required to treat any gain recognized on the disposition of a note having market discount as ordinary income to the extent of the market discount that accrued on the note while held by the holder. Such gain accrues on a straight-line basis unless the holder elects to accrue market discount on a constant interest basis. Such an election is made on a note-by-note basis and is irrevocable.

     Alternatively, the holder may elect to include market discount in income currently over the life of the note (a "Current Inclusion Election"). A Current Inclusion Election will apply to all market discount notes that the holder acquires on or after the first day of the first taxable year to which the election applies and is revocable only with the consent of the IRS. A holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry a note with market discount, unless the holder makes a Current Inclusion Election. In addition, a holder may elect to accrue the market discount into income under the constant yield method, which election is also made on a note-by-note basis and is irrevocable. See also the discussion under the heading "-- Election to Report All Interest as OID."

     The current market discount on outstanding notes held by a tendering holder who did not make a Current Inclusion Election, likely will carry over to, and be treated as, accrued market discount on the holder's Senior Secured Discount Notes. However, such tendering holder would not be required to include the accrued market discount in income unless the holder sells the Senior Secured Discount Note for an amount in excess of its adjusted basis in the Senior Secured Discount Note. If a tendering holder acquired its outstanding notes at a market discount and made a Current Inclusion Election, the tendering holder would be required to accrue market discount currently on the Senior Secured Discount Notes if and to the extent that the market discount carries over to the Senior Secured Discount Notes.

     Election to Report All Interest as OID. Holders of Senior Secured Discount Notes may elect to treat all interest on the Senior Secured Discount Notes as OID and calculate the amount to be included in gross income under the constant yield accrual method. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount and unstated interest, as adjusted by any amortizable bond premium. The election must be made for the taxable year in which the holder acquires the Senior Secured Discount Notes, and may not be revoked without the consent of the IRS. This election will apply only to the notes for which it is made. Tendering holders should consult with their own tax advisors about the election to report all interest on the Senior Secured Discount Notes as OID using the constant yield method.

     THE TAX RULES GOVERNING INSTRUMENTS ISSUED WITH OID AND THE INTERPLAY DISCUSSED ABOVE UNDER "ACQUISITION PREMIUM," "AMORTIZABLE BOND PREMIUM," "MARKET DISCOUNT" AND "ELECTION TO REPORT ALL INTEREST AS OID" ARE COMPLEX AND THEIR APPLICATION TO A TENDERING HOLDER WILL DEPEND UPON SUCH HOLDER'S INDIVIDUAL SITUATION. TENDERING HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR ABOUT THE APPLICATION OF THESE RULES TO THE HOLDER. THE IRS HAS NOT ISSUED REGULATIONS CONCERNING ASPECTS OF THE MARKET DISCOUNT RULES RELEVANT TO TENDERING HOLDERS RECEIVING SENIOR SECURED DISCOUNT NOTES IN THIS EXCHANGE OFFER. TENDERING HOLDERS ALSO SHOULD CONSULT THEIR TAX ADVISOR CONCERNING THE APPLICATION OF THESE RULES.

     Applicable High Yield Discount Obligation. The Senior Secured Discount Notes likely will constitute "applicable high yield discount obligations." An "applicable high yield discount obligation" is any debt instrument that (1) has a maturity date which is more than five years from the date of issue, (2) has a yield to maturity which equals or exceeds the applicable federal rate ("AFR") released by the IRS for the calendar month in which the obligation was issued plus five percentage points and (3) has "significant original issue discount." A debt instrument generally has "significant original issue discount" if, as of the close of any accrual period ending more than five years after the date of issue, the excess of the interest (including OID) that has accrued on the obligation over the interest that is required to be paid thereon exceeds the product of the issue price of the instrument and its yield to maturity.

     Provided that the Senior Secured Discount Notes are applicable high yield discount obligations, the OID on the Senior Secured Discount Notes would not be deductible by us until we pay it. Moreover, if the Senior Secured Discount Notes' yield to maturity exceeds the AFR plus six percentage points, a ratable portion of our deduction for OID (the "Disqualified OID") (based on the portion of the yield to maturity that exceeds the AFR plus six percentage points) would be non-deductible to us. For purposes of the dividends-received deduction under
Section 243 of the Code, the Disqualified OID should be treated as a dividend to corporate note holders to the extent it would have been so treated had such amount been distributed by us with respect to our stock. A corporate holder should consult with its tax advisor regarding the treatment to it of holding an applicable high yield discount obligation.

     Consent Payment. We will make a consent payment of $50 principal amount of Senior Secured Discount Notes for each $1,000 principal amount of outstanding notes tendered by a tendering holder prior to the expiration of the consent solicitation. The tax consequences to a tendering holder who receives a consent payment are not certain. We intend to treat the consent payment consideration as a payment that is not part of the recapitalization described above under the heading "-- The Exchange of Outstanding Notes for Senior Secured Discount Notes." Accordingly, we intend to allocate the Senior Secured Discount Notes issued pursuant to the consent payment to the consent payment and not to the principal of the outstanding notes exchanged by the tendering holder. If this treatment of the consent payment is respected, a tendering holder would recognize ordinary income in an amount equal to the fair market value of the Senior Secured Discount Notes allocated to the consent payment. The Senior Secured Discount Notes received as a consent payment will have an adjusted tax basis equal to their fair market value on the date of issuance and a holder's holding period for such notes will commence on the day after their issuance.

     We cannot assure you that the IRS will respect our allocation of the consent payment consideration for United States federal income tax purposes. If the Senior Secured Discount Notes received by a tendering holder as consent payment consideration were treated as issued in exchange for the tendering holder's outstanding notes, the tendering holder would not recognize income upon receipt of such Senior Secured Discount Notes. Instead, the tendering holder would treat the receipt of such Senior Secured Discount Notes as part of the recapitalization consideration as described above under the heading "The Exchange of Outstanding Notes for Senior Secured Discount Notes."

     Sale, Exchange and Retirement of Senior Secured Discount Notes. Subject to the discussion above under "Market Discount," when a tendering holder disposes of a Senior Secured Discount Note, the holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received and the holder's adjusted tax basis in the Senior Secured Discount Note. A tendering holder's adjusted basis in a Senior Secured Discount Note at the time of such disposition will be equal to the basis initially allocated to the Senior Secured Discount Note, increased by any OID and market discount included in income under a Current Inclusion Election, and reduced by any payments that the holder receives and amounts amortized as bond premium.

     The capital gain or loss will be long-term capital gain or loss if the holding period of the Senior Secured Discount Note exceeds one year at the time of the disposition. Some noncorporate taxpayers, including individuals, are eligible for preferential rates of taxation of long-term capital gain. The deductibility of capital losses is subject to limitations.

     Information Reporting and Backup Withholding. Under the Code, tendering holders of notes may be subject, under certain circumstances, to information reporting and backup withholding at a rate of up to 30.5% with respect to cash payments in respect of principal (and premium, if any), OID, interest, and the gross proceeds from the disposition thereof. Backup withholding applies only if the tendering holder

(i) fails to furnish its social security or other taxpayer identification number, or TIN, within a reasonable time after a request therefore, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) fails under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a tendering holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such holder's United States federal income tax liability, provided that the required information is provided to the IRS. Certain persons are exempt from backup withholding including corporations and financial institutions. Tendering holders of outstanding notes should consult with their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO NON-TENDERING HOLDERS

     Modification of Outstanding Notes. A non-tendering holder who does not tender its outstanding notes in exchange for Senior Secured Discount Notes may nevertheless be deemed to have exchanged its outstanding notes for modified notes in a taxable transaction. Generally, under applicable regulations, a "significant modification" of a note will result in the deemed exchange of the note for a new modified note if the modifications are economically significant.

     Whether the amendments to the applicable indentures (as described in "The Exchange Offer and Consent Solicitation -- Proposed Amendments to Indentures") constitute a significant modification of the terms of the outstanding notes is not certain. However, we intend to treat the amendments to the applicable indentures as significant modifications. Under this treatment, non-tendering holders would be viewed as exchanging their outstanding notes for modified notes. This deemed exchange will be a taxable disposition of the outstanding notes for purposes of United States federal income taxation unless the exchange qualifies as a recapitalization under Section 368(a)(1)(E) of the Code. As described above under the heading "-- Federal Income Tax Consequences to Tendering Holders -- The Exchange of Outstanding Notes for Senior Secured Discount Notes," the exchange will qualify as a recapitalization if both the outstanding notes and the modified notes received in exchange therefor are considered securities for United States federal income tax purposes.

     Because the modified notes will have original terms of substantially less than five years, we intend to take the position that the modified notes will not constitute securities for United States federal income tax purposes. Provided that either the modified notes or the outstanding notes are not treated as securities, a non-tendering holder would recognize a capital gain or loss on the exchange equal to the difference between the fair market value of the modified notes received, and the holder's tax basis in its outstanding notes, subject to the treatment of accrued but unpaid interest on the outstanding notes. (See the discussion above under the heading "-- Federal Income Tax Consequences to Tendering Holders -- Accrued Interest" and the discussion below of market discount.)

     The remainder of this discussion assumes that the modification of the outstanding notes resulting from the amendments to the applicable indentures will constitute a significant modification and that the exchange of outstanding notes for modified notes will not be treated as a recapitalization for United States federal income tax purposes.

     Stated Interest and OID. The stated interest on the modified notes will be included in income by a non-tendering holder in accordance with such holder's usual method of accounting for United States federal income tax purposes unless the holder makes the election described above under the heading "Election to Report All Interest as OID." The modified notes will be issued with OID in an amount equal to the excess of the stated redemption price at maturity (which will equal the face amount of the modified notes) over their issue price (which should equal the fair market value of the holder's outstanding notes at the time of the consummation of the exchange offer). Accordingly, the amount of this OID is anticipated to be substantial. A non-tendering holder will include the OID in its income over the remaining term of the modified notes as described in the second paragraph under the heading "-- Federal Income Tax Consequences to Tendering Holders -- Stated Interest and OID."

     Market Discount. If a non-tendering holder acquired an outstanding note subsequent to its original issuance for an amount that is less than its adjusted issue price, the note will be considered to have market discount equal to that difference (unless the difference is less than a de minimis amount). A non-tendering holder will be required to treat any gain recognized on the deemed disposition of an outstanding note having market discount as ordinary income to the extent of the market discount that accrued on the outstanding note and was not previously included in income as a result of a Current Inclusion Election while held by the non-tendering holder.

     Sale, Exchange and Retirement of Modified Notes. See the discussion above under the Heading "Federal Income Tax Consequences to Tendering Holders -- Sale, Exchange and Retirement of Senior Secured Discount Notes" for a description of the federal income tax consequences to a non-tendering holder's income of the sale, exchange and retirement of modified notes.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following discussion is limited to certain United States federal income tax consequences to non-United States holders. For purposes of the discussion below, stated interest, OID and gain on the sale, exchange or other disposition of a note will be considered to be "United States trade or business income" if such income or gain is:

     - effectively connected with the conduct of a United States trade or business or

     - in the case of a treaty resident, attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) in the United States.

     Stated Interest and OID. Generally, stated interest and OID paid to a non-United States holder will not be subject to United States federal income or withholding tax if such stated interest or OID is not United States trade or business income and is "portfolio interest." Generally, stated interest and OID will qualify as portfolio interest if the non-United States holder:

     - does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     - is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code;

     - is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

     - certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

     The gross amount of payments of stated interest and OID that are United States trade or business income will not be subject to United States withholding tax but will be taxed at regular graduated United States rates rather than a 30% gross rate. In the case of a non-United States holder that is a corporation, such United States trade or business income also may be subject to the branch profits tax. The gross amount of payments of stated interest and OID that does not qualify for the portfolio interest exception generally will be subject to United States withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. Payments of OID that do not qualify for the portfolio interest exception generally will be subject to United States withholding tax at a rate of 30% on the redemption of the notes or upon certain sales or exchanges of the notes unless a treaty applies to reduce or eliminate withholding.

     To claim an exemption from withholding in the case of United States trade or business income, or to claim the benefits of a treaty, a non-United States holder must provide a properly executed Form W-8ECI (in the case of United States trade or business income) or Form W-8BEN (in the case of a treaty), or any successor form, as applicable, prior to the payment of stated interest or OID. These forms must be periodically updated. A non-United States holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable regulations for payments through qualified intermediaries.

     Consent Payment. As described above under the heading "Federal Income Tax Consequences to Tendering Holders -- Consent Payment," we will make a consent payment to a tendering non-United States holder who tenders outstanding notes before the consent solicitation expires and we intend to take the position that recipients will recognize ordinary income in an amount equal to the fair market value of the Senior Secured Discount Notes allocated to the consent payment. Provided that a consent payment received by a non-United States holder is treated as United States-source income, the consent payment generally will be subject to United States withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding or the consent payment is United States trade or business income. Non-United States holders will consent to the immediate sale by us of a portion of their consent payment notes in order to satisfy this withholding tax. United States trade or business income will be subject to United States federal income tax as described above under the heading "Certain Material Federal Income Tax Consequences to Non-United States
Holders -- Stated Interest and OID." To claim an exemption from withholding, a non-United States holder must provide a properly executed Form W8-ECI (in the case of United States trade or business income) or Form W-8BEN (in the case of a treaty), or any successor form, as applicable, prior to the payment of the consent payment. If the consent payment is not treated as United States-source income and is withheld upon, holders may be entitled to a refund of the withholding tax if they file the appropriate form with the IRS.

     Sale, Exchange or Redemption of Notes. As described above under the heading "Federal Income Tax Consequences to Tendering Holders -- The Exchange of Outstanding Notes for Senior Secured Discount Notes," a non-United States holder that exchanges outstanding notes for Senior Secured Discount Notes should not recognize taxable gain or loss as a result of the exchange. Except as described below and subject to the discussion concerning backup withholding, any gain recognized by a non-United States holder on the sale, exchange or redemption of a note (including gain recognized on the deemed exchange of an outstanding note for a modified note) generally will not be subject to United States federal income tax, unless:

     - such gain is United States trade or business income;

     - subject to certain exceptions, the non-United States holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; or

     - the non-United States holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.

     Upon a sale, exchange or redemption of a note, no United States tax withholding will apply to accrued and unpaid OID to the extent that such OID qualifies for an exemption as described above under the heading "Certain Material Federal Income Tax Consequences to non-United States Holders -- Stated Interest and OID." If the accrued and unpaid OID does not so qualify, United States tax withholding will apply in the manner described above under the heading "Certain Material Federal Income Tax Consequences to Non-United States Holders -- Stated Interest and OID" upon redemption of a note, and in certain circumstances, upon a sale or exchange of a note.

     Non-Tendering Holders. As described above under the heading "Federal Income Tax Consequences to Tendering Holders -- Modification of Outstanding Notes," we intend to take the position that a non-tendering holder would recognize a capital gain or loss on the exchange equal to the difference between the fair market value of the modified notes deemed received and the holder's adjusted tax basis in its outstanding notes. Such gain or loss will be taken into account as described above under the heading "Certain Material Federal Income Tax Consequences to non-United States Holders -- Sale, Exchange or Redemption of Notes."

     Federal Estate Tax. The notes held (or treated as held) by an individual who is a non-United States holder at the time of his death will not be subject to United States federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of our voting stock and income on the notes was not United States trade or business income.

     Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-United States holder any stated interest and OID or other United States-source income that is subject to United States withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States holder resides. Backup withholding may apply to such payments even though the requisite certification, as described above, has been received or an exemption otherwise established, if either we or our paying agent have actual knowledge that the holder is a United States holder or that the conditions of any other exemption are not, in fact, satisfied.

     Backup withholding and information reporting will not apply to payments of principal on the notes to a non-United States holder, if the holder certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge that the holder is a United States Holder or that the conditions of any other exemption are not, in fact, satisfied.

     Payments of the proceeds from the sale of the notes to or through a foreign office or broker will not be subject to information reporting or backup withholding, unless the broker is (i) a United States person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States, (iii) a controlled foreign corporation for United States federal income tax purposes or (iv) a foreign partnership more than 50% of the capital or profits of which is owned by one or more United States persons or which engages in a United States trade or business. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii), or (iv) of the preceding sentence may be subject to backup withholding tax, and will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the broker has documentary evidence in its files that the owner is a non-United States holder and the broker has no knowledge to the contrary.

     Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be allowed as a refund or a credit against such non-United States holder's United States federal income tax liability, provided that the requisite procedures are followed.

     THE PRECEDING DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF THE EXCHANGE OFFER AND HOLDING AND DISPOSING OF SENIOR SECURED DISCOUNT NOTES OR MODIFIED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

                              PLAN OF DISTRIBUTION

     We will receive no proceeds in connection with this exchange offer or the Series 1989 Bonds exchange offer. We will distribute the Senior Secured Discount Notes in the manner described in "The Exchange Offer and Consent Solicitation" above.

                                 LEGAL MATTERS

     Certain legal matters with respect to the exchange offer and the validity of the Senior Secured Discount Notes will be passed upon for us by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. Weil, Gotshal & Manges LLP, New York, New York will pass upon certain legal matters for the dealer manager.

                                    EXPERTS

     The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     Weirton files annual, quarterly and special reports and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information that Weirton files with the SEC at the SEC's public reference facilities maintained by the SEC at the public reference rooms of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information can also be obtained by mail from the public reference room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or accessed electronically on the SEC website at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our outstanding notes are listed on the New York Stock Exchange, and information concerning them may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information about Weirton may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Weirton filed a registration statement on Form S-4 on November 1, 2001 to register with the SEC the 10% Senior Secured Discount Notes due 2008 in this exchange offer and consent solicitation and the amended 11 3/8% Senior Notes due 2004 and amended 10 3/4% Senior Notes due 2005 as a result of the consent solicitation. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The concurrent Series 1989 Bonds exchange offer is being made through a private offering memorandum directly to the holders of the Series 1989 Bonds in a transaction not subject to registration under the Securities Act of 1933, as amended.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the expiration date of the exchange offer.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2

Consolidated Statements of Income for the Years Ended
  December 31, 2000, 1999 and 1998..........................   F-3

Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................   F-4

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000, 1999 and 1998..........................   F-5

Consolidated Statement of Changes in Stockholders' Equity
  for the Years Ended December 31, 2000, 1999 and 1998......   F-6

Notes to Consolidated Financial Statements..................   F-8

Unaudited Consolidated Condensed Statements of Income for
  the Three Months Ended September 30, 2001 and 2000 and for
  the Nine Months Ended September 30, 2001 and 2000.........  F-30

Unaudited Consolidated Condensed Balance Sheet as of
  September 30, 2001 and December 31, 2000..................  F-31

Unaudited Consolidated Condensed Statements of Cash Flows
  for the Nine Months Ended September 30, 2001 and 2000.....  F-32

Notes to Unaudited Consolidated Condensed Financial
  Statements................................................  F-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF
WEIRTON STEEL CORPORATION:

     We have audited the accompanying consolidated balance sheets of Weirton Steel Corporation (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Weirton Steel Corporation and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     As discussed further in Note 23, subsequent to March 8, 2001 the date of our original report, the Company incurred a pretax loss of $199 million for the nine months ended September 30, 2001 and has announced a planned financial restructuring program. The Company has indicated that unless it is able to complete its financial restructuring program and consummate its exchange offers; the Company may have to seek bankruptcy protection or commence liquidation or administrative proceedings. These factors among others, as described in Note 23, created substantial doubt about the Company's ability to continue as a going concern and an uncertainty as to the recoverability and classification of recorded asset amounts and the amounts and classification of liabilities. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                                /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                                   Arthur Andersen LLP
Pittsburgh, Pennsylvania
March 8, 2001
(except for Note 23
which is dated
October 26, 2001)

                           WEIRTON STEEL CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2000         1999         1998
                                                           ----------   ----------   ----------
                                                                  (DOLLARS IN THOUSANDS,
                                                                  EXCEPT PER SHARE DATA)
NET SALES................................................  $1,117,829   $1,130,432   $1,296,670
Operating costs:
Cost of sales............................................   1,052,867    1,076,077    1,159,339
Selling, general and administrative expenses.............      41,673       44,806       39,219
Depreciation.............................................      63,968       60,866       60,822
Restructuring charge.....................................          --           --        2,871
Asset impairment.........................................          --       22,522           --
Profit sharing provision.................................          --       15,473           --
                                                           ----------   ----------   ----------
     TOTAL OPERATING COSTS...............................   1,158,508    1,219,744    1,262,251
                                                           ----------   ----------   ----------
INCOME (LOSS) FROM OPERATIONS............................     (40,679)     (89,312)      34,419
Gain on sale of investment, net..........................          --      170,117           --
Income (loss) from unconsolidated subsidiaries...........     (26,208)      (1,105)          34
Interest expense.........................................     (34,633)     (44,223)     (44,338)
Other income, net........................................       4,797        2,198        4,684
ESOP contribution........................................          --       (1,305)      (2,610)
                                                           ----------   ----------   ----------
Income (loss) before income taxes and minority
  interest...............................................     (96,723)      36,370       (7,811)
Income tax provision (benefit)...........................     (11,607)       8,227       (1,391)
                                                           ----------   ----------   ----------
Income (loss) before minority interest...................     (85,116)      28,143       (6,420)
Minority interest in loss of subsidiary..................          --        2,804          293
                                                           ----------   ----------   ----------
NET INCOME (LOSS)........................................  $  (85,116)  $   30,947   $   (6,127)
                                                           ==========   ==========   ==========
PER SHARE DATA:
Weighted average number of common shares (in thousands):
  Basic..................................................      41,401       41,600       41,924
  Diluted................................................      41,401       43,299       41,924
Net income (loss) per share:
  Basic..................................................  $    (2.06)  $     0.74   $    (0.15)
  Diluted................................................  $    (2.06)  $     0.71   $    (0.15)

        The accompanying notes are an integral part of these statements.

                           WEIRTON STEEL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                2000         1999
                                                              ---------   -----------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
                          ASSETS:
CURRENT ASSETS:
  Cash and equivalents, including restricted cash of $775
    and $810, respectively..................................  $ 32,027    $  209,270
  Receivables, less allowances of $9,008 and $10,231,
    respectively............................................    74,987       103,718
  Inventories...............................................   202,377       186,710
  Deferred income taxes.....................................    39,654        42,517
  Other current assets......................................    11,342         3,167
                                                              --------    ----------
       TOTAL CURRENT ASSETS.................................   360,387       545,382
Property, plant and equipment, net..........................   487,664       514,464
Investment in unconsolidated subsidiaries...................    19,375         6,833
Deferred income taxes.......................................   114,111       109,110
Other assets and deferred charges...........................     8,834        10,804
                                                              --------    ----------
TOTAL ASSETS................................................  $990,371    $1,186,593
                                                              ========    ==========
                        LIABILITIES:
CURRENT LIABILITIES:
  Payables..................................................  $ 76,415    $  133,001
  Employment costs..........................................    68,751        81,688
  Taxes other than income taxes.............................    12,886        13,805
  Other current liabilities.................................     9,122        17,511
                                                              --------    ----------
       TOTAL CURRENT LIABILITIES............................   167,174       246,005
Long term debt obligations..................................   299,253       304,768
Long term pension obligation................................    79,994        91,295
Postretirement benefits other than pensions.................   319,320       327,665
Other long term liabilities.................................    40,619        39,886
                                                              --------    ----------
       TOTAL LIABILITIES....................................   906,360     1,009,619

REDEEMABLE STOCK:
Preferred stock, Series A, $0.10 par value; 1,555,470 and
  1,664,469 shares authorized and issued; 1,536,688 and
  1,647,214 subject to put..................................    21,728        23,147
Less: Preferred treasury stock, Series A, at cost, 42,797
  and 12,207 shares.........................................      (617)         (174)
                                                              --------    ----------
       TOTAL REDEEMABLE STOCK...............................    21,111        22,973

STOCKHOLDERS' EQUITY:
Preferred stock, Series A, $0.10 par value; 18,782 and
  17,255 shares not subject to put..........................       273           250
Common stock, $0.01 par value; 50,000,000 shares authorized;
  43,788,832 and 43,499,363 shares issued...................       438           435
Additional paid-in capital..................................   460,521       458,249
Common stock issuable, 279,792 and 304,113 shares...........       279           431
Retained earnings (deficit).................................  (383,310)     (298,194)
Less: Common treasury stock, at cost, 2,498,198 and
  1,885,682 shares..........................................   (15,301)       (7,170)
                                                              --------    ----------
       TOTAL STOCKHOLDERS' EQUITY...........................    62,900       154,001
                                                              --------    ----------
TOTAL LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS'
  EQUITY....................................................  $990,371    $1,186,593
                                                              ========    ==========

        The accompanying notes are an integral part of these statements.

                           WEIRTON STEEL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   ---------   -------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(85,116)  $  30,947   $(6,127)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation............................................    63,968      60,866    60,822
    (Income) loss from unconsolidated subsidiaries..........    26,208       1,105       (34)
    Amortization of deferred financing costs................     1,987       1,899     1,662
    Restructuring charge....................................        --          --     2,871
    Asset impairment........................................        --      22,522        --
    ESOP contribution.......................................        --       1,305     2,610
    Minority interest.......................................        --      (2,804)     (293)
    Deferred income taxes...................................    (5,001)       (153)   (5,889)
  Cash provided (used) by working capital items:
    Receivables.............................................    28,731       7,179    29,003
    Inventories.............................................   (15,667)     72,622     1,601
    Other current assets....................................    (5,312)      6,716    (2,831)
    Payables................................................   (56,586)     20,685   (11,407)
    Other current liabilities...............................   (22,245)     20,772    (6,805)
    Long term pension obligation............................   (11,301)      9,387   (17,713)
    Proceeds from sale of investment, net...................        --    (170,117)       --
    Other...................................................    (4,585)     (2,342)    2,754
                                                              --------   ---------   -------
Net cash provided (used) by operating activities............   (84,919)     80,589    50,224
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from gain on sale of investment, net.............        --     170,117        --
  Loans and advances to unconsolidated subsidiaries.........   (40,858)     (3,178)       --
  Investment in unconsolidated subsidiaries.................        --          --    (7,561)
  Distribution from unconsolidated subsidiary...............     1,000          --        --
  Capital spending..........................................   (37,770)    (21,614)  (50,382)
                                                              --------   ---------   -------
Net cash provided (used) by investing activities............   (77,628)    145,325   (57,943)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt obligations.............................    (5,831)    (84,232)  (42,831)
  Purchase of treasury stock................................   (15,990)         --    (6,283)
  Reissuance of treasury stock..............................     7,205          --        --
  Issuance of common stock..................................        72          --        --
  Common shares issuable....................................      (152)       (101)      532
  Deferred financing costs..................................        --        (700)       --
                                                              --------   ---------   -------
Net cash used by financing activities.......................   (14,696)    (85,033)  (48,582)
                                                              --------   ---------   -------
Net change in cash and equivalents..........................  (177,243)    140,881   (56,301)
Cash and equivalents at beginning of period.................   209,270      68,389   124,690
                                                              --------   ---------   -------
Cash and equivalents at end of period.......................  $ 32,027   $ 209,270   $68,389
                                                              ========   =========   =======
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid, net of capitalized interest................  $ 34,630   $  46,147   $45,953
  Income taxes paid (refunded), net.........................     5,127      (3,191)    7,803

        The accompanying notes are an integral part of these statements.

                           WEIRTON STEEL CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                    COMMON STOCK
                                                              -------------------------        ADDITIONAL
                                                                 SHARES         AMOUNT       PAID-IN CAPITAL
                                                              ------------     --------     -----------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STOCKHOLDERS' EQUITY AT DECEMBER 31, 1997......   42,846,184        $428            $456,379
Net loss....................................................           --          --                  --
Conversion of preferred stock...............................       43,527           2                 631
Exercise of preferred stock put options.....................           --          --                 177
Purchase of treasury stock..................................           --          --                   2
Reclassification of preferred Series A not subject to put...           --          --                  --
Employee stock purchase plan:
  Shares issued.............................................      247,865           2                 564
  Shares issuable...........................................           --          --                  --
Board of Directors compensation plan:
  Shares issued.............................................       40,558          --                  98
  Shares issuable...........................................           --          --                  --
Deferred compensation.......................................           --          --                  --
                                                               ----------        ----            --------
CONSOLIDATED STOCKHOLDERS' EQUITY AT DECEMBER 31, 1998......   43,178,134         432             457,851
Net income..................................................           --          --                  --
Conversion of preferred stock...............................       30,167          --                 437
Exercise of preferred stock put options.....................           --          --                 124
Purchase of treasury stock..................................           --          --                   2
Reclassification of preferred Series A not subject to put...           --          --                  --
Employee stock purchase plan:
  Shares issued.............................................      285,430           3                 376
  Shares issuable...........................................           --          --                  --
Board of Directors compensation plans:
  Shares issued.............................................        5,632          --                (541)
  Shares issuable...........................................           --          --                  --
Amortization of deferred compensation.......................           --          --                  --
Deferred compensation.......................................           --          --                  --
                                                               ----------        ----            --------
CONSOLIDATED STOCKHOLDERS' EQUITY AT DECEMBER 31, 1999......   43,499,363         435             458,249
Net loss....................................................           --          --                  --
Conversion of preferred stock...............................       91,744           1               1,329
Exercise of preferred stock put options.....................           --          --                 275
Purchase of treasury stock..................................           --          --                   3
Reclassification of preferred Series A not subject to put...           --          --                  --
Exercise of stock options...................................       30,250          --               1,215
Employee stock purchase plan:
  Shares issued.............................................      167,475           2                 230
  Shares issuable...........................................           --          --                  --
Board of Directors compensation plans:
  Shares issued.............................................           --          --                (780)
  Shares issuable...........................................           --          --                  --
Amortization of deferred compensation.......................           --          --                  --
Deferred compensation.......................................           --          --                  --
CONSOLIDATED STOCKHOLDERS' EQUITY AT DECEMBER 31, 2000......   43,788,832        $438            $460,521
                                                               ==========        ====            ========

        The accompanying notes are an integral part of these statements.

  COMMON SHARES                                                        PREFERRED SERIES A
    ISSUABLE                       RETAINED    COMMON TREASURY STOCK   NOT SUBJECT TO PUT
-----------------     DEFERRED     EARNINGS    ---------------------   -------------------   STOCKHOLDERS'
 SHARES    AMOUNT   COMPENSATION   (DEFICIT)     SHARES      AMOUNT     SHARES     AMOUNT       EQUITY
 ------    ------   ------------   ---------   ----------   --------   --------   --------   -------------
                                                                                   $  128      $132,527
 288,423    $664       $(471)      $(323,014)     209,514   $ (1,587)    8,838
                                                                                       --        (6,127)
      --      --          --          (6,127)          --         --        --
                                                                                       (7)          626
      --      --          --              --           --         --      (491)
                                                                                       --           177
      --      --          --              --           --         --        --
                                                                                       --        (6,283)
      --      --          --              --    1,774,047     (6,285)       --
                                                                                      112           112
      --      --          --              --           --         --     7,713
                                                                                       --            --
(247,865)   (566)         --              --           --         --        --
                                                                                       --           379
 285,430     379          --              --           --         --        --
                                                                                       --            --
 (40,558)    (98)         --              --           --         --        --
                                                                                       --
  98,132     153        (153)             --           --         --        --
                                                                                       --           132
      --      --         132              --           --         --        --
                                                                                   ------      --------
--------    ----       -----       ---------   ----------   --------    ------
                                                                                      233       121,543
 383,562     532        (492)       (329,141)   1,983,561     (7,872)   16,060
                                                                                       --        30,947
      --      --          --          30,947           --         --        --
                                                                                      (74)          363
      --      --          --              --           --         --    (5,080)
                                                                                       --           124
      --      --          --              --           --         --        --
                                                                                       --             2
      --      --          --              --          253         --        --
                                                                                       91            91
      --      --          --              --           --         --     6,275
                                                                                       --            --
(285,430)   (379)         --              --           --         --        --
                                                                                       --           231
 167,475     231          --              --           --         --        --
                                                                                       --             8
 (98,132)   (153)         --              --      (98,132)       702        --
                                                                                       --            --
 136,638     200        (200)             --           --         --        --
                                                                                       --           683
      --      --         683              --           --         --        --
                                                                                       --             9
      --      --           9              --           --         --        --
                                                                                   ------      --------
--------    ----       -----       ---------   ----------   --------    ------
                                                                                      250       154,001
 304,113     431          --        (298,194)   1,885,682     (7,170)   17,255
                                                                                       --       (85,116)
      --      --          --         (85,116)          --         --        --
                                                                                      (56)        1,274
      --      --          --              --           --         --    (3,895)
                                                                                       --           275
      --      --          --              --           --         --        --
                                                                                       --       (15,987)
      --      --          --              --    2,605,329    (15,990)       --
                                                                                       79            79
      --      --          --              --           --         --     5,422
                                                                                       --         8,094
      --      --          --              --   (1,855,894)     6,879        --
                                                                                       --             1
(167,475)   (231)         --              --           --         --        --
                                                                                       --            61
  59,978      61          --              --           --         --        --
                                                                                       --            --
(136,638)   (200)         --              --     (136,919)       980        --
                                                                                       --           218
 219,814     218          --              --           --         --        --
                                                                                       --          (679)
      --      --        (679)             --           --         --        --
                                                                                       --           679
      --      --         679              --           --         --        --
                                                                                   ------      --------
--------    ----       -----       ---------   ----------   --------    ------
                                                                                   $  273      $ 62,900
 279,792    $279       $  --       $(383,310)   2,498,198   $(15,301)   18,782
                                                                                   ======      ========
========    ====       =====       =========   ==========   ========    ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, OR IN MILLIONS OF DOLLARS
                                WHERE INDICATED

NOTE 1

  BASIS OF PRESENTATION

     The financial statements herein include the accounts of Weirton Steel Corporation and its consolidated subsidiaries. Entities of which the Company owns a majority interest and controls are consolidated; entities of which the Company owns a less than majority interest and does not control are not consolidated and are reflected in the consolidated financial statements using the equity method of accounting. All intercompany accounts and transactions with consolidated subsidiaries have been eliminated in consolidation. Weirton Steel Corporation and/or Weirton Steel Corporation together with its consolidated subsidiaries are hereafter referred to as the "Company."

     In the Company's consolidated balance sheets, MetalSite is accounted for under the equity method as of December 31, 2000 and 1999. MetalSite's results of operations are consolidated with the Company's results through December 29, 1999, and are reported under the equity method thereafter.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain reclassifications have been made to prior year amounts to conform with current year presentation.

NOTE 2

  ORGANIZATION AND BACKGROUND

     The Company and its predecessor companies have been in the business of making and finishing steel products for over 90 years. From November 1929 to January 1984, the Company's business was operated as either a subsidiary or a division of National Steel Corporation ("NSC"). Incorporated in Delaware in November 1982, the Company acquired the principal assets of NSC's former Weirton Steel Division in January 1984.

     The Company's authorized capital consists of 50.0 million shares of Common Stock, par value $0.01 per share, and 7.5 million shares of Preferred Stock, par value $0.10 per share, issuable in series, as designated by the Company's Board of Directors.

     Prior to 1989, the Company was owned entirely by its employees through an Employee Stock Ownership Plan (the "1984 ESOP"). In June 1989, the Company's Common Stock commenced trading publicly on the New York Stock Exchange following an underwritten secondary offering from the 1984 ESOP. In connection with that offering, the Company established a second Employee Stock Ownership Plan (the "1989 ESOP") and funded it with 1.8 million shares of Convertible Voting Preferred Stock, Series A (the "Series A Preferred").

     Substantially all of the Company's employees participate in the 1984 ESOP and the 1989 ESOP which owned approximately 24% of the issued and outstanding common shares and substantially all the preferred shares of the Company as of December 31, 2000. The common and preferred shares held by the 1984 ESOP and the 1989 ESOP collectively represent 42% of the voting power of the Company's voting stock as of December 31, 2000.

     Approximately 83% of the Company's workforce is covered under collective bargaining agreements with the Independent Steelworkers' Union (the "ISU") and Independent Guard Union (the "IGU"). In 1997, the Company reached agreements with the ISU and IGU which extend into 2001. The Company is currently conducting negotiations with the represented employees in an effort to reach new collective bargaining agreements.

NOTE 3

  SIGNIFICANT ACCOUNTING POLICIES

  Cash

     The liability representing outstanding checks drawn against a zero-balance general disbursement bank account is included in accounts payable for financial statement presentation. Such amounts were $8.6 million and $12.4 million as of December 31, 2000 and 1999, respectively.

  Cash Equivalents

     Cash equivalents, which consist primarily of certificates of deposit, commercial paper and time deposits, are stated at cost, which approximates fair value. For financial statement presentation, the Company considers all highly liquid investments purchased with a maturity of 90 days or less to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost or market, cost being determined by the first-in, first-out method. Inventory costs include materials, labor and manufacturing overhead.

  Property, Plant and Equipment

     Property, plant and equipment is valued at cost. Major additions are capitalized, while the cost of maintenance and repairs which do not improve or extend the lives of the respective assets is charged to expense in the year incurred. Interest costs applicable to facilities under construction are capitalized. Gains or losses on property dispositions are credited or charged to income.

     Depreciation of steelmaking facilities is determined by the production-variable method which adjusts straight-line depreciation to reflect actual production levels. The cost of relining blast furnaces is amortized over the estimated production life of the lining. All other assets are depreciated on a straight-line basis.

  Employee Stock Ownership Plan (ESOP) Accounting

     The Company recognizes as compensation expense an amount based upon its required contributions to the ESOPs. The resulting expense approximates the cost to the ESOPs for the shares allocated to participants for the period. Shares may be contributed to the ESOPs by the Company or their purchase may be financed by the ESOPs. For financed shares, the number of shares allocated to participants for the period is determined based on the ratio of the period's ESOP debt principal payment to the total estimated debt principal payments. Shares are then allocated to individual participants based on the participant's relative compensation.

  Employee Profit Sharing

     There were no provisions for employee profit sharing in 2000 and 1998. The provision for 1999 of $15.5 million for employee profit sharing was calculated in accordance with the Profit Sharing Plan as amended in 1994.

  Research and Development

     The Company incurs research and development costs to improve existing products, develop new products and develop more efficient operating techniques. The costs are charged to expense as incurred and totaled $2.7 million, $2.0 million and $5.9 million in 2000, 1999 and 1998, respectively.

  Shipping and Handling Fees and Costs

     In the fourth quarter of 2000, the Company adopted Emerging Issues Task Force Issue 00-10, "Accounting for Shipping and Handling Fees and Costs" ("EITF 00-10"), which addresses the diversity in the income statement classification of amounts charged to customers for shipping and handling, as well as for costs incurred related to shipping and handling. EITF 00-10 requires all amounts billed to a customer in a sales transaction related to shipping and handling be classified as revenue and that shipping and handling charges incurred by the Company not be recorded as a reduction of revenue. Therefore, the Company has reclassified from net sales to cost of sales $42.4 million, $39.0 million and $41.5 million for 2000, 1999 and 1998 respectively which represent those shipping and handling charges incurred by the Company and previously recorded as a reduction of revenue.

  Derivative Instruments

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The impact of the Company's implementation of Statement 133, effective January 1, 2001, was immaterial to the Company's financial position.

  Revenue Recognition

     On December 3, 1999, the SEC staff released Staff Accounting Bulletin No. 101 "Revenue Recognition" ("SAB 101") to provide guidance on the recognition, presentation and disclosure of revenue in the financial statements. SAB 101 does not change existing literature on revenue recognition, but rather it clarifies the staff's position on pre-existing literature. The new standard did not require management to change existing revenue recognition policies and therefore had no impact on the Company's reported financial position or results of operations as of December 31, 2000 and 1999.

NOTE 4

  INVENTORIES

     Inventories consisted of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Raw materials...............................................  $ 84,120   $ 61,254
Work-in-process.............................................    40,242     41,044
Finished goods..............................................    78,015     84,412
                                                              --------   --------
                                                              $202,377   $186,710
                                                              ========   ========

NOTE 5

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
Land........................................................  $   1,112   $   1,129
Buildings...................................................      9,270       9,409
Machinery, equipment and other..............................    959,298     973,651
Construction-in-progress....................................     14,173       6,285
                                                              ---------   ---------
                                                                983,853     990,474
Less: Allowances for depreciation...........................   (496,189)   (476,010)
                                                              ---------   ---------
                                                              $ 487,664   $ 514,464
                                                              =========   =========

     During the fourth quarter of 1999, the Company recognized an asset impairment charge of $22.5 million related to a slab sizing press. The service potential of the asset was impaired as a result of changes in world slab markets and the Company's decision to restart the No. 4 Blast Furnace. Further, the Company terminated discussions with an entity concerning a strategic combination, which if consummated would have provided support for the viability of the asset. Given the existing facts and circumstances pertaining to the slab sizing press, the Company has no plans to utilize the asset. In the event those facts and circumstances change significantly, the Company may reconsider its decision.

     The fair value was determined based upon the value of individual components and the absence of opportunities to sell the slab sizing press.

     Capitalized interest applicable to facilities under construction for the years ended December 31, 2000 and 1998 amounted to $0.2 million and $0.4 million, respectively. There was no capitalized interest applicable to facilities under construction for the year ended December 31, 1999.

     In 2000, the Company incurred capital expenditures of $7.3 million on a project to install new equipment related to a new polymer coating process. The Company has temporarily suspended the project. The Company plans to continue installation of the equipment when resources for capital projects are more readily available. The Company expects to incur capital spending of $3.8 on the project in 2001 to satisfy outstanding purchase commitments.

NOTE 6

  FINANCING ARRANGEMENTS

  Debt Obligations

                                                            DECEMBER 31,
                                                        ---------------------
                                                          2000         1999
                                                        --------     --------
11 3/8% Senior Notes due 7/1/04.......................  $122,724     $124,930
10 3/4% Senior Notes due 6/1/05.......................   121,256      124,882
8 5/8% Pollution Control Bonds due 11/1/14............    56,300       56,300
                                                        --------     --------
                                                         300,280      306,112
Less: Unamortized debt discount.......................    (1,027)      (1,344)
                                                        --------     --------
Total debt obligations................................  $299,253     $304,768
                                                        ========     ========

     The indentures governing the senior notes are substantially similar and contain covenants that limit, among other things, the incurrence of additional indebtedness, the declaration and payment of dividends and distributions on the Company's capital stock, investments in joint ventures, as well as mergers, consolidations, liens and sales of certain assets. As of December 31, 2000, the Company's ability to incur additional indebtedness was limited to $100.0 million, excluding certain types of permitted indebtedness such as under the "Inventory Facility" referred to below. Under covenants affecting the Company's ability to pay dividends on its common stock, the Company is limited as to the payment of aggregate dividends after March 31, 1993, to the greater of (i) $5.2 million or (ii) $5.0 million plus one-half of the Company's cumulative consolidated net income since March 31, 1993, plus the net proceeds from future issuances of certain capital stock less certain allowable payments. As of December 31, 2000, pursuant to this covenant, the Company's ability to pay dividends on its common stock was limited to $42.8 million. Upon the occurrence of a change in control, as defined under the indentures, holders of the senior notes will have the option to cause the Company to repurchase their senior notes at 101% of the principal amount, plus accrued interest to the date of repurchase.

     The Company has $122.7 million in principal payments due in 2004, $121.3 million due in 2005 and $56.3 million due thereafter.

     During 1999, the Company paid off the remaining $84.0 million outstanding on its 10 7/8% Senior Notes at maturity.

  Receivables Participation Agreements

     On March 29, 1999, through its wholly-owned subsidiary, Weirton Receivables Inc. ("WRI"), the Company amended its existing receivables facility with a group of three banks (the "WRI Amended Receivables Facility"). The WRI Amended Receivables Facility provides for a total commitment by the banks of up to $80.0 million, including a letter of credit tandem mill subfacility of up to $25.0 million. The Company sells substantially all of its accounts receivable as they are generated to WRI.

     During 2000, the Company negotiated an amendment and a prospective waiver to the WRI Receivables Participation Agreement. The amendment excludes accounts receivable from certain affiliated entities and provides the Company with additional flexibility in financing and other arrangements with certain affiliates. The amendment is effective through March 2004. The waiver, dated November 21, 2000, relaxed a performance ratio for a period from November 30, 2000 through April 30, 2001. Without the waiver, an event of default may have occurred. The Company anticipates that it will remain in compliance with all of the financial tests subsequent to April 30, 2001.

     The amount of participation interests committed to be purchased by the banks fluctuates depending upon the amounts and nature of receivables generated by the Company which are sold into the program, and certain financial tests applicable to them. The financial tests that were applicable to the receivable facility prior to March 29, 1999 were amended so that, in most cases, the amount of participation interest available for cash sale to the banks is greater under the WRI Amended Receivables Facility than under the pre-existing facility. The March 29, 1999 amendment also modified the events and circumstances that would cause the termination of the facility. The other terms and conditions of the WRI Amended Receivables Facility are substantially the same as those of the pre-existing facility.

     Funded purchases of participation interests by the banks under the WRI Amended Receivables Facility are generally available on a revolving basis for three years, subject to extension as agreed to by the banks. In 1999, the facility was extended through March 2004. Weirton Steel Corporation continues to act as servicer of the assets sold into the program and continues to make billings and collections in the ordinary course of business according to its established credit practices. Except for warranties given by Weirton Steel Corporation concerning the eligibility of receivables sold to WRI under the program, the transactions under the facility are generally nonrecourse. WRI's commitments to the banks, which do not include warranties as to collectibility of the receivables, include those typical of sellers of similar property and are secured by its interest in the receivables and related security. WRI is subject to certain restrictions regarding its indebtedness, liens, asset sales not contemplated by the facility, guarantees, investments, other transactions with its affiliates, including Weirton Steel Corporation, and the maintenance of a minimum net worth of not less than the greater of $5.0 million or 10% of the outstanding receivables. As of December 31, 2000, WRI was in compliance with these requirements. WRI has been set up as a bankruptcy-remote" subsidiary so that the banks and other creditors of WRI have a priority claim on all assets of WRI prior to those assets becoming available to any of Weirton Steel Corporation's creditors.

     Because the WRI Amended Receivables Facility contains concentration limitation provisions, from time to time, receivables from one of the Company's major customers were ineligible to be considered in the calculation of participation interest available for cash sale to the banks. As a result, on August 9, 1999, WRI and one of the participating banks agreed to a second receivable facility ("Additional Receivable Facility") based on the receivables of the aforementioned major customer of the Company.

     The Additional Receivable Facility originally provided for a total commitment by the participating bank of up to $20.0 million. Pursuant to the Additional Receivable Facility Agreement, the total commitment was reduced to $15.0 million as of December 31, 1999. The amount of participation interest in the accounts receivable from the major customer available for sale to the bank fluctuates depending upon the nature and amount of receivables from the customer generated by the Company which are sold into the program and certain financial tests applicable to them. Events that would cause the termination of the Additional Receivable Facility are similar to those that exist under the WRI Amended Receivables Facility.

     As of December 31, 2000 and 1999, $25.0 million and $35.0 million, respectively, of funded participation interest had been sold to the banks under the WRI Amended Receivables Facility. For 2000 and 1999, the Company recognized $0.3 million and $0.6 million, respectively, in discount expense from the sale of the funded participation interest. Discount expense was recorded as a reduction to other income for financial reporting purposes. As of December 31, 2000 and 1999, $8.8 million and $12.7 million, respectively, in letters of credit under the tandem mill subfacility were in place, and no funded participation under the Additional Receivable Facility had been sold. After sale of funded participation interests and amounts in place under the letter of credit tandem mill subfacility, the base amount available for cash sale under both facilities was approximately $3.6 million at December 31, 2000.

     The Company values its accounts receivable based on the face value of invoices outstanding with allowances for uncollectible accounts and other potential claims and deductions. The Company values the portion of the participation interest it retained by WRI as its outstanding accounts receivable balance, after allowances, less cash received in exchange for the participation interest sold.

     The participation interest sold to the banks is secured by the interest retained by WRI. The Company continues to service and collect all accounts receivable.

     The key assumption used in valuing the participation interest retained by WRI is the allowance recorded against its accounts receivable. At December 31, 2000 and 1999, the Company had recorded a valuation allowance of $7.8 million and $9.3 million, respectively. Any hypothetical difference between the valuation allowance recorded and the actual credit losses and other deductions will entirely affect WRI's accounts receivable participation because that interest secures the participation interest held by the banks. During the years ended December 31, 2000 and 1999, the Company recorded net losses for uncollectible accounts of $6.2 million and $2.3 million, respectively.

  Inventory Facility

     In November 1999, the Company and a bank agreed to a new working capital facility of up to $100.0 million secured by a first priority lien on the Company's inventory (the "Inventory Facility"). Borrowings under the Inventory Facility are based upon the levels and composition of the Company's inventory and generally are available on a revolving basis through October 2004. The amount available for borrowing is limited by both the Inventory Facility agreement and the Company's senior notes indentures which permit borrowing only up to 50% of the Company's inventory balance. At the option of the Company, the Inventory Facility bears interest at a prime or LIBOR rate. Based upon the amount outstanding, basis points ranging from 0.00% to 2.50% are added to the prime or LIBOR rate. The agreement establishing the facility contains a number of restrictive financial and other covenants typical of facilities of this kind and substantially similar to those in the Company's current senior notes indentures.

However, certain of the covenants under the Inventory Facility become more restrictive than under the senior notes indentures when borrowing availability under the facility is less than $25.0 million. The amount available can be reduced if the Company fails to achieve a certain minimum operating ratio. As of December 31, 2000, no amounts were outstanding under the Inventory Facility, and $90.6 million was available for borrowing. The amount available for borrowing at December 31, 2000 had been reduced because the Company had not achieved the minimum operating ratio.

     The Company's financing facilities contain typical default provisions, including cross default provisions. Generally, termination events under the WRI facilities and defaults under the senior notes constitute events of default under the Inventory Facility, and events of default under instruments for at least $25.0 million of borrowed money constitute events of default under the senior notes indentures.

  Leases

     The Company uses certain lease arrangements to supplement its financing activities.

     Rental expense under operating leases was $9.0 million, $7.8 million and $8.0 million for the years ended December 31, 2000, 1999 and 1998, respectively. The minimum future lease payments under noncancelable operating leases are $8.4 million, $7.5 million, $6.2 million, $5.0 million and $1.3 million for the years ending 2001 through 2005, respectively, and $0.6 million thereafter.

NOTE 7

  EMPLOYEE RETIREMENT BENEFITS

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits." SFAS No. 132 establishes amended standards for pension and other postretirement benefits disclosures. The standard disclosures established in SFAS No. 132 are included herein.

  Pensions

     The Company has a noncontributory defined benefit pension plan which covers substantially all employees (the "Pension Plan"). The Pension Plan provides benefits that are based generally upon years of service and compensation during the final years of employment.

     The Company's funding policy is influenced by its general cash requirements but, at a minimum, complies with the funding requirements of federal laws and regulations. There were no employer contributions to the Pension Plan during 2000 and 1999. During the year ended December 31, 1998, the Company contributed $43.0 million to the Pension Plan. The Pension Plan's assets are held in trust, the investments of which consist primarily of common stocks, fixed income securities and short term investments.

  Benefits Other Than Pensions

     The Company provides healthcare and life insurance benefits to substantially all of the Company's retirees and their dependents. The healthcare plans contain cost-sharing features including co-payments, deductibles and lifetime maximums. The life insurance benefits provided to retirees are generally based upon annual base pay at retirement for salaried employees and specific amounts for represented employees.

     The funded status and amounts recognized in the Company's consolidated financial statements related to employee retirement benefits are set forth in the following table (in thousands):

                                                  PENSION BENEFITS               OTHER BENEFITS
                                             ---------------------------   ---------------------------
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                 2000           1999           2000           1999
                                             ------------   ------------   ------------   ------------
Change in benefit obligation:
  Benefit obligation at beginning of
     year..................................    $699,119       $772,167       $308,801       $336,857
  Service cost.............................      13,532         15,894          4,771          5,696
  Interest cost............................      53,899         49,926         23,874         21,245
  Plan amendments..........................          --             --             --             --
  Actuarial (gain) loss....................      39,397        (85,363)        10,466        (31,796)
  Special termination benefits.............          --             --             --             --
  Benefits paid............................     (51,961)       (53,505)       (26,472)       (23,201)
                                               --------       --------       --------       --------
  Benefit obligation at end of year........    $753,986       $699,119       $321,440       $308,801
                                               ========       ========       ========       ========
Change in plan assets:
  Fair value of plan assets at beginning of
     year..................................    $787,114       $687,537       $     --       $     --
  Actual return on plan assets.............      (7,996)       153,082             --             --
  Employer contributions...................          --             --         26,472         23,201
  Benefits paid............................     (51,961)       (53,505)       (26,472)       (23,201)
                                               --------       --------       --------       --------
  Fair value of plan assets at end of
     year..................................    $727,157       $787,114       $     --       $     --
                                               ========       ========       ========       ========
Reconciliation of funded status:
  Accumulated benefit obligation...........    $678,064       $635,029
  Effect of projected compensation
     increases.............................      75,922         64,090
                                               --------       --------       --------       --------
  Actuarial present value of projected
     benefit obligation....................     753,986        699,119       $321,440       $308,801
  Plan assets at fair value................     727,157        787,114             --             --
                                               --------       --------       --------       --------
  Projected benefit obligation greater than
     (less than) plan assets...............      26,829        (87,995)       321,440        308,801
  Items not yet recognized:
     Prior service cost....................     (61,688)       (70,777)        31,575         42,092
     Actuarial gains (losses)..............     131,035        273,639         (8,693)         1,773
     Remaining net obligation at
       transition..........................     (16,182)       (23,572)            --             --
                                               --------       --------       --------       --------
  Accrued benefit obligation...............    $ 79,994       $ 91,295       $344,322       $352,666
                                               ========       ========       ========       ========

                                                PENSION BENEFITS                              OTHER BENEFITS
                                   ------------------------------------------   ------------------------------------------
                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                       2000           1999           1998           2000           1999           1998
                                   ------------   ------------   ------------   ------------   ------------   ------------
Components of net periodic
  benefit cost:
  Service cost...................    $ 13,532     $    15,894    $    15,704      $  4,771     $     5,696    $     5,462
  Interest cost..................      53,899          49,926         48,902        23,874          21,245         24,136
  Expected return on plan
    assets.......................     (79,982)        (69,810)       (54,471)           --              --             --
  Amortization of transition
    amount.......................       7,390           7,390          7,390            --              --             --
  Amortization of prior service
    cost.........................       9,089           9,089          9,089       (10,517)        (10,517)        (4,325)
  Recognized net actuarial
    gain.........................     (15,229)         (3,102)        (1,367)           --              --             --
                                     --------     -----------    -----------      --------     -----------    -----------
  Net periodic benefit cost......    $(11,301)    $     9,387    $    25,247      $ 18,128     $    16,424    $    25,273
                                     ========     ===========    ===========      ========     ===========    ===========
Weighted-average assumptions as
  of end of year:
  Discount rate..................        7.50%           8.00%          6.75%         7.50%           8.00%          6.75%
  Expected return on plan
    assets.......................       10.50%          10.50%          9.25%           --              --             --
  Assumed increase in
    compensation levels..........           3%         2% for         2% for            3%          2% for         2% for
                                                       1 year        2 years                        1 year        2 years
                                                       and 3%         and 3%                        and 3%         and 3%
                                                   thereafter     thereafter                    thereafter     thereafter

                                                    FOR RETIREES WHO HAVE       FOR RETIREES WHO ARE
                                                   NOT YET REACHED AGE 65         AGE 65 AND OLDER
                                                   -----------------------      ---------------------
                                                   2000     1999     1998       2000    1999    1998
                                                   -----    -----    -----      -----   -----   -----
Base medical cost trend:
  Rate in first year.............................  5.75%    6.50%    7.25%      5.25%   5.75%   6.50%
  Ultimate rate..................................  4.50%    5.00%    4.00%      4.50%   5.00%   4.00%
  Year in which ultimate rate is reached.........  2003     2003     2003       2003    2003    2003
Major medical cost trend:
  Rate in first year.............................  6.25%    7.50%    8.50%        --      --      --
  Ultimate rate..................................  4.50%    5.00%    4.00%        --      --      --
  Year in which ultimate rate is reached.........  2003     2003     2003         --      --      --
Administrative expense trend.....................  4.50%    5.00%    4.00%      4.50%   5.00%   4.00%

     A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                              ONE PERCENTAGE POINT INCREASE   ONE PERCENTAGE POINT DECREASE
                                              -----------------------------   -----------------------------
Effect on total of service and interest cost
  components for 2000.......................             $ 1,316                        $ (1,478)
Effect on 2000 accumulated postretirement
  benefit obligation........................             $16,071                        $(17,148)

     During 1998, the Company amended its retiree healthcare plans to provide eligible retirees an option to elect coverage under a Medicare Plus Choice Program (the "Program"). For participants in the Program, medicare, major medical coverage and the Company's medical benefits coverage are replaced by a single insurance plan. Rather than funding coverage under the current supplemental plan, the Company pays a portion of the Program premiums totaling $60 per participant per month. The amendment resulted in a $33.2 million decrease in the Company's accumulated postretirement benefit obligation for 1998.

  Other

     As a condition of the purchase of the Company's assets from NSC, NSC agreed to retain liability for pension service and the cost of life and health insurance for employees of the Company's predecessor business who retired through May 1, 1983. NSC also retained the liability for pension service through May 1, 1983 for employees of the predecessor business who subsequently became active employees of the Company.

NOTE 8

  POSTEMPLOYMENT BENEFITS

     The components comprising the Company's obligations for postemployment benefits are (i) workers' compensation; (ii) severance programs which include medical coverage continuation; and (iii) sickness and accident protection, which includes medical and life insurance benefits.

     Actuarial assumptions and demographic data, as applicable, that were used to measure the postemployment benefit obligation as of December 31, 2000 and 1999, were consistent with those used to measure pension and other postretirement benefit obligations for each respective year. As of December 31, 2000 and 1999, the Company had accrued $31.9 million and $27.4 million, respectively, for postemployment benefit obligations.

NOTE 9

  RESTRUCTURING CHARGES

     In 1998, the Company recognized a $2.9 million restructuring charge stemming from a special voluntary retirement window offered to certain supervisory and managerial employees. The charge related to early retirement benefits.

     The 1998 restructuring charge consisted of a $2.1 million charge to the Company's accrued pension cost and a $0.8 million charge to other long term liabilities. The Company paid $0.2 million in 2000 and 1999 related to the other long term liability component of the 1998 restructuring charge, leaving a remaining liability associated with the other long term portion of the charge of $0.4 million. The Company made no pension contributions in 2000 and 1999. The liability associated with the accrued pension portion of the 1998 restructuring charge was included in the Company's total accrued pension cost as of December 31, 2000 and 1999.

NOTE 10

  INCOME TAXES

     Deferred income tax assets and liabilities are recognized reflecting the future tax consequences of net operating loss and tax credit carryforwards and differences between the tax basis and the financial reporting basis of assets and liabilities. The components of the Company's deferred income tax assets and liabilities were as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000       1999
                                                              --------   ---------
Deferred tax assets:
  Net operating loss and tax credit carryforwards...........  $115,023   $  89,240
  Deductible temporary differences:
     Allowance for doubtful accounts........................     2,396       2,973
     Inventories............................................     4,225      17,691
     Pensions...............................................    31,198      35,605
     Workers' compensation..................................    11,348      10,673
     Postretirement benefits other than pensions............   135,256     138,544
     Equity investments.....................................     4,287          --
     Other deductible temporary differences.................    27,373      16,822
  Valuation allowance.......................................   (61,811)    (39,712)
                                                              --------   ---------
                                                               269,295     271,836
Deferred tax liabilities:
  Accumulated depreciation..................................  (115,530)   (120,209)
                                                              --------   ---------
Net deferred tax asset......................................  $153,765   $ 151,627
                                                              ========   =========

     As of December 31, 2000, the Company had available, for federal and state income tax purposes, regular net operating loss carryforwards of approximately $239.7 million expiring in 2007 through 2020; an alternative minimum tax credit of approximately $13.5 million; and general business tax credits of approximately $8.1 million expiring in 2001 to 2005.

     In 2000, 1999 and 1998, as a result of its deferred tax attributes, the Company did not generate any liability for regular federal income tax. In 2000, the Company did not generate any liability for alternative minimum tax. However, in 1999 and 1998, the Company did generate liability for alternative minimum tax. The Company recognized a liability for alternative minimum tax of $8.4 million and $3.3 million in 1999 and 1998, respectively.

     The Company has recognized that it is more likely than not that certain future tax benefits will not be realized as a result of current and future income. Accordingly, the valuation allowance has been increased in the current year to reflect lower than anticipated net deferred tax asset utilization.

     At December 31, 2000, the deferred tax asset related to postretirement benefits other than pensions was $135.3 million. Based upon the length of the period during which this deferred tax asset can be utilized and the Company's expectations that under its current business strategy it will be able to generate taxable income over the long term, the Company believes that it is more likely than not that future taxable income will be sufficient to fully offset these future deductions.

     The length of time associated with the carryforward period available to utilize net operating losses and certain tax credits not associated with postretirement benefits other than pension liabilities is more definite. A significant portion of these net operating losses are attributable to the realization of differences between the tax basis and financial reporting basis of the Company's fixed assets. In the aggregate, such differences, including depreciation, are expected to reverse within the allowable carryforward periods. In addition, certain tax planning strategies that include, but are not limited to, changes in methods of depreciation for tax purposes, adjustments to employee benefit plan funding strategies and potential sale-leaseback arrangements, could be employed to avoid expiration of the attributes. Notwithstanding the Company's belief that it will be able to utilize its deferred tax assets, the Company has recorded a valuation allowance of $61.8 million against its deferred tax assets at December 31, 2000.

     The elements of the Company's deferred income taxes associated with its results for the years ended December 31, 2000, 1999 and 1998, respectively, are as follows:

                                                           2000      1999      1998
                                                         --------   -------   -------
Current income tax provision (benefit):
     Federal...........................................  $(10,292)  $ 8,381   $ 3,265
Deferred income tax provision (benefit)................   (23,414)    7,002    (5,977)
Valuation allowance....................................    22,099    (7,156)    1,321
                                                         --------   -------   -------
       Total income tax provision (benefit)............  $(11,607)  $ 8,227   $(1,391)
                                                         ========   =======   =======

     The total income tax provision (benefit) recognized by the Company for the years ended December 31, 2000, 1999 and 1998, reconciled to that computed under the federal statutory corporate rate as follows:

                                                           2000      1999      1998
                                                         --------   -------   -------
Tax provision (benefit) at federal statutory rate......  $(33,853)  $13,711   $(2,631)
State income taxes, net of federal.....................    (3,869)    1,567      (301)
Other..................................................     4,016       105       220
Change in valuation allowance..........................    22,099    (7,156)    1,321
                                                         --------   -------   -------
Income tax provision (benefit).........................  $(11,607)  $ 8,227   $(1,391)
                                                         ========   =======   =======

NOTE 11

  REDEEMABLE STOCK

     In June 1989, the Company sold 1.8 million shares of the Series A Preferred to the 1989 ESOP which has since allocated those shares to participants. Each share of Series A Preferred is convertible at any time into one share of common stock, subject to adjustment, is entitled to 10 times the number of votes allotted to the common stock into which it is convertible, and has a preference on liquidation over common stock of $5 per share. The Series A Preferred has no preference over common stock as to dividends. The Series A Preferred is not intended to be readily tradable on an established market. As such, participants to whom shares of Series A Preferred are distributed from the 1989 ESOP following termination of service are given a right, exercisable for limited periods prescribed by law, to cause the Company to repurchase the shares at fair value. The Company also has a right of first refusal upon proposed transfers of distributed shares of Series A Preferred. In 1994, the 1989 ESOP was amended to provide for recontribution to the plan by the Company for shares of Series A Preferred reacquired for allocation among active employee participants on a per capita basis. If not repurchased by the Company or reacquired for allocation by the 1989 ESOP, shares of Series A Preferred automatically convert into common stock upon transfer by a distributee.

NOTE 12

  STOCK PLANS

     The Company has two stock option plans (the "1987 Stock Option Plan" and the "1998 Stock Option Plan"), an employee stock purchase plan (the "2000 Employee Stock Purchase Plan") and deferred and stock compensation plans for nonemployee members of the board of directors (the "Directors' Deferred Compensation Plan" and the "Directors' Stock Compensation Policy").

  1987 and 1998 Stock Option Plans

     The Company may grant options for up to 750,000 shares under the 1987 Stock Option Plan as amended. Under the plan, the option exercise price equals the stock's market price on the date of grant. Generally, the options granted under the 1987 Stock Option Plan vest in one-third increments beginning on the date of grant, with the remaining two-thirds becoming exercisable after the first and second years. The options expire approximately 10 years from the date of grant.

     During 2000, the 1998 Stock Option Plan was amended to increase the number of options the Company may grant from 3,250,000 shares to 6,500,000 shares. The option price and vesting requirements are determined by a Stock Option Committee appointed by the board of directors. The options granted during 2000 under the 1998 Stock Option Plan vest on May 23, 2010 and expire the following day. The options are subject to accelerated vesting based on the continued employment of the recipients and the attainment of certain market prices for the Company's common stock. The stock prices necessary for accelerated vesting range from $6.12 to $12.41 and must be maintained for 20 consecutive trading days for accelerated vesting to occur. Options that vest pursuant to the accelerated vesting provisions expire on May 24, 2010. All the options granted during 1999 and 1998 under the 1998 Stock Option Plan had vested as of December 31, 2000 and will expire on June 24, 2002.

     The following is a summary of stock option activity under the 1987 and 1998 Stock Option Plans:

                                           1987 STOCK OPTION PLAN         1998 STOCK OPTION PLAN
                                         ---------------------------   -----------------------------
                                                    WEIGHTED AVERAGE                WEIGHTED AVERAGE
                                          SHARES     EXERCISE PRICE      SHARES      EXERCISE PRICE
                                         --------   ----------------   ----------   ----------------
Balance Dec. 31, 1997..................   581,666        $7.71                 --        $  --
  Granted..............................   173,000         3.13          2,875,000         3.88
  Exercised............................        --           --                 --           --
  Repurchased/Forfeited................  (169,666)        8.53                 --           --
                                         --------        -----         ----------        -----
Balance Dec. 31, 1998..................   585,000         6.12          2,875,000         3.88
  Granted..............................   176,250         1.75             99,750         3.88
  Exercised............................    (1,834)        2.50                 --           --
  Repurchased/Forfeited................   (62,500)        7.32           (201,250)        3.88
                                         --------        -----         ----------        -----
Balance Dec. 31, 1999..................   696,916         4.91          2,773,500         3.88
  Granted..............................    70,500         2.63          1,994,894         6.26
  Exercised............................   (94,666)        3.38         (1,794,894)        3.88
  Repurchased/Forfeited................  (123,582)        6.84                 --           --
                                         --------        -----         ----------        -----
Balance Dec. 31, 2000..................   549,168        $4.45          2,973,500        $5.48

     The following table represents additional information with regard to the 1987 and 1998 Stock Option Plans at December 31, 2000:

                                                 OUTSTANDING                           EXERCISABLE
                                ---------------------------------------------   --------------------------
                                               WEIGHTED      WEIGHTED AVERAGE                  WEIGHTED
RANGE OF                        NUMBER OF      AVERAGE          REMAINING       NUMBER OF      AVERAGE
EXERCISE PRICES                  SHARES     EXERCISE PRICE   CONTRACTUAL LIFE    SHARES     EXERCISE PRICE
---------------                 ---------   --------------   ----------------   ---------   --------------
1987 Stock Option Plan:
  $1.75-3.13..................    373,168       $2.45           7.79 years       279,685        $2.53
  $8.69-8.89..................    176,000       $8.71           3.89 years       176,000        $8.71
1998 Stock Option Plan:
  $3.88-6.69..................  2,973,500       $5.48           6.78 years       978,606        $3.88

     The fair value of each stock option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2000, 1999 and 1998:

                                                         2000        1999        1998
                                                       --------   ----------   --------
1987 Stock Option Plan:
  Fair value of option granted.......................     $1.76        $1.08      $1.90
  Average risk free interest rate....................      5.93%        5.35%      5.53%
  Expected dividend yield............................         0%           0%         0%
  Expected life of options...........................   7 years      7 years    7 years
  Expected volatility rate...........................      0.62         0.55       0.53
1998 Stock Option Plan:
  Weighted average fair value of options granted.....     $2.06        $1.91      $0.70
  Average risk free interest rate....................      6.65%        6.25%      6.30%
  Expected dividend yield............................         0%           0%         0%
  Expected life of options...........................   5 years    2.5 years    5 years
  Expected volatility rate...........................      0.66         0.76       0.39

  2000 Employee Stock Purchase Plan

     In May 2000, the Company replaced the 1994 Employee Stock Purchase Plan, which expired in 1999, with the 2000 Employee Stock Purchase Plan. The Company reserved 1.0 million shares of its common stock to be offered over a four and a half year period beginning July 1, 2000 to eligible employees under its 2000 Employee Stock Purchase Plan. The 2000 Employee Stock Purchase Plan provides for participants to purchase the Company's common stock at 85% of the lesser of the stock's closing price at the beginning or the end of each year. (For 2000, 85% of the lesser of the stock's closing price on July 1, 2000 or December 31, 2000 was used to determine the purchase price.) As of December 31, 2000, 59,978 shares valued at approximately $0.1 million were issuable in accordance with the 2000 Employee Stock Purchase Plan. As of December 31, 1999, 167,475 shares valued at approximately $0.2 million were issuable in accordance with the 1994 Employee Stock Purchase Plan.

  Directors' Deferred Compensation Plan

     During 1991, the Company adopted a deferred compensation plan (the "Directors' Deferred Compensation Plan") to permit nonemployee members of the board of directors to receive shares of common stock in lieu of cash payments for total compensation or a portion thereof for services provided in their capacity as a member of the board of directors. The Company reserved 445,000 shares for issuance under the Directors' Deferred Compensation Plan. During 2000, the Directors' Deferred Compensation Plan was modified to allow directors to either defer shares issuable to a non-qualified trust maintained by an institutional trustee until such time as the shares are distributed to the directors or to defer share equivalents to a separate account maintained by the Company. The cost of the shares held in the trust are accounted for as a reduction to equity. The liability to compensate the directors is retained until such time as the shares are issued from the trust. The Directors' Deferred Compensation Plan provides for the stock portion of the directors' compensation to be valued at 90% of the lesser of the stock's average trading price at the beginning or the end of each year. As of December 31, 2000, 127,606 shares valued at $0.1 million were issuable to the directors who elected to defer compensation to the trust for 2000, and a total of 285,400 shares with a cost of $0.6 million were held by the trust for future distribution. As of December 31, 2000, 92,208 shares valued at $0.1 million were deferred by directors choosing not to have shares issued to the trust.

  Directors' Stock Compensation Policy

     Under a stock compensation policy initiated in 1998, the Company's non-employee directors receive a portion of their annual retainers payable in shares of the Company's common stock. The directors may elect to defer all or a portion of the shares under the Directors' Deferred Compensation Plan. As of December 31, 2000, no shares were issuable to non-employee directors; all shares otherwise attributable to retainers for 2000 were deferred under the Directors' Deferred Compensation Plan.

NOTE 13

  STOCK BASED COMPENSATION

     The Company accounts for its stock plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which compensation costs, if applicable, have been determined. Had compensation costs for these plans been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," (SFAS No. 123), net income (loss) and earnings per share would have been reduced to the following:

                                                           2000      1999      1998
                                                         --------   -------   -------
Net income (loss):
     As reported.......................................  $(85,116)  $30,947   $(6,127)
     Pro forma.........................................   (89,836)   30,549    (6,598)
Basic income (loss) per share:
     As reported.......................................  $  (2.06)  $  0.74   $ (0.15)
     Pro forma.........................................     (2.17)     0.73     (0.16)
Diluted income (loss) per share:
     As reported.......................................  $  (2.06)  $  0.71   $ (0.15)
     Pro forma.........................................     (2.17)     0.71     (0.16)

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs may not be representative of that expected in future years.

NOTE 14

  ESOP FINANCING

     The purchase by the 1989 ESOP of the Series A Preferred was financed through the issuance of a $26.1 million promissory note to the Company payable ratably over a 10 year period. The Company's contribution to the 1989 ESOP for the principal and interest components of debt service was immediately returned. As such, the respective interest income and expense on the ESOP notes were entirely offset within the Company's net financing costs. As of December 31, 2000, 1,485,936 shares of Series A Preferred were allocated to participants of the 1989 ESOP.

NOTE 15

  REPURCHASES OF COMMON STOCK FOR TREASURY

     During April 1998, the Company announced that it had been authorized by the board of directors to repurchase up to 10%, or approximately 4.2 million shares, of its outstanding common stock. In February 2000, the Company announced that it had been authorized by the board of directors to repurchase an additional 12% of its capital stock. Under these stock repurchase programs, the Company paid $16.0 million during 2000 to repurchase approximately 2.6 million shares of its outstanding common stock at prices ranging from $2.38 to $9.00 per share. There were no repurchases of outstanding common stock during 1999 pursuant to the stock repurchase program. Repurchased shares of common stock are held in the Company's treasury and made available for stock issuance needs.

NOTE 16

  EARNINGS PER SHARE

     For the years ended December 31, 2000 and 1998, basic and diluted earnings per share were the same; however, securities totaling 1,583,062 shares and 1,725,548 shares, respectively, were excluded from the diluted earnings per share calculation due to their anti-dilutive effect. For 2000, 1999 and 1998, there were an additional 722,149, 3,430,000 and 3,553,869 options, respectively, outstanding for which the exercise price was greater than the average market price. The following represents a reconciliation between basic earnings per share and diluted earnings per share for the year ended December 31, 1999:

FOR THE YEAR ENDED                                                             INCOME
DECEMBER 31, 1999                                      INCOME      SHARES     PER SHARE
------------------                                     -------   ----------   ---------
Basic earnings per share:
  Net income.........................................  $30,947   41,600,077    $ 0.74
Effect of dilutive securities:
  Series A Preferred.................................       --    1,669,869     (0.02)
  Stock options......................................       --       28,736     (0.01)
                                                       -------   ----------    ------
Diluted earnings per share:
  Net income.........................................  $30,947   43,298,682    $ 0.71
                                                       =======   ==========    ======

NOTE 17

  ENVIRONMENTAL COMPLIANCE, LEGAL PROCEEDINGS AND COMMITMENTS AND CONTINGENCIES

  Environmental Compliance

     The Company, as well as its domestic competitors, is subject to stringent federal, state and local environmental laws and regulations concerning, among other things, waste water discharges, air emissions and waste disposal. The Company spent approximately $0.9 million for pollution control capital projects in 2000.

     The Company continued its environmental remediation and regulatory compliance activities required under its 1996 consent decree with federal and state environmental authorities that had settled certain water discharge, air emissions and waste handling enforcement issues. Under the consent decree, the Company committed to undertake environmental upgrade and modification projects totaling approximately $19.8 million, of which $16.1 million had been spent through December 31, 2000.

     As part of a related corrective action order, the Company also continued its investigative activities and interim corrective measures aimed at determining the nature and extent of hazardous substances which might be located on its property. These activities are being accomplished on an area by area basis and generally are at an early stage. Because the Company does not know the nature and extent of hazardous substances which may be located on its properties, it is not possible at this time to estimate the ultimate cost to comply with the corrective action order.

     At December 31, 2000, the Company had accrued approximately $9.0 million related to the consent decree, the corrective action order, and other environmental liabilities.

     The Company believes that NSC is obligated to reimburse the Company for a portion of the costs that have been and may be incurred by the Company to comply with the corrective action order. Pursuant to the agreement whereby the Company purchased the former Weirton Steel Division of NSC in 1984, NSC retained liability for cleanup costs related to solid or hazardous waste facilities, areas or equipment as long as such were not used by the Company in its operations subsequent to the acquisition. As potentially reimbursable costs are incurred, the Company has been and may continue to be reimbursed by NSC.

  Legal Proceedings

     The Company, in the ordinary course of business, is the subject of, or party to, various pending or threatened legal actions. The Company believes that any ultimate liability resulting from these actions will not have a material adverse effect on its financial position or results of operations. On a quarterly and annual basis, management establishes or adjusts financial provisions and reserves for contingencies in accordance with SFAS No. 5, "Accounting for Contingencies."

  Commitments and Contingencies

     In October 1991, the Company entered into a supply agreement with a subsidiary of Cleveland-Cliffs Inc. to provide the majority of its iron ore pellet requirements beginning in 1992.

     The Company has a 15-year agreement expiring in 2011 to purchase 100% of its oxygen and nitrogen requirements from an independent party. The contract specifies that the Company will pay a base monthly charge that is adjusted annually based upon a percentage of the change in the producers price index for industrial commodities.

     In 1996, the Company entered into an agreement commencing on January 1, 1997 through December 31, 2001, with USX Corporation to purchase blast furnace coke. The agreement provides for the purchase of the greater of 850,000 tons of blast furnace coke annually, or 80% of the actual annual requirement of the Company. Such quantities are subject to adjustment based upon changes in the Company's operating levels. The price is to be the prevailing market price (subject to a ceiling and floor) for blast furnace coke.

     The Company participates in partner loan facilities with MetalSite whereby the Company funded a significant portion of MetalSite's operations in 2000. The Company expects to continue to fund up to $1.0 million of MetalSite's operations in 2001. The Company's ownership percentage in MetalSite may be decreased by options granted to MetalSite employees (see Note 20 "Subsidiaries and Joint Ventures") and by options which may be exercised by Internet Capital Group, Inc. (see Note 21 "Sale of MetalSite Investment").

NOTE 18

  OPERATING SEGMENT INFORMATION

     In June of 1997, the FASB issued SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public companies report information about operating segments and it establishes standards for related disclosures about products, services, geographic areas and major customers.

     The Company operates a single segment, the making and finishing of carbon steel products including sheet and tin mill products.

NOTE 19

  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS AND SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Equivalents

     The carrying amount approximates fair value because of the short maturity of those investments.

  Redeemable Preferred Stock

     The fair value of the Series A Preferred stock was determined based upon an independent appraisal performed as of December 31, 2000 and 1999.

  Long Term Debt Obligations

     The fair values of the Company's long term debt obligations are estimated based upon quoted market prices.

     The estimated fair values of the Company's financial instruments are as follows as of December 31, 2000 and 1999, respectively:

                                                     2000                    1999
                                             ---------------------   ---------------------
                                             CARRYING                CARRYING
                                              AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                             --------   ----------   --------   ----------
Cash and equivalents.......................  $ 32,027    $ 32,027    $209,270    $209,270
Redeemable Preferred stock.................    21,111       1,815      22,973      10,740
Long term debt obligations.................  $299,253    $121,758    $304,768    $302,957

  Significant Group Concentrations of Credit Risk

     One customer accounted for 10% and 11% of net sales in 1999 and 1998, respectively. One customer accounted for 10% of trade receivables as of December 31, 2000 and 1999.

NOTE 20

  SUBSIDIARIES AND JOINT VENTURES

     The Company currently has investments in four joint ventures which the Company accounts for using the equity method of accounting at December 31, 2000. The Company has made advances to and investments in debt and other non-equity instruments of MetalSite and GalvPro, classified as investment in unconsolidated subsidiaries in the Company's consolidated balance sheets. Because of these non-equity investments, the Company has recorded equity losses in excess of its equity investments using the book value liquidation approach prescribed in Emerging Issues Task Force Issue 99-10, "Percentage Used to Determine the Amount of Equity Method Losses."

     Summarized consolidated financial information for MetalSite and GalvPro follows:

                                                            2000       1999     1998
                                                           -------   --------   -----
Income data(1)
  Revenues...............................................  $60,147   $  2,299   $   1
  Operating loss.........................................  (37,192)   (13,916)   (834)
  Net loss...............................................  (51,786)   (13,278)  $(612)
Balance sheet data Current assets........................   35,589     10,958
  Noncurrent assets......................................   48,527     49,915
  Current liabilities....................................   78,922     10,742
  Noncurrent liabilities.................................  $56,102   $ 49,840

---------------

(1) For MetalSite, income data is presented for the years ended December 31, 2000 and 1999 and for the period from MetalSite's inception (November 15, 1998) through December 31, 1998. For GalvPro, income data is presented for the years ended December 31, 2000 and 1999 and for the period from GalvPro's inception (January 16, 1998) through December 31, 1998.

  MetalSite

     MetalSite L.P. and MetalSite General Partner LLC (collectively "the Partnership") were formed in November 1998 to develop and offer a secure web-based marketplace for the online purchase of metal products from various suppliers and to provide the latest industry news and information. Prior to November 1998, the Company incurred research and development expenditures related to the creation of the infrastructure of the Partnership of $3.0 million.

     On December 29, 1999, the Company sold a portion of its investment in the Partnership to Internet Capital Group, Inc. (See Note 21 "Sale of MetalSite Investment.")

     On July 27, 2000, MetalSite General Partner LLC and MetalSite L.P. were merged into MetalSite,Inc. ("MetalSite"), a Delaware corporation. In exchange for its interest in the Partnership, the Company was given an equivalent interest in the common stock of MetalSite.

     On October 10, 2000, the Company agreed to loan MetalSite $10.0 million in exchange for a Convertible Promissory Note (the "Note") and warrants to purchase additional shares of MetalSite common stock. The Note carries a term of 18 months with an interest rate of 5%. The Company may opt to convert the principal and interest of the Note into MetalSite common stock at defined ratios upon the occurrence of specific transactions and events as defined in the Note agreement. The warrants entitle the Company to purchase 250,000 shares of MetalSite common stock at $0.01 per share. The warrants expire in 10 years.

     As of December 31, 2000, the Company owned 6,546,000 or 21.82% of the outstanding shares of MetalSite. Of these shares, 545,455 or 1.82% of the outstanding shares of MetalSite were held in escrow pursuant to option agreements of MetalSite employees. Subject to certain performance measures, the employees of MetalSite may exercise options and require the Company to issue shares from escrow to the employees.

  GalvPro

     GalvPro LP ("GalvPro" formerly "GalvStar LP") was formed in 1998 with affiliates of Dutch steelmaker Koninklijke Hoogovens (now a unit of Corus Group plc) for the purpose of constructing and operating a 300,000 ton hot-dipped galvanizing line. Construction of GalvPro's Indiana facility was finally completed in 2000 although initial production commenced in the fourth quarter of 1999. As of December 31, 2000, the Company had an indirect 45% ownership interest in GalvPro, and the net carrying amount of the Company's investment in GalvPro was $12.2 million. For the year ended December 31, 2000, the Company recorded equity losses related to GalvPro of $15.9 million.

     Construction of GalvPro's facility and its day to day working capital needs were financed primarily through a ten year loan secured by GalvPro's assets and a working capital facility secured by GalvPro's inventory and receivables. As of December 31, 2000, $35.6 million was outstanding under the term loan facility and $12.2 million was outstanding under the working capital facility. Both the term loan and the working capital facility are without recourse to any equity owner.

     As a result of failure to comply with a financial covenant, GalvPro incurred an event of default under the term loan facility during the third quarter of 2000. GalvPro's lender proposed a significant restructuring of the loan as a means of curing the default, but GalvPro, the lender and GalvPro's investors were unable to agree upon satisfactory terms. Although the lender has accelerated portions of GalvPro's indebtedness and is entitled under the terms of the facility to accelerate all the indebtedness, it has not done so thus far.

     Aside from the bank facility, GalvPro's working capital requirements have been financed by advances from the Company and Corus. As of December 31, 2000, the Company had made advances to the joint venture totaling $24.7 million.

     In the fourth quarter of 2000, the Company and Corus re-evaluated their strategic direction regarding GalvPro. The Company and Corus engaged a third party consultant to evaluate potential alternatives related to GalvPro, including sale of the Company's and Corus' interests in GalvPro. If a sale cannot be negotiated, the Company and Corus will consider other alternatives, including asset swaps, mergers, other joint ventures and other business combinations involving GalvPro or its assets. Due to continuing adverse market conditions, GalvPro plans to temporarily idle its facility in the first quarter of 2001 while the above strategic alternatives are considered or implemented.

     Not withstanding the Company's belief that its investment in GalvPro is properly stated as of the balance sheet date, alternatives available to GalvPro and potential continued adverse business conditions may result in the recognition of future additional equity losses.

  WeBCo

     WeBCo International LLC ("WeBCo") was formed in 1997 with the Balli Group, plc. The primary function of WeBCo is to market and sell the partners' products globally. As of December 31, 2000, the Company owned 50% of WeBCo, and the carrying amount of the Company's investment in WeBCo was $1.5 million.

     WeBCo has receivables due from major foreign customers denominated in Pounds Sterling and Deutsche Marks. WeBCo utilizes forward contracts to mitigate the risk associated with fluctuations in foreign currency exchange rates that would affect the amounts ultimately collectible from these receivables. These contracts mature on or before January 31, 2001. WeBCo's net realized gain resulting from the forward contracts for the years ended December 31, 2000 and 1999 was $1.4 million and $1.1 million, respectively. The Company recognizes its percentage of unrealized and realized gains and losses related to these contracts based on the equity method of accounting.

  W&A

     W&A Manufacturing LLC ("W&A") was formed in 1998 with ATAS International for the purpose of manufacturing steel roofing products. No investments in W&A were made in 2000 or 1999. During 1998, the Company invested $0.9 million in W&A. As of December 31, 2000, the Company owned 50% of W&A, and the carrying amount of the Company's investment in W&A was $0.7 million.

  Related Party Transactions

     The Company's purchases of goods and services from unconsolidated subsidiaries totaled $27.4 million, $62.6 million and $27.7 million in 2000, 1999 and 1998, respectively. The Company's sales of steel to unconsolidated subsidiaries totaled $42.8 million, $36.0 million and $6.0 million in 2000, 1999 and 1998, respectively. These transactions arose in the ordinary course of business and were transacted at arms-length. Pursuant to certain service agreements, the Company provides services to unconsolidated subsidiaries. The Company billed for these arrangements at amounts approximating the cost to provide the service. Such amounts totaled $1.3 million in 2000, $0.4 million in 1999 and $0.4 million in 1998. At December 31, 2000 and 1999, the Company had outstanding trade receivables from unconsolidated subsidiaries of $3.9 million and $15.9 million, respectively.

     At December 31, 2000 and 1999, MetalSite had borrowed $9.4 million and $3.2 million, respectively, from the Company under a partner loan facility at the PNC Bank prime interest rate plus 1%. Also at December 31, 2000 and 1999, the Company had a promissory note from MetalSite for $1.8 million at an 8% fixed interest rate. The Company's equity in MetalSite's losses has been netted against the Note, the partner loan facility and the promissory note.

     In 2000, the Company received a distribution of $1.0 million from WeBCo. There were no dividends or partnership distributions received from equity affiliates in 1999 or 1998.

NOTE 21

  SALE OF METALSITE INVESTMENT

     Prior to December 29, 1999, the Company had a majority interest in MetalSite. On December 29, 1999, the Company sold a portion of its investment in MetalSite to Internet Capital Group, Inc. ("ICG") resulting in a net pretax gain of $170.1 million. MetalSite's results of operations are consolidated with the Company's results through December 29, 1999, and are reported under the equity method thereafter.

     Pursuant to the purchase agreement, ICG has been granted options to purchase an additional interest in MetalSite from the Company upon the occurrence of certain events, including completion of an underwritten public offering of equity securities by MetalSite.

NOTE 22

  SUBSEQUENT EVENT

     The Company established and implemented the 2001 Workforce Downsizing Program effective March 8, 2001. The program will reduce non-represented staff employees by approximately 10%. After the program, the Company will operate with approximately 630 non-represented employees and approximately 3,500 represented employees.

     Due to the program, the Company will record a first quarter 2001 restructuring charge of $11.0 million to $13.0 million consisting of $5.4 million of pension benefits and $3.9 million of other postretirement benefits. The remaining $1.7 million to $3.7 million will result from other separation and severance benefits provided to the affected employees.

NOTE 23

  MANAGEMENT'S PLAN

     Recessionary conditions continue to prevail in the domestic steel industry materially and adversely affecting the Company and its competitors. The Company incurred a pretax loss of $199 million for the nine months ended September 30, 2001.

     The Company has offered to exchange its 10% Senior Secured Discount Notes due 2008 for all of its outstanding 11 3/8% Senior Notes due 2004 and its outstanding 10 3/4% Senior Notes due 2005. Concurrently, the Company has requested the City of Weirton to offer to exchange all of its outstanding 8 5/8% Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989 due 2014 for its 9% Secured Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 2001 due 2014.

     These concurrent exchange offers are a critical part of a strategic plan to reduce operating costs, improve its liquidity and working capital position, restructure its long-term debt and fundamentally reposition its business to focus on the production and sale of tin mill products and other higher margin sheet products.

     The Company's strategic plan has five integral steps, and we will begin to recognize the benefits of the first three steps later in the fourth quarter of 2001:

     - reducing our operating costs on an annual basis through the full implementation of a cost savings program which includes a workforce reduction, reductions to our employee benefits costs and other operating cost savings, which became effective in late October 2001 (estimated to generate approximately $51 million in annual cost savings when fully implemented in 2002);

     - improving the Company's liquidity and long-term supplier relationships through vendor financing programs we entered into with over 60 suppliers in late October 2001 and through ongoing negotiations with other suppliers of services and raw materials, such as coke; (estimated to require at least $30 million in additional near term liquidity)

     - increasing the Company's borrowing availability and liquidity through the refinancing of our bank credit and asset securitization facilities, which became effective in October 2001 (estimated to result in $35 million to $45 million in additional availability based on existing current asset levels);

     - restructuring the Company's long-term debt and lowering our debt service costs through this exchange offer and the Series 1989 Bonds exchange offer by year end in order to increase our liquidity and financial flexibility by approximately $32 million per year in 2002 and 2003, as well as to provide greater overall financial stability and to permit the fundamental repositioning of our business through strategic acquisitions and targeted investments; and

     - fundamental repositioning of the Company's business to focus on tin mill and other higher margin sheet products and significantly reduce our presence in the commodity flat-rolled product market through strategic acquisitions and targeted investments and further improvements to our operating cost structure by increasing the use of our hot strip mill capacity dedicated to tolling or converting stainless steel slabs and increasing the proportion of our coils used in our downstream finishing operations in the production of tin mill and other higher margin value-added products.

     The consummation of the concurrent exchange offers to restructure our long-term debt is the critical next step in our plan. If we are unable to reduce our current debt obligations and extend debt maturities on the outstanding notes through the concurrent exchange offers, and thus improve our liquidity and financial stability, we may be unable to attract the necessary outside debt or equity financing needed to implement the final step of our plan, the fundamental repositioning of our business through strategic acquisitions and new investments. If we are not successful in repositioning our business, the corporate restructuring and refinancing steps that we have taken to date may be inadequate to ensure our long term viability and competitiveness.

     The consummation of the exchange offers is critical to the success of our strategic plan. If we are unable to consummate this exchange offer and the Series 1989 Bonds exchange, we may have to seek bankruptcy protection or commence liquidation or administrative proceedings. In that case, owners of the outstanding notes and the Series 1989 Bonds may only receive repayments of little or none of the principal amount of their notes or bonds. In a bankruptcy proceeding, our ability to reposition our business would be significantly impaired, delayed, or may never occur.

                           WEIRTON STEEL CORPORATION

             UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                                                     THREE MONTHS ENDED       NINE MONTHS ENDED
                                                        SEPTEMBER 30,           SEPTEMBER 30,
                                                    ---------------------   ----------------------
                                                      2001        2000         2001        2000
                                                    ---------   ---------   ----------   ---------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
NET SALES.........................................  $241,495    $273,099    $ 733,827    $907,614
OPERATING COSTS:
  Cost of sales...................................   267,081     258,803      800,063     817,956
  Selling, general and administrative expenses....     8,643      13,026       25,750      30,899
  Depreciation....................................    16,350      16,249       49,011      49,338
  Restructuring charge............................        --          --       12,338          --
  Profit sharing provision........................        --        (590)          --          --
                                                    --------    --------    ---------    --------
       TOTAL OPERATING COSTS......................   292,074     287,488      887,162     898,193
                                                    --------    --------    ---------    --------
INCOME (LOSS) FROM OPERATIONS.....................   (50,579)    (14,389)    (153,335)      9,421
  Loss from unconsolidated subsidiaries...........       (38)    (10,448)     (18,518)    (18,359)
  Interest expense................................    (9,453)     (8,746)     (28,347)    (26,270)
  Other income (expense), net.....................       (94)      1,221          677       4,341
                                                    --------    --------    ---------    --------
  Loss before income taxes........................   (60,164)    (32,362)    (199,523)    (30,867)
  Income tax provision (benefit)..................        --      (6,179)     153,765      (5,865)
                                                    --------    --------    ---------    --------
NET LOSS..........................................  $(60,164)   $(26,183)   $(353,288)   $(25,002)
                                                    ========    ========    =========    ========
PER SHARE DATA:
Weighted average number of common shares (in thousands):
  Basic...........................................    41,589      41,313       41,578      41,456
  Diluted.........................................    41,589      41,313       41,578      41,456
NET LOSS PER SHARE:
     Basic........................................  $  (1.45)   $  (0.63)   $   (8.50)   $  (0.60)
     Diluted......................................  $  (1.45)   $  (0.63)   $   (8.50)   $  (0.60)

   The accompanying notes are an integral part of these financial statements.

                           WEIRTON STEEL CORPORATION

                UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
                                                                 (DOLLARS IN THOUSANDS,
                                                                 EXCEPT SHARE AMOUNTS)
                          ASSETS:
CURRENT ASSETS:
  Cash and equivalents, including restricted cash of $775...    $  38,930      $  32,027
  Receivables, less allowances of $8,046 and $9,008,
     respectively...........................................       71,829         74,987
  Inventories...............................................      124,913        202,377
  Deferred income taxes.....................................           --         39,654
  Other current assets......................................        3,736         11,342
                                                                ---------      ---------
     TOTAL CURRENT ASSETS...................................      239,408        360,387
Property, plant and equipment, net..........................      447,202        487,664
Investment in unconsolidated subsidiaries...................        1,622         19,375
Deferred income taxes.......................................           --        114,111
Other assets and deferred charges...........................        8,649          8,834
                                                                ---------      ---------
TOTAL ASSETS................................................    $ 696,881      $ 990,371
                                                                =========      =========
                        LIABILITIES:
CURRENT LIABILITIES:
  Payables..................................................    $  75,167      $  76,415
  Employment costs..........................................       71,051         68,751
  Taxes other than income taxes.............................       12,530         12,886
  Other current liabilities.................................       10,890          9,122
                                                                ---------      ---------
     TOTAL CURRENT LIABILITIES..............................      169,638        167,174
Long term debt obligations..................................      348,454        299,253
Long term pension obligation................................       94,140         79,994
Postretirement benefits other than pensions.................      313,262        319,320
Other long term liabilities.................................       40,518         40,619
                                                                ---------      ---------
     TOTAL LIABILITIES......................................      966,012        906,360
Redeemable stock, net.......................................       20,812         21,111
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $0.01 par value; 50,000,000 shares authorized;
  43,809,370 and 43,788,832 shares issued, respectively.....          438            438
Additional paid-in-capital..................................      459,694        460,521
Retained earnings (deficit).................................     (736,598)      (383,310)
Other stockholders' equity..................................      (13,477)       (14,749)
                                                                ---------      ---------
     TOTAL STOCKHOLDERS' EQUITY (DEFICIT)...................     (289,943)        62,900
                                                                ---------      ---------
TOTAL LIABILITIES, REDEEMABLE STOCK, NET, AND STOCKHOLDERS'
  EQUITY (DEFICIT)..........................................    $ 696,881      $ 990,371
                                                                =========      =========

   The accompanying notes are an integral part of these financial statements.

                           WEIRTON STEEL CORPORATION

           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(353,288)   $ (25,002)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation...........................................     49,011       49,338
     Deferred income taxes..................................    153,765       (5,865)
     Loss from unconsolidated subsidiaries..................     18,518       18,359
     Restructuring charge...................................     12,338           --
     Amortization of deferred financing costs...............      1,273        1,263
     Cash provided (used) by working capital items:
       Receivables..........................................      3,158      (33,468)
       Inventories..........................................     77,464      (27,520)
       Other current assets.................................      7,509         (488)
       Payables.............................................     (1,448)     (10,390)
       Employment costs.....................................         37      (11,679)
       Other current liabilities............................      1,412       (8,104)
     Long term pension obligation...........................      8,775       (8,476)
     Postretirement benefits other than pensions............     (9,960)      (5,480)
     Other..................................................     (1,300)      (8,455)
                                                              ---------    ---------
NET CASH USED BY OPERATING ACTIVITIES.......................    (32,736)     (75,967)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital spending..........................................     (8,549)     (20,197)
  Loans and advances to unconsolidated subsidiaries.........       (793)     (30,319)
                                                              ---------    ---------
NET CASH USED BY INVESTING ACTIVITIES.......................     (9,342)     (50,516)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under long term debt obligations...............     65,000           --
  Repayment of debt obligations.............................    (16,019)      (5,831)
  Purchase of treasury stock................................         --      (15,972)
  Reissuance of treasury stock..............................         --        7,205
  Issuance of common stock..................................         --           67
                                                              ---------    ---------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES............     48,981      (14,531)
                                                              ---------    ---------
NET CHANGE IN CASH AND EQUIVALENTS..........................      6,903     (141,014)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD.................     32,027      209,270
                                                              ---------    ---------
CASH AND EQUIVALENTS AT END OF PERIOD.......................  $  38,930    $  68,256
                                                              =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid, net of capitalized interest................  $  26,668    $  25,291
  Income taxes paid (refunded), net.........................     (6,822)       7,663

   The accompanying notes are an integral part of these financial statements.

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
  IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, OR IN MILLIONS OF DOLLARS
                                WHERE INDICATED

NOTE 1

BASIS OF PRESENTATION

     The financial statements herein are unaudited. Unless context otherwise requires, the terms "Weirton," "the Company," "we," "us" and "our" refer to Weirton Steel Corporation and its consolidated subsidiaries. Entities of which the Company owns a majority interest and controls are consolidated; entities of which the Company owns a less than a majority interest and does not control are not consolidated and are reflected in the consolidated condensed financial statements using the equity method of accounting. All intercompany accounts and transactions with consolidated subsidiaries have been eliminated in consolidation.

     Certain information and footnote disclosures normally prepared in accordance with accounting principles generally accepted in the United States have been either condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Although the Company believes that all adjustments necessary for a fair presentation have been made, interim periods are not necessarily indicative of the financial results of operations for a full year. As such, these financial statements should be read in conjunction with the audited financial statements and notes thereto included or incorporated by reference in the Company's 2000 Annual Report on Form 10-K.

     During the nine months ended September 30, 2001, the Company's liquidity from cash and available working capital financing facilities declined $89.9 million to $41.8 million. The Company's future liquidity will be dependent on operating performance, which is closely related to business conditions in the domestic steel industry, the full implementation of employment cost reduction programs and sources of financing. See Note 3 "Liquidity and Financing Arrangements."

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain reclassifications have been made to prior period amounts to conform with current year presentation.

NOTE 2

INVENTORIES

     Inventories consisted of the following:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          2001            2000
                                                      -------------   ------------
Raw materials.......................................      29,747        $ 84,120
Work-in-process.....................................      29,190          40,242
Finished goods......................................      65,976          78,015
                                                        --------        --------
                                                        $124,913        $202,377
                                                        ========        ========

NOTE 3

LIQUIDITY AND FINANCING ARRANGEMENTS

     Total liquidity from cash and available financing facilities amounted to $41.8 million at September 30, 2001 compared to $131.7 million at December 31, 2000. The Company's available working capital financing facilities include a bank credit facility of up to $100.0 million secured by a first priority lien on the Company's inventory (the "Inventory Facility") and, through its wholly owned subsidiary Weirton Receivables Inc. ("WRI"), Receivables Participation Agreements providing for a total commitment of up to $95.0 million, including a letter of credit subfacility of up to $25.0 million. Actual amounts available under the facilities depend on the values of the underlying assets.

     As of September 30, 2001, the Company had borrowed $49.0 million under the Inventory Facility and had utilized $28.0 million from the sale of receivables under the Receivables Participation Agreements. No additional amounts were available under the Inventory Facility and $2.8 million was available under the receivables facilities.

     On October 26, 2001 the Company entered into a new $200.0 million syndicated senior secured revolving credit facility with a consortium of lenders to refinance the existing Inventory Facility and Receivables Participation Agreements. Through this new asset-based facility, management believes it will be able to more effectively borrow against the Company's accounts receivable and inventory and generate additional availability of approximately $35 to $40 million (at existing asset levels).

     The senior credit facility, which matures on March 31, 2004, consists of up to $200.0 million of available revolving loans secured by the Company's accounts receivable and inventory, including a $25.0 million letter of credit subfacility and a $25.0 million term subfacility, which in addition to the collateral described above, is also secured by the real property constituting our No. 9 tin tandem mill and all equipment and fixtures located on that property. Although a portion of the senior credit facility will be secured by the No. 9 tin tandem mill, the Company will be permitted, with reasonable consent of the lenders under the facility, to enter into a sale and leaseback or other financing involving the No. 9 tin tandem mill subject to potential reductions in availability under the senior credit facility.

     Amounts actually available to the Company from time to time under the facility are based upon the level of qualifying accounts receivable and inventory subject to a minimum availability reserve. Borrowings under the senior credit facility bear interest at variable rates on the basis of either LIBOR or the prime rate announced from time to time by Fleet National Bank, at our option plus an applicable margin. In addition to such interest, we will also pay a commitment fee equal to 0.50% per annum on the unused portion of the credit facility.

     In October 2001, the Company also obtained assistance from certain key vendors through vendor financing programs to improve our near term liquidity. Under the vendor financing programs, we have negotiated arrangements with over 60 vendors in the form of cash contributions purchase credits or other concessions to achieve one-time cash benefits of approximately $30.0 million in the aggregate. The principal transactions under the vendor financing programs are a sale and leaseback of our Foster-Wheeler Steam Generating Plant, including the related real property and certain related energy generating equipment, direct advances or concessions by certain vendors, and the expected sale and leaseback of our general office building and research and development building. The sale and leaseback transaction of our Foster-Wheeler Steam Generating Plan has been accounted for as a financing or borrowing transaction.

     In addition to efforts to enhance its financing arrangements, the Company has also initiated an operating cost savings program effective in late October 2001. As part of that program, management and the Independent Steelworkers Union and Independent Guards Union have been able to negotiate new labor agreements, expiring in March 2004, that will significantly reduce the number of hourly employees, primarily facilitated through work rule changes. The agreement for our production and maintenance employees provides for the permanent elimination of a minimum of 372 jobs. The office clerical and technical agreement provides for the right to eliminate a minimum of 78 jobs. As part of our operating cost savings plan plan, we also plan to reduce our non-represented workforce by 100 people. We also intend to make significant changes to the employee benefits package resulting in additional cost savings. We expect to record a fourth quarter restructuring charge of between $75.0 and $85.0 million related to the workforce reduction.

     As another part of our strategic plan, we are attempting to restructure our long-term debt and lower our debt service costs through concurrent exchange offers of new debt issues for our outstanding senior notes and Series 1989 Bonds.

     Under the senior credit facility, following the consummation of the exchange offers on the terms and conditions described in this prospectus, we will be able to make scheduled semi-annual cash interest payments on the Senior Secured Discount Notes and in respect of the Secured Series 2001 Bonds, provided that these cash payments are reserved for against availability under the facility. The reserve will reduce amounts available to us under the senior credit facility up to a maximum of approximately $6 million in any six month period, assuming valid tenders of all of the aggregate principal amount of the outstanding notes and Series 1989 Bonds. In the event that less than all of the aggregate principal amount of the outstanding notes and Series 1989 Bonds are tendered in the exchange offers, we are permitted to make cash interest payments on any remaining outstanding notes and Series 1989 Bonds of up to $4 million in any year subject to similar reservation against availability under the facility.

     If we do not successfully complete the exchange offers, under our voluntary financing restructuring plan presented to our senior bank lenders and as reflected in our senior credit facility, we will not make scheduled cash interest payments for a period of at least one year on any outstanding notes and Series 1989 Bonds. Thereafter, any interest payments will be made, provided that these payments are included in the reserve under the senior credit facility described above.

     In either event, failure to pay interest on the outstanding notes and bonds would result in an event of default and may cause an acceleration of the outstanding notes and Series 1989 Bonds, unless the payment defaults were cured. In addition, an acceleration of the principal of our outstanding notes and Series 1989 Bonds would constitute a default under our senior credit facility. In such circumstances, we may have to seek bankruptcy protection or commence liquidation or administrative proceedings.

NOTE 4

EARNINGS PER SHARE

     For the three and nine months ended September 30, 2001, basic and diluted earnings per share were the same; however, securities totaling 1,510,854 and 1,521,716 respectively, were excluded from both the basic and diluted earnings per share calculations due to their anti-dilutive effect.

     For the three and nine months ended September 30, 2000, basic and diluted earnings per share were the same; however, securities totaling 1,676,943 and 2,262,943 respectively, were excluded from both the basic and diluted earnings per share calculations due to their anti-dilutive effect.

     For the three months ended September 30, 2001 and 2000, there were an additional 2,445,250 and 1,178,606 options, respectively, outstanding for which the exercise price was greater than the average market price. For the nine months ended September 30, 2001 and 2000, there were an additional 3,159,582 and 188,372 options, respectively, outstanding for which the exercise price was greater than the average market price.

NOTE 5

JOINT VENTURES

  GalvPro

     The Company incurred equity losses, including a charge to write its investment in GalvPro to zero, of $12.2 million during the first quarter of 2001.

     In August 2001, GalvPro LP ("GalvPro") filed for Chapter 11 bankruptcy. The Company has no direct liability resulting from GalvPro's filing and therefore continues to carry a zero balance for its investment in GalvPro.

  MetalSite

     The Company incurred equity losses, including a charge to write its investment in MetalSite to zero, of $5.8 million during the first quarter of 2001. The Company maintains a zero equity investment balance related to MetalSite on its balance sheet.

NOTE 6

RESTRUCTURING CHARGE

     The Company established and implemented the 2001 Workforce Downsizing Program effective March 8, 2001. The program reduced non-represented staff employees by approximately 10%. After the program, the Company is operating with approximately 630 non-represented employees and approximately 3,500 represented employees.

     Due to the program, the Company recorded a $12.3 million restructuring charge during the first quarter of 2001. The restructuring charge consisted of $5.4 million of pension benefits and $3.9 million of other postretirement benefits. The remaining $3.0 million was related to other separation and severance benefits provided to the affected employees. For the nine months ended September 30, 2001, the Company paid $0.7 million related to the restructuring charge. As of September 30, 2001, the Company had a $1.7 million severance benefits liability related to the program.

NOTE 7

DEFERRED TAX ASSETS

     At March 31, 2001, the Company had deferred tax assets of about $245.0 million (net of deferred tax liabilities) before any valuation allowance. These assets arose from a $144.4 million federal income tax net operating losses
(NOLs) and tax credit carryforwards and about $100.6 million of net temporary differences for amounts previously expensed in the Company's financial accounting results that will be deductible for federal income tax purposes in the future. The NOLs expire in varying amounts from 2007 to 2020 if the Company is unable to use the amounts to offset taxable income in the future. FASB Statement No. 109, "Accounting for Income Taxes," requires that the Company record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." It further states, "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years."

     The Company's results to date and the current outlook for the remainder of 2001 are worse than the Company anticipated at the beginning of the year. In the absence of specific favorable factors, application of FASB Statement No. 109, issued in 1992, and its subsequent interpretations require a 100% valuation allowance for any deferred tax asset when a company has cumulative financial accounting losses, excluding unusual items, over several years. Accordingly, the Company has provided a 100% valuation allowance for its deferred tax assets during the quarter ended June 30, 2001, increasing the non-cash provision for income taxes and net loss for that quarter by $153.8 million, or $3.70 per diluted share. The Company will continue to provide a 100% valuation allowance for the deferred income tax assets until it returns to an appropriate level of financial accounting income.

     The ultimate realization of the net deferred tax assets depends on the Company's ability to generate sufficient taxable income in the future. The Company has tax planning opportunities that could generate taxable income, including sales of assets and timing of contributions to the pension fund. If the Company's current plans and strategies to improve profitability for 2002 and beyond are successful, the Company believes that its deferred tax assets may be realized by future operating results and tax planning strategies. If the Company is able to generate sufficient taxable income in the future, the Company will reduce the valuation allowance through a reduction of income tax expense (increasing stockholders' equity).

NOTE 8

ENVIRONMENTAL COMPLIANCE

     The Company, as well as its domestic competitors, is subject to stringent federal, state and local environmental laws and regulations concerning, among other things, waste water discharges, air emissions and waste disposal. As a consequence, the Company has incurred, and will continue to incur, substantial capital expenditures and operating and maintenance expenses in order to comply with regulatory requirements.

     As of September 30, 2001, the Company had an accrued liability of $9.0 million for known and identifiable environmental related costs to comply with negotiated and mandated settlements of various actions brought by the United States Environmental Protection Agency (the "EPA") and the West Virginia Department of Environmental Protection. The EPA is also requiring the Company to conduct investigative activities to determine the nature and extent of hazardous substances which may be located on the Company's properties and to evaluate and propose corrective measures needed to abate any unacceptable risks. Because the Company does not currently know the nature or the extent of hazardous substances which may be located on its properties, it is not possible at the present time to estimate the ultimate cost to comply with the EPA's requirements or to conduct remedial activity that may be required.

     You or your broker, dealer, commercial bank, trust company or other nominee should send your consent and letter of transmittal, certificate(s) for the outstanding notes and any other required documents to:

                                                                 By Overnight Courier and By Hand
By Registered or Certified Mail:    By Hand Before 4:30 p.m.:            After 4:30 p.m.:

           [Address]                        [Address]                       [Address]


     Any questions regarding procedures for tendering outstanding notes and delivering consents or requests for additional copies of this prospectus or the consent and letter of transmittal should be directed to:

                             D.F. KING & CO., INC.
                         77 Water Street, 20(th) Floor
                            New York, New York 10005
                            Banks and Brokers call:
                                 (212) 269-5550
                                 (call collect)
                                All others call:
                           (800) 431-9643 (toll-free)

     Any other questions regarding the terms of this exchange offer and consent solicitation should be directed to:

                              LEHMAN BROTHERS INC.
                           Liability Management Group
                          101 Hudson St., 31(st) Floor
                             Jersey City, NJ 07302
                         (212) 681-2265 (call collect)
                                 (212) 455-3326

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its forms directors, officers, employees and agents and those who serve, at the corporation's request, in such capacity with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in food faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent, that a court determines that such person fairly and reasonably is entitled to indemnity for the costs the court deems proper in light of liability adjudication. Indemnity is mandatory too the extent a claim, issue or matter has been successfully defended.

     The Certificate of Incorporation and Bylaws of Weirton provide for mandatory indemnification of directors and officers on generally the same terms as permitted by the Delaware General Corporation Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

     The following is a list of all the exhibits filed as part of this Registration Statement.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   3.1   Restated Certificate of Incorporation of the Company
         (incorporated by Reference to Exhibit 3.1 to the Company's
         Registration Statement on Form S-1 Filed May 3, 1989,
         Commission File No. 33-28515).
   3.2   Certificate of Amendment to the Restated Certificate of
         Incorporation of the Company (incorporated by reference to
         Exhibit 3.2 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1994, Commission File No.
         1-10244).
   3.3   By-laws of the Company (incorporated by reference to Exhibit
         3.3 to the Company's Registration Statement on Form S-1
         filed May 3, 1989, Commission File No. 33-28515).
   3.4   Amendment to the by-laws of the Company (incorporated by
         reference to Exhibit 3.2 to the Company's Annual Report on
         Form 10-K for the fiscal Year ended December 31, 1994,
         Commission File No. 1-10244).
   3.5   Certificate of the Designation, Powers, Preferences and
         Rights of the Convertible Voting Preferred Stock, Series A
         (incorporated by reference To Exhibit 3.2 to the Company's
         Annual Report on Form 10-K for the fiscal Year ended
         December 31, 1989, Commission File No. 1-10244).
   4.2   Indenture dated as of June 12, 1995 between the Company and
         Bankers Trust Company, as trustee, relating to $125,000,000 principal amount of 10 3/4% Senior Unsecured Notes due 2005, including Form of Note (incorporated by reference to Exhibit
         4.4 to the Company's Registration Statement on Form S-4
         filed on July 27, 1995, Commission File No. 33-61345).
   4.3   First Supplemental Indenture dated as of August 12, 1996
         between the Company and Bankers Trust Company, as trustee, relating to the Company's 10 3/4% Senior Unsecured Notes due
         2005 (incorporated by reference to Exhibit 4.1 To the
         Company's Quarterly Report on Form 10-Q for the quarter
         ended June 30, 1996, Commission File No. 1-10244).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   4.4   Indenture dated July 3, 1996 between the Company and Bankers
         Trust Company, as trustee, relating to the Company's 11 3/8%
         Notes due 2004 (Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-4 filed on
         July 10, 1996, Commission File No. 333-07913).
   4.5   Form of Indenture between the Company and             , as
         trustee, relating to the Company's 10% Senior Secured
         Discount Notes due 2008.*
   4.6   Form of Security Agreement between the Company and
                     , as trustee, relating to the Company's 10%
         Senior Secured Discount Notes due 2008.*
   4.7   Form of First Supplemental Indenture between the Company and
         Bankers' Trust Company, as trustee, relating to the
         Company's 11 3/8% Senior Notes due 2004.*
   4.8   Form of Second Supplemental Indenture between the Company
         and Bankers' Trust Company, as trustee, relating to the
         Company's 10 3/4% Senior Notes due 2005.*
   4.9   Loan Agreement dated November 1, 1989 between the Company
         and the City of Weirton, West Virginia, as issuer, relating to the Series 1989 Bonds.*
   4.10  Form of First Amendment to Loan Agreement between the
         Company and the City of Weirton, West Virginia, as issuer, relating to the Series 1989 Bonds due 2014.*
   4.11  Form of Secured Loan Agreement between the Company and the
         City of Weirton, West Virginia, as issuer, relating to the
         Secured Series 2001 Bonds due 2014.*
   5.1   Opinion of Kirkpatrick & Lockhart LLP.*
  10.1   Redacted Pellet Sale and Purchase Agreement dated as of
         September 30, 1991 between Cleveland-Cliffs Iron Company and the Company (incorporated By reference to Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q For the quarter ended June 30, 1992, Commission File No. 1-10244).
  10.2   Coke Sale Agreement dated December 9, 1996 between the
         Company and USX Corporation (incorporated by reference to
         Exhibit 10.2 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1996, Commission File No.
         1-10244).
  10.3   Note and Warrant Purchase Agreement among MetalSite, Inc.
         and the Company dated as of October 10, 2000 (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000,
         Commission File No. 1-10244).
  10.4   Securities Purchase Agreement evidencing the sale of a
         portion of the Company's interest in MetalSite L.P.
         (incorporated by reference to Exhibit 2.1 to the Current
         Report on Form 8-K of Internet Capital Group, Inc., filed on
         January 11, 2000, Commission File No. 000-26929).
  10.5   Loan and Security Agreement dated as of November 17, 1999
         among various financial institutions, Bank of America and
         the Company (incorporated by reference to Exhibit 10.5 to
         the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.6   First Amendment dated as of February 29, 2000 to Loan and
         Security Agreement (incorporated by reference to Exhibit
         10.6 to the Company's Annual Report on Form 10-K for the
         fiscal year ended December 31, 2000, Commission File No.
         1-10244).
  10.7   Amended and Restated Receivables Participation Agreement
         among Weirton Steel Corporation, various financial
         institutions and PNC Bank (incorporated by reference to
         Exhibit 10.4 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1999, Commission File No.
         1-10244).
  10.8   Waiver and Amendment No. 2 dated as of August 23, 2000 to
         Amended and Restated Receivables Participation Agreement
         (incorporated by reference to Exhibit 10.8 to the Company's
         Annual Report on Form 10-K for the fiscal year ended
         December 31, 2000, Commission File No. 1-10244).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  10.9   Amendment No. 3 dated as of March 2, 2001 to Amended and
         Restated Receivables Participation Agreement (incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000,
         Commission File No. 1-10244).
  10.10  Waiver dated as of November 21, 2000 to Amended and Restated
         Receivables Participation Agreement (incorporated by
         reference to Exhibit 10.10 to the Company's Annual Report on
         Form 10-K for the fiscal year ended December 31, 2000,
         Commission File No. 1-10244).
  10.11  Ball Receivables Participation Agreement dated as of August
         6, 1999 among the Company, various financial institutions
         and PNC Bank (incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.12  1984 Employee Stock Ownership Plan, as amended and restated
         (incorporated by reference to Exhibit 10.3 to the Company's
         Annual Report on Form 10-K For the fiscal year ended
         December 31, 1989, Commission File No. 1-10244).
  10.13  1989 Employee Stock Ownership Plan (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on
         Form 10-K for the fiscal year Ended December 31, 1989,
         Commission File No. 1-10244).
  10.14  Amendments to the 1984 and 1989 Employee Stock Ownership
         Plans, effective May 26, 1994 (incorporated by reference to
         Exhibit 10.5 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1995).
  10.15  Weirton Steel Corporation 1987 Stock Option Plan
         (incorporated by reference to Exhibit 10.5 to the Company's
         Registration Statement on Form S-1 filed May 3, 1989,
         Commission File No. 33-28515).
  10.16  Weirton Steel Corporation 1998 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.17  Deferred Compensation Plan for Directors, as amended and restated through December 1, 2000 (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 2000, Commission File
         No. 1-10244).
  10.18  Weirton Steel Corporation Executive Healthcare Program
         effective date July 1, 1999 (incorporated by reference to
         Exhibit 10.11 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 1999, Commission File
         No. 1-10244.)
  10.19  Weirton Steel Corporation Supplemental Senior Executive
         Retirement Plan (Incorporated by reference to the Exhibit
         10.10 of the Company's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1997, Commission File No.
         1-10244).
  10.20  Weirton Steel Corporation Supplemental Executive Retirement
         Plan (Incorporated by reference to Exhibit 10.11 of the
         Company's Annual Report On Form 10-K for the fiscal year
         ended December 31, 1997, Commission File No. 1-10244).
  10.21  Employment Agreement between John H. Walker and the Company dated March 13, 2000 (incorporated by reference to Exhibit
         10.8 to the Company's Quarterly Report on Form 10-Q for the
         quarter ended June 30, 2000, Commission File No. 1-10244).
  10.22  Employment Agreement between David L. Robertson and the
         Company dated February 2000 (incorporated by reference to
         Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q
         for the quarter ended June 30, 2000, Commission File No.
         1-10244).
  10.23  Employment Agreement between Mark E. Kaplan and the Company dated February 10, 2000 (incorporated by reference to
         Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q
         for the quarter ended June 30, 2000, Commission File No.
         1-10244).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  10.24  Employment Agreement between Thomas W. Evans and the Company dated September 25, 2000 (incorporated by reference to
         Exhibit 10.24 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 2000, Commission File
         No. 1-10244).
  10.25  Employment Agreement between William R. Kiefer and the
         Company dated February 14, 2000 (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form
         10-Q for the quarter ended June 30, 2000, Commission File
         No. 1-10244).
  10.26  Employment Agreement between Frank G. Tluchowski and the
         Company dated March 23, 2000 (incorporated by reference to
         Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q
         for the quarter ended June 30, 2000, Commission File No.
         1-10244).
  10.27  Employment Agreement between Edward L. Scram and the Company dated April 1, 2000 (incorporated by reference to Exhibit
         10.6 to the Company's Quarterly Report on Form 10-Q for the
         quarter ended June 30, 2000, Commission File No. 1-10244).
  10.28  Employment Agreement between Michael J. Scott and the
         Company dated April 1, 2000 (incorporated by reference to
         Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q
         for the quarter ended June 30, 2000, Commission File No.
         1-102440).
  10.29  Employment Agreement between John H. Walker and the Company dated January 25, 2001.*
  10.30  Form of Stand Still Agreement for certain optionees to refrain from exercising options in exchange for monetary
         compensation (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.31  Purchase Agreement dated as of October 26, 2001 by and among
         MABCO Steam Company, LLC, FW Holdings, Inc., and the
         Company.*
  10.32  Lease Agreement dated as of October 26, 2001 between MABCO
         Steam Company, LLC, and FW Holdings, Inc.*
  10.33  Loan and Security Agreement dated as of October 26, 2001 by and among the Company, various lenders party thereto, and
         Fleet Capital Corporation as agent of the lenders.*
  12.1   Statement regarding computation of ratio of earnings to
         fixed charges (filed herewith).
  21.1   Subsidiaries of the Company (filed herewith).
  23.1   Consent of Arthur Andersen LLP, independent public
         accountants (filed herewith).
  23.2   Consent of Kirkpatrick & Lockhart LLP.*
  24.1   Power of Attorney (included on the signature pages of this
         Registration Statement).
  25.1   Statement of Eligibility of Trustee.
  99.1   Letter of Transmittal.*
  99.2   Notice of Guaranteed Delivery.*

---------------

* To be filed as an amendment hereto.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weirton, West Virginia on the 31st day of October, 2001.

                                          WEIRTON STEEL CORPORATION

                                          By: /s/ JOHN H. WALKER
                                            ------------------------------------
                                              Name: John H. Walker
                                              Title: President and Chief
                                              Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Weirton Steel Corporation do hereby constitute John H. Walker and William R. Kiefer, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities and directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                  TITLE                          DATE
                  ---------                                  -----                          ----
             /s/ JOHN H. WALKER                President and Chief Executive          October 31, 2001
---------------------------------------------  Officer (Principal Executive
               John H. Walker                  Officer)

             /s/ MARK E. KAPLAN                Vice President and Chief Financial     October 31, 2001
---------------------------------------------  Officer (Principal Financial and
               Mark E. Kaplan                  Accounting Officer)

              /s/ MICHAEL BOZIC                Director                               October 31, 2001
---------------------------------------------
                Michael Bozic

             /s/ RICHARD R. BURT               Director                               October 31, 2001
---------------------------------------------
               Richard R. Burt

       /s/ ROBERT J. D'ANNIBALLE, JR.          Director                               October 31, 2001
---------------------------------------------
         Robert J. D'Anniballe, Jr.

           /s/ GEORGE E. DOTY, JR.             Director                               October 31, 2001
---------------------------------------------
             George E. Doty, Jr.

             /s/ MARK G. GLYPTIS               Director                               October 31, 2001
---------------------------------------------
               Mark G. Glyptis

             /s/ RALPH E. REINS                Director                               October 31, 2001
---------------------------------------------
               Ralph E. Reins

            /s/ ROBERT S. REITMAN              Director                               October 31, 2001
---------------------------------------------
              Robert S. Reitman

           /s/ RICHARD F. SCHUBERT             Director                               October 31, 2001
---------------------------------------------
             Richard F. Schubert

            /s/ THOMAS R. STURGES              Director                               October 31, 2001
---------------------------------------------
              Thomas R. Sturges

           /s/ RONALD C. WHITAKER              Director                               October 31, 2001
---------------------------------------------
             Ronald C. Whitaker

             /s/ D. LEONARD WISE               Director                               October 31, 2001
---------------------------------------------
               D. Leonard Wise

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   3.1   Restated Certificate of Incorporation of the Company
         (incorporated by Reference to Exhibit 3.1 to the Company's
         Registration Statement on Form S-1 Filed May 3, 1989,
         Commission File No. 33-28515).
   3.2   Certificate of Amendment to the Restated Certificate of
         Incorporation of the Company (incorporated by reference to
         Exhibit 3.2 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1994, Commission File No.
         1-10244).
   3.3   By-laws of the Company (incorporated by reference to Exhibit
         3.3 to the Company's Registration Statement on Form S-1
         filed May 3, 1989, Commission File No. 33-28515).
   3.4   Amendment to the by-laws of the Company (incorporated by
         reference to Exhibit 3.2 to the Company's Annual Report on
         Form 10-K for the fiscal Year ended December 31, 1994,
         Commission File No. 1-10244).
   3.5   Certificate of the Designation, Powers, Preferences and
         Rights of the Convertible Voting Preferred Stock, Series A
         (incorporated by reference To Exhibit 3.2 to the Company's
         Annual Report on Form 10-K for the fiscal Year ended
         December 31, 1989, Commission File No. 1-10244).
   4.2   Indenture dated as of June 12, 1995 between the Company and
         Bankers Trust Company, as trustee, relating to $125,000,000 principal amount of 10 3/4% Senior Unsecured Notes due 2005, including Form of Note (incorporated by reference to Exhibit
         4.4 to the Company's Registration Statement on Form S-4
         filed on July 27, 1995, Commission File No. 33-61345).
   4.3   First Supplemental Indenture dated as of August 12, 1996
         between the Company and Bankers Trust Company, as trustee, relating to the Company's 10 3/4% Senior Unsecured Notes due
         2005 (incorporated by reference to Exhibit 4.1 To the
         Company's Quarterly Report on Form 10-Q for the quarter
         ended June 30, 1996, Commission File No. 1-10244).
   4.4   Indenture dated July 3, 1996 between the Company and Bankers
         Trust Company, as trustee, relating to the Company's 11 3/8%
         Notes due 2004 (Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-4 filed on
         July 10, 1996, Commission File No. 333-07913).
   4.5   Form of Indenture between the Company and
                             , as trustee, relating to the Company's
         10% Senior Secured Discount Notes due 2008.*
   4.6   Form of Security Agreement between the Company and
                        , as trustee, relating to the Company's 10%
         Senior Secured Discount Notes due 2008.*
   4.7   Form of First Supplemental Indenture between the Company and
         Bankers' Trust Company, as trustee, relating to the
         Company's 11 3/8% Senior Notes due 2004.*
   4.8   Form of Second Supplemental Indenture between the Company
         and Bankers' Trust Company, as trustee, relating to the
         Company's 10 3/4% Senior Notes due 2005.*
   4.9   Loan Agreement dated November 1, 1989 between the Company
         and the City of Weirton, West Virginia, as issuer, relating to the Series 1989 Bonds.*
   4.10  Form of First Amendment to Loan Agreement between the
         Company and the City of Weirton, West Virginia, as issuer, relating to the Series 1989 Bonds due 2014.*
   4.11  Form of Secured Loan Agreement between the Company and the
         City of Weirton, West Virginia, as issuer, relating to the
         Secured Series 2001 Bonds due 2014.*
   5.1   Opinion of Kirkpatrick & Lockhart.*

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  10.1   Redacted Pellet Sale and Purchase Agreement dated as of
         September 30, 1991 between Cleveland-Cliffs Iron Company and the Company (incorporated By reference to Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q For the quarter ended June 30, 1992, Commission File No. 1-10244).
  10.2   Coke Sale Agreement dated December 9, 1996 between the
         Company and USX Corporation (incorporated by reference to
         Exhibit 10.2 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1996, Commission File No.
         1-10244).
  10.3   Note and Warrant Purchase Agreement among MetalSite, Inc.
         and the Company dated as of October 10, 2000 (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000,
         Commission File No. 1-10244).
  10.4   Securities Purchase Agreement evidencing the sale of a
         portion of the Company's interest in MetalSite L.P.
         (incorporated by reference to Exhibit 2.1 to the Current
         Report on Form 8-K of Internet Capital Group, Inc., filed on
         January 11, 2000, Commission File No. 000-26929).
  10.5   Loan and Security Agreement dated as of November 17, 1999
         among various financial institutions, Bank of America and
         the Company (incorporated by reference to Exhibit 10.5 to
         the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.6   First Amendment dated as of February 29, 2000 to Loan and
         Security Agreement (incorporated by reference to Exhibit
         10.6 to the Company's Annual Report on Form 10-K for the
         fiscal year ended December 31, 2000, Commission File No.
         1-10244).
  10.7   Amended and Restated Receivables Participation Agreement
         among Weirton Steel Corporation, various financial
         institutions and PNC Bank (incorporated by reference to
         Exhibit 10.4 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1999, Commission File No.
         1-10244).
  10.8   Waiver and Amendment No. 2 dated as of August 23, 2000 to
         Amended and Restated Receivables Participation Agreement
         (incorporated by reference to Exhibit 10.8 to the Company's
         Annual Report on Form 10-K for the fiscal year ended
         December 31, 2000, Commission File No. 1-10244).
  10.9   Amendment No. 3 dated as of March 2, 2001 to Amended and
         Restated Receivables Participation Agreement (incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000,
         Commission File No. 1-10244).
  10.10  Waiver dated as of November 21, 2000 to Amended and Restated
         Receivables Participation Agreement (incorporated by
         reference to Exhibit 10.10 to the Company's Annual Report on
         Form 10-K for the fiscal year ended December 31, 2000,
         Commission File No. 1-10244).
  10.11  Ball Receivables Participation Agreement dated as of August
         6, 1999 among the Company, various financial institutions
         and PNC Bank (incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.12  1984 Employee Stock Ownership Plan, as amended and restated
         (incorporated by reference to Exhibit 10.3 to the Company's
         Annual Report on Form 10-K For the fiscal year ended
         December 31, 1989, Commission File No. 1-10244).
  10.13  1989 Employee Stock Ownership Plan (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on
         Form 10-K for the fiscal year Ended December 31, 1989,
         Commission File No. 1-10244).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  10.14  Amendments to the 1984 and 1989 Employee Stock Ownership
         Plans, effective May 26, 1994 (incorporated by reference to
         Exhibit 10.5 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1995).
  10.15  Weirton Steel Corporation 1987 Stock Option Plan
         (incorporated by reference to Exhibit 10.5 to the Company's
         Registration Statement on Form S-1 filed May 3, 1989,
         Commission File No. 33-28515).
  10.16  Weirton Steel Corporation 1998 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.17  Deferred Compensation Plan for Directors, as amended and restated through December 1, 2000 (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 2000, Commission File
         No. 1-10244).
  10.18  Weirton Steel Corporation Executive Healthcare Program
         effective date July 1, 1999 (incorporated by reference to
         Exhibit 10.11 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 1999, Commission File
         No. 1-10244.)
  10.19  Weirton Steel Corporation Supplemental Senior Executive
         Retirement Plan (Incorporated by reference to the Exhibit
         10.10 of the Company's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1997, Commission File No.
         1-10244).
  10.20  Weirton Steel Corporation Supplemental Executive Retirement
         Plan (Incorporated by reference to Exhibit 10.11 of the
         Company's Annual Report On Form 10-K for the fiscal year
         ended December 31, 1997, Commission File No. 1-10244).
  10.21  Employment Agreement between John H. Walker and the Company dated March 13, 2000 (incorporated by reference to Exhibit
         10.8 to the Company's Quarterly Report on Form 10-Q for the
         quarter ended June 30, 2000, Commission File No. 1-10244).
  10.22  Employment Agreement between David L. Robertson and the
         Company dated February 2000 (incorporated by reference to
         Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q
         for the quarter ended June 30, 2000, Commission File No.
         1-10244).
  10.23  Employment Agreement between Mark E. Kaplan and the Company dated February 10, 2000 (incorporated by reference to
         Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q
         for the quarter ended June 30, 2000, Commission File No.
         1-10244).
  10.24  Employment Agreement between Thomas W. Evans and the Company dated September 25, 2000 (incorporated by reference to
         Exhibit 10.24 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 2000, Commission File
         No. 1-10244).
  10.25  Employment Agreement between William R. Kiefer and the
         Company dated February 14, 2000 (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form
         10-Q for the quarter ended June 30, 2000, Commission File
         No. 1-10244).
  10.26  Employment Agreement between Frank G. Tluchowski and the
         Company dated March 23, 2000 (incorporated by reference to
         Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q
         for the quarter ended June 30, 2000, Commission File No.
         1-10244).
  10.27  Employment Agreement between Edward L. Scram and the Company dated April 1, 2000 (incorporated by reference to Exhibit
         10.6 to the Company's Quarterly Report on Form 10-Q for the
         quarter ended June 30, 2000, Commission File No. 1-10244).
  10.28  Employment Agreement between Michael J. Scott and the
         Company dated April 1, 2000 (incorporated by reference to
         Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q
         for the quarter ended June 30, 2000, Commission File No.
         1-102440).
  10.29  Employment Agreement between John H. Walker and the Company dated January 25, 2001.*

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  10.30  Form of Stand Still Agreement for certain optionees to refrain from exercising options in exchange for monetary
         compensation (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.31  Purchase Agreement dated as of October 26, 2001 by and among
         MABCO Steam Company, LLC, FW Holdings, Inc., and the
         Company.*
  10.32  Lease Agreement dated as of October 26, 2001 between MABCO
         Steam Company, LLC, and FW Holdings, Inc.*
  10.33  Loan and Security Agreement dated as of October 26, 2001 by and among the Company, various lenders party thereto, and
         Fleet Capital Corporation, as agent of the lenders.*
  12.1   Statement regarding computation of ratio of earnings to
         fixed charges (filed herewith).
  22.1   Subsidiaries of the Company (filed herewith).
  23.1   Consent of Arthur Andersen LLP, independent public
         accountants (filed herewith).
  23.2   Consent of Kirkpatrick & Lockhart LLP.*
  24.1   Power of Attorney (included on the signature pages of this
         Registration Statement).
  25.1   Statement of Eligibility of Trustee.
  99.1   Letter of Transmittal.*
  99.2   Notice of Guaranteed Delivery.*

---------------

* To be filed as an amendment hereto.